Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of November 30, 2021

among

COVERT MERGECO, INC.,

as the Initial Borrower and, at any time prior to the consummation of the Target Merger, the Borrower,

COVANTA HOLDING CORPORATION,

as the Post-Merger Borrower and, immediately upon the consummation of the Target Merger, the

Borrower,

COVERT INTERMEDIATE, INC.,

as Holdings

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

BARCLAYS BANK PLC,

as Administrative Agent,

BARCLAYS BANK PLC,

CREDIT SUISSE LOAN FUNDING LLC,

TD SECURITIES (USA) LLC,

BNP PARIBAS SECURITIES CORP.,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

GOLDMAN SACHS BANK USA

RBC CAPITAL MARKETS,

CITIBANK, N.A.,

STIFEL, NICOLAUS & COMPANY, INCORPORATED,

MUFG UNION BANK, N.A.,

FIFTH THIRD BANK, NATIONAL ASSOCIATION, and

CITIZENS BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners,

BARCLAYS BANK PLC,

CREDIT SUISSE LOAN FUNDING LLC, and

TD SECURITIES (USA) LLC,

as Joint Sustainability-Linked Loan Structurers and Coordinators,

i

SCHEDULES:
Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Dutch Auction
Schedule 1.01(d)	–	Schedule of Closing Date Guarantors
Schedule 1.01(e)	–	Existing Letters of Credit
Schedule 2.01	–	LC Commitments
Schedule 3.05	–	Material Real Estate Assets
Schedule 3.13(a)	–	Subsidiaries
Schedule 3.13(b)	–	Excluded Project Subsidiaries
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.17	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.05	–	Burdensome Agreements
Schedule 6.06	–	Existing Investments
Schedule 6.07	–	Certain Dispositions
Schedule 9.01	–	Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	Form of Borrowing Request

Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	Form of Prepayment Notice
Exhibit G-1	–	Form of Term Loan Promissory Note
Exhibit G-2	–	Form of Revolving Loan Promissory Note
Exhibit H	–	Form of Pledge and Security Agreement
Exhibit I	–	Form of Guaranty Agreement
Exhibit J	–	Form of Intellectual Property Security Agreement
Exhibit K	–	Form of Letter of Credit Request
Exhibit L-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	–	Form of Solvency Certificate
Exhibit N-1	–	Form of Equal Priority Intercreditor Agreement
Exhibit N-2	–	Form of Junior Priority Intercreditor Agreement
Exhibit O	–	Form of Subordinated Intercompany Note

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of November 30, 2021 by and among Covert Intermediate, Inc., a Delaware corporation (“Holdings”; as hereinafter further defined), Covert Mergeco, Inc., a Delaware corporation (to be merged with and into Covanta Holding Corporation on the Closing Date pursuant to the Target Merger (“Merger Sub” and the “Initial Borrower”), Covanta Holding Corporation, a Delaware corporation (the “Target” and the “Post-Merger Borrower”) and any Additional Borrower (each a “Borrower”; as hereinafter further defined), the Lenders from time to time party hereto, Barclays Bank PLC as administrative agent for the Lenders and collateral agent for the Secured Parties (or any successor appointed in accordance with the provisions of Section 8.01, in such capacities, the “Administrative Agent”) and the Issuing Banks from time to time party hereto.

RECITALS

A. On the Closing Date, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 14, 2021 (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Acquisition Agreement”), by and among, Merger Sub, Target and Holdings, Merger Sub will acquire (the “Closing Date Acquisition”), directly or indirectly, 100% of the issued and outstanding Equity Interests of the Target from the existing equityholders of the Target (collectively, the “Sellers”), whereby (1) Merger Sub will merge with and into the Target (the “Target Merger”), with the Target surviving the Target Merger as the surviving entity thereof, and (2) the Sellers will receive cash in exchange for certain Equity Interests of the Target (collectively, the “Transaction Consideration”).

B. To fund a portion of the Transaction Consideration and to pay for the Target Refinancing, the Existing Target Notes Offer and Consent Solicitation, any redemption of Existing Target Notes and/or satisfaction and discharge of any Existing Target Notes and the Transaction Costs, the Sponsor (as hereinafter defined), and certain other investors (including certain members of management of the Target and its subsidiaries) arranged by and/or designated by the Sponsor who directly or indirectly make cash equity contributions on the Closing Date (collectively, with the Sponsor, the “Investors”) will, directly or indirectly, make cash equity contributions on the Closing Date through a Parent Company or Parent Companies (or, in the case of existing shareholders and/or certain members of management of the Target, cash or non-cash equity contributions) to Merger Sub for purposes of the consummating the Closing Date Acquisition in an aggregate amount equal to at least 30% of the sum of (1) the aggregate gross proceeds of the Credit Facilities (other than the Initial Term C Facility (as hereinafter defined)) borrowed on the Closing Date, excluding the aggregate gross proceeds of any Initial Revolving Loans used to fund any working capital needs plus (2) the aggregate gross proceeds of the Senior Notes issued on or prior to the Closing Date plus (3) the Existing Target Notes remaining outstanding on the Closing Date after consummation of the transactions to occur on the Closing Date (if any, and other than any Existing Target Notes subject to satisfaction and discharge) plus (4) the equity capitalization of Holdings and its subsidiaries on the Closing Date after giving effect to all of the Transactions (such contribution, retention, rollover and/or conversion, collectively, the “Equity Contribution”); provided that the Sponsor shall directly or indirectly control the voting of the Equity Interests having at least a majority of the ordinary voting power for the election of the Board of Directors of the Borrower immediately after giving effect to the Transactions.

C. The Initial Borrower has requested that the Lenders extend credit in the form of (a) Initial Term Loans in an aggregate initial principal amount of $1,435,000,000, which shall include (1) a term loan B facility of $1,335,000,000 for purposes of funding the Transaction Consideration and Transaction Costs (the “Initial Term B Facility”) and (2) a term loan C facility of $100,000,000 for purposes of cash collateralization and/or replacement of certain letters of credit, bank guarantees and/or other similar credit support arrangements of the Target (the “Initial Term C Facility”) and (b) a Revolving Facility with an available amount of $440,000,000, in each case, subject to increase as provided herein.

D. To consummate the Transactions, the Borrower will issue and sell the Senior Notes in an aggregate principal amount of $300,000,000.

E. Substantially simultaneously with the Borrowings on the Closing Date, the Target Merger shall occur.

F. The Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement(s)” means (a) with respect to any Indebtedness secured by a Lien on the Collateral intended to rank junior in priority to the Liens on the Collateral securing the Secured Obligations, at the option of the Borrower and the Collateral Agent acting together in good faith, either (i) an intercreditor agreement substantially in the form of the Junior Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Secured Obligations and (b) with respect to any Indebtedness secured by a Lien on the Collateral intended to rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies), at the option of the Borrower and the Collateral Agent acting together in good faith, either (i) an intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies).

“ACH” means automated clearing house transfers.

“Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger, amalgamation, consolidation, contribution or otherwise, of (a) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person, (b) Equity Interests of any other Person such that such other Person becomes a Restricted Subsidiary and (c) additional Equity Interests of any Restricted Subsidiary not then held by the Borrower or any Restricted Subsidiary.

“Acquisition Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Acquisition Consideration” means, in connection with any Acquisition, the aggregate amount (as valued at the Fair Market Value of such Acquisition at the time such Acquisition is made) of, without duplication: (a) the purchase consideration paid or payable for such Acquisition, whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantees, earn-outs and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness assumed in connection with such Acquisition; provided, in each case, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Acquisition) to be established in respect thereof by the Borrower or its Restricted Subsidiaries.

“Additional Agreement” has the meaning assigned to such term in Article VIII.

“Additional Borrower” means any wholly owned Restricted Subsidiary of Holdings formed under the laws of the United States or any other jurisdiction reasonably satisfactory to the Administrative Agent and the Revolving Lenders that is designated as an Additional Borrower hereunder pursuant to an officers’ certificate delivered to the Administrative Agent and which has become a Borrower hereunder pursuant to a supplement to this Agreement and other documentation (including a customary opinion of counsel if reasonably requested by the Administrative Agent) reasonably satisfactory to the Administrative Agent; provided that (i) in no event shall any Restricted Subsidiary that is organized under the laws of a Sanctioned Country or that is a Sanctioned Person become an Additional Borrower, (ii) in the case of any Additional Borrower under any Revolving Facility, each Borrower shall have provided not less than ten (10) Business Days prior notice thereof to the Revolving Lenders under such Revolving Facility and shall have furnished to the Administrative Agent and such Revolving Lenders all information and documents as may reasonably be requested by any of them within five (5) Business Days of the date such notice is provided in order to comply with applicable “know your customer” and “beneficial ownership” requirements, (iii) in the case of any Additional Borrower under any Term Facility (which Additional Borrower shall assume any associated Secured Obligations on a joint and several basis with each other Borrower previously existing thereunder other than any Additional Borrower organized in a foreign jurisdiction, whose liability may be limited to Secured Obligations of itself and any other Loan Party that is not organized in the United States or a State thereof), each Borrower shall have provided not less than ten (10) Business Days prior notice thereof to the Administrative Agent and shall have furnished to the Administrative Agent all information and documents as may reasonably be requested by the Administrative Agent within five (5) Business Days of the date such notice is provided in order to comply with applicable “know your customer” and “beneficial ownership” requirements and (iv) the Collateral and Guarantee Requirement and the requirements of Section 5.12(a) (without giving effect to any grace period except in the case of clause (iii), (iv) and (vii) of the definition of “Collateral and Guarantee Requirement”) shall have been satisfied with respect to such Restricted Subsidiary and the Equity Interests issued by such Restricted Subsidiary. The Borrower may designate any Additional Borrower as a Loan Guarantor if the Additional Borrower has no Obligations as a Borrower under this Agreement and the other Loan Documents (or such Obligations have been expressly assumed by another Borrower) immediately after giving effect to such designation.

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 and/or 9.02(c).

“Additional Equal Priority Debt” means any Incremental Equivalent Debt, Refinancing Indebtedness and/or other Indebtedness permitted to be Incurred hereunder, in each case that is secured by (or intended to be secured by) Liens on all or a portion of the Collateral on an equal priority basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Secured Obligations.

“Additional Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitments” means any revolving credit commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate outstanding amount at such time of such Lender’s LC Exposure attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Lender” means any lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan added hereunder pursuant to Sections 2.22, 2.23 and/or 9.02(c)(ii).

“Additional Term Lender” means any lender with an Additional Term Loan Commitment or an outstanding Additional Term Loan.

“Additional Term Loan Commitment” means any term commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i).

“Additional Term Loans” means any term loan added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i).

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum equal to the Eurocurrency Rate determined under clause (a) of the definition of “Eurocurrency Rate” for such Interest Period, multiplied by the Statutory Reserve Rate. The Adjusted Eurocurrency Rate for any Eurocurrency Rate Borrowing that includes the Statutory Reserve Rate as a component of the calculation will be adjusted automatically with respect to all such Eurocurrency Rate Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate. When used in reference to any Loan or Borrowing, “Adjusted Eurocurrency Rate” shall refer to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Eurocurrency Rate as set forth in the preceding sentence.

“Adjustment Date” means the date of delivery of financial statements and the Compliance Certificate required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, and Section 5.01(c), respectively.

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.22(d).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened in writing, against or affecting the Borrower or any of its Restricted Subsidiaries or any property of the Borrower or any of its Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” of Holdings or any subsidiary thereof solely because it is an unrelated operating portfolio company of the Sponsor and none of the Administrative Agent, the Arrangers, the Sustainability Structuring Agents, any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.

“Affiliated Lender” means any Non-Debt Fund Affiliate, Holdings, the Borrower and/or any subsidiary of the Borrower.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) or an assignee and an Affiliated Lender and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form approved by the Administrative Agent and the Borrower.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Agreement” means this Credit Agreement.

“AHYDO Catch Up Payment” means any payment with respect to any obligations of the Borrower or any Restricted Subsidiary, in each case, in the minimum amount needed to avoid the application of Section 163(e)(5) of the Code thereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the sum of 1.0% plus the Eurocurrency Rate for Dollars for an Interest Period of one month on such day (or if such day is not a Business Day, on the immediately preceding Business Day); provided that if such Eurocurrency Rate shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this clause (c); provided, further, that for the purpose of this definition, the Eurocurrency Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternate Currency” means with respect to Alternate Currency Revolving Loans and Alternate Currency LC Obligations, Euros, Sterling, Canadian Dollars and, subject to Section 1.08(d), any other freely transferable currency reasonably acceptable to the Revolving Lenders, the Administrative Agent and, in respect of Letters of Credit, each Issuing Bank.

“Alternate Currency LC Obligations” means the LC Obligations in respect of Letters of Credit denominated in an Alternate Currency.

“Alternate Currency Loan” means a Loan denominated in an Alternate Currency, which shall include each Alternate Currency Revolving Loan.

“Alternate Currency Revolving Loan” means a Revolving Loan denominated in an Alternate Currency.

“AML Legislation” has the meaning assigned to such term in Section 9.16(a).

“Annual Financial Statements” has the meaning assigned to such term in Section 4.01(c).

“Anti-Terrorism Laws” means any Requirement of Law relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”), 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959.

“Applicable Percentage” means (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of such Term Lender under such Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of all Term Lenders under such Class and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitment under such Class; provided that for purposes of Section 2.21 and otherwise herein (except with respect to Section 2.11(a)(ii)), when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation. In the case of clause (b), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, giving effect to any assignment thereof.

“Applicable Rate” means, for any day, (a) with respect to any (i) Initial Term Loans, a rate per annum equal to 1.50% for ABR Loans and 2.50% for Eurocurrency Rate Loans and RFR Loans or (ii) Initial Revolving Loans, the rate per annum set forth below under the caption “Initial Revolving Loan ABR Spread” or “Initial Revolving Loan Eurocurrency/RFR Rate Spread”, as the case may be, of the grid below titled “Initial Revolving Loans” based upon the First Lien Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c); provided that, prior to the delivery by the Borrower to the Administrative Agent of the financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date pursuant to Section 5.01(a), the “Applicable Rate” for any Initial Revolving Loan shall be the applicable rate per annum set forth below in Category 1 of the grid set forth below and (b) with respect to any Additional Term Loan and Additional Revolving Loan of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Agreement or Modification Amendment:

Initial Revolving Loans

First Lien Leverage Ratio	Initial Revolving Loan ABR Spread	Initial Revolving Loan Eurocurrency/RFR Rate Spread
Category 1 First Lien Leverage Ratio greater than 2.30:1.00	1.50%	2.50%
Category 2 First Lien Leverage Ratio equal to or less than 2.30:1.00 and greater than 1.80:1.00	1.25%	2.25%
Category 3 First Lien Leverage Ratio equal to or less than 1.80:1.00	1.00%	2.00%

The Applicable Rate with respect to Initial Revolving Loans shall be adjusted quarterly on a prospective basis effective as of each Adjustment Date based upon the First Lien Leverage Ratio set forth in the applicable Compliance Certificate for the Test Period to which such Adjustment Date relates in accordance with the above grid; provided that, if financial statements (and the corresponding Compliance Certificate required pursuant to Section 5.01(c)) are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” for any Initial Revolving Loan shall, at the option of the Administrative Agent (at the direction of the Required Lenders) and upon notice to the Borrower, be the rate per annum set forth above in Category 1 of the above grid until such financial statements (and the corresponding Compliance Certificate required pursuant to Section 5.01(c)) are delivered in compliance with Section 5.01(a) or (b), as applicable.

Upon the consummation of a Qualifying IPO, each of the percentages set forth above with respect to the Initial Term Loans and Initial Revolving Loans shall be reduced by 0.25%.

Notwithstanding the foregoing, the Applicable Rate with respect to the Initial Term Loans may be increased or decreased in accordance with Section 2.13(g).

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitment at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided that, for purposes of Section 2.21, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations. In the event that (a) the Revolving Credit Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article VII), the Applicable Revolving Credit Percentage shall be recalculated without giving effect to the Revolving Credit Commitments of such Class or (b) the Revolving Credit Commitments of all Classes have terminated (or the Revolving Credit Commitments of any Class have terminated pursuant to Article VII), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments (or the Revolving Credit Commitments of such Class) most recently in effect, giving effect to any assignments thereof.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” means Barclays, Credit Suisse Loan Funding LLC, TD Securities (USA) LLC, BNP Paribas Securities Corp., Credit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, RBC Capital Markets, Citibank, N.A., Stifel, Nicolaus & Company, Incorporated, MUFG Union Bank, N.A., Fifth Third Bank, National Association and Citizens Bank, N.A., in their capacities as joint lead arrangers and joint bookrunners with respect to the Credit Facilities initially made available under this Agreement on the Closing Date.

“Assignment and Assumption” means (a) an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Borrower or (b) if the assignee or assignor party to the relevant assignment and assumption is an Affiliated Lender, an Affiliated Lender Assignment and Assumption.

“Assumed Acquisition Debt” has the meaning assigned to such term in Section 6.01(n).

“Assumed Payment” has the meaning assigned to such term in the definition of “Required Excess Cash Flow Percentage”.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum of:

(i) the greater of (A) $257,500,000 and (B) 50.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period; plus

(ii) the greater of (A) if greater than zero, the CNI Growth Amount and (B) (i) 100% of cumulative Consolidated Adjusted EBITDA for each Fiscal Quarter commencing on or after October 1, 2021 to the end of the most recent Test Period minus (ii) 150% of cumulative Consolidated Fixed Charges for each Fiscal Quarter commencing on or after October 1, 2021 to the end of the most recent Test Period; plus

(iii) the sum of (x) the amount of any cash capital contribution to the common equity capital of the Borrower or any Restricted Subsidiary, plus (y) the cash proceeds received by the Borrower from any issuance of Qualified Capital Stock (including Treasury Capital Stock, and other than any Designated Preferred Stock or Refunding Capital Stock) of the Borrower or any Parent Company after the Closing Date, plus (z) the Fair Market Value of Cash Equivalents, marketable securities or other property received by the Borrower or any Restricted Subsidiary as a capital contribution to the common equity capital of the Borrower or such Restricted Subsidiary, or that becomes part of the common equity capital of the Borrower or a Restricted Subsidiary as a result of any consolidation, merger or similar transaction with the Borrower or any Restricted Subsidiary (in each case, other than any amount (A) constituting a Cure Amount or an Available Excluded Contribution Amount, (B) received from the Borrower or any Restricted Subsidiary, (C) consisting of any loan or advance made pursuant to Section 6.06(h) received as Cash equity by the Borrower or any of its Restricted Subsidiaries, (D) used to make a Restricted Payment pursuant to Section 6.04(a)(ii)(B) or a Restricted Debt Payment pursuant to Section 6.04(b)(v)(A) or (E) used to Incur Indebtedness pursuant to Section 6.01(r), in each case, during the period from and including the day immediately following the Closing Date through and including such time); plus

(iv) the net cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the Incurrence after the Closing Date of any Indebtedness or from the issuance after the Closing Date of any Disqualified Capital Stock, in each case, of the Borrower, any Restricted Subsidiary or any Parent Company (other than Indebtedness owed or Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Qualified Capital Stock of the Borrower or any Parent Company, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the net cash proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi) to the extent not already reflected as a Return with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash Returns and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i); plus

(vii) an amount equal to the sum of (A) the amount of any Investment by the Borrower or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary (equal to the lesser of (1) the Fair Market Value of the Investment of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger, consolidation or amalgamation and (2) the Fair Market Value of the original Investments by the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary; provided that, in the case of original Investments made in Cash, the Fair Market Value thereof shall be such cash value), (B) the Fair Market Value of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrower or any Restricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made after the Closing Date pursuant to Section 6.06(r)(i) and (C) the Net Proceeds of any Disposition of any Unrestricted Subsidiary (including the issuance or sale of the Equity Interests thereof) received by the Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii) to the extent not included in Consolidated Net Income or Consolidated Adjusted EBITDA and without duplication of any dividends, distributions or other Returns or similar amounts included in the calculation of any basket or other provision of this Agreement (and other than any amount that has previously been applied in reliance on the Available Excluded Contribution Amount), dividends, distributions or other Returns received by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries; plus

(ix) the amount of any Declined Proceeds; plus

(x) [reserved]; minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time or contemporaneously therewith;

provided that, for the avoidance of duplication, any item or amount that increases the amount available under the Available Excluded Contribution Amount shall not also increase the amount available under the Available Amount.

“Available Currency” means (i) with respect to Initial Term Loans, Dollars, (ii) with respect to Revolving Loans and Letters of Credit, Dollars and any Alternate Currency, (iii) with respect to Incremental Term Loans and Incremental Revolving Commitments, Dollars, any Alternate Currency as specified in the respective Incremental Facility Agreement and any other currency as may be agreed upon by the Borrower and the Lenders providing such Incremental Term Loans or Incremental Revolving Commitments, as applicable, and (iv) with respect to Replacement Term Loans and Replacement Revolving Facilities, Dollars, any Alternate Currency as specified in the respective Refinancing Amendment and any other currency as may be agreed upon by the Borrower and the Lenders providing such Replacement Term Loans and Replacement Revolving Facilities, as applicable.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the Fair Market Value of other assets (excluding any Cure Amount) received by the Borrower or any of its Restricted Subsidiaries after the Closing Date from:

(a) contributions in respect of Qualified Capital Stock of the Borrower or any of its Restricted Subsidiaries (other than any amounts received from the Borrower or any of its Restricted Subsidiaries),

(b) the sale of Qualified Capital Stock of the Borrower (other than (i) to the Borrower or any Restricted Subsidiary of the Borrower, (ii) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, (iii) with the proceeds of any loan or advance made pursuant to Section 6.06(h) or (iv) Designated Preferred Stock), to the extent designated as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date on which the relevant capital contribution (or addition to capital as a result of any consolidation, merger or similar transaction with the Borrower or any Restricted Subsidiary) is made or the relevant proceeds are received, as the case may be, and which have not been applied in reliance on the Available Amount or to make a Restricted Payment pursuant to Section 6.04(a)(ii)(B) or a Restricted Debt Payment pursuant to Section 6.04(b)(v)(A), and

(c) dividends, distributions, other Returns, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Bank” means (a) any Person in its capacity as a provider of Banking Services that is a Lender, an Arranger, a Sustainability Structuring Agent, the Administrative Agent, the Collateral Agent or any Affiliate of a Lender, an Arranger, a Sustainability Structuring Agent, the Administrative Agent or the Collateral Agent at the time it provides any Banking Services to Holdings, the Borrower or any Restricted Subsidiary, (b) any Person in its capacity as a provider of Banking Services that shall have become a Lender, the Administrative Agent, the Collateral Agent or an Affiliate of a Lender, the Administrative Agent or the Collateral Agent at any time after it has provided any Banking Services to Holdings, the Borrower or any Restricted Subsidiary or (c) any other Person in its capacity as a provider of Banking Services identified by the Borrower to the Administrative Agent providing Banking Services to Holdings, the Borrower or any Restricted Subsidiary; it being understood that each such provider of Banking Services to Holdings, the Borrower or any Restricted Subsidiary shall be deemed (i) to appoint the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (ii) to agree to be bound by the provisions of Article VIII, Section 9.03, Section 9.10 and any applicable Acceptable Intercreditor Agreement as if it were a Lender.

“Banking Services Obligations” means, at the Borrower’s written election to the Administrative Agent, any and all obligations of Holdings, the Borrower or any Restricted Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under any arrangement to provide Banking Services between Holdings, the Borrower or any Restricted Subsidiary and a Banking Services Bank.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Barclays” means Barclays Bank PLC.

“Base Level” has the meaning assigned to such term in the definition of “Required Excess Cash Flow Percentage”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the US.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, Regulated Bank or unregulated lending entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of the Borrower and/or any of its subsidiaries or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such Person (other than a limited number of senior employees in connection with the relevant Person’s internal legal, compliance, risk management and/or credit practices) (i) directly or indirectly makes, has the right to make or participates with others in making any investment decisions with respect to such debt fund, investment vehicle, Regulated Bank or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower or its subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers or the Administrative Agent, as applicable, in accordance with clause (a) of the definition of “Disqualified Institution” or any Affiliate of any such Person that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name.

“Borrower” means the collective reference to (i) at any time prior to the consummation of the Closing Date Acquisition, the Initial Borrower, (ii) effective immediately upon and following consummation of the Closing Date Acquisition, the Post-Merger Borrower, (iii) any Additional Borrower, and/or (iv) any Successor Borrower, as applicable.

“Borrower Materials” has the meaning assigned to such term in Section 9.01.

“Borrowing” means any Loans of the same Type, Class and currency made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (i) when used in connection with a Loan denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day, (ii) when used in connection with a Loan denominated in Sterling, the term “Business Day” shall also exclude any day which banks are closed for general business in London, (iii) when used in connection with a Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day which banks are closed for general business in Canada, (iv) if such day relates to any interest rate settings as to an RFR Loan, any fundings, disbursements, settlements and payments in respect of any such RFR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such RFR Loan, means any day that is an RFR Business Day and (v) when used in connection with a Loan denominated in any other currency, the term “Business Day” shall also exclude any day which is not a day on which dealings in such currency can occur in the London interbank market and on which banks are open for business in the principal financial center for that currency.

“Canadian Dollars” means the freely transferable lawful money of Canada (expressed in Canadian dollars).

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto, Ontario time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the CDOR page of the Thomson Reuters screen (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto, Ontario time on such day, plus 1.0% per annum; provided that if any the above rates shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or CDOR shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR, respectively.

“Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Financing Leases) that would, in accordance with GAAP, be included as additions to property, plant and equipment, (b) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Financing Leases) that are reported in the Borrower’s consolidated statement of cash flows for such period and (c) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Financing Leases, including, without limitation, any capitalized bonus payment).

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of purchased Software or internally developed Software and Software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (and any Restricted Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Collateral Accounts” means the collective reference to any trust accounts, deposit accounts or other similar arrangements into which the proceeds of the Initial Term C Facility are deposited on the Closing Date (or, in the case of any additional or replacement trust accounts, deposit accounts or other similar arrangements, on or after the Closing Date) for the purpose of cash collateralizing, replacing, securing, guaranteeing and/or otherwise backstopping the Cash Collateralized Arrangements pursuant to the Acquisition Agreement.

“Cash Collateralized Arrangements” means the collective reference to (i) leasing, insurance, surety, customs, performance, reimbursement or similar bond or other arrangements similar or otherwise related thereto and (ii) such other letters of credit, cash deposits, guarantees and/or other similar credit support arrangements of the Target being amended, assumed, rolled or otherwise replaced by the Borrower and its Restricted Subsidiaries pursuant to the Acquisition Agreement on or following the Closing Date.

“Cash Equivalents” means, as at any date of determination,

(a) Dollars, any Alternate Currency, any national currency of any member nation of the European Union, Yuan or such other currencies held by the Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business, consistent with past practice or consistent with industry norm;

(b) (i) readily marketable securities issued or directly and unconditionally guaranteed or insured by the US government or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the US, in each case having average maturities of not more than 24 months from the date of acquisition thereof, (ii) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any member nation of the European Union) having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with average maturities of 24 months or less from the date of acquisition thereof and (iii) repurchase agreements and reverse repurchase agreements relating to any of the foregoing;

(c) readily marketable direct obligations issued by any state, commonwealth or territory of the US, any political subdivision or taxing authority thereof or any public instrumentality of any of the foregoing, in each case having average maturities of not more than 24 months from the acquisition thereof and having, at the time of acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(d) commercial paper having average maturities of not more than 24 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (e) below;

(e) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within 24 months after such date and overnight bank deposits, in each case issued or accepted by any Lender or by any commercial bank or other financial institution having capital and surplus of not less than $100,000,000 in the case of US banks or other US financial institutions and $100,000,000 (or the Dollar Equivalent thereof as of the date of determination) in the case of non-US banks and other non-US financial institutions and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any financial institution meeting the qualifications specified in clause (e) above;

(g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h) investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(i) Indebtedness or Preferred Stock issued by Persons with a rating of at least A from S&P or at least A2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such fund, an equivalent rating from another nationally recognized statistical rating agency) with average maturities of 24 months or less from the date of acquisition;

(j) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (i) above, (ii) net assets of not less than $100,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such fund, an equivalent rating from another nationally recognized statistical rating agency);

(k) instruments equivalent to those referred to in clauses (a) through (j) above and clauses (l) and (m) below comparable in credit quality and tenor to those referred to in such clauses and customarily used by companies for cash management purposes in any jurisdiction outside the US in which any subsidiary operates;

(l) investments, classified in accordance with GAAP as current assets of Holdings, the Borrower or any subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (e) above and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (k) of this definition;

(m) investment funds investing at least 90% of their assets in the types of investments referred to in clauses (a) through (l) above; and

(n) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

The term “Cash Equivalents” shall also include (x) investments of the type and maturity described in clauses (a) through (n) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments that are analogous to the investments described in clauses (a) through (n) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above; provided that such amounts are converted into any currency listed in clause (a) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents hereunder regardless of the treatment of such items under GAAP.

“CDOR Screen Rate” means on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable period that appears on the CDOR page of the Thomson Reuters screen (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:15 a.m., Toronto, Ontario time, two Business Days prior to the commencement of such Interest Period (as adjusted by the Administrative Agent after 10:00 a.m. Toronto, Ontario time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDOR Screen Rate shall be less than the Floor, the CDOR Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“Central Bank Rate” means, the greater of (A)(i) for any Loan denominated in (a) Sterling, the Bank of England’s “Bank Rate” as published by the Bank of England from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank, each as published by the European Central Bank from time to time, (2) the rate for the marginal lending facility of the European Central Bank, as published by the European Central Bank from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank from time to time and (c) any other Alternate Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion, plus (ii) the applicable Central Bank Rate Adjustment; and (B) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (b) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Eurocurrency Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Eurocurrency Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, and (c) any other Alternate Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the Eurocurrency Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Euro for a maturity of one month (or, in the event the EURIBOR Screen Rate for deposits in Euro is not available for such maturity of one month, shall be based on the Interpolated Rate, as of such time); provided that if such rate shall be less than the Floor, such rate shall be deemed to be the Floor.

“CFC” means (a) any Foreign Subsidiary of Holdings or the Borrower that is a “controlled foreign corporation” (within the meaning of Section 957(a)) of the Code and (b) each subsidiary of any such Foreign Subsidiary described in clause (a).

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or US or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of one or more of the following events after the Closing Date (and excluding, for the avoidance of doubt, the Transactions):

(a) at any time prior to a Qualifying IPO, the Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings;

(b) at any time prior to a Qualifying IPO, the Permitted Holders ceasing to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), either directly or indirectly, Equity Interests representing more than 50% of the total voting power of all of the outstanding Voting Stock of the Borrower unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors having a majority of the aggregate votes on the Board of Directors of the Borrower; or

(c) at any time on or after a Qualifying IPO, the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Borrower (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) representing more than 50% of the total voting power of all of the outstanding Voting Stock of the Borrower, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors having a majority of the aggregate votes on the Board of Directors of the Borrower.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Person’s parent, (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner and (v) for the avoidance of doubt, the consummation of the Specified Asset Sale shall be deemed to not result in a Change of Control.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind (in each case, if applicable, as defined under GAAP).

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(i) or Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(ii), (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, an Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(i), an Initial Revolving Credit Commitment or an Additional

Revolving Credit Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date shall be November 30, 2021.

“Closing Date Acquisition” has the meaning assigned to such term in the Recitals to this Agreement.

“Closing Date Material Adverse Effect” has the meaning given to the term “Company Material Adverse Effect” in the Acquisition Agreement as in effect on July 14, 2021.

“Closing Date Securitization” means the Receivables Financing evidenced by (a) that certain Originator Purchase and Sale Agreement, dated as of December 6, 2019, by and among the originators party thereto, as sellers, and Borrower, as purchaser, as may be amended, amended and restated, supplemented or modified from time to time, (b) that certain Covanta Purchase and Sale Agreement, dated as of December 6, 2019, by and between the Borrower, as seller, and CVA Finance LLC, as purchaser, as may be amended, amended and restated, supplemented or modified from time to time, (c) that certain Receivables Purchase Agreement, dated as of December 6, 2019, by and among CVA Finance LLC, as seller, the Borrower, individually and as initial servicer, the Closing Date Securitization Agent and the financial institutions from time to time party thereto as members of the applicable purchaser groups, as amended by the Extension Amendment, dated as of December 3, 2020, and the Second Amendment and Joinder Agreement, dated as of December 15, 2020, and as may be further amended, amended and restated, supplemented or modified from time to time and (d) the subordinated notes, intercreditor agreements or other collateral disclaimers and releases, performance guarantees and agreements entered into in connection therewith or pursuant thereto.

“Closing Date Securitization Agent” means Credit Agricole Corporate and Investment Bank, as administrative agent for each purchaser group party to the Closing Date Securitization, together with any successor agent thereunder.

“CNI Growth Amount” means, at any date of determination, an amount determined on a cumulative basis equal to 50% of Consolidated Net Income of the Borrower and its Restricted Subsidiaries for the period (treated as one accounting period) from the first day of the Fiscal Quarter during which the Closing Date occurs to the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property, now existing or hereafter acquired by any Loan Party, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations.

“Collateral Agent” means the Administrative Agent.

“Collateral and Guarantee Requirement” means, at any time, subject to (a) the applicable limitations set forth in this Agreement and/or any other Loan Document and (b) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that the Administrative Agent shall have received (x) in the case of any Restricted Subsidiary that is required to become a Loan Party after the Closing Date, (y) with respect to any other Restricted Subsidiary that elects (in the case of a Restricted Subsidiary that is not a Domestic Subsidiary, with the reasonable consent of the Administrative Agent) to become a Loan Party after the Closing Date and (z) with respect to any Restricted Subsidiary that is required to become a Loan Party on the Closing Date and to the extent required by the definition of “Perfection Requirements” and/or the last paragraph of Section 4.01, the following: (i) a joinder to the Loan Guaranty in substantially the form attached as an exhibit thereto, (ii) a supplement to the Security Agreement in substantially the form attached as an exhibit thereto (or, in the case of a Foreign Subsidiary, additional Collateral Documents in accordance with clause (x) below), (iii) if such Restricted Subsidiary is required to comply with the requirements set forth in this definition pursuant to Section 5.12(a) and owns registrations of or applications for Patents, Trademarks, Copyrights and/or exclusive Copyright Licenses that constitute Collateral, an Intellectual Property Security Agreement in substantially the form attached as Exhibit J, (iv) a completed Perfection Certificate, (v) certificates of the type described in Section 4.01(d), (vi) UCC financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request, (vii) each item of Collateral that such Restricted Subsidiary is required to deliver under Section 4.02 of the Security Agreement (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a)), (viii) if applicable, an executed joinder to the Equal Priority Intercreditor Agreement and any other Acceptable Intercreditor Agreement in substantially the form attached as an exhibit thereto, (ix) at the option of the Borrower, a counterpart signature page to the Intercompany Note, and (x) in the case of a Foreign Subsidiary that becomes a Loan Party and the Equity Interests issued by such Foreign Subsidiary, such other actions as are contemplated by the Collateral Documents described in clause (ii) above.

“Collateral Documents” means, collectively, (a) the Security Agreement, (b) each Mortgage, (c) each Intellectual Property Security Agreement, (d) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement” or the requirements of any other Collateral Document and (e) each other document and/or instrument pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Initial Revolving Credit Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitments, the applicable rate per annum set forth below based upon the First Lien Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c); provided that, until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category 1 and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Agreement or Modification Amendment:

First Lien Leverage Ratio	Commitment Fee Rate
Category 1 Greater than 2.30:1.00	0.500%
Category 2 Less than or equal to 2.30:1.00 and greater than 1.80:1.00	0.375%
Category 3 Less than or equal to 1.80:1.00	0.250%

The Commitment Fee Rate with respect to the Initial Revolving Credit Commitment shall be adjusted quarterly on a prospective basis effective as of each Adjustment Date based upon the First Lien Leverage Ratio set forth in the applicable Compliance Certificate for the Test Period to which such Adjustment Date relates in accordance with the table set forth above; provided that if financial statements (and the corresponding Compliance Certificate required to be delivered pursuant to Section 5.01(c)) are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the Commitment Fee Rate shall, at the option of the Administrative Agent (at the direction of the Required Revolving Lenders) and upon notice to the Borrower, be the rate per annum set forth above in Category 1 until such financial statements (and the corresponding Compliance Certificate required to be delivered pursuant to Section 5.01(c)) are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commodity Hedge Agreements” means any Hedge Agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, contract for differences, cap, collar, put, call, floor, future, option, spot, forward, power purchase and sale agreement (including option and heat rate options), tolling agreement, fuel purchase and sale agreement, emissions credit purchase or sale agreement, power transmission agreement, fuel transportation agreement, fuel storage agreement, capacity purchase agreement, fuel supply agreement, energy management agreement, reliability must run agreement, netting agreement or similar agreement entered into in respect of any commodity, whether physical or financial, and any agreement (including any guarantee, credit sleeve or similar arrangement) providing for credit support for the foregoing.

“Communications” has the meaning assigned to such term in Section 9.01.

“Company Competitor” means any competitor of the Target and/or any of its subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any Test Period, the sum of:

(a) Consolidated Net Income of such Person for such period; plus

(b) without duplication and, other than with respect to clauses (b)(vii), (xiii) and (xv) of this definition of “Consolidated Adjusted EBITDA,” to the extent already deducted (and not added back) or not included in arriving at such Consolidated Net Income, the sum of the following amounts:

(i) Consolidated Fixed Charges and, to the extent not reflected in such Consolidated Fixed Charges, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, and bank and letter of credit fees, debt rating monitoring fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a) through (n) thereof;

(ii) Taxes paid and any provision for Taxes, including income, capital, profit, revenue, federal, state, foreign, provincial, franchise, unitary, excise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including (x) penalties and interest related to any such Tax or arising from any Tax examination, (y) pursuant to any Tax sharing arrangement or as a result of any Tax distribution and (z) in respect of repatriated funds) of such Person paid or accrued during such period, any net tax expense associated with any adjustment made pursuant to clauses (a) through (w) of the definition of “Consolidated Net Income” and (without duplication) any payments to a Parent Company pursuant to Section 6.04(a)(i)(A) or (B) in respect of Taxes;

(iii) (A) depreciation and (B) amortization (including, without limitation, capitalized fees and costs, including in respect of any Permitted Receivables Financing, and amortization of goodwill, Software, internal labor costs, deferred financing fees or costs, original issue discount resulting from the issuance of Indebtedness at less than par and other debt issuance costs, commissions, fees and expenses, other intangible assets (including intangible assets established through purchase accounting of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP), customer acquisition costs, capitalized expenditures (including Capitalized Software Expenditures) and incentive payments, conversion costs, and contract acquisition costs);

(iv) any non-cash Charge (provided that (x) to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA (as a deduction in calculating net income or otherwise) to such extent in such period and (y) any non-cash Charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period shall be excluded);

(v) (A) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan, phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement, any pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any Charge incurred in connection with the rollover, acceleration or payout of Equity Interests held by directors, officers, managers and/or employees (or any Immediate Family Members thereof) of such Person or any of its Restricted Subsidiaries or Parent Companies or any Equityholding Vehicle;

(vi) Public Company Costs;

(vii) the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests and/or minority interests of third parties in any non-Wholly-Owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income;

(viii) the amount of any contingent payments in connection with the licensing of intellectual property or other assets;

(ix) the amount of management, monitoring, consulting, transaction and advisory fees, indemnities and related expenses (including any termination fees payable in connection with the early termination of management and monitoring agreements) actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries (A) to any Investor (and/or any Affiliate thereof and/or related management company) to the extent not prohibited under this Agreement and/or (B) prior to the Closing Date;

(x) the amount of fees, Charges, expense reimbursements and indemnities paid to directors, including directors of Holdings or any other Parent Company (but excluding, for the avoidance of doubt, the portion, if any, of such amount that is attributable to the ownership or operations of any Parent Company other than the Borrower and/or its subsidiaries);

(xi) the amount of any Charge incurred or accrued in connection with sales of Receivables Assets in connection with any Permitted Receivables Financing;

(xii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715, and any other items of a similar nature;

(xiii) adjustments permitted or required by Article 11 of Regulation S-X of the Securities Act;

(xiv) expenses consisting of internal Software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP;

(xv) with respect to any joint venture that is not a subsidiary of the Borrower or that is accounted for by the equity method of accounting, an amount equal to the proportion of those items described in clauses (i), (ii) and (iii) above relating to such joint venture corresponding to such Person and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), except to the extent such joint venture’s Consolidated Net Income is excluded from such Person’s Consolidated Net Income;

(xvi) maintenance expense incurred at client-owned facilities that would have been capitalized under the Borrower’s fixed asset policy but for the application of FASB ASC 853 – Service Concession Arrangements that are capitalized during such period;

(xvii) decreases in unbilled service accounts receivable (calculated net of any increases in unbilled service accounts receivable); plus

(c) without duplication and to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period, so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (f) below for any previous period and not added back; plus

(d) without duplication, the amount of “run rate” cost savings (including any savings, if applicable, expected to result from the elimination of Public Company Costs), cost rationalization programs, operating expense reductions, revenue enhancements, synergies and operating improvements (including the entry into material contracts and arrangements and pricing improvements or increases) (collectively, “Run Rate Benefits”) related to the Transactions or any Acquisition, Investment, Disposition, Incurrence, repayment or Refinancing of Indebtedness, Restricted Payment, subsidiary designation, operating improvement, Tax Restructuring or other restructuring, cost savings initiative and/or any similar transaction or initiative (any such operating improvement, restructuring, cost savings initiative or other transaction, action or initiative, a “Run Rate Initiative”) projected by the Borrower in good faith to be realized as a result of actions that have been taken (or with respect to which substantial steps have been taken) or initiated or are expected to be taken or initiated (in the good faith determination of the Borrower), including any cost savings, expenses and Charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, the Borrower or any of its Restricted Subsidiaries (i) with respect to the Transactions (including actions initiated or taken in part prior to the Closing Date and actions identified in any quality of earnings report prepared by nationally recognized financial advisors and delivered to the Administrative Agent prior to the Closing Date) and (ii) with respect to any other Run Rate Initiative whether initiated before, on or after the Closing Date (which Run Rate Benefits shall be added to Consolidated Adjusted EBITDA until fully realized and calculated on a Pro Forma Basis as though such Run Rate Benefits had been realized on the first day of the relevant period), in each case net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable (for the avoidance of doubt, whether or not permitted to be added back under the rules and regulations of the SEC) and (B) no Run Rate Benefits shall be added pursuant to this clause (d) to the extent duplicative of any Charges relating to such Run Rate Benefits that increased Consolidated Net Income pursuant to clause (d) of the definition thereof (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken or initiated or that is expected to be taken); plus

(e) the aggregate amount of “run rate” income that would have been earned pursuant to Customer Contracts entered into on or prior to the last day of such period (net of actual income earned pursuant to such Customer Contracts during such period) as estimated by the Borrower in good faith, as if such Customer Contract had been entered into at the beginning of such period and determined assuming the contracted pricing for such Customer Contract was applicable (at the highest contracted rate and calculated based on an assumed margin determined by the Borrower to be a reasonable good faith estimate of the actual costs associated with such Customer Contract) during the entire Test Period; minus

(f) without duplication, any amount that, in the determination of such Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); minus

(g) without duplication, the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash Charge that is accounted for in a prior period and that was added to Consolidated Net Income of the Borrower to determine Consolidated Adjusted EBITDA of the Borrower for such prior period and that does not otherwise reduce such Consolidated Net Income for the current period; plus

(h) add-backs and adjustments (i) of the type set forth in the quality of earnings report dated as of June 25, 2021, prepared by the Borrower’s accountants and delivered to the Administrative Agent prior to the Closing Date, (ii) of the type set forth in the financial model dated as of June 25, 2021 provided by the Borrower to the Administrative Agent (including adjustments to remove the impact from the COVID-19 pandemic based on revenue for the applicable period prior to the pandemic), to the extent such add-backs and adjustments, without duplication, continue to be applicable to such period and (iii) of the type set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent in connection with any Permitted Acquisition or other Permitted Investment; plus

(i) an amount equal to any net increase in deferred revenue at the end of such period from the deferred revenue at the end of the previous period; plus

(j) without duplication, an amount equal to any net decrease in deferred revenue at the end of such period from the deferred revenue at the end of the previous period;

provided that, for the purpose of calculating Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for any period,

(I) in the case of (A) any Disposition of all or substantially all of the Equity Interests of any Restricted Subsidiary or any division, facility, business line and/or product line of the Borrower or any Restricted Subsidiary and (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, in each case, that are Disposed of or designated prior to relevant date of determination, there shall be excluded from such calculation of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries the Consolidated Adjusted EBITDA attributable to the property or Person subject to such Subject Transaction (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated Adjusted EBITDA” (and in the component financial definitions used therein) were references to such property or Person and its subsidiaries) as of the first day of the applicable Test Period, and

(II) in the case of any Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction” that occurs prior to the relevant date of determination, there shall be included in such calculation of Consolidated Adjusted

EBITDA of the Borrower and its Restricted Subsidiaries the Consolidated Adjusted EBITDA (whether positive or negative and including any Run Rate Benefits related thereto) attributable to the property or Person subject to such Subject Transaction (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated Adjusted EBITDA” (and in the component financial definitions used therein) were references to such property or Person and its subsidiaries) as of the first day of the applicable Test Period.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating Consolidated Adjusted EBITDA of the Borrower for any period that includes the Fiscal Quarters ended September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020, (i) Consolidated Adjusted EBITDA of the Borrower for the Fiscal Quarter ended September 30, 2021 shall be deemed to be $173,400,000, (ii) Consolidated Adjusted EBITDA of the Borrower for the Fiscal Quarter ended June 30, 2021 shall be deemed to be $118,400,000, (iii) Consolidated Adjusted EBITDA of the Borrower for the Fiscal Quarter ended March 31, 2021 shall be deemed to be $109,400,000 and (iv) Consolidated Adjusted EBITDA of the Borrower for the Fiscal Quarter ended December 31, 2020 shall be deemed to be $113,400,000, in each case, as adjusted on a Pro Forma Basis, as applicable, and as further adjusted pursuant to paragraph (d) or (e) above to the extent such adjustment was not otherwise included in the calculation of the foregoing amounts.

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is (a) Incurred pursuant to the Loan Documents or (b) secured by a Lien on the Collateral that does not rank junior to the Liens on the Collateral securing the Secured Obligations (excluding, for the avoidance of doubt, any obligation with respect to a Financing Lease or purchase money Indebtedness of any Loan Party secured by Liens on the assets subject thereto).

“Consolidated Fixed Charges” means, as to the Borrower and its Restricted Subsidiaries at any date of determination, on a consolidated basis, for any period, the sum of (without duplication):

(a) Consolidated Interest Expense for such period,

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of the Borrower and its Restricted Subsidiaries made during such period, and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock of the Borrower and its Restricted Subsidiaries made during such period.

“Consolidated Interest Expense” means, cash interest expense (including that attributable to Financing Leases), net of cash interest income of the Borrower and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries to the extent included in the calculation of Consolidated Total Debt, including all commissions, discounts and other cash fees and Charges owed with respect to letters of credit and bankers’ acceptance financing and net costs (less net cash payments in connection therewith) under Hedge Agreements and any Restricted Payments on account of Disqualified Capital Stock made pursuant to Section 6.04(a)(xiv), but in any event excluding, for the avoidance of doubt, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, amortization of deferred financing costs, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest expense and any capitalized interest, whether paid or accrued (including as a result of the effects of purchase accounting or pushdown accounting), (b) any capitalized interest, whether paid in cash or otherwise, and any other non-cash interest expense, whether paid in cash or accrued, (c) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates, (d) commissions, discounts, yield, make-whole premium and other fees and Charges (including any interest expense) Incurred in connection with any Permitted Receivables Financing, (e) all non-recurring interest expense or “additional interest”, “special interest” or “liquidation damages” for failure to timely comply with registration rights obligations, (f) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions or any other Acquisition or Investment, all as calculated on a consolidated basis in accordance with GAAP, (g) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (h) penalties and interest relating to taxes, (i) accretion or accrual of discounted liabilities not constituting Indebtedness, (j) any interest expense attributable to a Parent Company resulting from push down accounting, (k) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (l) any expensing of bridge, arrangement, structuring, commitment or other financing fees or closing payments related to the Transactions or any transaction after the Closing Date, (m) any lease, rental or other expense in connection with Non-Financing Lease Obligations or (n) annual agency or similar fees paid to the administrative agents, collateral agents and other agents hereunder or under any other credit facility.

For purposes of this definition, interest on obligations in respect of Financing Leases shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such obligations in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, with respect to any Person (the “Subject Person”) for any Test Period, an amount equal to the net income (loss), determined in accordance with GAAP, attributable to such Person and its Restricted Subsidiaries on a consolidated basis, but excluding (and excluding the effect of), without duplication:

(a) (i) the income of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has an interest, except to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash or Cash Equivalents (or to the extent converted into cash or into Cash Equivalents) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period or (ii) the loss of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has an interest, other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed Cash or Cash Equivalents to such Person in respect of such loss during such period;

(b) [reserved];

(c) any gain or Charge from (A) any extraordinary or exceptional items and/or (B) any non-recurring or unusual item (including any non-recurring or unusual accruals or reserves in respect of any extraordinary, exceptional, non-recurring or unusual items) and/or (C) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order;

(d) any Charge attributable to the development, undertaking and/or implementation of any Run Rate Initiatives (including in connection with any integration, restructuring, strategic initiative or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility/location opening and/or pre-opening, any inventory optimization program and/or any curtailment), any business optimization Charge (including related to rate changes, new product or service introductions and other strategic or cost savings initiatives), any duplicative running costs, any restructuring Charge (including any such Charge related to the Transactions, any Charge relating to any Tax Restructuring and/or any Acquisitions after the Closing Date and adjustments to existing reserves and whether or not classified as a restructuring expense on the consolidated financial statements), any Charge relating to the closure or consolidation of any facility or location and/or discontinued operations (including but not limited to severance, rent termination costs, contract termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to entry into a new market, any Charge relating to any strategic initiative (including any multi-year strategic initiative), any signing Charge, any retention or completion bonus, any other recruiting, signing and retention Charges, any expansion and/or relocation Charge, any Charge associated with any curtailments or modification to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof), any Software or other intellectual property development Charge, any Charge associated with new systems design, any implementation Charge, any startup Charge, any Charge in connection with new operations and platforms, any consulting Charge and/or any business development Charge;

(e) Transaction Costs and any Charges associated with the rollover, acceleration or payout of equity interests held by directors, officers, management and/or employees of the Target or any of its direct or indirect subsidiaries or Parent Companies in connection with the Transactions and any other payments contemplated by the Acquisition Agreement as in effect on the Closing Date;

(f) any Charge (including any transaction or retention bonus or similar payment or any amortization thereof for such period) incurred in connection with the consummation of any transaction (including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed), including any issuance or offering of Equity Interests (including in connection with any Qualifying IPO), any Disposition, any spin-off transaction, any recapitalization, any Acquisition, merger, consolidation or amalgamation, any option buyout or any Incurrence, repayment, Refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction and/or any Investment, including any Acquisition, and/or “growth” Capital Expenditure including, in each case, any earn-out or other contingent consideration obligation, expense or purchase price adjustment, integration expense or nonrecurring merger costs incurred during such period as a result of any such transactions, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification Topic 805 and gains or losses associated with FASB Accounting Standards Codification Topic 460) and any adjustments of any of the foregoing, including (i) such Charges related to the Transactions and (ii) any amendment or other modification of the Credit Facilities, the Senior Notes, the Existing Target Notes or other Indebtedness;

(g) the amount of any Charge that is actually reimbursed (or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance); provided that the relevant Person in good faith expects to receive reimbursement for such Charge within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received within such four Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Net Income in the next succeeding Fiscal Quarter);

(h) any net gain or Charge (less all fees and expenses chargeable thereto) with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (including asset retirement costs, but other than (A) at the option of the Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof and (B) dispositions of inventory in the ordinary course of business), (ii) any location that has been closed during such period and/or (iii) any returned or surplus assets outside the ordinary course of business;

(i) any net income or Charge that is established, adjusted and/or Incurred, as applicable, and attributable to the early extinguishment of Indebtedness, any Hedge Agreement or other derivative instrument (including deferred financing costs written off and premiums paid);

(j) any Charge that is established, adjusted or incurred, as applicable, as a result of the Transactions or any Acquisition or other Investment, in each case, in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period;

(k) (i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its subsidiaries) resulting from the application of acquisition method, purchase and/or recapitalization accounting in relation to the Transactions or any consummated Acquisition or similar transaction or recapitalization accounting or the amortization or write-off of any amounts thereof, net of Taxes including adjustments in component amounts required or permitted by GAAP (including, without limitation, in the inventory, property and equipment, lease, Software, goodwill, intangible asset, in-process research and development, Deferred Revenue, advanced billing and debt line items thereof) and/or (ii) at the election of the Borrower with respect to any Fiscal Quarter, and subject to Section 1.04, the cumulative effect of any change in accounting principles or standards (effected by way of either a cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and/or any change resulting from the adoption or modification of accounting principles, standards and/or policies (including any impact resulting from an election by the Borrower to apply IFRS or other accounting changes) and any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications;

(l) (i) any compensation Charge and/or any other Charge arising from the granting, rollover, acceleration or payment of any stock-based awards, partnership interest-based awards and similar awards or arrangements (including with respect to any profits interest relating to membership interests or partnership interests in any limited liability company or partnership, and including any stock option, profits interest, restricted stock or equity incentive payments) and the granting, rollover, acceleration or payment of any stock appreciation or similar right, management equity plan, employee benefit plan or agreement, stock option plan and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement) and (ii) the amount of payments made to option, phantom equity or profits interests holders of such Person, any of its Parent Companies or any Equityholding Vehicle in connection with, or as a result of, any distribution made to equity holders of such Person, its Parent Companies or any Equityholding Vehicle, which payments are being made to compensate such option, phantom equity or profits interests holders as though they were equity holders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case, to the extent permitted hereunder (including expenses relating to distributions made to equity holders of such Person, any of its Parent Companies or any Equityholding Vehicle resulting from the application of FASB Accounting Standards Codification Topic 718);

(m) amortization of intangible assets;

(n) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities);

(o) solely for the purpose of determining the amount available under clause (ii) of the definition of “Available Amount”, the net income in such period of any Restricted Subsidiary (other than any Loan Party) that, as of the date of determination, is subject to any restriction on its ability to pay dividends or make other distributions, directly or indirectly, by operation of its organizational documents or any agreement, instrument, judgment, decree, order or Requirement of Law applicable thereto (other than (A) any restriction that has been waived or otherwise released, (B) any restriction set forth in the Loan Documents, the Senior Notes Indenture, the Existing Target Notes documents or the documents related to any Incremental Equivalent Debt, and the documents relating to any Refinancing Indebtedness in respect of any of the foregoing and/or (C) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents or the Senior Notes Indenture (as determined by the Borrower in good faith)); it being understood and agreed that Consolidated Net Income will be increased by the amount of any payments made in Cash (or converted into Cash) or in Cash Equivalents to the Borrower or any Restricted Subsidiary (other than the Restricted Subsidiary that is subject to the relevant restriction) in respect of any such income;

(p) (i) any realized or unrealized gain or loss in respect of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to FASB Accounting Standards Codification Topic 815-Derivatives and Hedging or any other financial instrument pursuant to FASB Accounting Standards Codification Topic 825 and (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness or other balance sheet items, any net gain or loss resulting from Hedge Agreements for currency exchange risk associated with the foregoing or any other currency related risk) and any gain or loss resulting from revaluation of intercompany balances (including Indebtedness and other balance sheet items);

(q) any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(r) any reserves, accruals or non-cash Charges related to adjustments to historical tax exposures, including social security, federal unemployment, state unemployment and state disability taxes deducted in the calculation of net income during such period (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made);

(s) any accruals or obligations accrued related to workers’ compensation programs to the extent that expenses deducted in the calculation of net income exceed the net amounts paid in cash related to workers’ compensation programs in that period;

(t) any net income or Charge attributable to deferred compensation plans or trusts;

(u) income or expense related to changes in the fair value of contingent liability in connection with earn-out obligations, purchase price adjustments and similar liabilities in connection with the Transactions or any Acquisition or Investment permitted hereunder;

(v) any non-cash interest expense or non-cash interest income, in each case, to the extent that there is no associated cash disbursement or receipt; and

(w) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace and reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions, including to the extent such insurance proceeds or reimbursement relate to events or periods occurring prior to the Closing Date (whether or not received during such period so long as such Person in good faith expects to receive the same within the next four Fiscal Quarters; it being understood that to the extent such proceeds are not actually received within the next four Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such Fiscal Quarters) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt of such Person outstanding on such date that is secured by a Lien on the Collateral.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date (assuming, for such purpose, that such Person’s only subsidiaries are its Restricted Subsidiaries).

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money (including letter of credit drawings that have not been reimbursed within ten Business Days and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), obligations in respect of Financing Leases and purchase money Indebtedness (but excluding, for the avoidance of doubt, (a) undrawn letters of credit, (b) Hedging Obligations, (c) all undrawn amounts under revolving credit facilities (except to the extent of any Elected Amounts), (d) all obligations relating to Permitted Receivables Financings and (e) Performance Guaranties), in each case of such Person and its Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of purchase or pushdown accounting in connection with the Transactions or any Acquisition, Investment or other similar transaction); provided that “Consolidated Total Debt” shall be calculated (i) net of the Unrestricted Cash Amount, (ii) net of Restricted Cash of all Restricted Subsidiaries (excluding Restricted Cash of any Excluded Project Subsidiary in the Development Stage) and (iii) to exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount.

“Consolidated Working Capital” means, as at any date of determination, the excess of (a) the sum of all amounts (excluding all cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date less (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including (for purposes of both clauses (a) and (b)) current and long-term Deferred Revenue but excluding (for purposes of both clauses (a) and (b) above, as applicable), without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness (including LC Obligations) under the Revolving Facility, any New Incremental Revolving Facility, any Replacement Revolving Facility or any other revolving credit facility that is effective in reliance on Sections 6.01(n) and (q), to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) non-cash compensation costs and expenses, (vi) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date, (vii) the effects from applying recapitalization or purchase accounting, (viii) any earn-out obligations until 30 days after such obligation becomes contractually due and payable and any earn-out obligation that becomes contractually due and payable to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment thereof are in escrow through customary arrangements, (ix) any asset or liability in respect of net obligations of such Person in respect of Swaps entered into in the ordinary course of business and (x) deferred rent; provided that Consolidated Working Capital shall be calculated without giving effect to (x) the depreciation of the Dollar relative to other foreign currencies or (y) changes to Consolidated Working Capital resulting from non-cash charges and credits to consolidated current assets and consolidated current liabilities (including, without limitation, derivatives and deferred income tax); provided, further, that for purposes of calculating Excess Cash Flow, increases or decreases in working capital shall exclude the impact of adjusting items in the definition of “Consolidated Net Income”.

“Construction Capital Expenditures” means capital expenditures incurred by (i) an Excluded Project Subsidiary for the purpose of developing or constructing a new Project or making additions or improvements to an existing Project or (ii) by any other Restricted Subsidiary for the purpose of developing or constructing a new Project or making additions or improvements to an existing Project.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person that is the Primary Obligor in respect of such primary obligations in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the Primary Obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning assigned to such term in Section 2.11(b)(i).

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means the following: (a) all copyrights, rights and interests in works protectable by copyright whether published or unpublished and whether registered or unregistered, including copyright registrations and copyright applications (including all copyrights embodied in Software); (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing anywhere in the world.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Copyright owned by any Loan Party or that any Loan Party otherwise has the right to license, or granting to any Loan Party any right to use any Copyright owned by any other Person or that any other Person otherwise has the right to license, and all rights of any Loan Party under any such agreement.

“Covanta UK&I Entity” means any Person incorporated in the United Kingdom, Channel Islands or Republic of Ireland in which the Post-Merger Borrower or any of its Affiliates owns, directly or indirectly, 10% or more of the securities or other ownership interests of such Person prior to the consummation of the Specified Asset Sale.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.25.

“Credit Extension” means each of (i) the making of any Revolving Loan (other than any Letter of Credit Reimbursement Loan) or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facility” means any Revolving Facility or any Term Facility, as applicable.

“Cure Amount” has the meaning assigned to such term in Section 6.12(b).

“Cure Right” has the meaning assigned to such term in Section 6.12(b).

“Customary Bridge Loans” means customary bridge loans, escrow or other similar arrangements with a maturity date of not longer than one year which provide for an automatic extension of the maturity date thereof to a date no earlier than the Latest Term Loan Maturity Date, subject to customary conditions or the exchange or replacement thereof with other Indebtedness; provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is not shorter than the Weighted Average Life to Maturity of any Class of the then-existing Term Loans and (b) the final maturity date of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is no earlier than the Latest Term Loan Maturity Date on the date of the Incurrence thereof.

“Customer Contracts” means contracts entered into by the Borrower or any of its Restricted Subsidiaries for the sale, lease and/or other provision of products, goods and services by the Borrower or any such Restricted Subsidiary.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, the greater of (i) SONIA for the day (such day “i”) that is five RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, and (ii) the Floor.

If by 5:00 pm (London time) on the second RFR Business Day immediately following any day “i”, the RFR in respect of such day “i” has not been published on the applicable SONIA Administrator’s Website and a replacement rate pursuant to Section 2.14 with respect to Daily Simple RFR has not been established, then the RFR for such day “i” will be the RFR as published in respect of the first preceding RFR Business Day for which such RFR was published on the SONIA Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days. Any change in Daily Simple RFR due to a change in the RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Debt Facility” means, with respect to the Borrower or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the Credit Facilities or any other credit or other agreement or indenture).

“Debt Fund Affiliate” means any Affiliate of the Sponsor (other than a natural person, Holdings, the Borrower or any of their subsidiaries) that is a bona fide debt fund or investment vehicle that is engaged in, or advises (or whose general partner or manager advises (as appropriate)) funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the US or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(vi).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, (i) to make a Loan within two Business Days of the date required to be made by it hereunder or (ii) to fund its participation in a Letter of Credit within two Business Days of the date such obligation arose or such Letter of Credit was required to be funded, (b) notified the Administrative Agent or any Issuing Bank or the Borrower in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within two Business Days after the request of the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Borrower and the Administrative Agent have each determined that such Lender intends, and has all approvals (in form and substance satisfactory to the Borrower and the Administrative Agent) required to enable it to continue to perform its obligations as a Lender hereunder or (f) become the subject of a Bail-In Action; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in such Lender or its parent by any Governmental Authority so long as such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the US or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Deferred Revenue” means, at any date, the amount set forth opposite the caption “deferred revenue” (or any like caption or included in any other caption, including current and non-current designations) on a consolidated balance sheet at such date; provided that such balance shall be determined excluding the effects of acquisition method accounting.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers, members, partners, independent contractors or consultants of the Borrower or its subsidiaries shall constitute a Derivative Transaction.

“Designated Affiliate” has the meaning assigned to such term in Section 9.02(e)(vi).

“Designated Commodity Hedge Agreement” means a Commodity Hedge Agreement entered into the normal course of the Borrower’s or its Restricted Subsidiaries’ business, or consistent with past practices or industry standards and not for speculative purposes that is designated to the Administrative Agent in writing as a “Designated Commodity Hedge Agreement”.

“Designated Commodity Hedge Counterparty” means a Person that is a counterparty to a Designated Commodity Hedge Agreement, in its capacity as such.

“Designated Non-Cash Consideration” means the Fair Market Value of non-Cash consideration received by the Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents). A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise Disposed of in exchange for, in each case, Cash or Cash Equivalents in compliance with Section 6.07.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any Parent Company (in each case other than Disqualified Capital Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer of the Borrower on the issuance date thereof, the cash proceeds of which shall be excluded from the calculations set forth in the definitions of “Available Amount” and “Available Excluded Contribution Amount”.

“Designated Secured Commodity Hedge Agreement” means a Designated Commodity Hedge Agreement with respect to which the Designated Commodity Hedge Counterparty has become party to the Equal Priority Intercreditor Agreement, and satisfied the requirements set forth therein for purposes of such Designated Commodity Hedge Agreement constituting a Designated Secured Commodity Hedge Agreement hereunder.

“Designated Secured Commodity Hedge Counterparty” means a Person that is a counterparty to a Designated Secured Commodity Hedge Agreement, in its capacity as such.

“Designated Secured Commodity Hedge Agreement Obligations” means obligations of a Loan Party or Restricted Subsidiary under any Designated Secured Commodity Hedge Agreement, provided, however, that with respect to a Loan Guarantor, the Excluded Swap Obligations of such Loan Guarantor shall not constitute Designated Secured Commodity Hedge Agreement Obligations.

“Designs” means any and all and any part of the following: (a) all design patents and intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith; (b) all reissues, extensions or renewals thereof; (c) all income, royalties, damages and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing and (e) all rights corresponding to any of the foregoing.

“Development Stage” means, with respect to any Excluded Project Subsidiary, the period prior to the first anniversary of the commencement of its commercial operations.

“Development Subsidiary” means, solely for the purpose of excluding such Subsidiary from the Borrower’s or any of its Restricted Subsidiaries’ obligations to comply with the Collateral and Guarantee Requirement and Section 5.12 with respect to such Subsidiary, a Restricted Subsidiary established by the Borrower or any of its Restricted Subsidiaries for the sole purpose of developing or bidding on a prospective Project; provided that (i) such Subsidiary shall have no assets other than Cash and intercompany Indebtedness permitted hereunder, (ii) any Governmental Authorizations such Subsidiary has obtained in connection with such Project and the agreements to which it is party are, in each case, granted to it or entered into by it in the ordinary course of business, consistent with past practice or consistent with industry norm and are necessary for it to develop or bid on prospective Projects and (iii) such Subsidiary’s activities shall be limited solely to those actions necessary to develop or bid on prospective Projects. At such time, if any, as such Subsidiary shall incur any Indebtedness (other than intercompany Indebtedness permitted hereunder), grant any Liens securing Indebtedness or make any Investment, Restricted Payment or Restricted Debt Payment or carry on any activity other than that expressly permitted by sub-clause (iii) above, such Subsidiary shall cease to be a Development Subsidiary.

“Disposition” or “Dispose” means the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of any Person including, without limitation, any sale, conveyance, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), in whole or in part, on or prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to the date that is 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to the date that is 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or purchase such Capital Stock upon the occurrence of any change of control, Qualifying IPO, any Disposition (including pursuant to any casualty or condemnation event or eminent domain) or any similar event, occurring prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem or purchase any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers, members, partners, independent contractors or consultants (or by any Immediate Family Member of the foregoing) of Holdings, the Borrower or any Restricted Subsidiary, or by any such plan to such directors, officers, employees, members of management, managers, members, partners, independent contractors or consultants (or by any Immediate Family Member of the foregoing), such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management, member, partner, independent contractor or consultant (or by any Immediate Family Member of the foregoing or any Equityholding Vehicle) of the Borrower (or any Parent Company or any subsidiary) shall be considered Disqualified Capital Stock solely because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a) (i) any Person identified as such by the Borrower or Sponsor in writing to Barclays (A) on or prior to July 14, 2021, (B) from time to time on or after July 15, 2021 and prior to the Closing Date (in the case of this clause (B), solely to the extent such addition was reasonably acceptable to Barclays) or (C) from time to time thereafter (in the case of this clause (C), solely to the extent such addition is reasonably acceptable to the Administrative Agent) (the Persons described in this clause (a)(i), the “Identified Disqualified Lenders”) and (ii) any Affiliate of any Identified Disqualified Lender that is identified in writing to the Administrative Agent as such, and

(b) (i) any Person that is or becomes a Company Competitor and is (A) identified as such in writing to Barclays on or prior to the Closing Date or (B) identified in writing as such to the Administrative Agent from time to time thereafter and (ii) any Affiliate of any Person described in clause (b)(i) above (other than a Bona Fide Debt Fund) that is identified in writing to the Administrative Agent as such, and

(c) any Affiliate of any Person described in clause (a) or (b) above that is readily identifiable as an Affiliate of such Person on the basis of such Affiliate’s name, other than, in the case of clause (b) above, a Bona Fide Debt Fund;

it being understood and agreed that the identification of any Person as a Disqualified Institution after the Closing Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan, subject, in the case of assignments and participations made after the date on which any such Person is identified as a Disqualified Institution, to the provisions of Section 9.05(f).

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f).

“Dividing Person” has the meaning assigned to such term in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement that is established by the laws of the jurisdiction of organization of any of the foregoing Persons), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar Denominated Loans” means each Loan denominated in Dollars, which shall include each Initial Term Loan, each Incremental Term Loan denominated in Dollars, each Replacement Term Loan denominated in Dollars and each Revolving Loan denominated in Dollars.

“Dollar Equivalent” means, with respect to any amount denominated in an Alternate Currency as of any date of determination, the amount of Dollars that would be required to purchase the amount of such Alternate Currency based upon the Exchange Rate and calculated in accordance with Section 1.08.

“Dollars” or “$” refers to lawful money of the US.

“Domain Name” means Internet domain names and associated uniform resource locator addresses.

“Domestic Subsidiary” means any Restricted Subsidiary that is a U.S. Person.

“Dutch Auction” has the meaning assigned to such term on Schedule 1.01(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness on any date of determination, the effective yield paid by the Borrower or its subsidiaries on such Indebtedness as determined by the Borrower and the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account (a) the applicable interest rate margins, (b) any interest rate “floors” (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that the “Eurocurrency Rate” or similar component of such formula is included in the calculation of Effective Yield) or similar devices, (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) all fees, including upfront or similar fees or OID (amortized over the shorter of (x) the remaining

Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of Incurrence thereof, and, if applicable, assuming any Additional Revolving Credit Commitments were fully drawn) payable generally by the Borrower to Lenders or other institutions providing such Indebtedness, but excluding amendment fees, arrangement fees, structuring fees, commitment fees, underwriting fees or other fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such Indebtedness, consent fees paid to consenting Lenders, ticking fees accruing prior to the funding of such Indebtedness and any other fees of the type not paid or payable generally to all Lenders in the primary syndication of such Indebtedness; provided that, with respect to any Indebtedness that includes a “floor”, (A) to the extent that the Eurocurrency Rate (for a period of three months) on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (B) to the extent that the Eurocurrency Rate on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Elected Amount” has the meaning assigned to such term in Section 1.10(f).

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided that, in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), the Borrower or any of its Affiliates.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law, or (b) in connection with any release of any Hazardous Material.

“Environmental Laws” means any and all foreign or domestic, federal, provincial, territorial, municipal or state (or any subdivision of any of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable and legally enforceable requirements of Governmental Authorities and the common law relating to (a) protection of the environment or (b) the generation, use, storage, transportation or Release of or exposure to Hazardous Materials, applicable to the Borrower or any of its Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise, including any liability for damages, costs of environmental remediation, fines, penalties or indemnities resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EPA” means Non-Hazardous Materials and Waste Management Hierarchy of the U.S. Environmental Protection Agency.

“Equal Priority Intercreditor Agreement” means an Equal Priority Intercreditor Agreement substantially in the form of Exhibit N-1, among (x) the Collateral Agent and (y) one or more representatives of the holders of one or more classes of Additional Equal Priority Debt and/or one or more Designated Commodity Hedge Counterparties, with such changes as may be reasonably agreed by the Collateral Agent and the Borrower.

“Equity Contribution” has the meaning assigned to such term in the Recitals to this Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equityholding Vehicle” means any Parent Company and any equityholder thereof through which current, former or future officers, directors, employees, managers, members, partners, independent contractors or consultants (or any Immediate Family Member of the foregoing) of Holdings or the Borrower or any of their subsidiaries or Parent Companies hold Equity Interests of such Parent Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower or any Restricted Subsidiary and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Restricted Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Restricted Subsidiary or any ERISA Affiliate, notification of the Borrower or any Restricted Subsidiary or any ERISA Affiliate of the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA or the receipt by the Borrower, any Restricted Subsidiary or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Restricted Subsidiary or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Borrower or any Restricted Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Restricted Subsidiary or any ERISA Affiliate, with respect to the termination of any Pension Plan; (f) the failure to make a required contribution to any Pension Plan that would result in the imposition of a Lien or other encumbrance under Section 430 of the Code or Section 303 of ERISA, or the imposition of a Lien under Section 303(k) or 4068 of ERISA with respect to any Pension Plan; (g) the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan; (h) a determination that any Pension Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or (i) the Borrower, any Restricted Subsidiary or any ERISA Affiliate Incurring any liability under Section 436 of the Code, or a violation of Section 436 of the Code with respect to a Pension Plan.

“Ethically Screened Affiliate” means any Affiliate of a Person that (a) is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from such person and any other Affiliate of such Person that is not an Ethically Screened Affiliate, (b) has in place customary information screens between it and such person and any other Affiliate of such Person that is not an Ethically Screened Affiliate and (c) such Person or any other Affiliate of such Person that is not an Ethically Screened Affiliate does not direct or cause the direction of the investment policies of such entity, nor does such Person’s or any such other Affiliate’s investment decisions influence the investment decisions of such entity.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two Business days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than the Floor, the EURIBOR Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“Euro” and “€” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period:

(a) denominated in Dollars, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, with tenor equal to such Interest Period;

(b) denominated in Canadian Dollars, the CDOR Screen Rate with tenor equal to such Interest Period;

(c) denominated in Euros, the EURIBOR Screen Rate with tenor equal to such Interest Period;

in each case, if the LIBO Screen Rate, the CDOR Screen Rate or the EURIBOR Screen Rate, as applicable, shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the Interpolated Rate. Notwithstanding the foregoing, if the applicable rate described above is less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any Excess Cash Flow Period, any amount (if positive) equal to:

(a) Consolidated Net Income of the Borrower for such Excess Cash Flow Period; plus

(b) an amount equal to the amount of all non-cash Charges to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash Charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow for such Excess Cash Flow Period in such future period); plus

(c) the decreases, if any, in long-term receivables, long-term prepaid assets and/or Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such decrease in Consolidated Working Capital arising from (i) the Acquisition or Disposition of any Person by the Borrower or any Restricted Subsidiary or any Unrestricted Subsidiary designation, (ii) the reclassification during such period of current assets to long-term assets or current liabilities to long-term liabilities, (iii) the application of acquisition method, purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; plus

(d) increases in long-term Deferred Revenue; plus

(e) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; minus

(f) extraordinary gains for such Excess Cash Flow Period; minus

(g) an amount equal to the amount of all non-cash gains for such Excess Cash Flow Period included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period, provided that such amounts are added to Excess Cash Flow in the period received) and cash Charges included in clauses (a) through (w) of the definition of “Consolidated Net Income” to the extent financed with internally generated cash flow of the Borrower or its Restricted Subsidiaries; minus

(h) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income; minus

(i) increases in long-term receivables, long-term prepaid assets and/or Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period but excluding any such increase in Consolidated Working Capital arising from (i) the Acquisition or Disposition of any Person by the Borrower or any Restricted Subsidiary or any Unrestricted Subsidiary designation, (ii) the reclassification during such period of current assets to long-term assets or current liabilities to long-term liabilities, (iii) the application of acquisition method, purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(j) decreases in long-term Deferred Revenue during such Excess Cash Flow Period; minus

(k) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (including expenditures for the payment of financing fees and cash restructuring charges) to the extent that such expenditures are not expensed during such Excess Cash Flow Period or are not deducted in arriving at such Consolidated Net Income, to the extent that such expenditure was financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries; minus

(l) the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such Excess Cash Flow Period to the extent they exceed the amount of tax expense deducted in arriving at such Consolidated Net Income for such Excess Cash Flow Period; minus

(m) extraordinary losses for such Excess Cash Flow Period; minus

(n) amounts excluded under clause (g) of the definition of “Consolidated Net Income” for such Excess Cash Flow Period, to the extent the relevant insurance proceeds have not yet been received, minus

(o) cash expenditures in respect of Hedge Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income.

For purposes of this definition of “Excess Cash Flow”, (i) “deducted in arriving at such Consolidated Net Income” shall mean deducted in calculating the net income (loss) of the Borrower and its Restricted Subsidiaries and not thereafter excluded pursuant to the definition of “Consolidated Net Income”, (ii) “included in arriving at such Consolidated Net Income” shall mean included in calculating the net income (loss) of the Borrower and its Restricted Subsidiaries and not thereafter excluded pursuant to the definition of “Consolidated Net Income” and (iii) amounts shall be deducted from, or added to, Consolidated Net Income without duplication.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower, commencing with the Fiscal Year of the Borrower ending on December 31, 2022.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means, on any day with respect to any currency (other than Dollars), the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction or as otherwise required by Section 1.08 (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the Incurrence of Indebtedness (other than in respect of any Revolving Facility), shall be deemed to be on the date the lenders first committed to provide such Indebtedness).

“Excluded Assets” means each of the following:

(a) any asset the grant of a security interest in which would (i) be prohibited by any enforceable anti-assignment provision set forth in any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement, (ii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement (in the case of clause (i) above, this clause (ii) and clause (iii) below, after giving effect to any applicable anti-assignment provision of the UCC or other applicable Requirements of Law) or (iii) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision; it being understood that (A) the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant prohibition, violation or termination right, (B) the exclusions referenced in clauses (a)(i), (a)(ii) and (a)(iii) above shall not apply to the extent that the relevant contract prohibits the grant of a security interest in all or substantially all of the assets of any Loan Party and (C) the exclusion set forth in this clause (a) shall only apply if the contractual prohibitions or contractual provisions that would be so violated or that would trigger any such termination under clause (a)(i), (a)(ii) or (a)(iii) above (x) existed on the Closing Date (or in the case of any contract of a subsidiary that is acquired following the Closing Date, as of the date of such Acquisition) and were not entered into in contemplation of the Closing Date (or such Acquisition) and (y) cannot be waived unilaterally by Holdings, the Borrower or any of their respective Wholly-Owned Subsidiaries,

(b) (i) the Equity Interests of any (A) Captive Insurance Subsidiary, (B) Unrestricted Subsidiary, (C) not-for-profit or special purpose subsidiary, (D) Receivables Subsidiary or (E) Immaterial Subsidiary that is an Excluded Subsidiary pursuant to clause (b) of the definition thereof (except to the extent perfected solely by a UCC filing) and/or (ii) Voting Stock representing in excess of 65% of the Voting Stock of any CFC or FSHCO,

(c) any intent-to-use (or similar) Trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” notice and/or filing with respect thereto,

(d) any asset, the grant of a security interest in which would (i) require any governmental consent, approval, license or authorization that has not been obtained, (ii) be prohibited by applicable Requirements of Law, except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other applicable Requirement of Law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clause (d)(i) or clause (d)(ii) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant requirement or prohibition or (iii) result in material adverse tax consequences to Holdings, any other Parent Company or the Borrower or any of its direct or indirect subsidiaries as reasonably determined by the Borrower in consultation with (but without the consent of) the Administrative Agent, including as a result of the operation of Section 956 of the Code,

(e) (i) any leasehold real property interests and (ii) any fee owned real property that is not a Material Real Estate Asset or which is located in a “special flood zone”,

(f) any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary which cannot be pledged without (i) the consent of one or more third parties other than Holdings, the Borrower or any of its Restricted Subsidiaries under the Organizational Documents (and/or shareholders’ or similar agreement) of such partnership, joint venture or non-Wholly-Owned Subsidiary or (ii) giving rise to a “right of first refusal”, a “right of first offer” or a similar right permitted or otherwise not prohibited by the terms of this Agreement that may be exercised by any third party other than Holdings, the Borrower or any of its Restricted Subsidiaries in accordance with the Organizational Documents (and/or shareholders’ or similar agreement) of such partnership, joint venture or non-Wholly-Owned Subsidiary,

(g) (i) motor vehicles, aircraft, aircraft engines and other assets subject to certificates of title, (ii) letter-of-credit rights not constituting supporting obligations of other Collateral and (iii) Commercial Tort Claims with a value (as reasonably estimated by the Borrower) of less than $50,000,000, except, in each case of clauses (i)-(iii), to the extent a security interest therein can be perfected solely by the filing of a UCC financing statement,

(h) any Margin Stock,

(i) any Cash or Cash Equivalents, Deposit Account, commodities account or securities account (including securities entitlements and related assets), but excluding proceeds of assets otherwise constituting Collateral,

(j) any lease, license or agreement or any asset subject thereto (including pursuant to a purchase money security interest, Financing Lease or similar arrangement) that is, in each case, permitted by this Agreement to the extent that the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, Financing Lease or similar arrangement or trigger a right of termination in favor of any other party thereto (other than Holdings, the Borrower or any of its Restricted Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Requirement of Law; it being understood that the term “Excluded Asset” shall not include any proceeds or receivables arising out of any asset described in this clause (j) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant requirement or prohibition,

(k) any asset with respect to which the Administrative Agent and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, which determination is evidenced in writing,

(l) all assets of Holdings other than the Equity Interests of the Borrower;

(m) Receivables Assets (or interests therein) (i) Disposed of to any Receivables Subsidiary in connection with a Permitted Receivables Financing or (ii) otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing, and

(n) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction).

“Excluded Project Subsidiary” means, at any time, (A) the Subsidiaries identified on Schedule 3.13(b) as of the Closing Date, and (B) any Restricted Subsidiary that (i) becomes a Restricted Subsidiary of the Borrower after the Closing Date and is an obligor or otherwise bound with respect to Indebtedness that constitutes Non-Recourse Debt and that is not an obligor with respect to any other Indebtedness that is not permitted pursuant to Section 6.01, and (ii) has been designated by a certificate executed by a Responsible Officer of the Borrower as an Excluded Project Subsidiary dedicated to the operation of one or more Projects that has been and is to be financed only with equity contributions in cash and Non-Recourse Debt (and not any other Indebtedness) (except to the extent such other Indebtedness is permitted pursuant to Section 6.01).

The Board of Directors or senior management of the Borrower may designate any Restricted Subsidiary that complies with the requirements above to be an Excluded Project Subsidiary. The Board of Directors or senior management of the Borrower may designate any Excluded Project Subsidiary to be a Restricted Subsidiary that is not an Excluded Project Subsidiary, provided that if any existing Non-Recourse Debt of such Excluded Project Subsidiary ceases to constitute Non-Recourse Debt upon such designation or thereafter, such Indebtedness will be deemed Incurred at the time it ceases to be Non-Recourse Debt.

“Excluded Subsidiary” means:

(a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower,

(b) any Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations to the extent that (i) the aggregate amount of Consolidated Adjusted EBITDA for the Test Period then most recently ended attributable to all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (b) exceeds 10.0% of the Consolidated Adjusted EBITDA for the Test Period then most recently ended of the Borrower and its Domestic Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any of the other clauses of this definition, except for this clause (b), for the Test Period most recently ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (b) exceeds 10.0% of the aggregate amount of Consolidated Total Assets of the Borrower and its Domestic Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition, except for this clause (b), as at the end of the Test Period most recently ended on or prior to the date of determination),

(c) any Restricted Subsidiary:

(i) that is prohibited from providing a Guarantee under the Loan Guaranty by (A) any Requirement of Law or (B) any Contractual Obligation that, in the case of this clause (B), exists on the Closing Date or, if such Restricted Subsidiary is acquired after the Closing Date, at the time such Restricted Subsidiary is acquired and which Contractual Obligation was not entered into in contemplation of such Acquisition and only for so long as such prohibition is continuing,

(ii) that would require a governmental consent, approval, license or authorization to provide a Guarantee under the Loan Guaranty (including any regulatory consent, approval, license or authorization) unless such consent, approval, license or authorization has been obtained (it being understood that the Borrower shall not be required to obtain such consent, approval, license or authorization), or

(iii) the provision of a Loan Guaranty by which would result in material adverse tax consequences to Holdings or the Borrower or any of its direct or indirect subsidiaries, as reasonably determined by the Borrower in consultation with (but without the consent of) the Administrative Agent, including as a result of the operation of Section 956 of the Code,

(d) any not-for-profit subsidiary,

(e) any Captive Insurance Subsidiary or subsidiaries that are broker-dealers, trusts or other special purpose subsidiaries designated by the Borrower from time to time,

(f) any Receivables Subsidiary,

(g) (i) any Foreign Subsidiary or CFC, (ii) any FSHCO and/or (iii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary that is a CFC or a FSHCO,

(h) any Unrestricted Subsidiary,

(i) any Restricted Subsidiary acquired by the Borrower or any Restricted Subsidiary after the Closing Date in a transaction not prohibited by this Agreement that, at the time of the relevant Acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (A) (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such subsidiary from providing a Guarantee under the Loan Guaranty and (B) the relevant prohibition was not implemented in contemplation of the applicable Acquisition, for so long as such prohibition exists,

(j) any Excluded Project Subsidiary,

(k) any Development Subsidiary,

(l) on the Closing Date, any Subsidiary of the Target that is not required to be a “Guarantor” (as defined in the Target Credit Agreement) under the Target Credit Agreement because it is an Excluded Subsidiary (as defined in the Target Credit Agreement) immediately prior to the Closing Date to the extent but only for long as the circumstances that caused such Subsidiary to be treated as an Excluded Subsidiary exist, and

(m) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Guarantee under the Loan Guaranty outweighs the benefits afforded thereby;

provided that, no Borrower shall be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee under the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant”, as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving Pro Forma Effect to any applicable keepwell, support or other agreement for the benefit of such Loan Guarantor and any and all applicable guarantees of such Loan Guarantor’s Swap Obligations by other Loan Parties), at the time the Guarantee under the Loan Guaranty of (or grant of such security interest by, as applicable) such Loan Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Guarantor is a “financial entity”, as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the Guarantee under the Loan Guaranty of (or grant of such security interest by, as applicable) such Loan Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank, or any other recipient (“Recipient”) of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) such Recipient’s net income (however denominated) or franchise Taxes, in each case, (i) imposed as a result of such Recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a), (c) in the case of any Lender or Issuing Bank, any U.S. Federal withholding tax that is imposed on amounts payable to such Lender or Issuing Bank pursuant to a Requirement of Law on the date on which such Lender acquires such interest in the Loan or Commitment (other than any Lender that became a Recipient pursuant to an assignment under Section 2.19 or any Issuing Bank that becomes a Recipient pursuant to Section 2.05(i)(i)) or designates a new lending office, except in each case to the extent that such Lender or Issuing Bank (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any tax imposed as a result of a failure by such Recipient to comply with Section 2.17(d) and (e) withholding tax under FATCA.

“Existing Letters of Credit” means each letter of credit set forth on Schedule 1.01(e).

“Existing Target 2025 Notes” has the meaning assigned to such term in the definition of “Existing Target Notes”.

“Existing Target Notes” means the Target’s (i) 5.875% Senior Notes due 2025 (the “Existing Target 2025 Notes”), (ii) 6.000% Notes due 2027, (iii) 5.000% Senior Notes due 2030, (iv) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2020A, (v) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2020B, (vi) Niagara Area Development Corporation (New York) Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018A, (vii) Niagara Area Development Corporation (New York) Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018B, (viii) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018A, (ix) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018B, (x) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018C, (xi) Virginia Small Business Financing Authority Solid Waste Disposal Revenue Bonds (Covanta Project), Series 2018 and (xii) Pennsylvania Economic Development Financing Authority Solid Waste Disposal Revenue Bonds, Series 2019A (Covanta Project).

“Existing Target Notes Offer and Consent Solicitation” means Merger Sub’s or Target’s (x) making of a change of control offer to prepay, contingent upon the consummation of the Closing Date Acquisition, the aggregate outstanding principal amount, together with accrued and unpaid interest thereon of any of the Existing Target Notes, (y) repurchase of any and all of the Existing Target Notes pursuant to a tender offer and consent solicitation or otherwise, contingent upon the consummation of the Closing Date Acquisition, for the aggregate outstanding principal amount, together with accrued and unpaid interest thereon, and/or (z) call for redemption, contingent upon the consummation of the Closing Date Acquisition, the aggregate outstanding principal amount, together with accrued and unpaid interest thereon and the applicable redemption premium of any of the Existing Target Notes, and such of the Existing Target Notes.

“External Verifier” means a qualified provider of third-party assurance or attestation services appointed by the Borrower or one of the Borrower’s Subsidiaries to review the Borrower’s performance in connection with achieving the Sustainability Performance Targets.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or hereof owned, leased, operated or used by the Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined in good faith by the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreements (or related laws or official administrative guidance or practices) implementing any of the foregoing and any laws, fiscal or regulatory legislation, rules, official administrative guidance and practices adopted by another jurisdiction to effect any such intergovernmental agreement.

“FCPA” has the meaning assigned to such term in Section 3.17(d).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the applicable rate described above shall be less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of July 14, 2021, by and among, inter alios, Holdings, the Arrangers (and each Affiliate thereof party thereto) and the Administrative Agent.

“Financing Lease” means, as applied to any Person, any obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt (excluding Indebtedness of any Excluded Project Subsidiary in the Development Stage) as of the last day of the Test Period then most recently ended on or prior to such date of determination to (b) Consolidated Adjusted EBITDA (excluding Consolidated Adjusted EBITDA of any Excluded Project Subsidiary in the Development Stage) for the Test Period then most recently ended, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to any Acceptable Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien (excluding any Permitted Lien that is expressly subordinated or otherwise required to be junior to such Lien).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending December 31.

“Fitch” means Fitch Ratings, Ltd., a division of Fitch, Inc. or any successor by merger or consolidation to its business.

“Fixed Amounts” has the meaning assigned to such term in Section 1.10(c).

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA (excluding Consolidated Adjusted EBITDA of any Excluded Project Subsidiary in the Development Stage) for the Test Period then most recently ended to (b) (i) Consolidated Fixed Charges (excluding Consolidated Fixed Charges of any Excluded Project Subsidiary in the Development Stage) for the period of four consecutive Fiscal Quarters then most recently ended for which financial statements of the type required to be delivered under Section 5.01(a) or (b), as applicable, are internally available on or prior to the date of such determination (or, if the most recently ended fiscal quarter as of such date of determination is the Fiscal Quarter ending (x) December 31, 2021, for the most recently ended Fiscal Quarter for which such financial statements are internally available multiplied by four (4), (y) March 31, 2022, for the period of two consecutive Fiscal Quarters for which such financial statements are internally available multiplied by two (2) or (z) June 30, 2022, for the period of three consecutive Fiscal Quarters for which such financial statements are internally available multiplied by four-thirds (4/3)), in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Fixed Rate Loan” means each Eurocurrency Rate Loan and each Alternate Currency Loan.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), (b) the Flood Insurance Reform Act of 2004 and (c) the Biggert-Waters Flood Insurance Reform Act of 2012, as amended.

“Floor” means a rate of interest equal to (i) with respect to the Initial Term B Facility and Initial Term C Facility, 0.50% and (ii) with respect to the Revolving Facility, 0.00%.

“Foreign Lender” means (a) if a Borrower is a United States Person, any Lender or Issuing Bank that is not a United States Person and (b) if a Borrower is not a United States Person, then a Lender or Issuing Bank, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“FSHCO” means any direct or indirect subsidiary of the Borrower that has no material assets other than Capital Stock or other Equity Interests (including any debt instrument treated as Equity Interests for U.S. Federal income tax purposes) and Indebtedness of one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation, or that matures within one year from such date and that is renewable or extendable, at the option of such Person, to a date that is more than one year from such date, or arises under a revolving credit or similar agreement that obligates the lender or lenders thereunder to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the US set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time, in each case, subject to the terms of Section 1.04.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, ministry, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the US, a foreign government or any political subdivision thereof, including any supra-national bodies (such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any

Acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantor” has the meaning assigned to such term in the definition of “Guarantee”.

“Hazardous Materials” means any material, substance or waste, which is classified or otherwise characterized as “hazardous”, or “toxic” or as a “pollutant” or “contaminant” or words of similar import pursuant to Environmental Laws.

“Hedge Agreement” means (a) any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means (i) any Person that is a counterparty to a Hedge Agreement with Holdings, the Borrower or any Restricted Subsidiary, in its capacity as such, and that (a) is a Lender, the Administrative Agent, the Collateral Agent, an Arranger, a Sustainability Structuring Agent or an Affiliate of a Lender, the Administrative Agent, the Collateral Agent, a Sustainability Structuring Agent or an Arranger at the time it enters into such Hedge Agreement, (b) becomes a Lender, the Administrative Agent, the Collateral Agent or an Affiliate of a Lender, the Administrative Agent or the Collateral Agent after it has entered into such Hedge Agreement, (c) has entered into such Hedge Agreement on or prior to the Closing Date or (ii) at the election of the Borrower in writing to the Administrative Agent, any other Person that is a counterparty to a Commodity Hedge Agreement of the Borrower and its Restricted Subsidiaries entered into the normal course of the Borrower’s or its Subsidiaries’ business, or consistent with past practices or industry standards and not for speculative purposes, in its capacity as such; provided that, in each case, no such Person (except the Administrative Agent or the Collateral Agent, in their capacities as counterparties to Hedge Agreements) shall be considered a Hedge Bank until such time as it shall have delivered written notice to the Collateral Agent that such a transaction has been entered into and that such Person constitutes a Hedge Bank entitled to the benefits of the Collateral Documents; it being understood that each such Person that has entered into a Hedge Agreement with Holdings, the Borrower or any Restricted Subsidiary shall be deemed (i) to appoint the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (ii) to agree to be bound by the provisions of Article VIII, Section 9.03, Section 9.10 and any applicable Acceptable Intercreditor Agreement as if it were a Lender. For purposes of the preceding sentence, a Person may deliver one notice confirming that it constitutes a “Hedge Bank” with respect to all Hedge Agreements entered into pursuant to a specified Master Agreement. For the avoidance of doubt, each of the Administrative Agent and the Collateral Agent shall constitute a Hedge Bank to the extent it has entered into a Hedge Agreement. Notwithstanding the foregoing, no Designated Commodity Hedge Counterparty shall be a Hedge Bank.

“Hedging Obligations” means the obligations of a Loan Party or Restricted Subsidiary under any Hedge Agreement.

“Holdings” means (i) Holdings (as defined in the preamble to this Agreement) or (ii) at the election of the Borrower, any other Person or Persons (the “New Holdings”) that is a subsidiary of (or are subsidiaries of) Holdings or of any Parent Company of Holdings (or the previous New Holdings, as the case may be) (the “Previous Holdings”) but not the Borrower; provided that a New Holdings shall not be substituted for Previous Holdings unless (a) such New Holdings directly (or indirectly through another Loan Party) owns 100.0% of the Capital Stock of the Borrower, (b) New Holdings shall be an entity organized or existing under the laws of the U.S., any state thereof or the District of Columbia or another jurisdiction reasonably acceptable to the Administrative Agent, (c) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (d) the New Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer stating that such substitution and any supplements to the Loan Documents preserve the enforceability of the Loan Guaranty and the perfection and priority of the Liens under the Collateral Documents (including, without limitation and for the avoidance of doubt, with respect to the pledge of the Capital Stock of the Borrower by New Holdings), (e) if reasonably requested by the Administrative Agent, a customary opinion of counsel shall be delivered by the Borrower to the Administrative Agent and (f) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default or material Tax liability to the Lenders or the Administrative Agent (unless required hereunder); provided, further, that if each of the foregoing is satisfied, the Previous Holdings shall be automatically released from all its obligations under the Loan Documents and any reference to “Holdings” in the Loan Documents shall be meant to refer to the “New Holdings”.

“Identified Disqualified Lender” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date of determination, any Restricted Subsidiary of the Borrower (a) the assets of which (when combined with the assets of such Restricted Subsidiary’s subsidiaries) do not exceed 5.0% of Consolidated Total Assets of the Borrower and (b) the contribution to Consolidated Adjusted EBITDA of which (when combined with the contribution to Consolidated Adjusted EBITDA of such Restricted Subsidiary’s subsidiaries, after intercompany eliminations) does not exceed 5.0% of the Consolidated Adjusted EBITDA of the Borrower, in each case, as of the last day of or for the most recently ended Test Period on or prior to such date of determination; provided that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the consolidated financial statements of the Borrower delivered pursuant to Section 4.01; provided, further that no Borrower shall be an Immaterial Subsidiary.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs, legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“Incremental Cap” means, on any date, the sum of the following:

(a) the Starter Amount on such date, plus

(b) (i) the amount of any (A) optional prepayment of any Term Loan in accordance with Section 2.11(a), (B) optional prepayment, redemption, repurchase, defeasance, satisfaction and discharge and/or other similar acquisition prior to a scheduled repayment of Additional Equal Priority Debt and/or (C) permanent reduction of any Revolving Credit Commitment and any permanent reduction of delayed draw term loan commitments to the extent such delayed draw term loan commitments were treated as fully drawn at the time they were incurred, plus (ii) the aggregate principal amount of any Term Loan or Additional Equal Priority Debt reduction resulting from any assignment of such Term Loan or such Additional Equal Priority Debt to (and/or purchase or buybacks of such Term Loan or such Additional Equal Priority Debt by) Holdings, the Borrower and/or any Restricted Subsidiary, including any such assignment, purchase or buyback made at a discount to par, with credit given for purposes of this clause (b) to the aggregate principal amount of the Loans (or, in the case of any Additional Equal Priority Debt, other Indebtedness) subject thereto, so long as, in the case of any such optional prepayment, reduction, assignment, purchase, buyback, redemption, repurchase, defeasance, satisfaction and discharge or acquisition, the relevant prepayment, reduction, assignment, purchase, buyback, redemption, repurchase, defeasance, satisfaction and discharge and/or acquisition was not funded with the proceeds of any long-term Indebtedness minus (iii) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt Incurred in reliance on this clause (b) on or prior to such date, plus

(c) an unlimited amount so long as, in the case of this clause (c), after giving effect to the relevant Incremental Facility and/or Incremental Equivalent Debt, the First Lien Leverage Ratio does not exceed either (x) 2.80:1.00 or (y) the First Lien Leverage Ratio in effect immediately prior to giving effect to the Incurrence of such Incremental Facility and/or Incremental Equivalent Debt, in each case, calculated on a Pro Forma Basis (but without giving effect to any amount Incurred substantially simultaneously or contemporaneously therewith under the Starter Amount, under clause (b) of this definition of “Incremental Cap” or under any revolving facility, including the Initial Revolving Facility), including the application of the proceeds thereof (in each case, without “netting” the cash proceeds of the applicable Incremental Facility and/or Incremental Equivalent Debt), and (i) in the case of any Incremental Revolving Facility, assuming a full drawing of such Incremental Revolving Facility and (ii) at the option of the Borrower, in the case of any delayed draw term loan commitments, assuming the full committed amount of any delayed draw term loan commitments then being incurred may either (x) be treated as fully drawn or (y) be disregarded for purposes of testing such financial ratio so long as, upon funding, the delayed draw term loans would satisfy the applicable financial ratio test.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Equivalent Debt” means Indebtedness Incurred by the Borrower or any other Loan Party in the form of (i) notes, bonds, debentures or loans secured by Liens on the Collateral ranking on an equal priority basis (but without regard to the control of remedies) to the Liens on the Collateral securing the Secured Obligations, (ii) notes, bonds, debentures or loans secured by Liens on the Collateral ranking on a junior priority basis to the Liens on the Collateral securing the Secured Obligations, (iii) unsecured notes, bonds, debentures or loans and/or (iv) commitments in respect of any of the foregoing Incurred or implemented in lieu of loans under an Incremental Facility; provided that:

(a) at the time of Incurrence of such Indebtedness, the aggregate principal amount of such Indebtedness to be so Incurred does not exceed the Incremental Cap at such time; provided that, for purposes of this definition, in the case of Incremental Equivalent Debt that is not incurred in reliance on clause (a) or (b) of the definition of “Incremental Cap” and that is (I) secured by a Lien on the Collateral ranking on a junior priority basis to the Lien on the Collateral securing the Secured Obligations, in lieu of the First Lien Leverage Ratio test applicable thereto, an unlimited amount of Incremental Equivalent Debt may be Incurred under clause (c) of the definition of “Incremental Cap” so long as, after giving effect to the relevant Incurrence of Incremental Equivalent Debt, (A) the Secured Leverage Ratio does not exceed either (x) 3.30:1.00 or (y) the Secured Leverage Ratio in effect immediately prior to giving effect to the Incurrence of such Incremental Equivalent Debt, in each case, calculated on a Pro Forma Basis or (B) the Interest Coverage Ratio is no less than (x) 1.75:1.00 or (y) the Interest Coverage Ratio in effect immediately prior to giving effect to the Incurrence of such Incremental Equivalent Debt, in each case, calculated on a Pro Forma Basis or (II) unsecured (or secured by assets not constituting Collateral), in lieu of the First Lien Leverage Ratio test applicable thereto, an unlimited amount of Incremental Equivalent Debt may be Incurred under clause (c) of the definition of “Incremental Cap” so long as after giving effect to the relevant Incurrence of Incremental Equivalent Debt, (A) the Total Leverage Ratio does not exceed either (x) 6.75:1.00 or (y) the Total Leverage Ratio in effect immediately prior to giving effect to the Incurrence of such Incremental Equivalent Debt, in each case, calculated on a Pro Forma Basis or (B) the Interest Coverage Ratio is no less than (x) 1.75:1.00 or (y) the Interest Coverage Ratio in effect immediately prior to giving effect to the Incurrence of such Incremental Equivalent Debt, in each case, calculated on a Pro Forma Basis (in the case of each of clauses (I) and (II) above, without giving effect to any amount Incurred substantially simultaneously or contemporaneously therewith under the Starter Amount, under clause (b) of the definition of “Incremental Cap” or under any revolving facility, including the Initial Revolving Facility), including the application of the proceeds thereof (in each case, without “netting” the cash proceeds of the applicable Incremental Equivalent Debt), and in the case of any Incremental Equivalent Debt that is revolving debt or commitments referenced in clause (iv) above, assuming a full drawing of such Incremental Equivalent Debt,

(b) no Event of Default has occurred and is continuing or would exist after giving effect thereto (except in the case of the Incurrence or provision of any Incremental Equivalent Debt in connection with a Permitted Acquisition, Investment, other similar transaction not prohibited by the terms of this Agreement or any Limited Condition Transaction, in which case no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing or would exist after giving effect thereto),

(c) except with respect to customary prepayment terms in connection with customary escrow arrangements, the Weighted Average Life to Maturity applicable to such notes, bonds, debentures or loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any prepayments thereof); provided that Incremental Equivalent Debt (A) constituting Customary Bridge Loans, (B) constituting customary “term A loans” (as determined by the Borrower in good faith) provided by bona fide banks, (C) Incurred in connection with a Permitted Acquisition, Investment or other similar transaction and/or (D) at the option of the Borrower, in an aggregate principal amount up to the available Maturity/Weighted Average Life Excluded Amount, in the case of each of clauses (A), (B), (C) and (D), may be Incurred without regard to this clause (c),

(d) except with respect to customary prepayment terms in connection with customary escrow arrangements, the final maturity date with respect to such notes or loans is no earlier than with respect to any other Incremental Equivalent Debt, the Latest Term Loan Maturity Date on the

date of the Incurrence thereof; provided that Incremental Equivalent Debt (A) constituting Customary Bridge Loans, (B) constituting customary “term A loans” (as determined by the Borrower in good faith) provided by bona fide banks, (C) Incurred in connection with a Permitted Acquisition, Investment or other similar transaction and/or (D) at the option of each Borrower, in an aggregate principal amount up to the available Maturity/Weighted Average Life Excluded Amount, in the case of each of clauses (A), (B), (C) and (D), may be Incurred without regard to this clause (d),

(e) [reserved];

(f) any such Indebtedness that is secured by the Collateral shall be subject to an Acceptable Intercreditor Agreement and no such Indebtedness may be guaranteed by any Person that is not a Loan Party;

(g) except as otherwise permitted in Section 2.22 (including with respect to maturity, amortization, pricing, currency types and denominations, interest rate margins, rate floors, MFN terms, discounts, premiums, fees, and (subject to clause (h) below) prepayment, redemption or similar terms and provisions, in each case, which shall each be determined by the Borrower and the lenders or investors with respect to such Incremental Equivalent Debt) with respect to an analogous Incremental Facility, the terms of any Incremental Equivalent Debt (other than any terms which are applicable only after the Latest Maturity Date) must, at the option of the Borrower, either (i) reflect market terms and conditions (taken as a whole) at the time of Incurrence, issuance or effectiveness of such Incremental Equivalent Debt (as determined by the Borrower in good faith), (ii) be not materially more restrictive on the Borrower and its Restricted Subsidiaries (when taken as a whole) than those applicable to any then-existing Term Loans (when taken as a whole) or (iii) be otherwise reasonably acceptable to the Administrative Agent (it being understood that to the extent that any financial maintenance covenant or other term is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be more restrictive than the terms and conditions of this Agreement if such financial maintenance covenant or other term is also added for the benefit of all Classes of Loans); and

(h) except with respect to customary prepayment terms in connection with customary escrow arrangements, no such Indebtedness (other than Customary Bridge Loans) shall have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, AHYDO Catch Up Payments, change of control offers or events of default and in the case of loans, excess cash flow sweeps) that could result in prepayments or redemptions of such Indebtedness prior to the Latest Maturity Date.

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Agreement” means an amendment to this Agreement executed by each of (a) the Borrower, (b) each Lender, if any, and Additional Lender, if any, that agrees to provide all or any portion of the Incremental Facility being Incurred pursuant thereto and in accordance with Section 2.22 and (c) solely to the extent required by Section 2.22(c), the Administrative Agent; provided that the Administrative Agent shall have received prior notice of the proposed execution of such Incremental Facility Agreement.

“Incremental Increase Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Revolving Facility.

“Incremental Revolving Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Incur” means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable, contingently or otherwise, for any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 6.01:

(a) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and

(c) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

“Incurred Acquisition Debt” has the meaning assigned to such term in Section 6.01(q).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.10(c).

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money;

(b) all obligations with respect to Financing Leases;

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation of such Person to pay the deferred purchase price of property or services (excluding (i) any earn-out obligation, purchase price adjustment or similar obligation,

unless such obligation has not been paid within 60 days after becoming due and payable and becomes a liability on the balance sheet of such Person in accordance with GAAP, (ii) any such obligations Incurred under ERISA, (iii) accrued expenses or current trade or other ordinary course payables or liabilities Incurred in the ordinary course of business, consistent with past practice or consistent with industry norm (including on an intercompany basis) and (iv) obligations resulting from take-or-pay contracts entered into in the ordinary course of business and other liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of Incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e) all Indebtedness of others that is secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person; provided that the amount of Indebtedness of any Person for purposes of this clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby;

(f) the face amount of any letter of credit or bankers’ acceptances issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock; and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that in no event shall any obligation under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or any other financial ratio under this Agreement.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness provided that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided that, notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 or International Accounting Standard 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an Incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amount that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an Incurrence of Indebtedness under this Agreement). The amount of Indebtedness issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount. For all purposes hereof, the Indebtedness of the Borrower and its Restricted Subsidiaries shall exclude (i) intercompany liabilities arising from their cash management and accounting operations and intercompany loans, advances or Indebtedness among the Borrower and its Restricted Subsidiaries having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) any deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iv) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (v) Indebtedness of any Parent Company appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP, (vi) accrued expenses and royalties, (vii) asset retirement obligations and obligations in respect of performance bonds, reclamation and workers’ compensation claims, retirement, post-employment or termination obligations (including pensions and retiree medical care), pension fund obligations or contributions or similar claims, or social security or wage taxes or contributions, (viii) any payments contemplated by the Acquisition Agreement (as in effect on the Closing Date), (ix) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case Incurred in the ordinary course of business, consistent with past practice or consistent with industry norm, (x) Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale and Lease-Back Transactions (except to the extent resulting in a Financing Lease), (xi) customary obligations under employment agreements and deferred compensation arrangements, (xii) Contingent Obligations incurred in the ordinary course of business, consistent with industry practice or consistent with industry norm, (xiii) obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business, consistent with past practice or consistent with industry norm, (xiv) any liability for taxes and (xv) surety bonds and other credit support arrangements entered into in connection with the Transactions and/or with respect to or in replacement of Targets’ existing arrangements and/or in the usual course of business, or consistent with past practices or industry standard.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated November 9, 2021, relating to the Target and its subsidiaries and the Transactions.

“Initial Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Initial Lenders” means the Arrangers (or their applicable affiliates) who are party to this Agreement as Lenders on the Closing Date.

“Initial Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans (and acquire participations in Letters of Credit) hereunder as set forth on the Commitment Schedule under the caption “Initial Revolving Credit Commitment”, or in the Assignment and Assumption pursuant to which such Lender assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date is $440,000,000.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the date that is five years after the Closing Date.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any revolving loan made by the Initial Revolving Lenders to the Borrower pursuant to Section 2.01(a)(iii).

“Initial Term B Facility” has the meaning assigned to such term in the Recitals to this Agreement.

“Initial Term B Lender” means any Lender with an Initial Term B Loan Commitment or an outstanding Initial Term B Loan.

“Initial Term B Loan Applicable Percentage” means, for purposes of Section 2.18(a), with respect to any Initial Term B Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding amount of the Initial Term B Loans and Initial Term B Loan Commitment of such Initial Term B Lender and the denominator of which is the aggregate outstanding principal amount of the Initial Term B Loans and Initial Term B Loan Commitments of all Initial Term B Lenders holding Initial Term B Loans or Initial Term B Loan Commitments.

“Initial Term B Loan Commitment” means, with respect to each Initial Term B Lender, the commitment of such Initial Term B Lender to make Initial Term B Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Initial Term B Lender’s name on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Initial Term B Lender becomes a party hereto, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Initial Term B Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.22. The aggregate amount of the Initial Term B Lenders’ Initial Term B Loan Commitments on the Closing Date is $1,335,000,000.

“Initial Term B Loans” means the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a)(i).

“Initial Term C Facility” has the meaning assigned to such term in the Recitals to this Agreement.

“Initial Term C Lender” means any Lender with an Initial Term C Loan Commitment or an outstanding Initial Term C Loan.

“Initial Term C Loan Applicable Percentage” means, for purposes of Section 2.18(a), with respect to any Initial Term C Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding amount of the Initial Term C Loans and Initial Term C Loan Commitment of such Initial Term C Lender and the denominator of which is the aggregate outstanding principal amount of the Initial Term C Loans and Initial Term C Loan Commitments of all Initial Term C Lenders holding Initial Term C Loans or Initial Term C Loan Commitments.

“Initial Term C Loan Commitment” means, with respect to each Initial Term C Lender, the commitment of such Initial Term C Lender to make Initial Term C Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Initial Term C Lender’s name on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Initial Term C Lender becomes a party hereto, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Initial Term C Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.22. The aggregate amount of the Initial Term C Lenders’ Initial Term C Loan Commitments on the Closing Date is $100,000,000.

“Initial Term C Loans” means the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a)(ii).

“Initial Term Facility” means the collective reference to the Initial Term B Facility and Initial Term C Facility.

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan” means the collective reference to the Initial Term B Loans and Initial Term C Loans.

“Initial Term Loan Commitment” means the collective reference to the Initial Term B Loan Commitment and Initial Term C Loan Commitment. The aggregate amount of the Term Lenders’ Initial Term Loan Commitments on the Closing Date is $1,435,000,000.

“Initial Term Loan Maturity Date” means the date that is seven years after the Closing Date.

“Insolvency Disposition” has the meaning assigned to such term in Article VIII.

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this Agreement and any Security Agreement, including an Intellectual Property Security Agreement substantially in the form of Exhibit J.

“Intercompany Note” means the Intercompany Subordinated Note, dated as of the Closing Date, substantially in the form of Exhibit O hereto, executed by Holdings, the Borrower and each other Restricted Subsidiary of the Borrower party thereto.

“Interest Coverage Ratio” means, the ratio of (a) Consolidated Adjusted EBITDA (excluding Consolidated Adjusted EBITDA of any Excluded Project Subsidiary in the Development Stage) for the Test Period then most recently ended to (b) Consolidated Interest Expense (excluding Consolidated Interest Expense of any Excluded Project Subsidiary in the Development Stage) for the Test Period then most recently ended (or, if the most recently ended Fiscal Quarter as of such date of determination is the Fiscal Quarter ending (x) December 31, 2021, for the most recently ended Fiscal Quarter for which such financial statements are internally available multiplied by four (4), (y) March 31, 2022, for the period of two consecutive Fiscal Quarters for which such financial statements are internally available multiplied by two (2) or (z) June 30, 2022, for the period of three consecutive Fiscal Quarters for which such financial statements are internally available multiplied by four-thirds (4/3)), in each case of Holdings and its Restricted Subsidiaries on a consolidated basis.

“Interest Election Request” means a request by the Borrower in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December (commencing with the last day of March 2022) and the Latest Maturity Date, or the maturity date applicable to such Loan, (b) with respect to any Eurocurrency Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, (c) to the extent necessary or advisable to create a fungible tranche of Term Loans, the date of the Incurrence of any Incremental Term Loans and (d) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is three months after the date of the Borrowing of which such Loan is a part; provided that, with respect to any such RFR Loan, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month.

“Interest Period” means, with respect to any Eurocurrency Rate Borrowing, the period beginning on the date of such Borrowing specified in the applicable Borrowing Request or on the date specified in the applicable Interest Election Request and ending on the numerically corresponding day in the calendar month that is one, two (other than in the case of LIBO Screen Rate Borrowings or EURIBOR Screen Rate Borrowings), three or six (other than in the case of CDOR Screen Rate Borrowings) months thereafter (or such other period as all of the relevant Lenders may agree), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided further that the initial Interest Period with respect to any Eurocurrency Rate Borrowing on the Closing Date may be for such other period specified in the applicable Borrowing Request that is acceptable to the Administrative Agent.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate, the CDOR Screen Rate or the EURIBOR Screen Rate, as applicable) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate, the CDOR Screen Rate or the EURIBOR Screen Rate, as applicable (for the longest period for which the LIBO Screen Rate, the CDOR Screen Rate or the EURIBOR Screen Rate, as applicable, is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate, the CDOR Screen Rate or the EURIBOR Screen Rate, as applicable, for the shortest period (for which that LIBO Screen Rate, the CDOR Screen Rate or the EURIBOR Screen Rate, as applicable, is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time. Notwithstanding the foregoing, if the Interpolated Rate, determined as set forth above, shall be less than the Floor, such rate shall be deemed to be the Floor for all purposes of this Agreement.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person (other than the Borrower or any Subsidiary Guarantor), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than, in the case of the Borrower and its Restricted Subsidiaries, intercompany liabilities arising from their cash management and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) or any advance to any current or former employee, officer, director, member of management, manager, member, partner, consultant or independent contractor of the Borrower, any Restricted Subsidiary or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case in the ordinary course of business, consistent with practice or consistent with industry norm of the Borrower and/or its subsidiaries) or capital contribution by the Borrower or any of its Restricted Subsidiaries to any other Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor as a repayment of principal or a return of capital, and any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payments to be deducted do not, in the aggregate, exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a Return in respect of such Investment (without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (except that the amount of any Investment constituting an Acquisition shall be the Acquisition Consideration), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor as a Return in respect of such Investment (without duplication of amounts increasing the Available Amount or the Available Excluded Contribution Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

“Investment Grade Assets” means (a) Securities issued or directly and fully guaranteed or insured by the US government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt Securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its subsidiaries, (c) investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the US customarily utilized for high quality investments.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or Fitch or the equivalent investment grade credit rating from any other nationally recognized rating agency.

“Investment Grade Securities” means (a) Securities issued or directly and fully guaranteed or insured by the US government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt Securities or debt instruments issued by an entity organized or existing under the laws of the US, any state or territory thereof or the District of Columbia and with a rating equal to or higher than A3 (or the equivalent) by Moody’s and A- (or the equivalent) by S&P or Fitch or the equivalent credit rating from any other nationally recognized rating agency, but excluding any debt Securities or instruments constituting loans or advances among the Borrower and its subsidiaries and (c) investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution.

“Investors” has the meaning assigned to such term in the Recitals to this Agreement.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IPO Entity” means, at any time at and after a Qualifying IPO, Holdings, the Borrower or a Parent Company of Holdings, as the case may be, the Capital Stock in which were issued or otherwise sold pursuant to the Qualifying IPO or, in the case of a Qualifying IPO described in clause (b) of the definition thereof, the publicly traded entity immediately following such Qualifying IPO, so long as such entity is Holdings or a Parent Company of Holdings.

“IPO Listco” means a wholly owned subsidiary of Holdings or of any Parent Company thereof formed in contemplation of a Qualifying IPO to become the IPO Entity. Holdings shall, promptly following its formation, notify the Administrative Agent of the formation of any IPO Listco that is a subsidiary of Holdings.

“IPO Reorganization Transactions” means, collectively, the transactions taken in connection with and reasonably related to consummating a Qualifying IPO, including the (a) formation and ownership of IPO Shell Companies, (b) entry into, and performance of, (i) a reorganization agreement among any of Holdings, its subsidiaries, Parent Companies and/or IPO Shell Companies implementing IPO Reorganization Transactions and other reorganization transactions in connection with a Qualifying IPO and (ii) customary underwriting agreements in connection with a Qualifying IPO and any future follow-on underwritten public offerings of common Capital Stock in the IPO Entity, including the provision by such IPO Entity and any Affiliate thereof of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (c) the merger of any IPO Subsidiary with one or more direct or indirect holders of Capital Stock in Holdings or any Parent Company of the Borrower with any IPO Subsidiary surviving and holding, directly or indirectly, Capital Stock in Holdings or any Parent Company of the Borrower and no other material assets or the dividend or other distribution by Holdings or any Parent Company of the Borrower of Capital Stock of IPO Shell Companies or any other transfer of ownership, directly or indirectly, to the holders of Capital Stock of Holdings or a Parent Company of the Borrower, (d) the amendment and/or restatement of organization documents of Holdings, Parent, any Parent Company of the Borrower and any IPO Subsidiaries, (e) the issuance of Capital Stock of IPO Shell Companies to the direct or indirect holders of Capital Stock of Holdings or any Parent Company of the Borrower in connection with any IPO Reorganization Transactions, (f) the making of Restricted Payments to (or Investments in) an IPO Shell Company, Holdings, any Parent Company of the Borrower or any of their respective subsidiaries to permit Holdings or any Parent Company of the Borrower to make distributions or other transfers, directly or indirectly, to IPO Listco, in each case solely for the purpose of paying, and solely in the amounts necessary for IPO Listco to pay, IPO-related expenses and the making of such distributions by Holdings or any Parent Company of the Borrower, (g) the repurchase by IPO Listco, directly or indirectly, of its Capital Stock from Holdings, any Parent Company of the Borrower or any of their respective subsidiaries, (h) the entry into an exchange agreement, pursuant to which the direct or indirect holders of Capital Stock in Holdings or any Parent Company of the Borrower and certain non-

economic/voting Capital Stock in IPO Listco will be permitted to exchange such interests for certain economic/voting Capital Stock in IPO Listco, (i) any issuance, dividend or distribution, directly or indirectly, of the Capital Stock of the IPO Shell Companies or other Disposition of ownership thereof to the IPO Shell Companies and/or the direct or indirect holders of Capital Stock of Holdings or any Parent Company of the Borrower and (j) all other transactions reasonably incidental to, or necessary for the consummation of, the foregoing; provided that none of the foregoing shall constitute an IPO Reorganization Transaction if after giving effect thereto, (x) the value of the Collateral provided by the Borrower and the other Loan Parties, taken as a whole, is impaired and (y) the value of the Loan Guaranties, taken as a whole, is impaired.

“IPO Shell Company” means each of IPO Listco and IPO Subsidiary.

“IPO Subsidiary” means a wholly-owned subsidiary of IPO Listco formed in contemplation of, and to facilitate, IPO Reorganization Transactions and a Qualifying IPO. Holdings shall, promptly following its formation, notify the Administrative Agent of the formation of an IPO Subsidiary that is a subsidiary of Holdings.

“IRS” means the US Internal Revenue Service.

“ISDA CDS Definitions” has the meaning assigned to such term in Section 9.02(e)(iv).

“Issuing Bank” means, as the context may require, Barclays, Credit Suisse AG, Cayman Islands Branch, The Toronto-Dominion Bank, New York Branch, BNP Paribas, Credit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, Royal Bank of Canada, Citibank, N.A., Stifel Bank & Trust, MUFG Union Bank, N.A., Fifth Third Bank, National Association, Citizens Bank, N.A. and any other Revolving Lender that is appointed as an Issuing Bank in accordance with Section 2.05(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“joint venture” means any Person (other than a subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries owns Equity Interests representing 50% or less of the Equity Interests of such Person.

“Judgment Currency” has the meaning assigned to such term in Section 9.24(a).

“Judgment Currency Conversion Date” has the meaning assigned to such term in Section 9.24(a).

“Junior Indebtedness” means any indebtedness for borrowed money (other than Indebtedness among Holdings, the Borrower and/or its subsidiaries) owing by any Loan Party with an individual outstanding principal amount in excess of the Threshold Amount that is expressly subordinated by its terms in right of payment to the Obligations.

“Junior Priority Intercreditor Agreement” means a Junior Priority Intercreditor Agreement substantially in the form of Exhibit N-2 among (x) the Collateral Agent and (y) one or more representatives of the holders of one or more classes of Indebtedness secured by Liens on the Collateral intended to rank junior in priority to the Liens on the Collateral securing the Secured Obligations, with any immaterial changes and material changes thereto in light of the prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Collateral Agent’s execution thereof.

“Key Performance Indicators” means each of Sustainably Processed Waste and Waste Recycled or Reused.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Term Commitment, Revolving Loan or Revolving Credit Commitment.

“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any term loan or term commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or any Additional Term Loan Commitment.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j)(i).

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01, or (a) if an Issuing Bank has entered into an Assignment and Assumption or became an Issuing Bank pursuant to an agreement designating it as contemplated by Section 2.05(i), the amount set forth for such Issuing Bank as its LC Commitment in the Register maintained by the Administrative Agent or in such agreement or (b) if an Issuing Bank has agreed with the Borrower to increase its LC Commitment, such greater amount as may be agreed by such Issuing Bank in its sole discretion.

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Outstanding Amount of all outstanding Letters of Credit at such time plus (b) the Outstanding Amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Revolving Credit Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Obligations” means, at any time, the sum of (a) the Outstanding Amount under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the Outstanding Amount of all unreimbursed LC Disbursements.

“LCT Election” has the meaning provided in Section 1.11.

“LCT Test Date” has the meaning provided in Section 1.11.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Term Lenders, the Revolving Lenders, any lender with an Additional Commitment or an outstanding Additional Loan and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit (including any Existing Letter of Credit) or bank guarantee issued (or, in the case of any Existing Letter of Credit, deemed issued) pursuant to this Agreement; provided that for the avoidance of doubt, no Issuing Bank shall be required to issue a (i) Letter of Credit other than a standby letter of credit or (ii) bank guarantee, in each case unless separately agreed with the Borrower.

“Letter of Credit Reimbursement Loan” has the meaning assigned to such term in Section 2.05(e)(i).

“Letter of Credit Request” means any request by the Borrower for a Letter of Credit in accordance with Section 2.05 and substantially in the form attached hereto as Exhibit K or such other form that is reasonably acceptable to the relevant Issuing Bank and the Borrower.

“Letter of Credit Sublimit” means an amount equal to the aggregate amount of the Revolving Credit Commitments, which amount is subject to increase in accordance with Section 2.22.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on page LIBOR01 of the Thomson Reuters screen (or, in the event such rate does not appear on a Thomson Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than the Floor, such rate shall be deemed to the Floor for the purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.

“Limited Assurance Letter” means one or more limited assurance letters from an External Verifier confirming whether one or more of the Sustainability Performance Targets have been met.

“Limited Condition Transaction” means (i) any acquisition or investment, including by way of merger, amalgamation, consolidation, division or similar transaction, not prohibited by this Agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any incurrence or issuance of, or prepayment, repayment, redemption, repurchase, defeasance, satisfaction and discharge or refinancing of, any Indebtedness, Disqualified Capital Stock or Preferred Stock, (iii) any dividend to be paid on a date subsequent to the declaration thereof, (iv) the creation of any Liens, (v) the making of any disposition, including the Specified Asset Sale, (vi) the making of any Investment (including any acquisition), (vii) the designation of a subsidiary as restricted or unrestricted and (viii) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (i) through (vii).

“Limited Originator Recourse” means a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness to satisfy Standard Securitization Undertakings.

“Loan Documents” means this Agreement, any Promissory Note, each Loan Guaranty, the Collateral Documents, any Acceptable Intercreditor Agreement, each Refinancing Amendment, each Incremental Facility Agreement, each Modification Amendment and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means Holdings, the Borrower, the Subsidiary Guarantors and the Additional Parties (as defined in the Loan Guaranty) from time to time party to the Loan Guaranty.

“Loan Guaranty” means the Guaranty Agreement, substantially in the form of Exhibit I, executed by each Loan Party thereto and the Administrative Agent for the benefit of the Secured Parties, as supplemented in accordance with the terms of Section 5.12.

“Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Loan Parties” means the Borrower and each Loan Guarantor.

“Loans” means any loans made by the Lenders to the Borrower pursuant to this Agreement.

“Lower Level” has the meaning assigned to such term in the definition of “Required Excess Cash Flow Percentage”.

“Management Investors” means the current, former or future officers, directors, managers, employees and other service providers (and any Immediate Family Members of the foregoing) of Holdings, the Borrower, the Restricted Subsidiaries or any Parent Company who are or who become direct or indirect investors in Holdings, any Parent Company, any Equityholding Vehicle, or the Borrower, including any such officers, directors, managers, employees, other service providers, members or partners (and any Immediate Family Members of the foregoing) owning through an Equityholding Vehicle.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common Equity Interests of the IPO Entity on a Business Day no more than five Business Days prior to the date of the declaration or making of a Restricted Payment permitted pursuant to Section 6.04(a)(vii) multiplied by (b) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment (or, if such common Equity Interests have only been traded on such securities exchange for a period of time that is less than 30 consecutive trading days, such shorter period of time).

“Market Convention Rate” has the meaning assigned to such term in Section 2.14.

“Master Agreement” has the meaning assigned to such term in the definition of the term “Hedge Agreement”.

“Material Acquisition” means any Investment, Acquisition or other similar transaction (including by way of merger or other similar transaction) consummated by the Borrower or any Restricted Subsidiary for aggregate Acquisition Consideration in excess of the greater of (a) $102,500,000 and (b) 20.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Material Adverse Effect” means a circumstance or condition that has or would reasonably be expected to materially and adversely affect (a) the business, results of operations or financial condition, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent and the Lenders under the applicable Loan Documents or (c) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money with an individual outstanding principal amount in excess of $75,000,000 and which is required to be pledged and delivered to the Collateral Agent (or its bailee) pursuant to any Security Agreement.

“Material Real Estate Asset” means any “fee-owned” Real Estate Asset located in the United States (other than in any state thereof that is a Mortgage Tax State) owned by any Loan Party on the Closing Date, acquired by any Loan Party after the Closing Date or owned by any Person at the time such Person becomes a Loan Party, in each case, having a Fair Market Value in excess of $50,000,000 as of the date of acquisition thereof (or the date of substantial completion of any material improvement thereon or new construction thereof) or if the owning entity becomes a Loan Party after the Closing Date, as of the date such Person becomes a Loan Party.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (c) with respect to any Replacement Term Loans or Replacement Revolving Facility, the final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Agreement and (e) with respect to any Modified Revolving Credit Commitment or Modified Term Loans, the final maturity date set forth in the applicable Modification Amendment.

“Maturity/Weighted Average Life Excluded Amount” means (x) the greater of (i) $257,500,000 and (ii) 50.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period less (y) the aggregate principal amount of Indebtedness Incurred utilizing the Maturity/Weighted Average Life Excluded Amount.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Merger Sub” has the meaning assigned to such term in the preamble to this Agreement.

“Minimum Modification Condition” has the meaning assigned to such term in Section 2.23(b).

“Modification” has the meaning assigned to such term in Section 2.23(a).

“Modification Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Modification Offer pursuant hereto and in accordance with Section 2.23.

“Modification Offer” has the meaning assigned to such term in Section 2.23(a).

“Modified Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a)(i).

“Modified Revolving Loans” has the meaning assigned to such term in Section 2.23(a)(i).

“Modified Term Loans” has the meaning assigned to such term in Section 2.23(a)(ii).

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” means any mortgage, deed of trust or other similar agreement made by a Loan Party in favor of the Collateral Agent, for the benefit of the Collateral Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral, which shall be in form reasonably satisfactory to the Collateral Agent and the Borrower.

“Mortgage Tax State” means Alabama, Florida, Minnesota, New York, Oklahoma, Tennessee, Virginia, Washington, D.C., Georgia, Maryland and any other state that imposes a mortgage recording tax, intangible tax, documentary tax or similar tax in connection with the execution or filing of a mortgage, deed of trust, deed to secure debt or similar instrument.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Restricted Subsidiaries, or any ERISA Affiliate makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability (including any outstanding Withdrawal Liability under Title IV of ERISA).

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payment or proceeds (including Cash Equivalents) received by the Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of the Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or otherwise, or pursuant to a Disposition of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any out-of-pocket costs Incurred by the Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or the relevant Restricted Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans and any Indebtedness secured by a Lien on the Collateral) that is secured by a Lien on the assets in question, and agreements with respect to the financing or acquisition of a Project, and that, in each case, is required to be repaid or otherwise comes due under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income or other Taxes paid or payable (including pursuant to Tax sharing arrangements or any Tax distribution)) in connection with any Disposition or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any Disposition or taking of such assets as referred to in clause (a) of this definition (provided that, to the extent and at the time any such amounts are released from such reserve (other than in connection with a payment in respect of such liability), such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) the pro rata portion of such Net Insurance/Condemnation Proceeds (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower and the Restricted Subsidiaries as a result thereof).

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) all fees and out-of-pocket expenses paid by (or on behalf of) the Borrower and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees and the amount of all transfer and similar Taxes and the Borrower’s good faith estimate of income or other Taxes paid or payable (including pursuant to Tax sharing arrangements or any Tax distributions) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition, including any earn-out obligations (provided that to the extent and at the time any such amounts are released from such reserve (other than in connection with a payment in respect of such liability), such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans and any Indebtedness secured by a Lien on the Collateral) which is secured by the asset Disposed of in such Disposition, and agreements with respect to the financing or acquisition of a Project, and which, in each case, is required to be repaid or otherwise comes due and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) Cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition, (v) the pro rata portion of such Net Proceeds (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower and the Restricted Subsidiaries as a result thereof, (vi) the amount of any liabilities (other than Indebtedness in respect of the Credit Facilities and the Senior Notes) directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and (vii) any costs associated with unwinding any related Hedging Obligations in connection with such Disposition; and (b) with respect to any Incurrence of Indebtedness or issuance of Equity Interests, the Cash proceeds thereof, net of all Taxes and all customary fees, commissions, underwriting discounts, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees or commissions), issuance costs, discounts and other costs and expenses (and, in the case of any Incurrence of Indebtedness or issuance of Equity Interests the proceeds of which are required to be used to prepay any Class of Loans and/or reduce any Class of Commitments under this Agreement, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction), and payments made in order to obtain a necessary consent required by applicable Requirement of Law, in each case only to the extent not already deducted in arriving at the amount of Cash proceeds thereof.

“Net Short Lender” has the meaning assigned to such term in Section 9.02(e).

“New Holdings” has the meaning assigned to such term in the definition of “Holdings”.

“New Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“New Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Non-Debt Fund Affiliate” means any Affiliate of the Borrower other than (a) a natural person, (b) Holdings, the Borrower and their respective subsidiaries and/or (c) any Debt Fund Affiliate.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Recourse Debt” means Indebtedness of a Person as to which neither the Borrower nor any Restricted Subsidiary (other than an Excluded Project Subsidiary) (i) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness), other than pursuant to a Non- Recourse Guarantee or any pledge of Equity Interests of an Excluded Project Subsidiary, or (ii) is directly or indirectly liable (as a guarantor or otherwise) other than pursuant to a Non-Recourse Guarantee or pledge of Equity Interests of an Excluded Project Subsidiary or (iii) constitutes the lender, provided, however, that (A) the holder or obligee of any such Indebtedness may have recourse to the assets subject to any Lien described in Section 6.02(s) and (B) the following kinds of support relating to Indebtedness or a Person do not affect the determination of such Indebtedness as Non-Recourse Debt: (i) Guarantees with respect to debt service reserves established with respect to a Subsidiary to the extent that such Guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such Guarantee; (ii) contingent obligations of the Borrower or any other Subsidiary to make capital contributions to a Subsidiary; (iii) any credit support or liability consisting of reimbursement obligations in respect of Letters of Credit issued under, and subject to the terms of, this Agreement, or otherwise permitted under this Agreement, to support obligations of a Subsidiary; (iv) agreements of the Borrower or any Subsidiary to provide, or guarantees or other credit support (including letters of credit) by the Borrower or any Subsidiary with respect to the performance and payment obligations under of any agreement of another Subsidiary to provide, corporate, management, marketing, administrative, technical, energy management or marketing, engineering, procurement, construction, operation and/or maintenance services to such Subsidiary, including in respect of the sale or acquisition of power, emissions, fuel, oil, gas or other supply of energy; (v) any Hedging Obligations and any power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sale agreements, commercial or trading agreements and any other similar agreements entered into between the Borrower or any Subsidiary with or otherwise involving any other Subsidiary, including any guarantees or other credit support (including letters of credit) of obligations of a Subsidiary under such agreements in the ordinary course of business, consistent with past practice or consistent with industry norm; and (vi) any Investments in a Subsidiary, to the extent permitted by this Agreement.

“Non-Recourse Guarantee” means any Guarantee that is customary (as reasonably determined by the Borrower) and entered into in the ordinary course of business, or consistent with past practice or industry norm, by the Borrower or a Restricted Subsidiary of Non- Recourse Debt incurred by an Excluded Project Subsidiary as to which the lenders of such Non-Recourse Debt will not have any recourse to the stock or assets of the Borrower, except to the limited extent set forth in such guarantee with respect to the Borrower’s obligation to make equity contributions.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.12(b).

“Obligation Currency” has the meaning assigned to such term in Section 9.24(a).

“Obligations” means, collectively, all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees (including fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank, any Arranger, any Sustainability Structuring Agent or any beneficiary of any indemnification obligations arising under the Loan Documents or otherwise in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption) and including those accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding, absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(ix).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of or otherwise with respect to, any Loan Document, but excluding, for the avoidance of doubt, any Excluded Taxes and Taxes that are Other Connection Taxes imposed in respect of an assignment other than an assignment made pursuant to Section 2.19.

“Outstanding Amount” means (a) with respect to any Term Loan, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowing and/or prepayment or repayment of such Term Loan occurring on such date, (b) with respect to any Revolving Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and/or prepayment or repayment of such Revolving Loan occurring on such date, (c) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any change in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (d) with respect to any LC Disbursement on any date, the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursement with respect to any Letter of Credit occurring on such date and any other change in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursement by the Borrower of such LC Disbursement. For purposes of clauses (b), (c) and (d) above, the “Outstanding Amount” of any Revolving Loan, Letter of Credit or LC Disbursement denominated in an Alternate Currency shall be the Dollar Equivalent thereof.

“Parent Company” means (a) Holdings, (b) any other Person of which Holdings is or becomes a subsidiary after the Closing Date, (c) any holding company established by any Permitted Holder for purposes of holding, directly or indirectly, its investment in the Borrower, Holdings or any other Parent Company and (d) any Wholly-Owned Subsidiary of Holdings of which the Borrower is a Wholly-Owned Subsidiary (provided that any such intermediate holding company that is not a New Holdings shall be subject to the terms and conditions of this Agreement applicable to Holdings, including, for the avoidance of doubt, the requirement to execute and deliver a joinder to the Loan Guaranty and a supplement to the Security Agreement, in substantially the forms attached thereto and comply with the covenant set forth in Section 6.11 and the other covenants and representations applicable to Holdings and shall be considered a Loan Guarantor on the same terms as Holdings).

“Participant” has the meaning assigned to such term in Section 9.05(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with the EMU Legislation.

“Partnership Project” means projects in connection with the strategic partnership between the Borrower and Green Investment Group Limited or other similar partners.

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions or designs described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing anywhere in the world.

“Payment” has the meaning assigned to such term in Section 8.03(a).

“Payment Notice” has the meaning assigned to such term in Section 8.03(b).

“Payment Recipient” has the meaning assigned to such term in Section 8.03(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Borrower or any of its Restricted Subsidiaries, or any ERISA Affiliate, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Requirements” means (a) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office in the state of organization or other location under Section 9-307 of the UCC of such Loan Party, (b) the filing of appropriate assignments or notices with the US Patent and Trademark Office and/or the US Copyright Office, as applicable, with respect to registered (and applied for) Patents, Trademarks, Copyrights and exclusive Copyright Licenses (except to the extent any of the foregoing are included in the definition of “Excluded Assets”), (c) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset (except to the extent expressly not required to be Collateral pursuant to the terms thereof), in each case in favor of the Collateral Agent for the benefit of the Secured Parties, (d) the delivery to the Collateral Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank and (e) in the case of a Loan Party that is not a Domestic Subsidiary (and its Capital Stock) the other actions required by the Collateral Documents delivered in accordance with the Collateral and Guarantee Requirement and Section 5.12.

“Performance Guaranty” means any performance guaranty agreement entered into by the Borrower or any of its Subsidiaries under which the Borrower or any such Subsidiary (i) guarantees the performance of a Subsidiary of the Borrower under a principal lease, service, construction or operating agreement relating to a Project or (ii) is otherwise obligated to provide support in connection with Projects.

“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Restricted Subsidiaries of all or substantially all of the assets of, or any business line, unit, division or product line (including research and development and related assets in respect of any product) of, any Person or the Equity Interests of any Person who is engaged in a Similar Business and becomes a Restricted Subsidiary (and, in any event, including by means of a Division, and including any Investment in (a) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (b) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture); provided that, (a) subject to Section 1.11, after giving effect to such Acquisition, no Event of Default under Section 7.01(a) or Sections 7.01(f) and/or (g) shall have occurred and be continuing and (b) after giving effect to such Acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 5.16; provided, further, that all actions required to be taken with respect to any such newly acquired subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in the term “Collateral and Guarantee Requirement”, the Collateral Documents and Section 5.12(b) to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired subsidiary is designated as an Unrestricted Subsidiary or is otherwise an Excluded Subsidiary).

“Permitted Holders” means (a) each of the Investors and each Management Investor (including, for the avoidance of doubt, any Investor or Management Investor holding Equity Interests through an Equityholding Vehicle), (b) any Person who is acting solely as an underwriter or initial purchaser in connection with a public or private offering of Equity Interests of the Borrower or any of its Parent Companies, acting in such capacity, (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing or any Permitted Parent are members and any member of such group; provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, no Person or other group (other the Permitted Holders specified in clauses (a), (b), (d) or (e) of this definition) own, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Borrower (or, for the avoidance of doubt, of Holdings or of any New Holdings, Successor Holdings or any IPO Entity) held by such group, (d) any Permitted Parent and (e) any Permitted Plan.

“Permitted Investments” has the meaning assigned to such term in Section 6.06.

“Permitted Letter of Credit” means any standby letter of credit entered into with any Permitted Letter of Credit Bank on a bilateral basis and not part of the Credit Facilities for the account of Holdings, the Borrower or any of its Restricted Subsidiaries, and specifically designated to the Administrative Agent in writing by the Borrower and the relevant Permitted Letter of Credit Bank as a “Permitted Letter of Credit”, which written designation shall (i) specify the face amount of the relevant letter of credit, and the aggregate amount of all Permitted Letters of Credit, in each case, at the time of such designation and (ii) provide that such Permitted Letter of Credit Bank (a) constitutes a Permitted Letter of Credit Bank entitled to the benefits of the Collateral Documents, (b) appoints the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (c) agrees to be bound by the provisions of Article VIII, Section 9.03, Section 9.10 and any applicable Acceptable Intercreditor Agreement as if it were a Lender; provided that the aggregate face amount of all such letters of credit shall not exceed $100,000,000 at any time.

“Permitted Letter of Credit Bank” means any Person that is an issuer of a Permitted Letter of Credit, in its capacity as such, and that (a) is a Lender, the Administrative Agent, the Collateral Agent, an Arranger, a Sustainability Structuring Agent or an Affiliate of a Lender, the Administrative Agent, the Collateral Agent, an Arranger or a Sustainability Structuring Agent or (b) has entered into such Permitted Letter of Credit on or prior to the Closing Date or (c) at the election of the Borrower (which election may be made in any written designation delivered pursuant to the definition of “Permitted Letter of Credit”), any other issuing bank with respect to a Permitted Letter of Credit entered into the normal course of the Borrower’s or its Subsidiaries’ business, or consistent with past practices or industry standards; provided that no such Person (except the Administrative Agent or the Collateral Agent in their capacities as issuers of such letters of credit) shall be considered a Permitted Letter of Credit Bank until such time as it shall have delivered the written notice specified in the definition of “Permitted Letters of Credit”. For the avoidance of doubt, each of the Administrative Agent and the Collateral Agent shall constitute a Permitted Letter of Credit Bank to the extent it has entered into a Permitted Letter of Credit to the extent permitted by the $100,000,000 maximum amount set forth in the definition of “Permitted Letter of Credit”.

“Permitted Letter of Credit Obligations” means any and all obligations of Holdings, the Borrower or any Restricted Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under any arrangement to provide Permitted Letters of Credit between Holdings, the Borrower or any Restricted Subsidiary and a Permitted Letter of Credit Bank.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Parent” means (a) any Parent Company of the Borrower (or, for the avoidance of doubt, of Holdings, any New Holdings, Successor Holdings or IPO Entity) that at the time it became a Parent Company was a Permitted Holder pursuant to clause (a) or (c) of the definition thereof and was not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that would otherwise constitute a Change of Control and (b) any Public Company (or Wholly-Owned Subsidiary of such Public Company), except if (and until such time as) any Person or group (other than a Permitted Holder) is deemed to be or becomes a beneficial owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company (as determined in accordance with the provisions of the final paragraph of the definition of “Change of Control”).

“Permitted Plan” means any employee benefit plan of the Borrower or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Receivables Financing” means any Receivables Financing that meets the following conditions: (a) the Board of Directors of the Borrower or any direct or indirect parent of the Borrower shall have determined in good faith that such Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries, (b) all sales, conveyances, assignments and/or contributions of

Receivables Assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary or any other Person, or by any Receivables Subsidiary to any other Person are made at Fair Market Value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the Receivables Financing is first entered into (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings and Limited Originator Recourse. For the avoidance of doubt, the Closing Date Securitization shall be a Permitted Receivables Financing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by Holdings and/or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, other than any Multiemployer Plan.

“Planned Expenditures” has the meaning assigned to such term in Section 2.11(b)(i).

“Platform” has the meaning assigned to such term in Section 9.01.

“Post-Merger Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Asset Sale” means any Disposition by the Borrower or its Restricted Subsidiaries made outside the ordinary course of business pursuant to Section 6.07(h)(i) (other than with respect to Sale and Lease-Back Transactions in an aggregate amount equal to 25.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period).

“Prepayment Premium Period” has the meaning assigned to such term in Section 2.12(e).

“Previous Holdings” has the meaning assigned to such term in the definition of “Holdings”.

“Pricing Certificate” means a certificate executed by a Responsible Officer of the Borrower (a) setting forth the Sustainability Rate Adjustment and computations in reasonable detail in respect thereof and (b) attaching true and correct copies of the Limited Assurance Letter for the calendar year ended December 31, 2025.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Private Lender Information” has the meaning assigned to such term in Section 9.01.

“Pro Forma Basis” or “Pro Forma Effect” means, with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Total Assets, Consolidated Fixed Charges or the Unrestricted Cash Amount (including component definitions thereof) or any other calculation hereunder (other than for purposes of Section 6.12(a) or determining the Applicable Rate or the Commitment Fee Rate), that each Subject Transaction required to be calculated on a Pro Forma Basis in accordance with Section 1.10 shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets or the Unrestricted Cash Amount, as of the last day of such Test Period) with respect to any ratio, test, covenant, calculation or measurement for which such calculation is being made and that:

(a) (i) in the case of (A) any Disposition of all or substantially all of the Equity Interests of any Restricted Subsidiary or any division, facility, business line and/or product line of the Borrower or any Restricted Subsidiary and (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative and including any Run Rate Benefits related thereto) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any ratio, test, covenant, calculation or measurement for which the relevant determination is being made and (ii) in the case of any Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative and including any Run Rate Benefits related thereto) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any ratio, test, covenant, calculation or measurement for which the relevant determination is being made; it being understood that any pro forma adjustment described in the definition of “Consolidated Adjusted EBITDA” may be applied to any such test, covenant or calculation solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA”,

(b) any retirement, Refinancing, prepayment or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness Incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any ratio, test, covenant, calculation or measurement for which the relevant determination is being made,

(c) any Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have been Incurred as of the first day of the applicable Test Period with respect to any ratio, test, covenant, calculation or measurement for which the relevant determination is being made; provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Financing Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP, (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower and (iv) interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the applicable date of determination,

(d) the acquisition of any asset included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its subsidiaries, or the

Disposition of any asset included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test, covenant or calculation for which such calculation is being made, and

(e) Unrestricted Cash Amount shall be calculated as of the last day of the applicable Test Period after giving Pro Forma Effect thereto (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness that is the Subject Transaction for which such a calculation in being made or is Incurred to finance such Subject Transaction).

Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the First Lien Leverage Ratio for purposes of Section 6.12(a) or determining the Applicable Rate or the Commitment Fee Rate, the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect.

“Project” means any waste-to-energy facility, waste disposal, treatment transfer, transportation or collection facility and facilities and operations related or ancillary thereto, electrical generation plant, cogeneration plant, water treatment facility, renewable energy facility or other facility for the generation of electricity or other forms of energy (including steam) or related or ancillary assets or properties or engaged in another line of business in which the Borrower and its Subsidiaries are permitted to be engaged hereunder for which a Subsidiary or Subsidiaries of the Borrower was, is or will be (as the case may be) an owner, operator, manager or builder.

“Projections” means the financial projections and pro forma financial statements of the Borrower and its subsidiaries included in the Lender Presentation dated November 4, 2021 (or a supplement thereto).

“Promissory Note” means any Term Note, Revolving Note or other promissory note of the Borrower payable to any Lender or its registered assigns evidencing the aggregate outstanding principal amount of any Loan made by such Lender to the Borrower.

“PTE” means a prohibited transaction class exemption issued by the US Department of Labor, as any such exemption may be amended from time to time.

“Public Company” means any Person with a class or series of Voting Stock that is traded on the New York Stock Exchange, the NASDAQ, the Luxembourg Stock Exchange, the London Stock Exchange, the Frankfurt Stock Exchange, the Hong Kong Stock Exchange, The International Stock Exchange or any comparable stock exchange or similar market.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchanges applicable to companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation or other costs to the extent attributable to being a public company, officer and director fee and expense reimbursement to the extent attributable to being a public company, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders associated with being a public company, directors’ and officers’ insurance and other legal and other professional fees, listing fees and other costs and/or expenses associated with being a public company.

“Public Lender” has the meaning assigned to such term in Section 9.01.

“Public Lender Information” has the meaning assigned to such term in Section 9.01.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.25.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that is not Disqualified Capital Stock.

“Qualifying IPO” means (a) any transaction after the Closing Date (other than a public offering pursuant to a registration statement on Form S-8) that results in the common Capital Stock in Holdings, the Borrower or a Parent Company of Holdings being publicly held or traded (whether alone or in connection with an underwritten primary public offering, a secondary public offering or any other offering) or (b) the acquisition, purchase, merger or combination of Holdings, the Borrower or a Parent Company of Holdings, by, or with, a publicly traded special acquisition company that (i) is an entity organized or existing under the laws of the US, any State thereof or the District of Columbia, (ii) prior to the Qualifying IPO, shall have engaged in no business or activities in any material respect other than activities related to becoming and acting as a publicly traded special acquisition company and entry into the Qualifying IPO and (iii) immediately prior to the Qualifying IPO, shall have no material assets other than cash and Cash Equivalents; provided that any merger or combination pursuant to this sentence involving Holdings shall comply with the requirements of Section 6.11(c).

“Quarterly Financial Statements” has the meaning assigned to such term in Section 4.01(c).

“Ratio Debt” has the meaning assigned to such term in Section 6.01(w).

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Receivables Assets” means, any accounts receivables, royalties, mortgage receivables, equipment receivables, franchise fees, license fees, patents or other revenue streams (whether now existing or arising in the future) of the Borrower or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, royalties, mortgage receivables, equipment receivables, franchise fees, license fees, patents or other revenue streams, all contracts and contract rights, and all guarantees or other obligations in respect of such accounts receivable, royalties, mortgage receivables, equipment receivables, franchise fees, license fees, patents or other revenue streams, all records and bank accounts with respect to such accounts receivable, and proceeds of such accounts receivable and other assets related thereto which are customarily transferred or in respect of which security interests are customarily granted in connection therewith.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to Receivables Assets or any participation interest issued or sold in connection with, and other fees and expenses (including fees and expenses of legal counsel) paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its subsidiaries pursuant to which the Borrower or any of its subsidiaries may sell, contribute, convey, assign or otherwise transfer to, or may grant a security interest in the Receivables Assets subject to such financing in favor of, (a) a Receivables Subsidiary or other subsidiary of the Borrower who then in turn transfers to a Receivables Subsidiary, and (b) any other Person, which, in either case, may include a backup or precautionary grant of security interest in such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred and (c) Holdings, Borrower, and any of their respective subsidiaries may provide Standard Securitization Undertakings and Limited Originator Recourse and may incur liabilities in respect of Receivables Repurchase Obligations.

“Receivables Repurchase Obligation” means any obligation of a seller, transferor or servicer of receivables in a Permitted Receivables Financing to repurchase receivables or otherwise make payments with respect to receivables, in each case, arising as a result of a breach of Standard Securitization Undertakings, a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly-Owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing with the Borrower in which the Borrower or any subsidiary of the Borrower or a direct or indirect parent of the Borrower makes an Investment and to which the Borrower or any subsidiary of the Borrower or a direct or indirect parent of the Borrower sells, conveys, assigns or otherwise transfers Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets sold, conveyed, assigned or other transferred)) which engages in no activities other than in connection with the purchase, acquisition or financing of accounts receivable of the Borrower and its subsidiaries or a direct or indirect parent of the Borrower and all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other subsidiary (other than a Receivables Subsidiary) of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (ii) is recourse to or obligates the Borrower or any other subsidiary (other than a Receivables Subsidiary) of the Borrower in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or (iii) subjects any property or asset of the Borrower or any other subsidiary (other than a Receivables Subsidiary) of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

(b) with which neither the Borrower nor any other subsidiary (other than a Receivables Subsidiary) of Holdings has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and

(c) to which neither the Borrower nor any other subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Refinanced Indebtedness” has the meaning assigned to such term in the definition of “Refinancing Indebtedness”.

“Refinance”, “Refinancing” and “Refinanced” have the meanings assigned to such terms in the definition of the term “Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) each Lender, if any, and Additional Lender, if any, that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being Incurred pursuant thereto and in accordance with Section 9.02(c) and (c) solely to the extent such Refinancing Amendment would affect the Loan Documents in a manner that would require the consent of the Administrative Agent pursuant to Section 9.02(b)(E), the Administrative Agent; provided that the Administrative Agent shall have received prior notice of the proposed execution of such Refinancing Amendment.

“Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness Incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or a previous refinancing thereof constituting Refinancing Indebtedness).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (a) a US depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System under 12 CFR part 211, (d) a non-US branch of a foreign bank managed and controlled by a US branch referred to in clause (c) or (e) any other US or non-US depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation H” means Regulation H of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective officers, directors, employees, agents, advisors, controlling persons and other representatives or successors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replaced Revolving Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Rate” has the meaning assigned to such term in Section 2.14.

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representative” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (a) the prepayment or refinancing of all or a portion of the Initial Term Loans with the proceeds from the Incurrence by any Loan Party of any broadly syndicated senior secured “term loan B” or “term loan C” financings (including any Replacement Term Loans) in the same currency as and having an Effective Yield that is less than the Effective Yield applicable to the Initial Term Loans so prepaid or refinanced and (b) any amendment, waiver or other modification to this Agreement that would reduce the Effective Yield applicable to the Initial Term Loans; provided that the primary purpose of such prepayment, refinancing, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Term Loans; provided, further, that in no event shall any such prepayment, refinancing, amendment, waiver or other modification in connection with a Change of Control, Qualifying IPO, Specified Asset Sale, Material Acquisition, Transformative Disposition, a “dividend recapitalization” or an increase in the aggregate principal amount of Term Loans (including by adding a new Class of Term Loans), constitute a Repricing Transaction. Any determination by the Administrative Agent in consultation with the Borrower of the Effective Yield for purposes of this definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 2.30:1.00, 50%, (b) if the First Lien Leverage Ratio is less than or equal to 2.30:1.00 but greater than 1.80:1.00, 25% and (c) if the First Lien Leverage Ratio is less than or equal to 1.80:1.00 (the applicable First Lien Leverage Ratio levels under clauses (a), (b) and (c), the “Stepdown Levels”), 0% (the percentages set forth in clauses (a), (b) and (c), the “Stepdown Percentages”); it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay the Term Loans under Section 2.11(b)(i) for any Excess Cash Flow Period, the Required Excess Cash Flow Percentage shall be determined on (and as of) the scheduled date of prepayment by first, determining the applicable Stepdown Level by calculating the First Lien Leverage Ratio on a Pro Forma Basis without giving effect to any Excess Cash Flow payment required to be made on such date (the “Base Level”, and the Stepdown Level one level below the Base Level, the “Lower Level”) and second, calculating the First Lien Leverage Ratio after giving effect to such Excess Cash Flow payment on a Pro Forma Basis based on the Lower Level on such date (the “Assumed Payment”). If after calculating the First Lien Leverage Ratio on a Pro Forma Basis giving effect to the Assumed Payment at the Lower Level the Borrower would be entitled to a stepdown to the Lower Level from the Base Level, then the Required Excess Cash Flow Percentage applicable to such Excess Cash Flow payment required to be made shall be the Stepdown Percentage for the Lower Level; otherwise, the Stepdown Percentage for the Base Level shall apply.

“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50% of the sum of the total Loans and such unused Commitments at such time; provided that, for purposes of this definition, the outstanding principal amount of Alternate Currency Loans at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments and/or unused Additional Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Loans and Additional Revolving Loans and such unused Revolving Credit Commitments and/or Additional Revolving Credit Commitments at such time; provided that, for purposes of this definition, the outstanding principal amount of Alternate Currency Loans and the Alternate Currency LC Obligations at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, municipal, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the president, the chief executive officer, the chief financial officer, the treasurer, manager of treasury activities, any assistant treasurer, any executive vice president, any senior vice president, any senior vice president (finance), any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject, in the case of the Quarterly Financial Statements, to changes resulting from audit and normal year-end audit adjustments and to the absence of footnotes and the inclusion of any explanatory note.

“Restoration Certification” means, with respect to any receipt of Net Insurance/Condemnation Proceeds, a certification made by a Responsible Officer of the Borrower or a Restricted Subsidiary, as applicable, to the Administrative Agent prior to the date that is 18 months after receipt of such Net Insurance/Condemnation Proceeds, certifying (a) that the Borrower or such Restricted Subsidiary intends to use such Net Insurance/Condemnation Proceeds to repair, restore or replace the property or assets in respect of which such Net Insurance/Condemnation Proceeds were (or are expected to be) received, or otherwise invest in assets useful to the business, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration, reinvestment, or replacement will be completed within 180 days after the expiration of such 18-month period.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(v)(C).

“Restricted Cash” means, as of any date of determination, (i) the sum of the amounts on deposit that are designated to pay debt service principal or construction costs, as debt service reserves, or to redeem the Indebtedness secured thereby to the extent excess proceeds remain in the relevant account after completion of construction of a Project and held in a debt service principal account, a debt service reserve fund or a reserve account (which such reserve account secures the Non-Recourse Debt that is the source of the amounts therein) so long as the proceeds in such reserve account are designated to pay construction costs or debt service during construction or, if excess proceeds remain in such account after completion of construction of the relevant project, to redeem the Non-Recourse Debt secured thereby and (ii) any amounts of cash pledged to collateralized letters of credit arrangements.

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Equity Interests of the Borrower or any Parent Company of the Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Equity Interests of the Borrower or any Parent Company of the Borrower; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Equity Interests of the Borrower or any Parent Company of the Borrower now or hereafter outstanding; and (d) any Restricted Investment.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person, including any Excluded Project Subsidiary and Development Subsidiary, that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other similar amount received or realized in respect thereof.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing denominated in a currency other than Dollars, (ii) each date of a continuation of a Loan denominated in a currency other than Dollars pursuant to Section 2.03 and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a currency other than Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in a currency other than Dollars, and (iv) in the case of all Existing Letters of Credit denominated in a currency other than Dollars, the Closing Date.

“Revenue” means, for any period, the revenue earned by the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that such amount shall be determined excluding the effects of acquisition method accounting.

“Revolving Commitment Increase” has the meaning set forth in Section 2.22(a).

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility and any Replacement Revolving Facility.

“Revolving Facility Test Condition” will be applicable for purposes of Section 6.12 if, as of any date of determination, without duplication, the Outstanding Amount of the sum of (a) all Revolving Loans (other than, for any such determination made in respect of any of the first four full Fiscal Quarters ending after the Closing Date, any Revolving Loans used to finance a portion of the Transactions (including the payment of the Transaction Consideration and the Transaction Costs)), (b) LC Disbursements that have not been reimbursed within three Business Days and (c) undrawn Letters of Credit (other than (i) undrawn Letters of Credit that have been cash collateralized or backstopped (in the case of any such non-cash collateral backstop, in a manner reasonably satisfactory to the applicable Issuing Bank) in an amount equal to 100% of the then-available face amount thereof and (ii) undrawn Letters of Credit that have not been cash collateralized or backstopped in an aggregate amount of up to $100,000,000) exceeds an amount equal to 35% of the Total Revolving Credit Commitments.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.

“Revolving Note” means a promissory note of the Borrower payable to any Initial Revolving Lender or its registered assigns, in substantially the form of Exhibit G-2, evidencing the aggregate Initial Revolving Loans owing by the Borrower to such Initial Revolving Lender.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, SONIA.

“RFR Borrowing” means any Borrowing comprised of RFR Loans.

“RFR Business Day” means, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Loan” means a Loan that is bearing interest at a rate determined by reference to an RFR.

“RFR Interest Payment” means, in respect of any Interest Payment Date in relation to an RFR Loan, the aggregate amount of interest that is, or is scheduled to become, payable under Section 2.13.

“RFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“Run Rate Benefits” has the meaning assigned to such term in clause (d) of the definition of “Consolidated Adjusted EBITDA”.

“Run Rate Initiative” has the meaning assigned to such term in clause (d) of the definition of “Consolidated Adjusted EBITDA”.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor by merger or consolidation to its business.

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) Disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or Disposed of.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person that has the majority of its operations in or is organized or resident in a Sanctioned Country or (c) any Person 50% or greater owned or (where relevant under applicable Sanctions) controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means, at the Borrower’s written election to the Administrative Agent, all Hedging Obligations (other than, with respect to a Loan Guarantor, any Excluded Swap Obligation of such Loan Guarantor) under each Hedge Agreement (other than a Designated Commodity Hedge Agreement) between Holdings, the Borrower or any Restricted Subsidiary and a Hedge Bank .

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt (excluding Indebtedness of any Excluded Project Subsidiary in the Development Stage) as of the last day of the Test Period then most recently ended on or prior to such date of determination to (b) Consolidated Adjusted EBITDA (excluding Consolidated Adjusted EBITDA of any Excluded Project Subsidiary in the Development Stage) for the Test Period then most recently ended, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations, (b) all Secured Hedging Obligations, (c) all Designated Secured Commodity Hedge Agreement Obligations, (d) all Permitted Letter of Credit Obligations and (e) solely if, and to the extent that, the Secured Obligations owing to any Payment Recipient are deemed extinguished as a result of an erroneous Payment and the Secured Obligations are not increased or otherwise altered as a result, the erroneous Payment subrogation rights of the Administrative Agent in respect thereof; provided that (i) unless otherwise agreed to by the Borrower, the Banking Services Obligations, Secured Hedging Obligations, Permitted Letter of Credit Obligations and Designated Secured Commodity Hedge Agreement Obligations of a Loan Party or any Restricted Subsidiary thereof shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the Obligations are so secured and guaranteed and (ii) any release of Collateral or Loan Guarantors effected in the manner permitted by this Agreement and the other Loan Documents shall not require the consent of the Banking Services Banks or Permitted Letter of Credit Banks or the consent of the Hedge Banks or the Designated Secured Commodity Hedge Counterparties.

“Secured Parties” means (a) the Lenders and the Issuing Banks, (b) the Administrative Agent and the Collateral Agent, (c) each Hedge Bank party to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, (d) each Banking Services Bank providing Banking Services the obligations in respect of which constitute Banking Services Obligations, (e) each Designated Commodity Hedge Counterparty party to a Designated Secured Commodity Hedge Agreement, the obligations in respect of which constitute Designated Secured Commodity Hedge Agreement Obligations, (f) each Permitted Letter of Credit Bank that is an issuer of Permitted Letter of Credit the obligations under which constitute Permitted Letter of Credit Obligations and (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date, substantially in the form of Exhibit H, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Sellers” has the meaning assigned to such term in the Recitals to this Agreement.

“Senior Notes” means the $300,000,000 in aggregate principal amount of the Borrower’s 4.875% Sustainability-Linked Senior Notes due 2029 issued pursuant to the Senior Notes Indenture on the Closing Date.

“Senior Notes Indenture” means the Indenture, dated as of the Closing Date, among, Merger Sub, as issuer, U.S. Bank National Association, as trustee, and the guarantors from time to time party thereto (as amended, restated, supplemented, or otherwise modified from time to time).

“Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries taken together that, as of the last day of the Fiscal Quarter of the Borrower most recently ended for which financial statements are internally available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated Revenues or total assets, as applicable, of the Borrower for such quarter; provided that, solely for purposes of Section 7.01(f) and Section 7.01(g), each Restricted Subsidiary forming part of such group is subject to an Event of Default under one or more of such Sections.

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 5.16 if the references to “Restricted Subsidiaries” in Section 5.16 were read to refer to such Person.

“Software” means computer programs, object code, source code and supporting documentation, including, without limitation, “software” as such term is defined in the UCC as in effect on the date hereof in the State of New York and computer programs that may be construed as included in the definition of “goods” in the UCC as in effect on the date hereof in the State of New York.

“Solvent” means, at the time of determination:

(a) each of the Fair Value and the Present Fair Saleable Value of the assets of a Person and its subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; and

(b) such Person and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and

(c) such Person and its subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

Defined terms used in the foregoing definition shall have the meanings set forth in the Solvency Certificate delivered on the Closing Date pursuant to Section 4.01(i).

“SONIA” means, with respect to any RFR Business Day, a rate per annum equal to the Sterling Overnight Index Average for such RFR Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Acquisition Agreement Representations” means the representations and warranties made by, or with respect to, the Target and its subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that Holdings (or its applicable affiliate) has the right (taking into account applicable cure provisions) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Closing Date Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of any such representations and warranties.

“Specified Asset Sale” means a Disposition of the UK&I Assets, whether through the sale of the UK&I Assets or of Equity Interests of a subsidiary holding the UK&I assets or otherwise, that is consummated on or after the Closing Date.

“Specified Asset Sale Conditions” has the meaning assigned to such term in Section 2.11(b)(ii).

“Specified Loans” has the meaning assigned to such term in Section 9.02(f).

“Specified Parties” has the meaning assigned to such term in Section 9.02(f).

“Specified Representations” means the representations and warranties of the Loan Parties set forth in Section 3.01(a)(i) (solely as it relates to the Loan Parties), Section 3.01(b) (with respect to the entering into, borrowing under, guaranteeing under, performance of, and granting of Liens in the Collateral pursuant to, the Loan Documents), Section 3.02 (with respect to the entering into, borrowing under, guaranteeing under, performance of, and granting of Liens in the Collateral pursuant to, the Loan Documents), Section 3.03(b)(i) (with respect to the entering into, borrowing under, guaranteeing under, performance of, and granting of Liens in the Collateral pursuant to the Loan Documents), Section 3.08, Section 3.12, Section 3.14 (subject to the last sentence of Section 4.01) as it relates to the creation, validity and perfection of the security interests in the Collateral, Section 3.16, Section 3.17(c)(i) and Section 3.17(e) (solely with respect to laws applicable to sanctioned persons as administered by OFAC, the US Department of State, the FCPA and the PATRIOT Act, and solely with respect to the use of the proceeds of the Loans on the Closing Date).

“Specified UK&I Guarantees” means:

(i) the O&M guarantee between Post-Merger Borrower as guarantor and Rookery South Limited as projectco relating to the operation and maintenance agreement entered into in connection with the supply of waste to the facility in Bedfordshire, United Kingdom known as Rookery South dated 21 March 2019 (as amended from time to time);

(ii) the operation and maintenance guarantee between Post-Merger Borrower as guarantor and Protos ERF Limited as projectco relating to an operating agreement in respect of the facility at Ince Marshes in Cheshire for the generation of electricity known as the Protos Energy Recovery Facility dated 1 December 2020 (as amended from time to time);

(iii) the operation and maintenance guarantee between Post-Merger Borrower as guarantor and Newhurst ERF Limited as projectco relating to an operating agreement in respect of the facility at Newhurst in Leicestershire for the generation of electricity known as the Newhurst Energy Recovery Facility dated 11 February 2020 (as amended from time to time); and

(iv) the operator parent company guarantee in respect of the Dublin waste to energy project between Covanta Energy LLC, Post-Merger Borrower and Dublin Waste to Energy Limited (as amended from time to time).

“Sponsor” means, collectively, EQT Fund Management S.a. r.l., its affiliates and its and its affiliates’ investment entities, including funds, partnerships, co-investment vehicles and managed account arrangements established, operated, managed, advised or controlled directly or indirectly by the foregoing or other entities under common control with EQT Fund Management S.a. r.l or its affiliates (but, excluding any operating portfolio company of any of the foregoing).

“Standard Securitization Undertakings” means representations, warranties, covenants, agreements, purchase obligations, indemnities and guarantees of performance entered into by Holdings, the Borrower or any subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Starter Amount” means, on any date of determination, (a) the greater of (i) $515,000,000 and (ii) 100% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period, plus (b) at the option of the Borrower, the amount of Indebtedness permitted to be Incurred under Section 6.01(u) at the time such Indebtedness is Incurred; provided that any Indebtedness Incurred pursuant to this clause (b) in lieu of Section 6.01(u) shall reduce availability under Section 6.01(u), minus (c) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt Incurred in reliance on the Starter Amount on or prior to such date.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (a) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Adjusted Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Step-Up Date” means March 31, 2026.

“Stepdown Level” has the meaning assigned to such term in the definition of “Required Excess Cash Flow Percentage”.

“Stepdown Percentage” has the meaning assigned to such term in the definition of “Required Excess Cash Flow Percentage”.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Subject Loans” means, as of any date of determination, the Initial Term Loans and any Additional Term Loans subject to ratable prepayment requirements in accordance with Section 2.11(b)(viii) on such date of determination.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other Acquisition of all or substantially all of the assets of, or any business line, unit or division of, any Person or the Capital Stock of any Person (and, in any event, including (A) any Investment in (i) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (ii) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture and (B) any such Permitted Acquisition or other Acquisition that is subject to binding contract commitments, letters of intent or purchase orders), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of any subsidiary (or any facility, business unit, line of business, product line or division of the Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof, (e) any Incurrence or prepayment, repayment, redemption, repurchase, defeasance, satisfaction and discharge or Refinancing of Indebtedness, (f) the implementation of any Run Rate Initiative, (g) any Tax Restructuring, (h) any IPO Reorganization Transaction, (i) the entry into any Customer Contract and/or (j) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity. For the avoidance of doubt, any entity that is owned at a 50% or less level (as described above) shall not be a “subsidiary” for any purpose hereunder, regardless of whether such entity is consolidated on the Borrower’s or any of its Restricted Subsidiaries’ financial statements. Unless the context otherwise requires, any references to subsidiaries refer to a subsidiary of the Borrower.

“Subsidiary Guarantor” means (a) on the Closing Date, each subsidiary of the Borrower set forth on Schedule 1.01(d) and (b) thereafter each subsidiary of the Borrower that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Successor Holdings” has the meaning assigned to such term in Section 6.11(c).

“Supported QFC” has the meaning assigned to such term in Section 9.25.

“Sustainability Adjustment Amount” has the meaning assigned to such term in Section 2.13(g)(ii).

“Sustainability Metric” means each of the Sustainably Processed Waste and the Waste Recycled/Reused.

“Sustainability Performance Targets” means, collectively, the Sustainably Processed Waste Target and the Waste Recycled/Reused Target; provided, however, that for purposes of determining if any Sustainability Performance Target has been achieved, the Borrower and its consolidated Subsidiaries may exclude the impact of (i) any amendment to, or change in, any applicable laws, regulations, rules, guidelines, standards and policies (or any amendment, change or inability to renew with consistent terms or obtain, any permits or licenses issued thereunder) applicable or relating to the business, operations or properties of the Borrower and its consolidated Subsidiaries following the Closing Date, including with respect to the measurement or calculation of any of the Sustainability Performance Targets or (ii) any force majeure or extraordinary or exceptional events or circumstances, including the occurrence of such events or circumstances with respect to the availability and/or continuous supply of any relevant residue or waste that is necessary, appropriate or, as of the date of this offering, anticipated, for the achievement of the Sustainability Performance Targets (including but not limited to market developments related to the availability and/or continuous supply of relevant residues or wastes, supply chain disruptions or physical impacts from extreme weather or climate change ). If a Sustainability Performance Target is not achieved as a result of the occurrence of any of the foregoing described in the proviso to the immediately preceding sentence, as determined by the Borrower in its reasonable judgment, such Sustainability Performance Target will be deemed to have been achieved for purposes of this Agreement and no interest rate adjustment shall result from the failure to achieve such Sustainability Performance Target.

“Sustainability Rate Adjustment Date” has the meaning assigned to such term in Section 2.13(g).

“Sustainability Structuring Agents” means Barclays, Credit Suisse Loan Funding LLC, TD Securities (USA) LLC, in their capacities as Joint Sustainability-Linked Loan Structurers and Coordinators with respect to the Term Facility initially made available under this Agreement on the Closing Date.

“Sustainably Processed Waste” means all waste managed by the Borrower on behalf of customers and clients through energy recovery (or, the waste to energy process), recycling, and reuse in line with the EPA and the five step waste hierarchy established in the Waste Management Hierarchy of the U.S. EPA and the European Union.

“Sustainably Processed Waste Applicable Rate Adjustment Amount” has the meaning assigned to such term in Section 2.13(g)(i).

“Sustainably Processed Waste Target” means the Borrower’s target to increase the amount of Sustainably Processed Waste (measured in thousand tons) by a total of 2.5% in the year ending December 31, 2025 compared to the year ended December 31, 2020.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means any obligation to pay or perform under any Swap.

“Target” has the meaning assigned to such term in the Preamble to this Agreement.

“Target Credit Agreement” means that certain Second Amended and Restated Credit and Guaranty Agreement, dated as of August 21, 2018, by and among Covanta Energy, LLC, Covanta Holding Corporation, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent and each other party thereto.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Merger” has the meaning assigned to such term in the Recitals to this Agreement.

“Target Refinancing” has the meaning assigned to such term in Section 4.01(g).

“Tax Group” has the meaning assigned to such term in Section 6.04(a)(i)(B).

“Tax Restructuring” means any reorganizations and other transactions entered into among the Borrower (or any Parent Company thereof) and/or its Restricted Subsidiaries for tax planning (as determined by the Borrower in good faith) entered into after the Closing Date so long as such reorganizations and other transactions do not impair the value of the Collateral, when taken as a whole, or the value of the Loan Guaranties, taken as a whole, in any material respect and is otherwise not adverse to the Lenders in any material respect and after giving effect to such reorganizations and other transactions, Holdings, the Borrower and their respective Restricted Subsidiaries otherwise comply with Section 5.14.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means any Initial Term Loan Commitment and any Additional Term Loan Commitment.

“Term Facility” means any Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Term Lender” means any Initial Term Lender and any Additional Term Lender.

“Term Loan” means the Initial Term B Loans, Initial Term C Loans and, if applicable, any Additional Term Loans.

“Term Note” means a promissory note of the Borrower payable to any Initial Term Lender or its registered assigns, in substantially the form of Exhibit G-1, evidencing the aggregate outstanding principal amount of Initial Term Loans owing by the Borrower to such Initial Term Lender.

“Termination Date” has the meaning assigned to such term in the lead-in to Article V.

“Test Period” means (a) for any determination under this Agreement other than with respect to any determination of the First Lien Leverage Ratio for purposes of Section 6.12(a) or any determination of the Applicable Rate, the Commitment Fee Rate or the Required Excess Cash Flow Percentage, the Fiscal Quarter then most recently ended for which financial statements are internally available and (b) for any determination of the First Lien Leverage Ratio for purposes of Section 6.12(a) or determining the Applicable Rate, the Commitment Fee Rate or the Required Excess Cash Flow Percentage, the last four Fiscal Quarters then most recently ended for which the financial statements required to be delivered under Section 5.01(a) or (b), as applicable, have been delivered (or are required to have been delivered).

“Testing Date” means December 31, 2025.

“Testing Party” has the meaning assigned to such term in Section 1.11.

“Threshold Amount” means (a) solely for the purposes of Section 7.01, the greater of $102,500,000 and 20.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period and (b) otherwise, the greater of $155,000,000 and 30.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Title Policy” has the meaning assigned to such term in Section 5.12(b).

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt (excluding Indebtedness of any Excluded Project Subsidiary in the Development Stage) outstanding as of the last day of the Test Period then most recently ended on or prior to such date of determination to (b) Consolidated Adjusted EBITDA (excluding Consolidated Adjusted EBITDA of any Excluded Project Subsidiary in the Development Stage) for the Test Period then most recently ended, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, in effect at such time.

“Trade Secrets” means any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, Software (to the extent not a Copyright) and data collections.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements, dilutions or violations thereof; (d) all rights to sue for past, present, and future infringements, dilutions or violations of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing anywhere in the world.

“Transaction Consideration” has the meaning assigned to such term in the Recitals to this Agreement.

“Transaction Costs” means fees, premiums, expenses, closing payments and other similar transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Holdings and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date, (b) the execution, delivery and performance by the Loan Parties of the Senior Notes Indenture and the issuing of the Senior Notes on the Closing Date, (c) the consummation of the Closing Date Acquisition and the other transactions contemplated by the Acquisition Agreement, (d) the Equity Contribution, (e) the Target Refinancing, (f) the consummation of the Target Merger, (g) the Existing Target Notes Offer and Consent Solicitation, (h) any redemption of Existing Target Notes and satisfaction and discharge of any Existing Target Notes and (i) the payment of the Transaction Consideration and the Transaction Costs.

“Transformative Disposition” means any Disposition (including by way of merger or other similar transaction) consummated by the Borrower or any Restricted Subsidiary that (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such transaction, (b) if permitted by the terms of this Agreement immediately prior to the consummation of such Disposition, would not provide the Borrower and the other Restricted Subsidiaries with a durable capital structure, as determined by the Borrower acting in good faith, or (c) is made in connection with a Refinancing of any Initial Term Loans involving a reduction of the aggregate principal amount of such Initial Term Loans.

“Transition Period” has the meaning assigned to such term in Section 5.01.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the U.S. Federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate, EURIBOR Screen Rate, CDOR Screen Rate, Daily Simple RFR, Central Bank Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK&I Assets” means all or substantially all of the Target’s business, assets and subsidiaries located in or domiciled in Europe, including the United Kingdom, Channel Islands, the Republic of Ireland and Italy (including joint venture interests and any contracts necessary or desirable to operate the Target’s business in Europe) as of the Closing Date.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any, (i) (A) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing as contemplated by Section 2.07(b) and (B) made available to the Lenders on the assumption that the Borrower has made any payment as contemplated by Section 2.18(d) and (ii) with respect to which a corresponding amount has not in fact been returned or paid to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender and (b) with respect to any Issuing Bank, the aggregate amount, if any, of LC Disbursements in respect of which a Revolving Lender shall have failed to make Revolving Loans or participations to reimburse such Issuing Bank pursuant to Section 2.05(e).

“Unfunded Pension Liability” of any Pension Plan means the excess of a Pension Plan’s “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) over the current value of such Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the aggregate amount of Cash and Cash Equivalents of such Person on, or to be funded and placed on, the consolidated balance sheet of such Person as of such date, excluding Cash and Cash Equivalents which are, should or would be listed as “restricted” on the consolidated balance sheet of such Person as of such date; provided that notwithstanding the foregoing, the proceeds of the Initial Term C Loans shall be deemed “unrestricted” and increase the Unrestricted Cash Amount for so long as such amounts are on deposit in the Cash Collateral Accounts or are otherwise “unrestricted”.

“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower that is listed on Schedule 5.10 hereto or designated by the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10 and (b) any subsidiary of an Unrestricted Subsidiary; provided that no Borrower shall be an Unrestricted Subsidiary.

“US” means the United States of America.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is incorporated or organized under the laws of the US, any state thereof or the District of Columbia.

“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 9.25.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(d)(iii)(B)(3).

“Voting Stock” means with respect to any Person, shares of such Person’s Capital Stock that is at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

“Waste Management Hierarchy of the U.S. EPA and the European Union” means Article 4 of Directive 2008/98/EC of the European Parliament and of the Council of 19 November 2008, as amended.

“Waste Recycled or Reused” means all residues, such as metals, from the energy recovery process that are recovered for recycling and all wastes managed by the Borrower on behalf of customers and clients through recycling and reuse in line with the Waste Management Hierarchy of the EPA and the European Union.

“Waste Recycled/Reused Applicable Rate Adjustment Amount” has the meaning assigned to such term in Section 2.13(g)(ii).

“Waste Recycled/Reused Target” means the Borrower’s target to increase the amount of Waste Recycled or Reused (measured in thousand tons) by a total of 25% in the year ending December 31, 2025 compared to the year ended December 31, 2020.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the Incurrence of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares and/or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Administrative Agent, the Borrower or, for U.S. Federal income tax purposes, any other applicable withholding agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yuan” means the freely transferable lawful money of the People’s Republic of China.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., an “Adjusted Eurocurrency Rate Loan”) or by Class and Type (e.g., an “Adjusted Eurocurrency Rate Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Term Borrowing”) or by Type (e.g., an “Adjusted Eurocurrency Rate Borrowing”) or by Class and Type (e.g., an “Adjusted Eurocurrency Rate Initial Term Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document and the Senior Notes Indenture) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or Refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or Refinancings set forth herein), (b) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights and (h) Unrestricted Subsidiaries may use value transferred from the Borrower and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Equity Interests of the Borrower, any Parent Company or any of the Borrower’s Restricted Subsidiaries, and to transfer value to the holders of the Equity Interests of the Borrower or any Restricted Subsidiary or any Parent Company or to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Borrower or its Restricted Subsidiaries. For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09 and the definition of “Incremental Cap”, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Sections 6.01(a) and (z)), 6.02 (other than Sections 6.02(a) and (t)), 6.04, 6.05, 6.06, 6.07 and 6.09 and the definition of “Incremental Cap”, the Borrower, in its sole discretion, may, from time to time, divide, classify and/or reclassify such transaction or item (or portion thereof) among any combination of one or more categories and will be required to include the amount and type of such transaction (or portion thereof) only in any one category at any time; provided that the reclassification described in this sentence shall be deemed to have occurred automatically with respect to any such transaction or item Incurred or made pursuant to a Fixed Amount (including the Starter Amount) that later would be permitted on a Pro Forma Basis to be Incurred or made pursuant to an Incurrence-Based Amount (including clause (c) of the definition of “Incremental Cap”). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09 or the definition of “Incremental Cap”, respectively, but may instead be permitted in part under any combination thereof.

Section 1.04 Accounting Terms. (a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDA, or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP as in effect from time to time; provided that (A) if any change to GAAP or in the application thereof is implemented after the date of delivery of the financial statements described in Section 3.04(a) (other than changes in accounting policy regarding the capitalization of fixed assets in accordance with GAAP which the Borrower may elect to effect in its discretion)and/or there is any change in the functional currency reflected in the financial statements or (B) if the Borrower elects or is required to report under IFRS, the Borrower or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (1) the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be, (2) if the Borrower notifies the Administrative Agent that the Borrower requests such an amendment to any provision hereof, then such provision shall be interpreted as if such change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith, (3) if the Administrative Agent notifies the Borrower that the Required Lenders request such an amendment to any provision hereof, then such provision shall be interpreted as if such change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith, but only to the extent that, without undue burden or expense, the Borrower, its auditors and/or its financial systems are capable of interpreting such provisions as if such change had not occurred and (4) after giving effect to any such amendment, the term “GAAP” as used herein shall be deemed to be a reference to IFRS (as in effect in the US); it being understood and agreed that the Borrower may not convert to GAAP after exercising its right or complying with any requirement to report under IFRS in accordance with clause (B) above; provided, further, that (x) any calculation or determination in this Agreement or any other Loan Document that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter, (y) neither IFRS nor GAAP shall include the policies, rules and regulations of the SEC, the American Institute of Certified Public Accountants, the International Accounting Standards Board or any other applicable regulatory or governing body applicable only to public companies (unless the Borrower is a Public Company) and (z) for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Consolidated Net Income of such Person or business shall not be excluded from the calculation of Consolidated Net Income until such Disposition shall have been consummated unless the Borrower elects to exclude it. For the avoidance of doubt, solely making an election (without any other action) to report under IFRS will not (I) be treated as an incurrence of Indebtedness or (II) have the effect of rendering invalid any Restricted Payment or other action made prior to the date of such election pursuant to Section 6.04(a), any Restricted Debt Payment made prior to the date of such election pursuant to Section 6.04(b), any Investment or other action made prior to the date of such election pursuant to Section 6.06, any Incurrence of Indebtedness prior to the date of such election pursuant to Section 6.01, or any Incurrence of Liens pursuant to Section 6.02 (or any other action conditioned on compliance with a financial ratio or test) if such Restricted Payment, Restricted Debt Payment, Investment, Incurrence or other action was valid under this Agreement on the date made, Incurred or taken, as the case may be.

(b) All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value,” as defined therein and (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.05 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06 Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08 Currency Equivalents Generally; Exchange Rate.

(a) For purposes of any determination under Article V, Article VI (other than Section 6.12(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article VII with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “specified transaction”) requiring the use of a current exchange rate, (i) the equivalent amount in Dollars of a specified transaction in a currency other than Dollars shall be calculated based on the Exchange Rate in effect on the date of such determination; provided, that if any Indebtedness is Incurred (and, if applicable, associated Lien granted) to Refinance or replace other Indebtedness denominated in a currency other than Dollars (including any Alternate Currency), and the relevant Refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such Refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of the Refinanced Indebtedness, except by an amount equal to (x) unpaid accrued interest and premiums (including premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) Incurred in connection with such Refinancing or replacement, (y) any existing commitments unutilized and letters of credit undrawn thereunder and (z) additional amounts permitted to be Incurred under Section 6.01 and (i) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the Exchange Rate occurring after the time of any specified transaction so long as such specified transaction was permitted at the time Incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.12(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating compliance with the Incremental Cap), on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable Exchange Rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

(c) The Administrative Agent or any Issuing Bank, as applicable, shall use the Exchange Rates as of each Revaluation Date for the purpose of calculating Dollar Equivalent amounts of the Revolving Credit Exposure denominated in Alternate Currencies. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies for such purposes until the next Revaluation Date to occur.

(d) The Borrower may from time to time request that additional currencies, other than those specifically listed in the definition of the term “Alternate Currency”, shall become “Alternate Currencies”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Loans that are Fixed Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; in the case of any such request with respect to establishing an Incremental Facility comprised of Alternate Currency Loans (and Commitments in respect thereof), such request shall be subject to the approval of the Lenders providing such Incremental Facility; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each Issuing Bank. Any such request shall be made to the Administrative Agent not later than 11:00 a.m., New York City time, 15 Business Days prior to the date on which such currency is proposed to become an Alternate Currency (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, each Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Fixed Rate Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof. Each Revolving Lender (in the case of any such request pertaining to Fixed Rate Loans) or each Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., New York City time, five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Fixed Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency. Any failure by a Revolving Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Fixed Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and the Revolving Lenders consent to making Fixed Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes hereof; and if the Administrative Agent and each Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08(d), the Administrative Agent shall promptly so notify the Borrower.

Section 1.09 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or Refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Modified Term Loans, Modified Revolving Loans or loans Incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or Refinancing is effected by means of a “cashless roll” by such Lender pursuant to settlement mechanisms approved by the Borrower, the Administrative Agent and such Lender, such extension, replacement, renewal or Refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10 Certain Calculations and Tests. (a) Notwithstanding anything to the contrary herein, but subject to Sections 1.10(b) and (c) and Section 1.11, all financial ratios, tests, covenants, calculations and measurements (including, without limitation, the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio and the amount of Consolidated Interest Expense, Consolidated Fixed Charges, Consolidated Net Income, Consolidated Total Assets, Consolidated Adjusted EBITDA, the Unrestricted Cash Amount and any Fixed Amount or Incurrence-Based Amount) contained in this Agreement that are calculated with respect to any period during which any Subject Transaction occurs shall be calculated with respect to such period and each such Subject Transaction on a Pro Forma Basis and may be determined with reference to the financial statements of a Parent Company of the Borrower instead, so long as such Parent Company does not hold any material assets other than, directly or indirectly, the Equity Interests of the Borrower (as determined in good faith by the Board of Directors or senior management of the Borrower (or any Parent Company of the Borrower)). Further, if, since the beginning of any such period and on or prior to the date of any required calculation of any financial ratio, test, covenant, calculation or measurement (i) any Subject Transaction has occurred or (ii) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such period has consummated any Subject Transaction, then, in each case, any applicable financial ratio, test, covenant, calculation or measurement shall be calculated on a Pro Forma Basis for such period as if such Subject Transaction (including, without duplication of any amounts otherwise reflected in Consolidated Adjusted EBITDA for the applicable Test Period, any Run Rate Benefits and the “run rate” income described, and calculated as set forth, in clause (e) of the definition of “Consolidated Adjusted EBITDA”) had occurred at the beginning of the applicable period; it being understood, for the avoidance of doubt, that solely for purposes of (x) calculating compliance with Section 6.12(a) and (y) calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate”, no Subject Transaction occurring after the end of the relevant Test Period shall be taken into account.

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amount, Incurrence-Based Amount or financial ratio, test, covenant, calculation or measurement (including, without limitation, Section 6.12(a), any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test, any Interest Coverage Ratio test and/or any Fixed Charge Coverage Ratio test, the Unrestricted Cash Amount and the amount of Consolidated Adjusted EBITDA, Consolidated Fixed Charges and/or Consolidated Total Assets), such Fixed Amount, Incurrence-Based Amount or financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 1.11), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amount, Incurrence-Based Amount or financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c) Notwithstanding anything to the contrary herein, with respect to any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including any covenant or the definition of “Incremental Cap”) that does not require compliance with a financial ratio or test (including, without limitation, Section 6.12(a), any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test, any Interest Coverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including any covenant or the definition of “Incremental Cap”) that requires compliance with a financial ratio or test (including, without limitation, Section 6.12(a), any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test, any Interest Coverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

(d) Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is Incurred, any Lien is Incurred or other transaction is undertaken in reliance on an Incurrence-Based Amount, such Incurrence-Based Amount shall be calculated without regard to the Incurrence of any Indebtedness under any revolving facility or letter of credit facility (i) immediately prior to or in connection therewith or (ii) used to finance working capital needs of the Borrower and its Restricted Subsidiaries (as reasonably determined by the Borrower).

(e) Notwithstanding anything to the contrary herein, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Agreement that was calculated or determined in good faith by a responsible financial or accounting officer of the Borrower based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Agreement at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Agreement.

(f) For purposes of the calculation of the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio in connection with the Incurrence of any Indebtedness under a revolving credit or other similar facility pursuant to Section 6.01 or in connection with entering into a commitment letter with respect to the Incurrence of any Indebtedness that would not be prohibited under Section 6.01 (and, in each case, any Lien securing such Indebtedness pursuant to Section 6.02), such Person may elect, pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any such Indebtedness which is to be Incurred (or any commitment in respect thereof) or secured by such Lien (whether by the Borrower, its Restricted Subsidiaries or any third party), as the case may be, as being Incurred or secured, as the case may be, as of the date such certificate is delivered and (i) any subsequent Incurrence of such Indebtedness or such Lien under such commitment that was so treated (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an Incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) such Person may revoke an election of an Elected Amount pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent and (iii) at all times thereafter, for subsequent calculations of the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

(g) For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Consolidated Total Debt shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined in good faith by the Board of Directors or senior management of such Person.

Section 1.11 Limited Condition Transactions. In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(a) determining compliance with any provision of this Agreement (other than Section 6.12(a)) that requires the calculation of the Interest Coverage Ratio, the Fixed Charge Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio or the Secured Leverage Ratio;

(b) determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(c) testing availability under baskets, ratios or financial metrics set forth in this Agreement (including those measured as a percentage of Consolidated Adjusted EBITDA, Consolidated Fixed Charges or Consolidated Total Assets or by reference to the Available Amount or the Available Excluded Contribution Amount);

in each case, at the option of the Borrower, any of its Restricted Subsidiaries, a Parent Company of the Borrower, or any successor entity of any of the foregoing (including a third party) (the “Testing Party”, and the election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements, submission of notice (which may be conditional), the making of a definitive declaration or the determination to enter into, as applicable, with respect to such Limited Condition Transaction, or the date a certificate is provided with respect to the designation of an Unrestricted Subsidiary, the date of determination of whether any such action is permitted hereunder, shall be deemed to be (a) the date the definitive agreements (or, if applicable, a binding offer or launch of a “certain funds” tender offer), notice (which may be conditional) or declaration with respect to such Limited Condition Transaction are entered into, provided or made, as applicable, or the date that a certificate of a Responsible Officer of the Borrower is given with respect to the designation of a subsidiary as restricted or unrestricted or (b) with respect to sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intent to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers (as applicable, the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or financial metric, such ratio, basket or financial metric shall be deemed to have been complied with.

For the avoidance of doubt, if the Testing Party has made an LCT Election and any of the ratios, baskets or financial metrics for which compliance was determined or tested as of the LCT Test Date are exceeded or not complied with as a result of fluctuations in any such ratio, basket or financial metrics, including due to fluctuations in Consolidated Interest Expense or Consolidated Net Income of the Borrower, the target company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or financial metrics will not be deemed to have been exceeded as a result of such fluctuations and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Transaction except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, (a) if financial statements for one or more subsequent Fiscal Quarters shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date, (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized and (c) Consolidated Interest Expense with respect to any Indebtedness expected to be Incurred in connection with such Limited Condition Transaction will, for purposes of the Interest Coverage Ratio and the Fixed Charge Coverage Ratio, be calculated using an assumed interest rate based on the available documentation therefor, as determined by the Testing Party in good faith. If the Testing Party has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or financial metric shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. For the avoidance of doubt, if the Testing Party has exercised its option pursuant to the foregoing and any Default or Event of Default occurs following the LCT Test Date (including any new LCT Test Date) for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Agreement.

Section 1.12 Divisions. For all purposes under the Loan Documents, in connection with any Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Article II

THE CREDITS

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, (i) each Initial Term B Lender severally, and not jointly, agrees to make Initial Term B Loans to the Borrower on the Closing Date in Dollars in a principal amount not to exceed its Initial Term B Loan Commitment, (ii) each Initial Term C Lender severally, and not jointly, agrees to make Initial Term C Loans to the Borrower on the Closing Date in Dollars in a principal amount not to exceed its Initial Term C Loan Commitment and (iii) each Revolving Lender severally, and not jointly, agrees to make Revolving Loans to the Borrower in Dollars or any Alternate Currency at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitment of such Initial Revolving Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of Initial Revolving Loans, the Outstanding Amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Initial Revolving Lender’s Initial Revolving Credit Commitment. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed.

(b) Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Modification Amendment or Incremental Facility Agreement, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any Incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Modification Amendment or Incremental Facility Agreement.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders under such Class ratably in accordance with their respective Applicable Percentages of such Class.

(b) Subject to Section 2.01 and Section 2.14, each Borrowing shall be comprised entirely of ABR Loans, RFR Loans or Eurocurrency Rate Loans. Each Lender at its option may make any Eurocurrency Rate Loan or RFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such Eurocurrency Rate Loan or RFR Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Eurocurrency Rate Loan or RFR Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any withholding tax with respect to such Adjusted Eurocurrency Rate Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any Eurocurrency Rate Borrowing, such Eurocurrency Rate Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 (or, with respect to any Borrowing of Alternate Currency Loans, the Dollar Equivalent thereof) and not less than $1,000,000 (or, with respect to any Borrowing of Alternate Currency Loans, the Dollar Equivalent thereof (or such lesser amount as may be agreed by the Administrative Agent or as may be required in order to accommodate Borrowings described under Section 2.22(a))). Each RFR Borrowing shall comprise an aggregate principal amount that is an integral multiple of the Dollar Equivalent of $100,000 and not less than the Dollar Equivalent of $1,000,000 (or such lesser amount as may be agreed by the Administrative Agent or as may be required in order to accommodate Borrowings described under Section 2.22(a)). Each ABR Borrowing shall be denominated in Dollars and when made shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Loan Borrowing may be made in a lesser aggregate principal amount that is (i) equal to the entire aggregate unused Revolving Credit Commitments or (ii) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 different Interest Periods in effect for Eurocurrency Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time, including in connection with any Additional Loans and/or Additional Revolving Credit Commitments).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the Loans related to such Borrowing.

Section 2.03 Requests for Borrowings.

(a) Each Term Loan Borrowing, each Revolving Loan Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other and each continuation of Eurocurrency Rate Loans or RFR Loans shall be made upon notice by the Borrower to the Administrative Agent. Each such notice must be in the form of a written Borrowing Request or Interest Election Request, as the case may be, appropriately completed and signed by a Responsible Officer of the Borrower or by telephone (and promptly confirmed by delivery of a written Borrowing Request or Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower) and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 1:00 p.m. three Business Days prior to the requested day of any Borrowing or continuation of Eurocurrency Rate Loans (or one Business Day in the case of any Term Loan Borrowing that is a Eurocurrency Rate Borrowing to be made on the Closing Date or on the closing date of any Incremental Term Facility) or any conversion of ABR Loans or RFR Loans to Eurocurrency Rate Loans (or, in each case, such later time as is acceptable to the Administrative Agent), (ii) 1:00 p.m. five RFR Business Days prior to the requested day of any Borrowing of RFR Loans or any conversion of ABR Loans or Eurocurrency Rate Loans to RFR Loans (or, in each case, such later time as is acceptable to the Administrative Agent) and (iii) 12:00 p.m. on the requested date of any Borrowing of or conversion to ABR Loans (or, in each case, such later time as is acceptable to the Administrative Agent); provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of the relevant Borrowing, conversion or continuation (or such later time as is acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 12:00 p.m. three Business Days before the requested date of the relevant Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period is available to the appropriate Lenders; provided, further, however that any Borrowing Request delivered by any Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Rate Borrowing with an initial Interest Period of one month. If no Interest Period is specified with respect to any requested Eurocurrency Rate Borrowing then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Borrowing of Revolving Loans then the Borrower shall be deemed to have selected a Borrowing denominated in Dollars. The Administrative Agent shall advise each applicable Lender of the details and amount of any Loan to be made as part of the requested Borrowing (i) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (ii) in the case of any Eurocurrency Rate Borrowing or RFR Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.

(c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The Administrative Agent shall promptly upon the amount of any RFR Interest Payment becoming determinable, notify (i) the Borrower of the amount of such RFR Interest Payment (such notification to be made no later than three applicable RFR Business Days prior to the Interest Payment Date) and the amount of interest for each day relating to the determination of such interest payment (including a breakdown of such rate and amount of interest as between the Applicable Rate and the Daily Simple RFR for such date and any other information that the Borrower may reasonably request in relation to the calculation of such rate and the amount or the determination of the interest payment.

Section 2.04 [Reserved].

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the earlier of (x) the third Business Day prior to the Latest Revolving Credit Maturity Date and (y) the termination of 100% of the Revolving Credit Commitments in accordance with this Agreement, upon the request of the Borrower, to issue Letters of Credit denominated in Dollars or any Alternate Currency issued on sight basis only for the account of the Borrower and/or any Restricted Subsidiary (provided that the Borrower will be the applicant or a co-applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drafts under the Letters of Credit previously issued by it, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued under this Section 2.05(a) in accordance with the terms of Section 2.05(d).

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of any Letter of Credit, the Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least (i) in the case of any Letter of Credit denominated in Dollars, three Business Days and (ii) in the case of any Letter of Credit denominated in any Alternate Currency, five Business Days, in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a Letter of Credit Request. To request an amendment or extension of an outstanding Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)), the Borrower shall submit a Letter of Credit Request to the applicable Issuing Bank (with a copy to the Administrative Agent) at least (i) in the case of any Letter of Credit denominated in Dollars, three Business Days and (ii) in the case of any Letter of Credit denominated in any Alternate Currency, five Business Days, in advance of the requested date of amendment or extension (or such shorter period as is acceptable to the applicable Issuing Bank). If requested by the applicable Issuing Bank in connection with any request for any Letter of Credit, the Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the Borrower with any Issuing Bank relating to any Letter of Credit shall contain any representation or warranty, covenant or event of default that is in direct conflict with this Agreement, and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement. No Issuing Bank shall be obligated to issue any Letter of Credit if (i) the issuance of the Letter of Credit would violate one or more policies of the applicable Issuing Bank applicable to letters of credit generally or (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it. No Letter of Credit may be issued, amended or extended unless (and on the issuance, amendment or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the LC Exposure does not exceed the Letter of Credit Sublimit, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank does not exceed the LC Commitment of such Issuing Bank (unless otherwise agreed by such Issuing Bank) and (iii) (A) the Revolving Credit Exposure of any Lender does not exceed such Lender’s Revolving Credit Commitment, (B) the aggregate amount of the Revolving Credit Exposure does not exceed the aggregate amount of the Revolving Credit Commitments then in effect and (C) if such Letter of Credit has a term that extends beyond the Maturity Date applicable to the Revolving Credit Commitments of any Class, the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such Maturity Date.

(c) Expiration Date. No Letter of Credit shall expire later than the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit and (ii) the date that is three Business Days prior to the Latest Revolving Credit Maturity Date; provided that, any Letter of Credit may provide for the automatic extension thereof for any number of additional periods of up to one year in duration (which additional periods shall not extend beyond the date referred to in the preceding clause (ii) unless 100% of the then-available face amount thereof is Cash collateralized in the applicable currency of such Letter of Credit or backstopped on or before the date on which such Letter of Credit is extended beyond the date referred to in clause (ii) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(d) Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) (or, in the case of any Existing Letter of Credit, on the Closing Date) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank and in the same currency of the applicable Letter of Credit, such Lender’s Applicable Revolving Credit Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment that is required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of any Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit (including, for the avoidance of doubt, any Existing Letter of Credit), the Borrower shall reimburse such LC Disbursement by paying to such Issuing Bank (in the same currency of such LC Disbursement) an amount equal to the amount of such LC Disbursement not later than 1:00 p.m. one Business Day following the date on which the Borrower receives notice of such LC Disbursement under paragraph (g) of this Section 2.05; provided that the Borrower may, without satisfying the conditions to Borrowing set forth in Section 4.02 but subject to the limitations of Section 2.01(a), request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Loan (a “Letter of Credit Reimbursement Loan”) in an equivalent amount and, to the extent so financed, the obligation of the Borrower to make such payment shall be discharged and replaced by the resulting Revolving Loan. The relevant Issuing Bank shall immediately notify the Administrative Agent of any payment made by the Borrower in accordance with the terms of the preceding sentence (without giving effect to the proviso therein). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Credit Percentage thereof. No later than the date set forth in such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. In the event that the Revolving Lenders have made payments to the Administrative Agent pursuant to this paragraph to reimburse any Issuing Bank for the amount of any LC Disbursement, if the Administrative Agent receives any payment in respect of any LC Disbursement (or interest thereon) (whether directly from the Borrower or otherwise (including proceeds of cash collateral applied thereto)), the Administrative Agent shall promptly distribute such payment to the Revolving Lenders as their interests may appear.

(ii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f) Obligations Absolute. The obligation of the Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision herein or therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance, amendment or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic means) upon any LC Disbursement thereunder; provided that no delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement within the time period prescribed in Section 2.05(e).

(h) Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement has been made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to Initial Revolving Loans that are ABR Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to Revolving Loans of such other Class that are ABR Loans); provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i) Replacement or Resignation of an Issuing Bank or Designation of New Issuing Banks.

(i) Any Issuing Bank may be replaced by the Borrower at any time by written agreement among the Borrower, the Issuing Bank being replaced and the successor Issuing Bank; provided that the Borrower shall notify the Administrative Agent of such replacement. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional or amend previously issued Letters of Credit.

(ii) The Borrower may, at any time and from time to time with the consent of the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement; provided that the Borrower shall notify the Administrative Agent of such designation. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (ii) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Lender.

(iii) Notwithstanding anything to the contrary contained herein, any Issuing Bank may, upon 15 days’ prior written notice to the Borrower, each other Issuing Bank and the Revolving Lenders, resign as Issuing Bank, which resignation shall be effective as of the date referenced in such notice (but in no event less than 15 days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amount has been drawn at such time as a Letter of Credit hereunder) and continue to be entitled to all of the provisions of the Loan Documents concerning Letters of Credit. In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint any Revolving Lender that accepts such appointment in writing as successor Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder. After the resignation of any Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all rights (including all rights to payments pursuant to Section 2.12(b)) and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional or amend previously issued Letters of Credit.

(j) Cash Collateralization.

(i) If any Event of Default exists and the Loans have been declared due and payable in accordance with Article VII, then on the Business Day on which the Borrower receives notice from the Administrative Agent at the direction of the Required Revolving Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), the Borrower shall, with respect to each currency of the Letters of Credit then outstanding, deposit, in an interest-bearing account with the Collateral Agent (or another financial institution specified by the Collateral Agent), in the name of the Collateral Agent and for the benefit of the Revolving Lenders (each, an “LC Collateral Account”), an amount in Cash, for each such currency, equal to 100% of the LC Exposure denominated in such currency as of such date (minus the amount then on deposit in the LC Collateral Account denominated in such currency); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f) or (g).

(ii) Any such deposit under clause (i) above shall be held by the Collateral Agent as collateral for the payment and performance of the LC Obligations in accordance with the provisions of this paragraph (j). The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over each LC Collateral Account, and the Borrower hereby grants the Collateral Agent, for the benefit of the Revolving Lenders, a first priority security interest in each LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in each LC Collateral Account. Moneys in each LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. The amount of any Cash collateral posted in accordance with the terms of this Section 2.05(j) (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly but in no event later than three Business Days after the Event of Default giving rise to the obligation to do so has been cured or waived or is no longer continuing (so long as no other Event of Default has occurred and is continuing).

(k) Existing Letters of Credit. The Existing Letters of Credit will be deemed to be Letters of Credit issued under this Agreement on the Closing Date.

Section 2.06 [Reserved].

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder not later than (i) 12:00 p.m., in the case of Eurocurrency Rate Loans or RFR Loans and (ii) 12:00 p.m. (or, if the Borrower has delivered the applicable Borrowing Request on the date of the proposed Borrowing, 2:00 p.m.), in the case of ABR Loans, in each case on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage of the applicable Class; provided that, on the Closing Date (or, with respect to any Incremental Facility, on the relevant closing date of such Incremental Facility), such funds may be made available at such earlier time as may be agreed among the relevant Lenders, the Borrower and the Administrative Agent. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds and currency, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower; provided that Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make a corresponding amount available to the Borrower. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent (without duplication) such corresponding amount with interest thereon forthwith on demand for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, and the obligation of the Borrower to repay the Administrative Agent the corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08 Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Eurocurrency Rate Borrowing, shall have the initial Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing. Borrowings denominated in an Alternate Currency shall not be Alternate Base Rate Borrowings.

(b) To make an election pursuant to this Section 2.08, the Borrower shall deliver an Interest Election Request, in accordance with the terms of Section 2.03(a).

(c) Promptly following receipt of each Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to any Eurocurrency Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be continued at the end of such Interest Period as a Eurocurrency Rate Borrowing with an Interest Period of the same duration as the Interest Period in effect immediately prior to such continuation. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Rate Borrowing, (ii) unless repaid, each Eurocurrency Rate Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto, (iii) unless repaid, each CDOR Screen Rate Borrowing shall bear interest at the Canadian Prime Rate at the end of the then-current Interest Period applicable thereto, (iv) unless repaid, each EURIBOR Screen Rate Borrowing shall bear interest at the Central Bank Rate for Euros plus the applicable Central Bank Rate Adjustment at the end of the then-current Interest Period applicable thereto and (iv) unless repaid, each RFR Borrowing shall bear interest at the Central Bank Rate for Sterling plus the applicable Central Bank Rate Adjustment.

Section 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term B Loan Commitments shall automatically terminate upon the making of the Initial Term B Loans on the Closing Date, (ii) the Initial Term C Loan Commitments shall automatically terminate upon the making of the Initial Term C Loans on the Closing Date, (iii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, (iv) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Incremental Facility Agreement, Modification Amendment or Refinancing Amendment, as applicable, the undrawn amount thereof shall automatically terminate, and (v) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Incremental Facility Agreement, Modification Amendment or Refinancing Amendment, as applicable.

(b) Upon delivery of the notice required by Section 2.09(c), the Borrower may at any time terminate or from time to time reduce the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitment, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02(c), as applicable.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Revolving Credit Commitment under paragraph (b) of this Section 2.09 in writing substantially in the form attached hereto as Exhibit F (or another form reasonably acceptable to the Administrative Agent) on or prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof; provided that any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within such Class, except that, notwithstanding the foregoing, the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments at its direction (including, for the avoidance of doubt, to the Commitments with respect to any Class of Modified Revolving Credit Commitments without any termination or reduction of any existing Revolving Credit Commitments of the same Class of Revolving Credit Commitments previously subject to the relevant Modification Offer). Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of each applicable Class of the contents thereof. Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Revolving Credit Commitment of any Class, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage under such Class of the amount of such reduction.

(d) Notwithstanding anything to the contrary set forth in Section 2.09(b) or (c), the Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior written notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.21(c) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a) (i) The Borrower (together with any Additional Borrowers, jointly and severally) hereby unconditionally promises to repay in Dollars the outstanding principal amount of (x) the Initial Term B Loans to the Administrative Agent for the account of each Initial Term Lender (A) commencing June 30, 2022, on the last Business Day of each June, September, December and March (each such date being referred to as a “Loan Installment Date”) prior to the Initial Term Loan Maturity Date, in each case in an amount equal to 0.25% of the original principal amount of the Initial Term B Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Initial Term B Loans pursuant to Section 2.22(a)) and (B) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term B Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment and (y) the Initial Term C Loans to the Administrative Agent for the account of each Initial Term Lender on the Initial Term Loan Maturity Date, in an amount equal to the principal amount of the Initial Term C Loans outstanding on such date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii) The Borrower shall repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Incremental Facility Agreement, Modification Amendment or Refinancing Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 or purchases or assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Additional Term Loans pursuant to Section 2.22(a)).

(b) (i) The Borrower hereby promises to pay in Dollars (or, in respect of Alternate Currency Revolving Loans, such Alternate Currency) (A) to the Administrative Agent for the account of each Initial Revolving Lender, the then-unpaid principal amount of the Initial Revolving Loans of such Lender on the Initial Revolving Credit Maturity Date and (B) to the Administrative Agent for the account of each Additional Revolving Lender, the then-unpaid principal amount of each Additional Revolving Loan of such Additional Revolving Lender on the Maturity Date applicable thereto.

(ii) On the Maturity Date applicable to the Revolving Credit Commitments of any Class, the Borrower shall (A) cancel and return outstanding Letters of Credit, or alternatively, with respect to each outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit in each currency of each applicable Letter of Credit (or otherwise provide a “backstop” letter of credit or such other credit support or other arrangements as are reasonably satisfactory to the relevant Issuing Bank(s) pursuant to which such Letters of Credit are no longer subject to this Agreement) equal to 100% of the LC Exposure (minus any amount then on deposit in any Cash collateral account established for the benefit of the relevant Issuing Bank in respect of its LC Exposure) as of such date, in each case to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of any other Class shall not exceed the Revolving Credit Commitments of such other Class then in effect and (B) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility of the applicable Class then due, together with accrued and unpaid interest (if any) thereon.

(c) [Reserved].

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraphs (c) and (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (e) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(g) Any Lender may request (through the Administrative Agent) that any Loan of any Class made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note for such Class that is payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender (and/or its applicable assign) loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each Lender to execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.

Section 2.11 Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of any Class in whole or in part without premium or penalty (but subject (A) in the case of Borrowings of Initial Term Loans only, to Section 2.12(e) and (B) if applicable, to Section 2.16). Each such prepayment shall be paid to the Lenders of the applicable Class in accordance with their respective Applicable Percentages of the relevant Class.

(ii) Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class in whole or in part without premium or penalty (but subject, if applicable, to Section 2.16); provided that after the establishment of any Additional Revolving Credit Commitment, any such prepayment of any Borrowing of Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02(c), as applicable. Each such prepayment shall be paid to the Revolving Lenders of the applicable Class in accordance with their respective Applicable Percentages of the relevant Class.

(iii) The Borrower shall notify the Administrative Agent in writing substantially in the form attached hereto as Exhibit F (or another form reasonably acceptable to the Administrative Agent) of any prepayment under this Section 2.11(a) in the case of any prepayment of (i) a Eurocurrency Rate Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment, (ii) an RFR Borrowing, not later than 1:00 p.m. five RFR Business Days before the date of prepayment or (iii) an ABR Borrowing, not later than 11:00 a.m. on the date of prepayment (or, in the case of clauses (i), (ii) and (iii), such later time as to which the Administrative Agent may agree). Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 (or, with respect to any Borrowing of Alternate Currency

Loans, the Dollar Equivalent thereof) in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid). Each prepayment of Term Loans shall be applied to the Class of Term Loans specified in the applicable prepayment notice (including, for the avoidance of doubt, to any Class of Modified Term Loans without any prepayment of any existing Term Loans of the Class of Term Loans subject to the relevant previous Modification Offer), and each prepayment of Term Loans of such Class made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) No later than the tenth Business Day after the date on which the financial statements with respect to each Fiscal Year of the Borrower are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending December 31, 2022, the Borrower shall offer to prepay the outstanding principal amount of Subject Loans (excluding the Initial Term C Loans) in an aggregate principal amount equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for the Excess Cash Flow Period then ended, minus (B) at the option of the Borrower, the sum of (1) the aggregate principal amount of any Term Loans, Revolving Loans and/or Additional Equal Priority Debt prepaid (in the case of any prepayment of Revolving Loans or other revolving loans, to the extent accompanied by a permanent reduction in the relevant commitment) pursuant to Section 2.11(a) (or, in the case of any Additional Equal Priority Debt, pursuant to the equivalent provision of the documentation governing such Additional Equal Priority Debt) and (2) the amount of any reduction in the outstanding amount of Term Loans and/or Additional Equal Priority Debt resulting from any assignment to or purchase by Holdings, the Borrower or any Restricted Subsidiary in accordance with Section 9.05(g) of this Agreement in connection with any Dutch Auction (or, in the case of any Additional Equal Priority Debt, in accordance with the equivalent provision of the documentation governing such Additional Equal Priority Debt), in the case of this clause (B)(2), based upon the principal amount of Indebtedness subject to the relevant assignment or purchase, minus (C) at the option of the Borrower, the sum of (1) the amount of cash payments by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period in respect of purchase price holdbacks, earn-out obligations, or long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such Excess Cash Flow Period or are not deducted in arriving at such Consolidated Net Income, (2) the amount of cash payments by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period in respect of Investments (other than Investments in Holdings, the Borrower or any Restricted Subsidiary and other than Investments in Cash or Cash Equivalents) and Acquisitions not prohibited by this Agreement made during such Excess Cash Flow Period, (3) the amount of cash payments by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period in respect of Restricted Payments (other than Restricted Investments) during such Excess Cash Flow Period not prohibited by this Agreement (other than Restricted Payments made to the Borrower or any Restricted Subsidiary), (4) (i) without duplication of amounts deducted from Excess Cash Flow in accordance with clause (B) above or in any prior periods, the aggregate amount of all principal payments of Indebtedness during such Excess Cash Flow Period, including (x) the principal component of payments in respect of Financing Leases and (y) the amount of any mandatory prepayment of Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase and (ii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period that are required to be made in connection with any prepayment of Indebtedness, (5) without duplication of amounts deducted from Excess Cash Flow in any prior periods, (i) the aggregate consideration required to be paid in Cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contract commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such Excess Cash Flow Period and (ii) the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by the Borrower or any of its Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (i) and (ii), relating to Acquisitions, other Investments (other than Investments in Holdings, the Borrower or any Restricted Subsidiary or in Cash Equivalents), Capital Expenditures (including Capitalized Software Expenditures) or acquisitions of intellectual property, in each case to be consummated or made within the succeeding 12-month period; provided that, to the extent the aggregate amount of internally generated cash actually utilized to finance such Acquisitions, Investments, Capital Expenditures or acquisitions of intellectual property during such succeeding 12-month period is less than the Contract Consideration or Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for the following Excess Cash Flow Period and (6) without duplication of amounts deducted from Excess Cash Flow in any prior periods, the amount of Capital Expenditures (including Capitalized Software Expenditures) or acquisitions of intellectual property, in each case made in Cash during such Excess Cash Flow Period, in the case of each of the foregoing clauses (B) and (C), (I) to the extent such actions are taken during such Fiscal Year or after the end of such Fiscal Year and prior to the date any payment in respect of Excess Cash Flow is due under this Section 2.11(b)(i), (II) without duplication of any amounts that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in the prior Fiscal Year and (III) to the extent that the relevant amounts were (or, in the case of the foregoing clause (C)(5), will be) financed with internally generated cash flow of the Borrower or its Restricted Subsidiaries; provided that (x) any such amounts described in the foregoing clauses (A), (B) and (C) that have not been applied to reduce the amount of Excess Cash Flow required to be prepaid for an applicable Excess Cash Flow Period shall be carried over to subsequent fiscal years and may be applied to reduce the amount of Excess Cash Flow required to be prepaid in respect of such subsequent Excess Cash Flow Periods, until such time as such amounts have been used to reduce the amount of Excess Cash Flow required to be prepaid for an applicable Excess Cash Flow Period and (y) no prepayment under this Section 2.11(b)(i) shall be required unless and to the extent the amount thereof would exceed the greater of $52,500,000 and 10% of Consolidated Adjusted EBITDA of the Borrower for the most recently ended Test Period after giving effect to the calculations and adjustments described in clauses (A), (B) and (C) above.

(ii) No later than the tenth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, the Borrower shall offer to apply an amount equal to 100% of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of the threshold specified in clause (B) of this Section 2.11(b)(ii) (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount of Subject Loans; provided that (A) with respect to Subject Proceeds of any Disposition (other than any Disposition consummated in reliance on Section 6.07(h)(ii)) if, prior to the date any such prepayment offer is required to be made, the Borrower elects to reinvest the Subject Proceeds in the business of the Borrower or any of its subsidiaries (including any Acquisition, Investment or other similar transaction permitted hereunder, but not in Cash or Cash Equivalents) or delivers a Restoration Certification, then the Borrower shall not be required to offer to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (x) the Subject Proceeds are so reinvested within 18 months following receipt thereof (or, in the case of any Prepayment Asset Sale, the date of such Prepayment Asset Sale, if later), (y) the Borrower or any of its subsidiaries has committed to so reinvest the Subject Proceeds during such 18-month period and the Subject Proceeds are so reinvested within 180 days after the expiration of such 18-month period or (z) if the Borrower has delivered a Restoration Certification, the Subject Proceeds are applied in accordance with such Restoration Certification within 180 days after the expiration of such 18-month period; it being understood that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the Subject Loans with the amount of Subject Proceeds not so reinvested as set forth above (without regard to this clause (A)); provided that the Borrower may elect to deem expenditures that otherwise would be permissible as a reinvestment of Subject Proceeds in accordance with this clause (A) that occur prior to the receipt of the Net Proceeds in respect of any Prepayment Asset Sale or Net

Insurance/Condemnation Proceeds to have been invested in accordance with this clause (A) (it being agreed that such deemed expenditure shall have been made no earlier than the earliest of (1) notice of such Prepayment Asset Sale or receipt of such Net Insurance/Condemnation Proceeds, (2) execution of a definitive agreement for such Prepayment Asset Sale, if applicable, and (3) one hundred eighty (180) days prior to consummation of such Prepayment Asset Sale) and (B) the obligation to offer to make a prepayment under this Section 2.11(b)(ii) shall only apply if and to the extent the aggregate amount of (I) Net Proceeds resulting from Prepayment Asset Sales and (II) Net Insurance/Condemnation Proceeds, in each case received by the Borrower and/or any Restricted Subsidiaries in any Fiscal Year exceeds (i) the greater of $77,500,000 and 15% of Consolidated Adjusted EBITDA of the Borrower for the most recently ended Test Period for any single Prepayment Asset Sale or series of related Prepayment Asset Sales or any single receipt of Net Insurance/Condemnation Proceeds and (ii) the greater of $130,000,000 and 25% of Consolidated Adjusted EBITDA of the Borrower for the most recently ended Test Period for all such Prepayment Asset Sales and receipts of Net Insurance/Condemnation Proceeds in any Fiscal Year (with only the amount of Net Proceeds exceeding such amounts to be offered to be applied to make a prepayment under this Section 2.11(b)(ii)); provided, further, that the foregoing provisions of this clause (ii) shall not apply to any Net Proceeds received in respect of any Specified Asset Sale, so long as (i) in the case of any Specified Asset Sale consummated on or prior to the first anniversary of the Closing Date, the Total Leverage Ratio is no greater than 6.00:1.00 and (ii) in the case of any Specified Asset Sale after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, the Total Leverage Ratio is no greater than 5.50:1.00, in each case, on a Pro Forma Basis assuming any offers to prepay the Subject Loans in connection therewith were accepted and not declined (such conditions described in clauses (i) and (ii), the “Specified Asset Sale Conditions”) no later than the tenth Business Day following receipt of the Net Proceeds in respect of such Specified Asset Sale (it being understood that any such Net Proceeds that are reinvested in the business of Parent or any of its subsidiaries and not used to prepay, redeem or repurchase Subject Loans and/or Additional Equal Priority Debt shall not count toward the prepayment requirement set forth in this proviso).

(iii) In the event that Parent or any of its Restricted Subsidiaries receives Net Proceeds from the Incurrence of Indebtedness by Parent or any of its Restricted Subsidiaries (other than Indebtedness that is permitted to be Incurred under Section 6.01, except to the extent the relevant Indebtedness constitutes (A) Refinancing Indebtedness Incurred to Refinance all or a portion of the Term Loans pursuant to Section 6.01(p), (B) Incremental Loans Incurred to Refinance all or a portion of the Term Loans pursuant to Section 2.22, (C) Replacement Term Loans Incurred to Refinance all or any portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (D) Incremental Equivalent Debt Incurred to Refinance all or a portion of the Loans in accordance with the requirements of Section 6.01(z)), Parent or the relevant Restricted Subsidiary shall, substantially simultaneously with (and in any event not later than the next succeeding Business Day) the receipt of such Net Proceeds by the relevant Person, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Term Loans in accordance with clause (v) below.

(iv) Notwithstanding the foregoing and for the avoidance of doubt, the Initial Term C Loans shall not be subject to the foregoing clauses (i) through (iii), and shall only be required to be prepaid with 100% of any amounts disbursed from the Cash Collateral Accounts for any purposes other than satisfaction of drawings or other amounts required to be paid under the Cash Collateralized Arrangements.

(v) Notwithstanding anything in this Section 2.11(b) to the contrary:

(A) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) above to the extent that the relevant affected Excess Cash Flow is attributable to any non-Loan Party or the relevant Subject Proceeds are received by any non-Loan Party, as the case may be, for so long as the repatriation to the

Borrower of any such amount would be prohibited, delayed or restricted under any Requirement of Law or contractual restriction (so long as such contractual restriction was not entered into in contemplation of such prohibition), or conflict with the fiduciary duties of such non-Loan Party’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management, member, partner, independent contractor or consultant of such non-Loan Party (the Borrower hereby agreeing to cause the applicable non-Loan Party to promptly take all commercially reasonable actions available under applicable Requirements of Law or contractual restrictions (including in connection with any Project or any financing thereof) to permit such repatriation or to remove such prohibition); it being understood and agreed that if the repatriation of the relevant affected Excess Cash Flow or Subject Proceeds, as the case may be, is permitted under the applicable Requirement of Law or contractual restriction and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 18 months following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, an amount equal to the relevant Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly applied (net of additional Taxes that would be payable or reserved against as a result of repatriating such amounts) by the Borrower to prepay the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (v)),

(B) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any joint venture or the relevant Subject Proceeds are received by any joint venture, in each case, for so long as the distribution to the Borrower of such Excess Cash Flow or Subject Proceeds would be prohibited, delayed or restricted under the Organizational Documents governing such joint venture; it being understood and agreed that if the relevant prohibition ceases to exist within the 18-month period following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant joint venture will promptly distribute the relevant Excess Cash Flow or the relevant Subject Proceeds, as the case may be, and the distributed Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such distribution) applied by the Borrower to prepay the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (v)), and

(C) if the Borrower determines in good faith that the repatriation to the Borrower as a distribution or dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Sections 2.11(b)(i) or (ii) above that are attributable to any Foreign Subsidiary would result in a material adverse Tax liability (taking into account any tax dividend, deemed dividend pursuant to Section 956 of the Code and withholding tax) to the Borrower or its subsidiaries or any Parent Companies (such amount, a “Restricted Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Sections 2.11(b)(i) or (ii) above, as applicable, shall be reduced by the Restricted Amount; provided that, if the Borrower determines in good faith at any time within 12 months following the event giving rise to the relevant Subject Proceeds or the end of the applicable Excess Cash Flow Period, as the case may be, that the repatriation of the relevant Subject Proceeds or Excess Cash Flow from the relevant Foreign Subsidiary would no longer result in a material adverse Tax liability, an amount equal to the Subject Proceeds or Excess Cash Flow, as applicable and to the extent available, not previously applied pursuant to this clause (C), shall be promptly applied by the Borrower to prepay the Term Loans pursuant to Section 2.11(b) as otherwise required above (net of additional Taxes that would be payable or reserved against as a result of repatriating such amounts).

(vi) Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to this Section 2.11(b), to decline all (but not a portion) of its relevant Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower; provided that, for the avoidance of doubt, no Lender may decline any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of (w) Refinancing Indebtedness Incurred to Refinance all or a portion of the Term Loans pursuant to Section 6.01(p), (x) Incremental Loans Incurred to Refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Term Loans Incurred to Refinance all or any portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt Incurred to Refinance all or a portion of the Loans in accordance with the requirements of Section 6.01(z); provided that no Lender may decline any prepayment offer made with the Net Proceeds of any Specified Asset Sale in reliance on the final proviso of Section 2.11(b)(ii) above until Subject Loans, Additional Equal Priority Debt and other Indebtedness have been repaid in an aggregate amount such that the Specified Asset Sale Conditions have been satisfied. If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its relevant Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s relevant Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(vii) Except as otherwise provided in any Refinancing Amendment, anyIncremental Facility Agreement or any Modification Amendment, and subject to the last sentence of this Section 2.11(b)(vii), each prepayment of Term Loans pursuant to this Section 2.11(b) shall be applied ratably to each Class of Term Loans then outstanding irrespective of whether such Term Loan is an ABR Loan, RFR Loan or a Eurocurrency Rate Loan (provided that any prepayment of Term Loans with the Net Proceeds of any Refinancing Indebtedness, any Incremental Term Facility, any Replacement Term Loans and/or any Incremental Equivalent Debt Incurred for the purpose of Refinancing such Term Loans shall be applied to the applicable Class of Term Loans being Refinanced) other than with respect to any Class of Term Loans established after the Closing Date that, pursuant to the applicable Loan Document, are entitled to receive less than a pro rata share of such prepayments. With respect to each Class of Term Loans, all prepayments accepted under this Section 2.11(b) shall be applied against the remaining scheduled installments of principal due in respect of such Class of Term Loans as directed by the Borrower in its sole discretion (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of such Class of Term Loans in direct order of maturity), and each such prepayment shall be paid to the Term Lenders of such Class in accordance with their respective Applicable Percentages of the applicable Class. If no Lender exercises its right to decline its Applicable Percentage of a given mandatory prepayment made pursuant to Section 2.11(b)(v), then with respect to such prepayment, the amount of such prepayment shall be applied first to the then outstanding Term Loans that are ABR Loans and RFR Loans to the full extent thereof before application to the outstanding Term Loans that are Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

(viii) Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13, (B) subject to Section 2.16 and (C) in the case of prepayments of Initial Term B Loans under clause (iii) above as part of a Repricing Transaction, subject to Section 2.12(e), but shall otherwise be without premium or penalty.

(ix) Notwithstanding anything herein to the contrary, if, at the time that any prepayment would be required under Section 2.11(b)(i) or (ii) and the Borrower or any of its Restricted Subsidiaries is required to prepay, redeem or repurchase (or offer to prepay, redeem or repurchase) any Additional Equal Priority Debt pursuant to the terms of the documentation governing such Additional Equal

Priority Debt with the Subject Proceeds (such Additional Equal Priority Debt required to be so repaid or repurchased (or offered to be repaid or repurchased), the “Other Applicable Indebtedness”), then the relevant Person may apply the Subject Proceeds to the prepayment of the Subject Loans and, on a no more than pro rata basis, to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to Section 2.11(b)(i) or (ii) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof (without giving effect to this Section 2.11(b)(viii)).

(x) In the event that on any date the Administrative Agent calculates that the Revolving Credit Exposure with respect to all of the Lenders exceeds the aggregate Total Revolving Credit Commitments then in effect, the Administrative Agent will give notice to such effect to the Borrower and the Lenders. Following receipt of any such notice, the Borrower will, as soon as practicable but in any event within five Business Days of receipt of such notice, first, make such repayments or prepayments of Revolving Loans (together with interest accrued to the date of such repayment or prepayment), second, pay any reimbursement obligations in respect of LC Disbursements then outstanding and, third, cash collateralize any outstanding LC Obligations on terms reasonably satisfactory to the applicable Issuing Bank as and to the extent shall be necessary to cause the Revolving Credit Exposure with respect to all of the Lenders to no longer exceed the aggregate Total Revolving Credit Commitments then in effect.

(xi) For the avoidance of doubt, the terms and conditions of Section 2.11(b) shall not apply to the Initial Term C Loans apart from Section 2.11(b)(iv).

Section 2.12 Fees and Premium.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Initial Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Initial Revolving Credit Commitments on the average daily amount of the unused Initial Revolving Credit Commitment of such Revolving Lender during the period from and including the Closing Date to the date on which such Initial Revolving Lender’s Initial Revolving Credit Commitment terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December commencing with March 31, 2022 for the quarterly period then ended (or, in the case of the payment to be made in March 2022, for the period from the Closing Date to March 31, 2022), and on the date on which the Initial Revolving Credit Commitment terminates. For purposes of calculating the commitment fee only, the Initial Revolving Credit Commitment of any Initial Revolving Lender shall be deemed to be used to the extent of Initial Revolving Loans of such Class of such Initial Revolving Lender and the LC Exposure of such Initial Revolving Lender attributable to its Initial Revolving Credit Commitment of such Class.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class a participation fee with respect to its participations in Letters of Credit issued hereunder, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Revolving Loans of such Class that are Eurocurrency Rate Loans on the daily face amount of such Lender’s LC Exposure that is attributable to its Revolving Credit Commitment of such Class (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure that is attributable to its Revolving Credit Commitment of such Class and (B) the Termination Date, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earliest of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates and (C) the Termination Date, computed at a rate equal to 0.125% per annum (or such other rate per annum as may be agreed upon by such Issuing Bank and the Borrower) of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall accrue to but excluding the last Business Day of each March, June, September and December and be payable in arrears for the quarterly period then ended on the last Business Day of each March, June, September and December (commencing, if applicable, March 2022 (it being understood that such payment shall be with respect to the period from the Closing Date to March 31, 2022)); provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate. Any fee other than the participation fee and the fronting fee described above that is payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, the annual administration fee described in the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due and in immediately available funds to the Administrative Agent (or to the applicable Issuing Bank, in the case of any fee payable to any Issuing Bank). Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(e) In the event that, on or prior to the date that is six months after the Closing Date (the “Prepayment Premium Period”), the Borrower (A) prepays, repays, Refinances, substitutes or replaces any Initial Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction) or (B) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Initial Term Lender, (I) in the case of clause (A), a premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, Refinanced, substituted or replaced and (II) in the case of clause (B), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, at any time during the Prepayment Premium Period, all or any portion of the Initial Term Loans held by any Term Lender are prepaid, repaid, Refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment in connection with a Repricing Transaction, such prepayment, repayment, Refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, Refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction in Dollars and in immediately available funds.

(f) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year (or, in the case of any Canadian Dollar denominated letter of credit, a 365- or 366-day year) and shall be payable for the actual days elapsed (including the first day but excluding the last day). The determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13 Interest.

(a) The Term Loans and Revolving Loans that comprise each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Term Loans and Revolving Loans that comprise each Eurocurrency Rate Borrowing shall bear interest at the applicable Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Term Loans and Revolving Loans that comprise each RFR Borrowing shall bear interest at Daily Simple RFR plus the Applicable Rate.

(d) Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 7.01(a), (f) or (g), for so long as any principal of or interest on any Term Loan, Revolving Loan or any LC Disbursement or any fee payable by the Borrower hereunder is not, in each case, paid or reimbursed, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Term Loan, Revolving Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Term Loan, Revolving Loan or LC Disbursement as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount (including overdue interest), 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section 2.13; provided that no amount shall accrue pursuant to this Section 2.13(d) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount that is payable to any Defaulting Lender so long as such Lender is a Defaulting Lender.

(e) Accrued interest on each Term Loan or Revolving Loan borrowed by the Borrower shall be payable by the Borrower in arrears on each Interest Payment Date for such Term Loan or Revolving Loan and (i) on the Maturity Date applicable to such Loan and (ii) in the case of a Revolving Loan of any Class, upon termination of the Revolving Credit Commitments of such Class; provided that (A) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan or Revolving Loan (other than an ABR Revolving Loan of any Class prior to the termination of the Revolving Credit Commitments of such Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days (except that interest (x) computed by reference to the Alternate Base Rate shall be on the basis of a year of 365 or 366 days, as applicable and (y) with respect to any Loans denominated in Canadian Dollars and Sterling shall be on the basis of a year of 365 days) and actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Daily Simple RFR and Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(g) From and including the Sustainability Rate Adjustment Date, the Applicable Rate with respect to the Initial Term Loans shall increase by:

(i) 0.125% per annum unless the Borrower has achieved the Sustainably Processed Waste Target as of the Testing Date (the “Sustainably Processed Waste Applicable Rate Adjustment Amount”); and

(ii) 0.125% per annum unless the Borrower has achieved the Waste Recycled/Reused Target as of the Testing Date (the “Waste Recycled/Reused Applicable Rate Adjustment Amount” and, together with the Sustainably Processed Waste Applicable Rate Adjustment Amount, the “Sustainability Adjustment Amount”);

in each case, as certified by the Borrower to the Administrative Agent in a Pricing Certificate delivered to the Administrative Agent on or prior to the Step-Up Date (subject to any clerical or administrative errors (including any delays resulting therefrom)). For purposes of the foregoing, any change in the Applicable Rate resulting from the Pricing Certificate (or the non-delivery of the Pricing Certificate) shall be determined as of the fifth Business Day following receipt by the Administrative Agent of the Pricing Certificate delivered pursuant to this clause (g) (or, in the case of non-delivery of the Pricing Certificate, commencing on March 31, 2026) (in either case, the “Sustainability Rate Adjustment Date”); provided, that, the Borrower may elect not to deliver the Pricing Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver the Pricing Certificate by March 31, 2026 shall result in the Applicable Rate with respect to the Initial Term Loans increasing by 0.250% commencing on March 31, 2026); provided, further, that, for the avoidance of doubt:

(A) the Applicable Rate with respect to the Initial Term Loans shall not increase on the Sustainability Rate Adjustment Date if the Borrower has achieved the two Sustainability Performance Targets as of the Testing Date and certified to such on or prior to the Step-Up Date;

(B) the Applicable Rate with respect to the Initial Term Loans on the Sustainability Rate Adjustment Date shall not exceed a total of 0.125% if the Borrower has achieved one of the two Sustainability Performance Targets as of the Testing Date and certified to such on or prior to the Step-Up Date; and

(C) in no event shall the total increase in the Applicable Rate with respect to the Initial Term Loans on the Sustainability Rate Adjustment Date exceed 0.250% (such maximum adjustment being the consequence of the Borrower failing to achieve both of the two Sustainability Performance Targets on the Testing Date and/or failing to certify to achievement on or prior to the Step-Up Date).

(h) It is further agreed that the Borrower may adjust the Key Performance Indicators on a go forward basis under the following scenarios: (1) divestiture of owned or operated assets that were included in the 2020 baseline but removed before December 31, 2025; (2) acquisition of operational assets subsequent to the 2020 baseline but before December 31, 2025; (3) assets under construction which are divested prior to operations; (4) closures of owned facilities that were operational in the 2020 baseline prior to December 31, 2025; (5) closure of client-owned facilities that Borrower operates in the 2020 baseline prior to December 31, 2025; (6) impact of any material amendment to, or change in, any applicable laws, regulations, rules, guidelines and policies applicable or relating to the business of the Borrower and its Subsidiaries following the Closing Date; and (7) any force majeure events.

Section 2.14 Alternate Rate of Interest. If (i) at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Rate Borrowing or (ii) on any Business Day, in connection with a RFR Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate, EURIBOR Screen Rate, CDOR Screen Rate or Daily Simple RFR for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that (i) the Adjusted Eurocurrency Rate, CDOR Screen Rate or EURIBOR Screen Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (ii) the Daily Simple RFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing; then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an Adjusted Eurocurrency Rate Borrowing, CDOR Screen Rate Borrowing or EURIBOR Screen Rate Borrowing, as applicable, shall be ineffective and such Borrowing shall be converted to an ABR Borrowing denominated in Dollars on the last day of the Interest Period applicable thereto, (ii) if any Borrowing Request requests a Eurocurrency Rate Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing denominated in Dollars, (iii) if any Borrowing Request requests a CDOR Screen Rate Borrowing, such Borrowing shall bear interest at the Canadian Prime Rate, (iv) if any Borrowing Request requests either a RFR Borrowing or a EURIBOR Screen Rate Borrowing, such Borrowing shall bear interest at the Central Bank Rate for the applicable Alternate Currency plus the applicable Central Bank Rate Adjustment and (v) each then outstanding RFR Borrowing shall bear interest at the Central Bank Rate for Sterling plus the applicable Central Bank Rate Adjustment.

Notwithstanding the foregoing, if at any time the Borrower and the Administrative Agent reasonably determine in good faith, or the Borrower and the Required Lenders notify the Administrative Agent that (i) the circumstances set forth in clause (a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) have not arisen but either (A) the supervisor for the administrator of the Adjusted Eurocurrency Rate, CDOR Screen Rate, EURIBOR Screen Rate or Daily Simple RFR has made a public statement that the administrator of the Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Screen Rate), (B) the administrator of the Adjusted Eurocurrency Rate, CDOR Screen Rate, EURIBOR Screen Rate or Daily Simple RFR has made a public statement identifying a specific date after which the Adjusted Eurocurrency Rate, CDOR Screen Rate, EURIBOR Screen Rate or Daily Simple RFR will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Adjusted Eurocurrency Rate, CDOR Screen Rate, EURIBOR Screen Rate or Daily Simple RFR), (C) the supervisor for the administrator of the Adjusted Eurocurrency Rate, CDOR Screen Rate, EURIBOR Screen Rate or Daily Simple RFR has made a public statement identifying a specific date after which the Adjusted Eurocurrency Rate, CDOR Screen Rate, EURIBOR Screen Rate or Daily Simple RFR will permanently or indefinitely cease to be published or (D) the supervisor for the administrator of the Adjusted Eurocurrency Rate, CDOR Screen Rate, EURIBOR Screen Rate or Daily Simple RFR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Adjusted Eurocurrency Rate, CDOR Screen Rate, EURIBOR Screen Rate or Daily Simple RFR may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to either (1) establish an alternate rate of interest to the Adjusted Eurocurrency Rate, CDOR Screen Rate, EURIBOR Screen Rate or Daily Simple RFR, as applicable, that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans of this type in the United States at such time, in which case the Borrower and the Administrative Agent shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (including to preserve pricing in effect at the time of selection of such alternate rate of interest but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate) (the “Market Convention Rate”) or (2) if a Market Convention Rate is not available in the reasonable determination of the Administrative Agent and the Borrower acting in good faith, an alternate rate, at the option of the Borrower, either (x) established by the Administrative Agent and the Borrower, in which case the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (including to preserve pricing in effect at the time of selection of such alternate rate of interest but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate) or (y) selected by the Borrower and the Required Lenders, in which case, the Required Lenders and the Borrower shall, subject to 15 Business Days’ prior written notice to the Administrative Agent, during which time the Administrative Agent shall not have determined, in its reasonable discretion, that such alternate rate is not commercially practicable to administer, enter into an amendment to this Agreement to reflect such alternate rate of interest and make such other related changes to this Agreement as may be necessary to reflect such alternate rate (including to preserve pricing in effect at the time of selection of such alternate rate of interest but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate) (any such alternate rate so established in accordance with the foregoing provisions of this clause (2), the “Replacement Rate”); provided that in no event shall any Market Convention Rate or Replacement Rate at any time be less than, with respect to a Replacement Rate in respect of (i) the Initial Term B Facility or Initial Term C Facility, 0.50% and (ii) the Revolving Facility, 0.00%. Notwithstanding anything to the contrary in Section 2.14, any such amendment shall become effective without any further action or consent of any other party to this Agreement so long as, in the case of any such amendment entered into pursuant to clause (1) or (2)(x) of the preceding sentence, the Administrative Agent shall not have received, within five Business Days of the date notice of such Market Convention Rate or Replacement Rate, as applicable, is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (ii)(A), (ii)(B) or (ii)(C) of the first sentence of this paragraph, only to the extent the LIBO Screen Rate, CDOR Screen Rate, EURIBOR Screen Rate or Daily Simple RFR, as applicable, and such Interest Period is not available or published at such time on a current basis), (w) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Eurocurrency Rate Borrowing as, a Eurocurrency Rate Borrowing shall be ineffective, (x) if any Borrowing Request requests a Eurocurrency Rate Borrowing denominated in Dollars, such Eurocurrency Rate Borrowing shall be made as an ABR Borrowing, (y) if any Borrowing Request requests a Eurocurrency Rate Borrowing denominated in any Alternate Currency, such Eurocurrency Rate Borrowing shall be made as a Central Bank Rate Borrowing and (z) (i) if any Borrowing Request requests a RFR Borrowing, such RFR Borrowing shall be made as a Central Bank Rate Borrowing and (ii) each then outstanding RFR Borrowing shall bear interest at the Central Bank Rate for Sterling plus the applicable Central Bank Rate Adjustment. Any such amendment shall become effective without any further action or consent of any other party to this Agreement, notwithstanding anything to the contrary in Section 9.02. To the extent administratively and operationally feasible, the parties shall use commercially reasonable efforts to ensure that any such Market Convention Rate or Replacement Rate shall meet the standards set forth in proposed Treasury Regulations Section 1.1001-6 so as not to reasonably be determined to be treated as a “modification” (and therefor an exchange) of any Loans for purposes of Treasury Regulations Section 1.1001-3, it being understood that the Administrative Agent or Lenders shall not be required to take any action under this provision that would cause the Administrative Agent or the Lenders any commercially unreasonable or administrative or operational burden as determined in good faith by the Administrative Agent or such Lender.

Section 2.15 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or Issuing Bank;

(ii) subjects any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Other Taxes and (C) Excluded Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or Issuing Bank or the London interbank market, the market for loans based on the “CDOR”, “SONIA” or “EURIBOR” rate or the market for any similar rate for any other Alternate Currency any other condition (other than Taxes) affecting this Agreement, RFR Loans or Eurocurrency Rate Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any RFR Loan or Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any RFR Loan, Eurocurrency Rate Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material; then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs Incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of any request for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section 2.15 the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section 2.15, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however that the Borrower shall not be required to compensate any Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any Eurocurrency Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Eurocurrency Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any Eurocurrency Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense incurred by such Lender that is attributable to such event (other than loss of profit). In the case of any Eurocurrency Rate Loan, the loss, cost or expense of any Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred at the Eurocurrency Rate that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurodollar market; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower that (A) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (B) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17 Taxes.

(a) All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by any Withholding Agent, then (i) if such Tax is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no deductions or withholdings for Indemnified Taxes or Other Taxes been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding

Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law. In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(b) The Borrower shall indemnify the Administrative Agent and each Lender within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), other than any interest or penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, and, in each case, any reasonable expenses arising therefrom or with respect thereto (whether or not correctly or legally imposed or asserted); provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower in accordance with Section 2.17(e)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrower or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(b), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability, which shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(b), the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17(b) for any amount to the extent the Administrative Agent or such Lender fails to notify the Borrower of the relevant possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(c) As soon as practicable after any payment of any Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(d) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payment made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(d)(ii)(A), 2.17(d)(ii)(B) or 2.17(d)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, U.S. Federal withholding Tax;

(2) two executed original copies of IRS Form W-8ECI;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed original copies of a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments under any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2, Exhibit L-3 or Exhibit L-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of such direct or indirect partner(s);

(C) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed original copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(d)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.17(d) expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding anything to the contrary in this Section 2.17(d), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(d).

(e) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, by such indemnifying party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(e), in no event will the Administrative Agent or any Lender be required to pay any amount to any indemnifying party pursuant to this Section 2.17(e) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(f) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(g) Definition of “Lender” for Purposes of Section 2.17. For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 2.17, include any Issuing Bank.

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified in this Agreement, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise). Each such payment shall be made prior to 3:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.05(e)(i), 2.12(b)(ii), 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b), 2.20 and 9.05(g) or as otherwise expressly set forth in this Agreement or in any other Loan Document, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders of the applicable Class in accordance with their respective Applicable Percentages of such Class. All payments (including accrued interest) hereunder shall be made in Dollars (or, in respect of Obligations denominated in an Alternate Currency, in such Alternate Currency). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount (or, in respect of Obligations denominated in an Alternate Currency, the next higher or lower whole amount of such Alternate Currency). Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of any Acceptable Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01 shall be applied first, to the payment of all reasonable and documented costs, fees, indemnities and expenses then due that have been incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all reasonable and documented court costs and the reasonable and documented fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, to payment in full of any Unfunded Advance/Participation (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent and the Issuing Banks on a pro rata basis in accordance with the amount of such Unfunded Advance/Participation owed to them on the date of the relevant distribution), third, to pay any reasonable and documented fees, indemnities or expense reimbursements then due to any Issuing Bank from the Borrower that constitute Obligations, fourth, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations (including, with respect to LC Exposure, an amount to be paid to the Administrative Agent equal to 100% of the LC Exposure (minus the amount then on deposit in the LC Collateral Accounts) on such date, to be held in each applicable LC Collateral Account as Cash collateral for such Obligations); provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above, and fifth, after all Secured Obligations have been paid in full to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.

(c) Except as otherwise expressly set forth in this Agreement or in any other Loan Document, if any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and sub-participations in LC Disbursements of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by the Borrower pursuant to and in accordance with the terms of this Agreement or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 9.02(c) and/or Section 9.05. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall, from and after the date of such purchase, have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any lender or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate in effect from time to time and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or determines that it can no longer make or maintain Eurocurrency Rate Loans or Daily Simple RFR Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower in respect of the relevant obligations hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or determines that it can no longer make or maintain Eurocurrency Rate Loans or Daily Simple RFR Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders and including, for the avoidance of doubt, in connection with any Modification Offer with respect to which a majority of the applicable Class of Lenders have agreed to modify the applicable Class of Loans) with respect to which Required Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender (each such Lender described in this clause (iv), a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date (provided that, if, after giving effect such termination and repayment, the aggregate amount of the Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Credit Commitments of such Class then in effect, then the Borrower shall, not later than the next Business Day, prepay one or more Revolving Loan Borrowings of the applicable Class (and, if no Revolving Loan Borrowings of such Class are outstanding, deposit Cash collateral in one or more LC Collateral Accounts) in an amount necessary to eliminate such excess) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that assumes such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements, in each case of such Class of Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payment required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payment and (C) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, in each case if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (or the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. In connection with any replacement under this Section 2.19, if the replaced Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption by the time all Obligations of the Borrower owing to such Lender have been paid in full to such replaced Lender (other than in respect of contingent indemnification claims as to which no claim has been asserted), then such replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption. To the extent that any Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(e), the Borrower shall pay the fee set forth in Section 2.12(e) to each Lender being replaced as a result of such Repricing Transaction.

Section 2.20 Illegality.

(a) If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate or Daily Simple RFR or to determine or charge interest rates based upon the Eurocurrency Rate or Daily Simple RFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternate Currency, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent:

(i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or RFR Loans in the affected currency or currencies or to convert ABR Loans to Eurocurrency Rate Loans or RFR Loans, as applicable, shall be suspended,

(ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Alternate Base Rate, the interest rate on such Lender’s ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly),

(iii) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s Eurocurrency Rate Loans or RFR Loans, as applicable, to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans or RFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment or RFR Loans), and

(iv) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof, as applicable, until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.

(b) Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(c) Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b) The Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article VII, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, as the Administrative Agent or the Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders or Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) If any LC Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i) the LC Exposure of such Defaulting Lender shall be reallocated among the Revolving Lenders that are non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all non-Defaulting Lenders attributable to the Revolving Credit Commitments of any Class does not exceed the total of the Revolving Credit Commitments of all Revolving Lenders of such Class that are non-Defaulting Lenders and (B) the Revolving Credit Exposure of any non-Defaulting Lender that is attributable to its Revolving Credit Commitment of such Class does not exceed such non-Defaulting Lender’s Revolving Credit Commitment of such Class;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the Administrative Agent, Cash collateralize 100% of such Defaulting Lender’s LC Exposure (after giving effect to any reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii) (A) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation and (B) if the LC Exposure of any Defaulting Lender is Cash collateralized pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Revolving Lender or the Borrower hereunder, no letter of credit fees shall be payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure; and

(iv) if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Revolving Lender or the Borrower hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e) So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit shall be allocated among Revolving Lenders that are non-Defaulting Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f) In the event that the Administrative Agent and the Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Revolving Credit Percentage of LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders or participations in Revolving Loans of the applicable Class as the Administrative Agent determines is necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class or its Applicable Revolving Credit Percentage, as applicable. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from “Defaulting Lender” to “Lender” will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22 Incremental Credit Extensions.

(a) The Borrower may, at any time after the Closing Date, on one or more occasions pursuant to an Incremental Facility Agreement, (i) add one or more new tranches of term facilities (each new tranche, a “New Incremental Term Facility”) and/or increase the principal amount of the Term Loans of any existing Class by requesting new commitments to provide such Term Loans (each increase, an “Incremental Increase Facility”; together with any New Incremental Term Facility, “Incremental Term Facilities” and any loans made pursuant to an Incremental Term Facilities, “Incremental Term Loans”) and/or (ii) add one or more new tranches of Incremental Revolving Commitments (each new tranche, a “New Incremental Revolving Facility”) and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (each increase, a “Revolving Commitment Increase”; together with any New Incremental Revolving Facility, “Incremental Revolving Facilities” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and any Incremental Revolving Loans, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:

(i) each Incremental Facility shall be in an aggregate principal amount that is not less than $1,000,000 (or, with respect to any Incremental Facility denominated in an Alternate Currency, the Dollar Equivalent thereof) (it being understood that the amount of any Incremental Facility amount may be less than such amounts if the amount of such Incremental Facility represents all remaining availability under the Incremental Cap or if the Administrative Agent otherwise agrees),

(ii) except as the Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender,

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan,

(iv) except as otherwise permitted herein (including as provided in clauses (v), (vi) and (xii) below), (A) the terms of any Incremental Term Facility (other than any terms which are applicable only after the Latest Term Loan Maturity Date) must be substantially consistent with those applicable to any then-existing Class of Term Loans or otherwise, at the option of the Borrower, either (I) reflect, in the good faith determination of the Borrower, market terms and conditions (taken as a whole) at the time of Incurrence of such Incremental Term Facility or (II) be reasonably acceptable to the Administrative Agent and (B) the terms of any Incremental Revolving Facility (other than any terms which are applicable only after the Latest Revolving Credit Maturity Date) must be substantially consistent with those applicable to any then-existing Revolving Facility or otherwise, at the option of the Borrower, either (I) reflect, in the good faith determination of the Borrower, market terms and conditions (taken as a whole) at the time of Incurrence of such Incremental Revolving Facility or (II) be reasonably acceptable to the Administrative Agent (it being understood that to the extent that any financial maintenance covenant or other term or provision is added for the benefit of (A) any Incremental Term Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant or other term or provision is also added for the benefit of all Classes of Loans or (B) any Incremental Revolving Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant or other term or provision is also added for the benefit of each then-existing Revolving Facility),

(v) the Effective Yield (and the components thereof, including interest rate margins, rate floors, fees, premiums and funding discounts), currency types and denominations (including any Alternate Currency) and any “MFN” terms or prepayment premiums or protections applicable to any Incremental Facility may be determined by the Borrower and the lender or lenders providing such Incremental Facility; provided that, in the case of any broadly syndicated Incremental Term Facility that constitutes a “term loan B” facility (as determined by the Borrower in good faith), is denominated in the same currency as the Initial Term Loans, and that is secured by Liens on all or a portion of the Collateral that rank on an equal priority basis with the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) and Incurred prior to the date that is 12 months following the Closing Date (other than any Incremental Term Facility that (I) is Incurred for the purpose of financing a Permitted Acquisition, Investment or other similar transaction, (II) has a maturity date after the date that is one year following the Initial Term Loan Maturity Date, (III) is Incurred pursuant to clause (c) of the definition of “Incremental Cap”, (IV) is established pursuant to Section 2.22(a)(xiv) and/or (V) at the option of the Borrower, is, together with all Incremental Term Facilities exempted under this clause (V) and outstanding at such time, in an aggregate amount not to exceed $50,000,000), the Effective Yield applicable thereto may not be more than 0.75% higher than the Effective Yield applicable to the Initial Term Loans of such same currency unless the Applicable Rate with respect to such Initial Term Loans is adjusted to the extent necessary to be equal to the Effective Yield with respect to such Incremental Facility, minus 0.75%,

(vi) the maturity date of any Incremental Facility may be determined by the Borrower and the lender or lenders providing such Incremental Facility; provided that, except with respect to customary prepayment terms in connection with customary escrow or similar arrangements, (a) the final maturity date with respect to any Incremental Term Facility shall be no earlier than the Latest Term Loan Maturity Date, and (b) no Incremental Revolving Facility may have a final maturity date earlier than (or require scheduled amortization or mandatory commitment reductions prior to) the Initial Revolving Credit Maturity Date; provided that Incremental Facilities (A) constituting Customary Bridge Loans, (B) constituting customary “term loan A” facilities (as determined by the Borrower in good faith) provided by bona fide banks, (C) Incurred in connection with a Permitted Acquisition, Investment or other similar transaction and/or (D) at the option of the Borrower, in an aggregate principal amount up to the available Maturity/Weighted Average Life Excluded Amount, in the case of each of clauses (A), (B), (C) and (D) of this proviso may be Incurred without regard to this clause (vi),

(vii) the amortization schedule for any Incremental Term Facility may be determined by the Borrower and the lender or lenders providing such Incremental Facility; provided that, except with respect to customary prepayment terms in connection with customary escrow or similar arrangements, the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any prepayments thereof); provided that (A) Incremental Term Facilities constituting Customary Bridge Loans, (B) Incremental Term Facilities constituting customary “term loan A” facilities (as determined by the Borrower in good faith) provided by bona fide banks, (C) Incremental Facilities Incurred in connection with a Permitted Acquisition, Investment or other similar transaction and/or (D) at the option of the Borrower, in an aggregate principal amount up to the available Maturity/Weighted Average Life Excluded Amount, in the case of each of clauses (A), (B), (C) and (D) of this proviso may be Incurred without regard to this clause (vii),

(viii) (A) any Incremental Term Facility or Incremental Revolving Facility shall be secured by a Lien on the Collateral that ranks equal in priority with the Lien on the Collateral securing the Secured Obligations and (B) no Incremental Facility shall be (x) guaranteed by any Person other than a Loan Guarantor or (y) secured by any assets other than the Collateral,

(ix) any mandatory prepayment of Incremental Term Loans shall be offered to be made on a pro rata basis with all then-existing Term Loans (other than, in the case of a New Incremental Term Facility, any mandatory prepayments under Section 2.11(b)(iii) arising by virtue of a Refinancing of all or a portion of such Class which may be on a greater than pro rata basis), except that the Borrower and the lenders providing the relevant Incremental Term Loans shall be permitted, in their sole discretion, to elect to offer to make or receive, as applicable, any such mandatory prepayment on a less than pro rata basis (but not on a greater than pro rata basis),

(x) subject to Section 1.11, no Event of Default then exists or would exist after giving effect thereto (except in the case of the Incurrence or provision of any Incremental Facility in connection with a Permitted Acquisition, Investment, or other similar transaction not prohibited by the terms of this Agreement, in which case no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) then exists or would exist after giving effect thereto),

(xi) the proceeds of any Incremental Revolving Facility and/or any Incremental Term Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other Investments, Restricted Payments and any other use not prohibited by this Agreement,

(xii) (A) any Incremental Increase Facility shall be on the same terms (including maturity date and interest rates (except, if required to consummate such Incremental Increase Facility, any increase in interest rates and/or rate floors that is provided to all Lenders for the applicable Class of Term Loans, but excluding upfront fees, original issue discount or similar fees)) and pursuant to the same documentation (other than the relevant Incremental Facility Agreement) applicable to such Class of Term Loans, and (B) any Revolving Commitment Increase (x) shall be on the same terms (including maturity date and interest rates (except, if required to consummate such Revolving Commitment Increase, any increase in interest rates, rate floors and/or undrawn fees that is provided to all Lenders for the applicable Class of Revolving Credit Commitments), but excluding upfront fees, original issue discount or similar fees) and pursuant to the same documentation (other than the relevant Incremental Facility Agreement) applicable to such Class of Revolving Credit Commitments and (y) shall not require any scheduled amortization or mandatory commitment reduction prior to the Maturity Date with respect to such Class of Revolving Credit Commitments,

(xiii) on the date of the Borrowing of any Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans, and notwithstanding anything to the contrary set forth in Section 2.08 or 2.13, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xiii) may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Eurocurrency Rate Loans of the relevant Class and that end on the last day of such Interest Period, and

(xiv) notwithstanding anything to the contrary, (A) Incremental Term Loans may be Incurred, without regard to the Incremental Cap, without regard to whether an Event of Default has occurred and is continuing and without regard to the minimums set forth in clause (i) of this Section 2.22(a), to the extent that the Net Proceeds from such Incremental Term Loans are used on the date of Incurrence of such Incremental Term Loans (or substantially concurrently therewith) to either (x) prepay Term Loans of any Class and related amounts or (y) permanently reduce any Class of Revolving Credit Commitments, Modified Revolving Credit Commitments or Additional Revolving Credit Commitments (and any such Incremental Term Loans shall be deemed to have been Incurred pursuant to this clause (xiv)), and (B) Incremental Revolving Commitments may be provided, without regard to the Incremental Cap, without regard to whether an Event of Default has occurred and is continuing and without regard to the minimums set forth in clause (i) of this Section 2.22(a), to the extent that any existing Class of Revolving Commitments, Modified Revolving Credit Commitments or Additional Revolving Credit Credit Commitments shall be permanently reduced by an amount equal to the aggregate amount of Incremental Revolving Commitments so provided (and any such Incremental Revolving Commitments shall be deemed to have been Incurred pursuant to this clause (xiv)).

(b) Incremental Commitments may be provided by any existing Lender (it being understood that no existing Lender with an Initial Term Loan Commitment will have an obligation to make a portion of any Incremental Term Loan, no existing Lender with a Revolving Credit Commitment will have any obligation to provide a portion of any New Incremental Revolving Facility and no existing Lender with a Revolving Credit Commitment will have an obligation to provide a portion of any Revolving Commitment Increase) or by any other Eligible Assignee (any such other lender being called an “Additional Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, any Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender; provided, further, that any Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Lender by way of assignment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(c) Except as specifically set forth in Section 2.22(b), the Administrative Agent shall not otherwise be required to execute any Incremental Facility Agreement unless such Incremental Facility Agreement would affect the Loan Documents in a manner that would require the consent of the Administrative Agent pursuant to Section 9.02(b)(E) or pursuant to Section 2.22(a)(iv)(A)(II) or Section 2.22(a)(iv)(B)(II).

(d) The Administrative Agent (i) shall be entitled to receive, from each Additional Lender, (1) an administrative questionnaire, in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”), and (2) any tax certification required by Section 9.05(b)(ii)(D)(2) and (ii) subject to Section 2.22(a)(x), shall have received a Borrowing Request as if the relevant Incremental Loans were subject to Section 2.03 or another written request the form of which is reasonably acceptable to the Administrative Agent (it being understood and agreed that such Borrowing Request shall not include a bring-down of any representations and warranties, and the requirement to deliver a Borrowing Request shall not, unless agreed by the Borrower, result in the imposition of any additional condition precedent to the availability of the relevant Incremental Loans). The effectiveness of any Incremental Facility Agreement and the occurrence of any Credit Extension pursuant to such Incremental Facility Agreement shall be subject to the satisfaction of such conditions (not inconsistent with the other provisions of this Section 2.22) as the Borrower and the lenders party thereto shall agree.

(e) Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22:

(i) if such Incremental Revolving Facility establishes Revolving Credit Commitments of the same Class as any then-existing Class of Revolving Credit Commitments, (A) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender’s) participations hereunder in Letters of Credit shall be held ratably on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22) and (B) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (e)(i); and

(ii) if such Incremental Revolving Facility establishes a New Incremental Revolving Facility, such New Incremental Revolving Facility shall have borrowing and repayment terms (not inconsistent with the other provisions of this Section 2.22) as determined by the Borrower and the lenders providing such New Incremental Revolving Facility.

(f) On the date of effectiveness of any Incremental Revolving Facility, the maximum amount of LC Exposure permitted hereunder shall increase by an amount, if any, agreed upon by Administrative Agent, the relevant Issuing Bank and the Borrower.

(g) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to any Loan Document (and, if applicable, enter into any Incremental Facility Agreement) as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.22. Without limiting the generality of the foregoing, any Incremental Facility Agreement may, subject to the other provisions of this Section, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the

Borrower, to effect the provisions of this Section (including (i) in connection with Classes of Incremental Term Loans, to extend the Prepayment Premium Period for the benefit of any existing Class of Term Loans to the extent that such Class of Incremental Term Loans shall have the benefit of such longer Prepayment Premium Period, (ii) to increase the Effective Yield of the applicable Class of Term Loans, or make other changes to any applicable Class of Term Loans so long as such changes are favorable to the Lenders in respect thereof, in any such case, to the extent necessary in order to ensure that any applicable Class of Incremental Term Loans are “fungible” with any applicable existing Class of Term Loans, (iii) to add or extend, in either case, any other “call protection” for the benefit of any applicable existing Class of Term Loans and/or (iv) in connection with any Incurrence of any Incremental Facility denominated in a currency other than Dollars, Euros, Sterling or Canadian Dollars to add interest rate definitions and other currency provisions that are customarily included in agreements contemplating Borrowings or the execution of credit documents in any such currency).

(h) This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23 Modifications of Loans and Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Modification Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Class or Commitments with respect to any Class, in each case on a pro rata basis within such Class (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Modification Offer to extend the Maturity Date of such Lender’s Loans and/or Commitments of such Class and/or otherwise modify the terms of such Loans and/or Commitments pursuant to the terms of the relevant Modification Offer (including by increasing or decreasing the interest rate or fees payable (or adding other pricing terms, including premiums, discounts, MFN terms or rate floors) in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, a “Modification”), so long as the following terms are satisfied:

(i) except as to (A) interest rates, fees and other pricing terms (including rate floors, premiums, discounts and any MFN terms) and final maturity (which shall, subject to the immediately succeeding clause (iii), be determined by the Borrower and any Lender who agrees to a Modification of its Revolving Credit Commitments as set forth in the relevant Modification Offer) and (B) covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of such Modification), the Revolving Credit Commitment of any Lender who agrees to a Modification with respect to such Commitment (a “Modified Revolving Credit Commitment”; and the Loans thereunder, “Modified Revolving Loans”), and the related outstandings, shall constitute a revolving commitment (or related outstandings, as the case may be) with the same terms (or terms not more favorable to extending Lenders) as the Class of Revolving Credit Commitments subject to the relevant Modification Offer (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Modification, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings) and (2) repayments required upon the Maturity Date of any Revolving Facility) of Revolving Loans with respect to any Revolving Facility after the effective date of such Modified Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities and (y) all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders; provided, further, that any representations and warranties, affirmative and negative covenants (including financial covenants) and events of default applicable to such Class of Modified Revolving Credit Commitments Loans that also expressly apply to (and for the benefit of) the Class of Revolving Credit Commitments subject to the Modification Offer and each other Class of Revolving Credit Commitments hereunder may be more favorable to the lenders of the applicable Class of Modified Revolving Credit Commitments than those originally applicable to the Class of Revolving Credit Commitments subject to the Modification Offer;

(ii) except as to (A) interest rates, fees, other pricing terms (including rate, discounts, floors and MFN terms), amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to the immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and any Lender who agrees to a Modification of its Term Loans as set forth in the relevant Modification Offer) and (B) covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of such Modification), the Term Loans of any Lender Modified pursuant to any Modification Offer (any such Modified Term Loans, the “Modified Term Loans”) shall have the same terms (or terms not more favorable to extending Lenders) as the Class of Term Loans subject to the relevant Modification Offer; provided, however, that any representations and warranties, affirmative and negative covenants (including financial covenants) and events of default applicable to such Class of Modified Term Loans that also expressly apply to (and for the benefit of) the Class of Term Loans subject to the Modification Offer and each other Class of Term Loans hereunder may be more favorable to the lenders of the applicable Class of Modified Term Loans than those originally applicable to the Class of Term Loans subject to the Modification Offer;

(iii) (x) the final Maturity Date of any Class of Modified Term Loans may be no earlier than the Maturity Date of the Class of Term Loans subject to such Modification at the time of Modification and (y) no Class of Modified Revolving Credit Commitments or Modified Revolving Loans may have a final Maturity Date earlier than the Latest Maturity Date applicable to any then-existing Revolving Facility;

(iv) the Weighted Average Life to Maturity of any Class of Modified Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans subject to such Modification; provided that, at the option of the Borrower, Modified Term Loans in an aggregate principal amount up to the available Maturity/Weighted Average Life Excluded Amount may be Incurred without regard to this clause (iv);

(v) any Class of Modified Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory prepayment pursuant to Section 2.11(b)(i), (ii) or (iii) (other than any mandatory prepayments required under Section 2.11(b)(iii) as a result of a Refinancing of all or a portion of a Class of Modified Term Loans which may be applied on a greater than pro rata basis) in respect of the Term Loans, in each case as specified in the relevant Modification Offer;

(vi) if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Modification Offer exceeds the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be Modified by the Borrower pursuant to such Modification Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be Modified ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Modification Offer;

(vii) unless the Administrative Agent otherwise agrees, each Modification shall be in a minimum amount of $1,000,000 (or, with respect to any Modification of Loans or Commitments denominated in an Alternate Currency, the Dollar Equivalent thereof);

(viii) any applicable Minimum Modification Condition must be satisfied or waived by the Borrower;

(ix) no Modification of any Revolving Facility shall be effective as to the obligations of any Issuing Bank with respect to Letters of Credit without the consent of such Issuing Bank (such consent not to be unreasonably withheld or delayed) (and, in the absence of such consent, all references herein to Latest Revolving Credit Maturity Date shall be determined, when used in reference to such Issuing Bank, as applicable, without giving effect to such Modification); and

(x) any documentation in respect of any Modification shall be consistent with the foregoing.

(b) (i) No Modification consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to any Modification of any Class of Loans and/or Commitments and (iii) except as set forth in clause (a)(vii) above, no Modification Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Modification Condition”) to the consummation of any Modification that a minimum amount (to be specified in the relevant Modification Offer in the Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable tranches be extended; it being understood that the Borrower may, in its sole discretion, waive any such Minimum Modification Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Modified Term Loans and/or Modified Revolving Credit Commitments on such terms as may be set forth in the relevant Modification Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Modification or any other transaction contemplated by this Section.

(c) Subject to any consent required in Section 2.23(a)(ix) or (x), no consent of any Lender or the Administrative Agent shall be required to effectuate any Modification, other than the consent of each Lender agreeing to such Modification with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Modified Term Loans and Modified Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by Liens on the Collateral that rank on an equal priority basis with the Liens on the Collateral securing the Secured Obligations and guaranteed on an equal priority basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to any of the Loan Documents with the Loan Parties (and, if applicable, any Modification Amendment) as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.23.

(d) In connection with any Modification, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Modification (including mechanics to permit conversions, cashless rollovers and exchanges by Lenders and other repayments and reborrowings of Loans of Lenders agreeing to such Modification or non-accepting Lenders replaced or repaid in accordance with this Section 2.23)), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

(e) Any Modified Term Loan and/or Modified Revolving Credit Commitment shall be established pursuant to a Modification Amendment, which shall be consistent with the provisions set forth in this Section 2.23. The Administrative Agent shall not be required to execute any Modification Amendment unless such Modification Amendment would affect the Loan Documents in a manner that would require the consent of the Administrative Agent pursuant to Section 9.02(b)(E). The effectiveness of any Modification Amendment and the occurrence of any Credit Extension pursuant to such Modification Amendment shall be subject to the satisfaction of such conditions as the Borrower and the Lenders party thereto shall agree.

(f) This Section 2.23 shall supersede any provision in Section 2.11, 2.18 or 9.02 to the contrary.

Article III

REPRESENTATIONS AND WARRANTIES

Holdings (solely with respect to Sections 3.01, 3.02, 3.03, 3.07, 3.08, 3.09, 3.13, 3.14, 3.16 and 3.17) and the Borrower hereby represent and warrant to the Lenders that:

Section 3.01 Organization; Powers. Holdings, the Borrower and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01 (other than (i) clause (a)(i) and (ii) clause (b), in each case with respect to the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03 Governmental Authorizations; No Conflicts. The execution and delivery of each Loan Document by each Loan Party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the filings described in Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) subject to the Legal Reservations, Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Effect.

(a) The Annual Financial Statements and the Quarterly Financial Statements heretofore provided to the Administrative Agent present fairly, in all material respects, the financial condition, income and cash flows of the Target on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject, in the case of the Quarterly Financial Statements, to changes resulting from audit adjustments and to the absence of footnotes and the inclusion of any explanatory notes.

(b) After the Closing Date, the financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial condition, income and cash flows of the Borrower (or its applicable Parent Company) on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject, in the case of the financial statements provided pursuant to Section 5.01(a), to changes resulting from audit adjustments and to the absence of footnotes and the inclusion of any explanatory note.

(c) Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Properties.

(a) Set forth on Schedule 3.05 hereto is a complete and accurate list of all Material Real Estate Assets owned in fee simple by the Loan Parties on the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof.

(b) The Borrower and each of its Restricted Subsidiaries have good and valid title (or similar concept in any applicable jurisdiction) to, or valid leasehold interests in, all of their respective Real Estate Assets and have good title to their personal property and assets (other than intellectual property), in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

(c) The Borrower and its Restricted Subsidiaries own or otherwise have a license or right to use all rights in Designs, Patents, Trademarks, Domain Names, Copyrights, Software, Trade Secrets and all other intellectual property rights (“IP Rights”) reasonably necessary to conduct their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use would not, or where such infringement or misappropriation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority in progress or pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of its Restricted Subsidiaries is subject to or has received written notice of any Environmental Claim or Environmental Liability or knows of any fact or circumstance that would give rise to any Environmental Liability and (ii) neither the Borrower nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization required under any Environmental Law for the operation of their respective businesses.

(c) Neither the Borrower nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly owned, leased or operated real estate or Facility in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Compliance with Laws. Each of Holdings, the Borrower and each of its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to any Requirement of Law specifically referenced in Section 3.17.

Section 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of Holdings, the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA.

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) No ERISA Event has occurred and is continuing that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure.

(a) As of the Closing Date, and with respect to information relating to the Target and its subsidiaries, to the knowledge of the Borrower, all written information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) concerning Holdings, the Borrower and its subsidiaries that was included in the Information Memorandum or otherwise prepared by or on behalf of Holdings, the Borrower or its subsidiaries or their respective authorized representatives and made available in writing to any Initial Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time prior to the Closing Date).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ significantly from projected results and that such differences may be material).

Section 3.12 Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the Incurrence of Indebtedness and obligations on the Closing Date in connection with this Agreement and the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.13 Capitalization and Subsidiaries. Schedule 3.13(a) sets forth, in each case as of the Closing Date after giving effect to the Transactions, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable subsidiary and (b) the type of entity of Holdings and each of its subsidiaries.

Section 3.14 Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the Collateral Documents create legal, valid and, subject to the Legal Reservations, enforceable Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected First Priority Liens on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents and limited to the actions described in the Perfection Requirements) securing the Secured Obligations, in each case as and to the extent set forth therein.

Section 3.15 Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.

Section 3.16 Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit have been used, whether directly or indirectly, for any purpose that results in a violation of the provisions of Regulation U or Regulation X.

Section 3.17 Economic Sanctions, Anti-Terrorism and Anti-Corruption Laws.

(a) None of Holdings, the Borrower nor any of its Restricted Subsidiaries is the target of any US sanctions administered by the Office of Foreign Assets Control of the US Treasury Department (“OFAC”).

(b) Except to the extent that any such sanction would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Borrower, no director, officer, agent or employee of Holdings, the Borrower or any Restricted Subsidiary is subject to any US sanctions administered by OFAC.

(c) Except to the extent that the relevant violation would not reasonably be expected to have a Material Adverse Effect, to the extent applicable, each Loan Party is in compliance with (i) the USA PATRIOT Act and (ii) each Anti-Terrorism Law.

(d) Except to the extent that the relevant violation would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent or employee of the Borrower nor any Restricted Subsidiary, has taken any action, directly or indirectly, that would result in a violation by any such Person of the US Foreign Corrupt Practices Act of 1977 (the “FCPA”), including making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA.

(e) Neither the Borrower nor any of its Restricted Subsidiary will (i) use or make available the proceeds of any Loan or Letter of Credit for the purpose of financing the activities of any Person that is subject to sanctions administered by OFAC or the US Department of State or any Anti-Terrorism Law, except to the extent the same is licensed or otherwise approved, as applicable, by OFAC and/or any other applicable agency of the US government having similar authority or by the United Nations, the EU Council or the EU Commission or (ii) use the proceeds of any Loan or Letter of Credit for the purpose of violating the FCPA or the USA PATRIOT Act.

Section 3.18 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Junior Indebtedness.

Section 3.19 Use of Proceeds. The Borrower shall use the proceeds of (a) the Initial Term B Loans to finance a portion of the Transactions (including to pay the Transaction Consideration and Transaction Costs and to pay for the Target Refinancing, the Existing Target Notes Offer and Consent Solicitation and any redemption of Existing Target Notes and/or satisfaction and discharge of any Existing Target Notes), (b) the Initial Term C Loans to replace, cash collateralize, secure, guarantee, backstop or otherwise replace Cash Collateralized Arrangements which proceeds will be maintained in Cash Collateral Accounts, except that such proceeds may be disbursed (A) to satisfy drawings or other amounts required to be paid under Cash Collateralized Arrangements or (B) otherwise subject to the obligations set forth in Section 2.11, (c) the Revolving Loans (i) on the Closing Date to finance a portion of the Transactions (including the payment of the Transaction Consideration and Transaction Costs) in an aggregate principal amount of up to $50,000,000, (ii) on and after the Closing Date for working capital purposes and (iii) after the Closing Date for general corporate purposes (including any purpose not prohibited by this Agreement), and (d) any Incremental Facility for working capital and other general corporate purposes, including the financing of Permitted Acquisitions, other Investments, Restricted Payments and any other use not prohibited by this Agreement.

Section 3.20 No Default. After the Closing Date, no Default or Event of Default has occurred or is continuing.

Article IV

CONDITIONS

Section 4.01 Closing Date. The obligations of (i) each Lender to make Loans and (ii) each Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Security Agreement, (C) any Intellectual Property Security Agreement, (D) the Intercompany Note and (E) the Loan Guaranty and (ii) a Borrowing Request as required by Section 2.03.

(b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a customary written opinion of (i) Kirkland & Ellis LLP, in its capacity as counsel to the Loan Parties and (ii) the general counsel of the Post-Merger Borrower, in each case on the Closing Date, dated the Closing Date and addressed to the Administrative Agent and each Lender and Issuing Bank as of the Closing Date.

(c) Financial Statements. The Administrative Agent shall have received (i) audited consolidated financial statements of the Company (as defined in the Acquisition Agreement) consisting of balance sheets as of the last date of each of the three fiscal years of the Company (as defined in the Acquisition Agreement) ended at least 90 days prior to the Closing Date (as defined in the Acquisition Agreement) and consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for each of the three fiscal years of the Company (as defined in the Acquisition Agreement) ended at least 90 days prior to the Closing Date (as defined in the Acquisition Agreement) (except with respect to the preparation of such financial statements on a “carve-out” basis and a combined basis, as may be indicated in the notes thereto) (collectively, the “Annual Financial Statements”) and (ii) unaudited consolidated financial statements of the Company (as defined in the Acquisition Agreement) consisting of balance sheets and consolidated statement of comprehensive income (loss) and cash flows as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date (as defined in the Acquisition Agreement) and, in the case of the consolidated statement of comprehensive income (loss) and cash flows, for the period beginning from the most recently completed fiscal year ended at least 90 days before the Closing Date (as defined in the Acquisition Agreement) to the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date (as defined in the Acquisition Agreement) other than with respect to any quarter-end that is also a fiscal year-end (in the case of this clause (ii), excluding certain footnotes as permitted by the applicable rules of the SEC, and subject to normal year-end adjustments, but including, in the case of the statements of income, comprehensive income, changes in equity and cash flows, comparative information for the same period in the prior fiscal year) (collectively, the “Quarterly Financial Statements”).

(d) Secretary’s Certificate and Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Closing Date, which by-laws or operating, management, partnership or similar agreement are in full force and effect, and (z) a true and complete copy of the resolutions or written consent of its Board of Directors authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(e) Representations and Warranties. The (i) Specified Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (x) such Specified Representation shall be true and correct in all respects and (y) “material adverse effect”, “material adverse change” or such similar term or qualification shall be defined on the basis of such terms set forth in the Acquisition Agreement as in effect on July 14, 2021.

(f) Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received (i) all fees and closing payments required to be paid by the Borrower on the Closing Date pursuant to the Fee Letter and (ii) all expenses required to be paid by the Borrower (including the reasonable fees and expenses of legal counsel that are payable under the “commitment letter” relating to the initial Credit Facilities hereunder) for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Borrower may agree, in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans.

(g) Refinancing. Prior to or substantially concurrently with the initial funding of the Loans hereunder, (i) all principal, accrued and unpaid interest, fees, premium, if any, and other amounts outstanding under and with respect to the Target Credit Agreement (other than (x) Contingent Obligations not then due and payable and that by their terms survive the termination of the Target Credit Agreement and (y) the Existing Letters of Credit that on the Closing Date will be grandfathered into, or backstopped by, the Initial Revolving Facility or cash collateralized in a manner reasonably satisfactory to the issuing banks thereof) will be repaid in full and all commitments to extend credit under the Target Credit Agreement shall be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released and (ii) all principal, accrued and unpaid interest, fees, premium, if any, and other amounts outstanding under and with respect to the Existing Target 2025 Notes will be redeemed in full (the transactions described in this clause (g), together, collectively, the “Target Refinancing”).

(h) Equity Contribution. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, Holdings shall have received the Equity Contribution (to the extent not otherwise applied to finance the Transactions).

(i) Solvency. The Administrative Agent shall have received a certificate in substantially the form of Exhibit M from a senior authorized financial executive (or other officer with equivalent duties) of the Borrower dated as of the Closing Date and certifying as to the matters set forth therein.

(j) Perfection Certificate. The Collateral Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.

(k) Pledged Stock and Pledged Notes. Subject to the final paragraph of this Section 4.01, the Collateral Agent shall have received (i) the certificates representing Equity Interests pledged pursuant to the Security Agreement, together with undated stock powers or similar instruments of transfer for each such certificate endorsed in blank by a duly authorized officer of the applicable Loan Party and (ii) any Material Debt Instrument required to be pledged pursuant to the Security Agreement endorsed in blank or accompanied by instruments of transfer executed by the applicable Loan Party.

(l) Filings, Registrations and Recordings. Subject to the last paragraph of this Section 4.01, each document and instrument (including any UCC financing statement) required by any Collateral Document or under any applicable Requirement of Law (but limited to actions described in the Perfection

Requirements) to be executed, filed, registered, recorded or delivered in order to create and perfect in favor of the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on the Collateral as of the Closing Date shall be executed and delivered to the Collateral Agent in proper form for filing, registration or recordation.

(m) Closing Date Acquisition. The Closing Date Acquisition shall have been consummated, or substantially simultaneously with the initial funding of the Loans hereunder shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement (as in effect on July 14, 2021), after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) by the Borrower (or its Affiliate) that are materially adverse to the interests of the Arrangers or the Initial Lenders in their respective capacities as such (it being understood that any modification, amendment, supplement, consent, waiver or request by the Borrower (or any of its Affiliates) to the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on July 14, 2021) shall be deemed to be materially adverse to the interests of the Arrangers and the Initial Lenders), unless consented to in writing by the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned and provided that the Arrangers shall be deemed to have consented to such modification, amendment, supplement, consent, waiver or request unless any of them shall object thereto within three Business Days after written notice of such modification, amendment, supplement, consent, waiver or request is delivered).

(n) Closing Date Material Adverse Effect. Since the date of the Acquisition Agreement, there shall have not been any Closing Date Material Adverse Effect.

(o) USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent and the Arrangers shall have received all documentation and other information about any Loan Party that shall have been reasonably requested in writing by the Administrative Agent (including on behalf of the Initial Lenders) or the Arrangers at least ten Business Days in advance of the Closing Date, which documentation or other information the Arrangers have reasonably determined is required by US regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(p) Beneficial Ownership. If the Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation and the Administrative Agent has provided the Borrower the name of each requesting Lender and its electronic delivery requirements at least 10 Business Days prior to the Closing Date, the Administrative Agent and each such Lender requesting a beneficial ownership certification (which request is made through the Administrative Agent), shall have received from the Borrower a Beneficial Ownership Certification in relation to the Borrower at least three Business Days prior to the Closing Date.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent that the Lien on any Collateral is not or cannot be created and/or perfected on the Closing Date after the Loan Party’s use of commercially reasonable efforts (other than (a) by the execution and delivery of the Security Agreement by each Loan Party and (b) a Lien on Collateral that is of the type that may be perfected by the filing of a financing statement under the UCC or, the case of Equity Interests of the Borrower and Domestic Subsidiaries required to be pledged under the

Security Agreement, delivery of certificates evidencing such Equity Interests), in each case after the Borrower’s use of commercially reasonably efforts to do so or without undue burden or expense, then the creation and/or perfection of such Lien shall not constitute a condition precedent to the availability or initial funding of the Credit Facilities on the Closing Date but shall be required to be delivered promptly after the Closing Date, and in any event at the time specified in Section 5.17.

Section 4.02 Each Credit Extension. After the Closing Date, subject to Section 1.11, the obligation of each Revolving Lender, each Issuing Bank to make any Credit Extension is subject to the satisfaction of the following conditions:

(a) (i) In the case of any Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Request as required by Section 2.05(b).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that (x) to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period and (y) to the extent that any representation and warranty is qualified by materiality or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, it shall be true and correct in all respects.

(c) No Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Credit Extension.

Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.02. For the avoidance of doubt, the conditions set forth in this Section 4.02 shall not apply to (A) any Incremental Loan and/or (B) any Credit Extension under any Refinancing Amendment and/or Modification Amendment unless in each case the lenders in respect thereof have required satisfaction of the same in the applicable Incremental Facility Agreement, Refinancing Amendment or Modification Amendment, as applicable; it being understood and agreed that no Event of Default shall have occurred and be continuing at the time of and after giving effect thereto (except in the case of the Incurrence or provision of any Incremental Facility in connection with a Permitted Acquisition, Investment or other similar transaction not prohibited by the terms of this Agreement, in which case no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) shall have occurred and be continuing at the time of the borrowing of any Incremental Facility and after giving effect thereto).

Article V

AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document and all other Obligations (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or are otherwise no longer subject to this Agreement in a manner reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), each of Holdings (solely as set forth below) and the Borrower hereby covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent to each Lender:

(a) Quarterly Financial Statements. Within 60 days (or, in the case of the first three Fiscal Quarters ending after the Closing Date, 75 days) after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2022, the unaudited consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, comprehensive income, changes in equity and cash flows of the Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth (other than the Fiscal Quarters ending March 31, 2022, June 30, 2022 and September 30, 2022 (with respect to which, for the avoidance of doubt, no comparative consolidated figures will be required)), in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto; provided, however, that such financial statements shall not be required to reflect any purchase accounting adjustments relating to the Closing Date Acquisition or any other Acquisition consummated after the Closing Date until after the delivery of financial statements pursuant to Section 5.01(b) which include such adjustments;

(b) Annual Financial Statements. Within 120 days (or, in the case of the first Fiscal Year ending after the Closing Date, 150 days) after the end of each Fiscal Year ending after the Closing Date, (i) the audited consolidated balance sheet of the Borrower as at the end of such Fiscal Year and the related consolidated statements of income, comprehensive income, changes in equity and cash flows of the Borrower for such Fiscal Year and setting forth (other than the Fiscal Year ending December 31, 2021 (with respect to which, for the avoidance of doubt, no comparative consolidated figures will be required)), in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall be unqualified as to “going concern” and scope of audit (except for any such qualification solely with respect to or resulting from an upcoming maturity of any Indebtedness of the Borrower or its subsidiaries, the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries or any potential inability to satisfy any financial maintenance covenant on a future date or in a future period (or, other than in the case of any financial maintenance covenant included herein, any actual inability to satisfy any financial maintenance covenant on a future date or in a future period)), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP);

(c) Compliance Certificate. Together with each delivery of financial statements of the Borrower pursuant to Section 5.01(a) or (b), (i) a duly executed and completed Compliance Certificate and (ii) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements;

(d) [Reserved];

(e) Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining actual knowledge of any Default or Event of Default, a reasonably-detailed notice specifying the nature and period of existence of such Default or Event of Default and what action the Borrower has taken, is taking and/or proposes to take with respect thereto;

(f) Notice of Litigation or ERISA Event. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of, or written threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, (ii) any material development in any Adverse Proceeding or (iii) the occurrence of an ERISA Event that, in the case of clauses (i) through (iii) and after giving effect to any related escrow or indemnification or similar arrangement that is reasonably expected to be available to the Borrower and its Restricted Subsidiaries, would reasonably be expected to have a Material Adverse Effect, written notice thereof from the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g) Financial Plan. No later than five Business Days following the delivery by the Borrower of the financial statements required under Section 5.01(b), commencing with an operating budget for the Fiscal Year ending December 31, 2022, an annual operating budget (on a quarterly basis) in reasonable detail for the current Fiscal Year as customarily prepared by management of the Borrower for its internal use (but including, in any event, only a projected consolidated statement of operations of the Borrower and its Restricted Subsidiaries for the current Fiscal Year and not a projected consolidated balance sheet or statement of projected cash flow); provided that the requirement described in this clause (g) shall no longer apply following the consummation of a Qualifying IPO;

(h) Information Regarding Collateral. Prompt (and, in any event, within 60 days of the relevant change) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization or (iii) in any Loan Party’s jurisdiction of organization, in each case to the extent such information is necessary to enable the Collateral Agent to perfect or maintain the perfection of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(i) [Reserved];

(j) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following a Qualifying IPO, all financial statements, reports, notices and proxy statements sent or made available generally by Holdings or its applicable Parent Company to its security holders acting in such capacity (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement) and (ii) all regular and material periodic reports (including on Form 10-K, 10-Q or 8-K, but excluding any such reports that are filed in the ordinary course given the nature of the business of the Borrower and its subsidiaries (other than such ordinary course reports that contain or report information that is not ordinary course)) and all registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 and any registration statement or amendment thereto submitted confidentiality with the SEC or any analogous Governmental Authority in any relevant jurisdiction) and prospectuses, if any, filed by Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities; and

(k) Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the Borrower and its Restricted Subsidiaries; provided, however, that none of the Borrower nor any Restricted Subsidiary shall be required to disclose or provide any information (a) that constitutes non-financial Trade Secrets or non-financial proprietary information of the Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product or (d) in respect of which the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(k)).

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) posts such documents (or provides a link thereto) at the website address listed on Schedule 9.01; provided that the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at the website address listed on Schedule 9.01 and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents, (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks, SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent) or (iv) with respect to any item required to be delivered pursuant to Sections 5.01(a), (b) or (j) in respect of information filed by Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K reports), on which such items have been made publicly available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to any financial statements of the Borrower by furnishing (A) the applicable financial statements of Holdings (or any other Parent Company) or (B) Holdings’ (or any other Parent Company’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such financial statements of Holdings (or the other relevant Parent Company) shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing (which report shall be unqualified as to “going concern” and scope of audit (except for any such qualification solely with respect to or resulting from the upcoming maturity of any Indebtedness, the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries or any potential inability to satisfy any financial maintenance covenant on a future date or in a future period (or, other than in the case of any financial maintenance covenant included herein, any actual inability to satisfy any financial maintenance covenant on a future date or in a future period)), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of such Parent Company as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP).

Notwithstanding anything to the contrary, in the event that the Borrower elects to change its Fiscal Year end in accordance with Section 5.15, (w) the Borrower shall not be required to provide annual audited financial statements or an annual operating budget for the year ended or ending on the date of its previous Fiscal Year end and shall only be required to furnish quarterly financial statements and information for the Fiscal Quarter ended or ending on the date of its previous Fiscal Year end, (x) the next period for which the Borrower shall be required to provide annual audited financial statements and other information described in Section 5.01(b) above shall be the twelve months ended on the date of its newly selected Fiscal Year end first occurring after such election and, in connection therewith, the Borrower shall also be required to provide comparative unaudited financial statements for the prior comparable twelve month period, (y) the Borrower shall be required to provide quarterly financial statements and information described in Section 5.01(a) above for the Fiscal Quarter(s) ended or ending (based on its newly selected Fiscal Year end) during the period between the date of its previous Fiscal Year end and the date of its newly selected Fiscal Year end first occurring after such election (such period, a “Transition Period”) and (z) other than as set forth in foregoing clause (y), the Borrower shall not be required to provide any financial statements (whether audited or unaudited), operating budgets, information or reports for the Transition Period.

Section 5.02 Existence. Except as otherwise permitted under Section 6.07, the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that neither the Borrower nor any of the Borrower’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03 Payment of Taxes. The Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon (including in its capacity as a withholding agent); provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained all property of the Borrower and its Restricted Subsidiaries in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, except as expressly permitted by this Agreement or where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers or, other than with respect to flood insurance, with a Captive Insurance Subsidiary, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (other than with respect to flood insurance, giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, in each case to the extent required under and in compliance with all applicable Flood Insurance Laws, except, in the case of Projects owned by Foreign Subsidiaries, to the extent not commercially available at a reasonable cost. Each such policy of insurance shall (a) in the case of each liability insurance policy, name the Collateral Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (b) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as an additional loss payee thereunder; provided that, to the extent that such requirements are not satisfied on the Closing Date after the Borrower’s commercially reasonable efforts to obtain the same, the Borrower may satisfy such requirements within ninety (90) days of the Closing Date (as extended by the Collateral Agent in its reasonable discretion).

Section 5.06 Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of the Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that the Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (b) except as expressly set forth in clause (c) below during the continuance of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (ii) only one such time per calendar year shall be at the expense of the Borrower and its Restricted Subsidiaries, (c) when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (d) notwithstanding anything to the contrary herein, neither the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).

Section 5.07 Maintenance of Book and Records. The Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08 Compliance with Laws. The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable Requirements of Law (including applicable ERISA and all Environmental Laws, sanctions laws and regulations administered by OFAC, the USA PATRIOT Act, the FCPA, and/or any Anti-Terrorism Law), except to the extent that the failure of the Borrower or the relevant Restricted Subsidiary to comply therewith would not reasonably be expected to result in a Material Adverse Effect; provided that the covenant in this Section 5.08, insofar as it applies to compliance by any Person (other than any U.S. Person) with respect to OFAC, the USA PATRIOT Act and the FCPA, shall be subject to and limited by any Requirement of Law applicable to the relevant Person in its jurisdiction of organization.

Section 5.09 Environmental. The Borrower shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of any Environmental Law by the Borrower or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Material, as required of the Borrower or its Restricted Subsidiaries by any Environmental Law, in each case, that would reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate (or redesignate) any subsidiary (including any existing subsidiary and any newly acquired or newly formed subsidiary) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (b) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for purposes of the Senior Notes or any other third party Indebtedness for borrowed money with an aggregate outstanding principal amount in excess of the Threshold Amount and (c) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in the Borrower or any Restricted Subsidiary or hold any Indebtedness of or any Lien on any property of the Borrower or any Restricted Subsidiary. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) in such subsidiary at the date of designation in an amount equal to the portion of the Fair Market Value of the net assets of such subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably determined by the Borrower in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06); provided that, if the Borrower or any Restricted Subsidiary issues, sells or otherwise Disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the making, Incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable and (ii) a Return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s Investment in such subsidiary.

Section 5.11 Use of Proceeds.

(a) The Borrower shall use the proceeds of the Revolving Loans (i) on the Closing Date, to finance a portion of the Transactions (including to pay the Transaction Consideration and Transaction Costs and to pay for the Target Refinancing, the Existing Target Notes Offer and Consent Solicitation and any redemption of Existing Target Notes and/or satisfaction and discharge of any Existing Target Notes) in an aggregate principal amount of up to $50,000,000 and to finance ordinary course working capital needs and (ii) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Closing Date Acquisition), other Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan Documents).

(b) The Borrower shall use the proceeds of the Initial Term B Loans solely to finance a portion of the Transactions (including to pay the Transaction Consideration and Transaction Costs and to pay for the Target Refinancing, the Existing Target Notes Offer and Consent Solicitation and any redemption of Existing Target Notes and/or satisfaction and discharge of any Existing Target Notes).

(c) the Borrower shall use the proceeds of the Initial Term C Loans to cash collateralize, secure, guarantee, backstop or otherwise replace Cash Collateralized Arrangements on the Closing Date.

(d) It is understood and agreed that Letters of Credit may be issued (i) on the Closing Date in the ordinary course of business and to replace or provide credit support for any letter of credit, bank guarantee and/or any surety, customs, performance or similar bond of the Borrower and its subsidiaries or any of their Affiliates and/or to replace cash collateral posted by any of such Person and (ii) after the Closing Date, for general corporate purposes of the Borrower and its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents.

(e) The proceeds of any Incremental Facility shall be used for working capital and other general corporate purposes of the Borrower and its subsidiaries, including the financing of Permitted Acquisitions, other Investments, Restricted Payments and any other use not prohibited by this Agreement.

Section 5.12 Covenant to Guarantee Obligations and Provide Security.

(a) Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary, (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or (iii) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Collateral Agent may reasonably agree), the Borrower shall (A) cause such Restricted Subsidiary to comply with the relevant requirements set forth in the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Collateral Agent, cause the relevant Restricted Subsidiary to deliver to the Collateral Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Collateral Agent, the Lenders and each Issuing Bank at such time; provided, however, that notwithstanding the foregoing, no subsidiary that is an Excluded Subsidiary shall be required to take any action described in this Section 5.12(a).

(b) Within 120 days after the acquisition by any Loan Party of any Material Real Estate Asset (or within 120 days after the acquisition of a Person that becomes a Loan Party and that owns any Material Real Estate Asset) (in each case, other than any Excluded Asset) (or such longer period as the Collateral Agent may reasonably agree), the Borrower shall notify the Collateral Agent, and, if requested by the Collateral Agent, will cause such Loan Party to take such actions as are necessary or reasonably requested by the Collateral Agent to (i) execute, deliver and record a Mortgage with respect thereto, (ii) at the request of the Collateral Agent, obtain policies of title insurance (or marked-up title insurance commitments having the effect of title insurance policies) on such Material Real Estate Asset in an amount not to exceed 100% of the Fair Market Value of the Material Real Estate Asset subject to the Mortgage (each, a “Title Policy”), which shall insure each Mortgage to be a valid subsisting Lien on the real property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 6.02 and other Liens reasonably acceptable to the Administrative Agent, and each such Title Policy shall contain such endorsements as shall be reasonably requested by the Collateral Agent, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates (provided, however, in lieu of a zoning endorsement the Collateral Agent shall accept a zoning report), (iii) deliver customary legal opinions of local counsel, (iv) deliver an existing or new survey of each Material Real Estate Asset sufficient for the title insurance company to delete the standard survey exception in the applicable Title Policy and issue the customary survey related endorsements reasonably required by the Collateral Agent and (v) deliver a “Life of Loan” flood hazard determination and any required borrower notices under Flood Insurance Laws; it being understood and agreed that with respect to any Material Real Estate Asset owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a) above, such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a).

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) the Collateral Agent may waive or grant extensions of time for the creation and perfection of security interests in, or obtaining Mortgages, policies of title insurance, legal opinions, surveys, appraisals or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary, and each Lender hereby consents to any such waiver or extension of time,

(ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the applicable Collateral Documents,

(iii) (A) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including Deposit Accounts, securities accounts and commodities accounts (other than control or possession of pledged Equity Interests (to the extent certificated) and/or Material Debt Instruments that constitute Collateral) and (B) no blocked account agreement, deposit account control agreement or similar agreement shall be required for any Deposit Account, securities account or commodities account,

(iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement,

(v) no actions shall be required to be taken, nor shall the Collateral Agent be authorized to take any action, in any non-US jurisdiction or required by the laws of any non-US jurisdiction to create any security interests in assets located or titled outside of the US or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-US jurisdiction and no non-US intellectual property filings, searches or schedules),

(vi) in no event will the Collateral include any Excluded Asset (so long as such asset constitutes an Excluded Asset),

(vii) no action shall be required, nor shall the Collateral Agent be authorized to take any action, to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title, (B) letter-of-credit rights not constituting supporting obligations of other Collateral, (C) the Equity Interests of any Immaterial Subsidiary, (D) the Equity Interests of any Person that is not a subsidiary (other than the Borrower) or (E) Commercial Tort Claims with a value (as reasonably estimated by the Borrower of less than $50,000,000, except in the case of each of clauses (A) through (E), perfection actions limited solely to the filing a UCC-1 financing statement or any analogous filing in any other jurisdiction,

(viii) notifications of receivables security to debtors of security over goods held by third parties or of security over intellectual property (other than the filing of Intellectual Property Security Agreements with the US Patent and Trademark Office and/or the US Copyright Office) will only be provided if an Event of Default is continuing and the Obligations have been accelerated in accordance with Article VII,

(ix) subject to the provisions of the Loan Documents, each Loan Party shall be free to deal with any asset in which it grants a Lien (and the proceeds thereof) in the ordinary course of its business,

(x) no grant by any Loan Party of a Lien in any intellectual property will or will be deemed to constitute a present assignment of such intellectual property,

(xi) the Collateral Documents will only operate to create Liens and will not impose new commercial obligations; it being understood and agreed that no Collateral Document will contain any additional representation, undertaking or other term unless the same are strictly required or related to for the creation, perfection, preservation or enforcement of a security interest in the asset or assets subject thereto, and

(xii) no (A) Foreign Subsidiary, (B) FSHCO and/or (C) Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary that is a CFC or FSHCO shall be required to provide a Loan Guaranty;

provided, however, that it is understood that collateral arrangements with respect to any Loan Party that is a Foreign Subsidiary (including any foreign security) will be negotiated in good faith by the Administrative Agent and the Borrower on terms and subject to customary limitations and agreed security principles (including local law limitations) customary for similar broadly syndicated bank financings of portfolio companies of the Sponsor in the United States or United Kingdom.

Section 5.13 Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain public corporate credit and public corporate family ratings and public ratings with respect to the Initial Term Loans from any two of S&P, Moody’s and Fitch; provided that in no event shall the Borrower be required to maintain any specific rating with any such agency.

Section 5.14 Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a) the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents but limited to the Perfection Requirements and related actions), that may be required under any applicable Requirements of Law and which the Collateral Agent may reasonably request to ensure the creation, perfection and priority (or continuance thereof) of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties, and

(b) the Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, the “Collateral and Guarantee Requirement” and Section 5.12(b).

Section 5.15 Changes in Fiscal Periods. The Borrower shall maintain a Fiscal Year-end date of December 31; provided that the Borrower may, upon written notice to the Administrative Agent, change the Fiscal Year-end of the Borrower to another date and, in any such case, to the extent necessary, the Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 5.16 Conduct of Business. The material lines of business engaged in by the Borrower and its Restricted Subsidiaries shall be (i) reasonably similar to the businesses engaged in by the Borrower or any Restricted Subsidiary on the Closing Date and/or (ii) similar, incidental, complementary, ancillary, supportive, synergetic or reasonably related businesses or reasonable extensions of the businesses (and non-core incidental businesses acquired in connection with any Acquisition or Investment or other immaterial businesses) conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date.

Section 5.17 Post-Closing Matters. As promptly as practicable following the Closing Date, the Borrower shall take all necessary actions to satisfy the items described on Schedule 5.17 within the applicable period of time specified therein (unless a later date is otherwise reasonably agreed by the Collateral Agent).

Article VI

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, Holdings (solely with respect to Section 6.11) and the Borrower covenant and agree with the Lenders that:

Section 6.01 Indebtedness. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) (i) (x) the Initial Term C Facility and (y) all other Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans) and (ii) Indebtedness of the Borrower and/or any Loan Guarantor Incurred or outstanding in respect of the Senior Notes issued on the Closing Date in an aggregate outstanding principal amount that does not exceed $300,000,000;

(b) Indebtedness of the Borrower to any Restricted Subsidiary and/or of any Restricted Subsidiary to the Borrower and/or any other Restricted Subsidiary; provided that any Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party must be either subject to the Intercompany Note or expressly subordinated in right of payment to the Obligations of such Loan Party (but only to the extent any such Indebtedness is outstanding at any time after the date that is 30 days after the Closing Date or such later date as the Administrative Agent may reasonably agree and thereafter only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms (i) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit O or (ii) otherwise reasonably acceptable to the Administrative Agent;

(c) Indebtedness in respect of Permitted Receivables Financings;

(d) Indebtedness (i) arising from any agreement providing for indemnification, adjustment of purchase price, earn-out or similar obligations (including contingent earn-out obligations), in each case, Incurred or assumed in connection with the Transactions, any Disposition permitted hereunder, any Acquisition or Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Equity Interests, and (ii) arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Restricted Subsidiary pursuant to any such agreement described in the foregoing subclause (i);

(e) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations Incurred in the ordinary course of business, consistent with past practice or consistent with industry norm (including relating to any litigation not constituting an Event of Default under Section 7.01(h)) and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f) Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of Banking Services (including Indebtedness owed on a short term basis to banks and other financial institutions Incurred in the ordinary course of business, consistent with past practice or consistent with industry norm that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries) and incentive, supplier finance or similar programs;

(g) (i) guaranties by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) Indebtedness Incurred in the ordinary course of business, consistent with past practice or consistent with industry norm in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(h) Guarantees by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be Incurred pursuant to this Section 6.01 (other than Section 6.01(bb)); provided that any Guarantee by any Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any other Restricted Subsidiary that is not a Loan Party must be either subject to the Intercompany Note or expressly subordinated in right of payment to the Obligations of such Loan Party (but only to the extent any such Indebtedness is outstanding at any time after the date that is 30 days after the Closing Date or such later date as the Administrative Agent may reasonably agree and thereafter only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms (i) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit O or (ii) otherwise reasonably acceptable to the Administrative Agent;

(i) Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date; provided that any Indebtedness or other obligations in excess of $20,000,000 individually shall be permitted under this Section 6.01(i) only if set forth on Schedule 6.01;

(j) Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that, at the time of Incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to this clause (j) (when aggregated with the aggregate principal amount of Refinancing Indebtedness Incurred pursuant to Section 6.01(p) in respect of such Indebtedness then outstanding) shall not, except as contemplated by Section 6.01(p), exceed an amount equal to the greater of $155,000,000 and 30.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period;

(k) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(l) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business, consistent with past practice or consistent with industry norm, and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business, consistent with past practice or consistent with industry norm;

(m) Indebtedness (including with respect to Financing Leases and purchase money Indebtedness) of the Borrower and/or any Restricted Subsidiary Incurred to finance the acquisition, construction, lease, expansion, development, installation, repair, replacement, relocation, renewal, maintenance, upgrade or improvement of property (real or personal), equipment or any other asset (whether through the direct purchase of property, equipment or other assets or any Person owning such property, equipment or other assets); provided that, at the time of Incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to this clause (m) (when aggregated with the aggregate principal amount of Refinancing Indebtedness Incurred pursuant to Section 6.01(p) in respect of such Indebtedness then outstanding) shall not, except as contemplated by Section 6.01(p), exceed an amount equal to the sum of (x) the greater of $257,500,000 and 50.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period and (y) an additional amount such that the Secured Leverage Ratio does not exceed 3.30:1.00 calculated, for the purposes of this clause (m) as if such Indebtedness then outstanding pursuant to this clause (m) were secured by such Collateral;

(n) Indebtedness of any Person that is acquired after the Closing Date by the Borrower or a Restricted Subsidiary pursuant to a Permitted Acquisition, Investment or other similar transaction and that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) or Indebtedness assumed in connection with an acquisition of assets pursuant to a Permitted Acquisition, Investment or other similar transaction after the Closing Date (such Indebtedness assumed pursuant to this clause (n), “Assumed Acquisition Debt”); provided that:

(i) such Assumed Acquisition Debt (A) existed at the time such Person was acquired or the assets subject to such Assumed Acquisition Debt were acquired, (B) was not created or Incurred in anticipation thereof and (C) is only the obligation of such Person and/or such Person’s subsidiaries, and

(ii) subject to Section 1.11, after giving effect to such Permitted Acquisition, Investment or other similar transaction on a Pro Forma Basis, no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing;

(o) Indebtedness issued by the Borrower or any Restricted Subsidiary to any shareholder of any Parent Company or Equityholding Vehicle or any future, current or former director, officer, employee, member of management, manager, member, partner, independent contractor or consultant (or any Immediate Family Member thereof) of any Parent Company, any Equityholding Vehicle, the Borrower or any subsidiary to finance the purchase or redemption of Equity Interests of the Borrower, any Parent Company or any Equityholding Vehicle permitted by Section 6.04(a);

(p) The Borrower and its Restricted Subsidiaries may become and remain liable for any Refinancing Indebtedness in respect of any Indebtedness Incurred under clause (a), (i), (j), (m), (n), (q), (r), (u), (w), (y), (z), (bb), (hh), (ii), (jj), (kk), (ll), (mm), (nn) or (oo) of this Section 6.01 and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(i) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to the consummation of such Refinancing, except by (A) an amount equal to unpaid accrued interest, dividends and premiums (including tender premiums) thereon plus defeasance costs, underwriting discounts and other fees, commissions and expenses (including upfront fees, closing payments, original issue discount, initial yield payments and similar fees) Incurred in connection with the relevant Refinancing, (B) an amount equal to any existing commitments unutilized and letters of credit undrawn thereunder and (C) additional amounts permitted to be Incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this Section 6.01(p) (with additional amounts Incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Refinancing Indebtedness is permitted pursuant to Section 6.02); provided that the limitation in this clause (i) shall not apply with respect to Indebtedness that a client of a Project undertakes to service through the lease, service or operating agreement for such Project),

(ii) other than in the case of Refinancing Indebtedness with respect to Indebtedness Incurred under clause (i), (j), (m), (n), (q), (u), (w), (y), (bb), (jj), (kk), (mm) or (nn) or (oo), (A) such Refinancing Indebtedness has a final maturity that is equal to or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the final maturity of the Refinanced Indebtedness and (y) the Latest Maturity Date, (B) other than with respect to revolving Indebtedness, such Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness (without giving effect to any amortization or prepayments in respect of such Refinanced Indebtedness) and (C) any such Refinancing Indebtedness with respect to Indebtedness either (i) Incurred under clause (a)(ii) of this Section 6.01 or (ii) in the form of notes, shall not have mandatory redemption features (other than customary asset sale events, insurance and condemnation proceeds events, AHYDO Catch Up Payments, change of control offers or events of default or customary redemption/prepayment terms in connection with escrow arrangements) that could result in redemption of such Refinancing Indebtedness prior to the earlier of (x) the maturity date of the Refinanced Indebtedness and (y) the Latest Maturity Date; provided that Refinancing Indebtedness (v) with respect to which a client of a Project undertakes to service such Refinancing Indebtedness through the lease, service or operating agreement for such Project, (w) constituting Customary Bridge Loans, (x) constituting customary “term A loans” (as determined by the Borrower in good faith) provided by bona fide banks, (y) Incurred in connection with a Permitted Acquisition, Investment or other similar transaction and/or (z) at the option of the Borrower, in an aggregate principal amount up to the available Maturity/Weighted Average Life Excluded Amount, in each case may be Incurred without regard to the foregoing clauses (A), (B) and (C).

(iii) the terms of any Refinancing Indebtedness with respect to Indebtedness Incurred under clause (a), (i), (q), (w), or (z) of this Section 6.01 with an original principal amount in excess of the greater of $130,000,000 and 25.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period (excluding pricing, fees, discounts, premiums, rate floors, currency types and denominations, MFN terms, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness Incurred in respect of Indebtedness Incurred under clause (a)(i) or (a)(ii) above, security), at the option of the Borrower, shall either (i) reflect market terms and conditions (taken as a whole) at the time of Incurrence, issuance or effectiveness of such Refinancing Indebtedness (as determined by the Borrower in good faith), (ii) taken as a whole (as reasonably determined by the Borrower), not be materially more restrictive on the Borrower and the Restricted Subsidiaries than those applicable to the Refinanced Indebtedness (taken as a whole) or (iii) be otherwise reasonably acceptable to the Administrative Agent (other than any covenants or any other terms that are applicable only to periods after the Latest Maturity Date as of such date) (it being understood that to the extent that any financial maintenance covenant or other term is added for the benefit of the Lenders providing the Refinancing Indebtedness, the terms and conditions of such Refinancing Indebtedness will be deemed not to be more restrictive than the terms and conditions of the Refinanced Indebtedness if such financial maintenance covenant or other term is also added for the benefit of all Classes of Loans remaining outstanding); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (iii) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees),

(iv) in the case of Refinancing Indebtedness with respect to Indebtedness Incurred under clause (j), (m), (q)(ii)(x), (u), (w)(i)(x), (y), (z) (solely as it relates to clause (a) of the Starter Amount), (bb), (ii), (jj), (kk) or (ll) of this Section 6.01, the Incurrence thereof shall be without duplication of any amounts then outstanding in reliance on the relevant clause,

(v) (A) except in the case of Refinancing Indebtedness Incurred in respect of Indebtedness Incurred under clause (a)(i) of this Section 6.01, such Indebtedness, if secured, is secured only by Permitted Liens at the time of such Refinancing (it being understood that secured Indebtedness may be Refinanced with unsecured Indebtedness) and (B) in the case of Refinancing Indebtedness with respect to Indebtedness Incurred under clause (a), (i) or (z) of this Section 6.01, the direct and contingent obligors with respect to such Refinancing Indebtedness are not changed (except that any Loan Party may be added as an additional direct or contingent obligor in respect of such Refinancing Indebtedness) (provided that Holdings may not be the primary obligor in respect of the applicable Refinancing Indebtedness if Holdings was not the primary obligor in respect of the relevant Refinanced Indebtedness),

(vi) in the case of Refinancing Indebtedness Incurred in respect of Indebtedness Incurred under clause (a)(i)(y) of this Section 6.01 or that is secured by Liens on the Collateral that are equal in priority (without regard to control of remedies) with the remaining Secured Obligations hereunder, (A) such Refinancing Indebtedness ranks equal or junior in right of payment with the remaining Obligations hereunder and is secured by Liens on the Collateral on an equal or junior priority basis with respect to the remaining Secured Obligations hereunder or is unsecured; provided that any such Refinancing Indebtedness that is (1) secured by Liens on the Collateral ranking on an equal priority basis (but without regard to control of remedies) with the remaining Secured Obligations hereunder and not documented under this Agreement shall be subject to an Equal Priority Intercreditor Agreement or (2) secured by Liens on the Collateral ranking junior in priority to the Liens on the Collateral securing the remaining Secured Obligations hereunder shall be subject to a Junior Priority Intercreditor Agreement and (B) if the Refinanced Indebtedness is secured, it is not secured by any assets other than the Collateral,

(vii) (A) if the Refinanced Indebtedness is Guaranteed by one or more Loan Parties, it shall not be Guaranteed by any Loan Party other than one or more Loan Parties that Guaranteed the Refinanced Indebtedness (other than as permitted in Section 5.12(a) and Section 6.01(h) hereof) and (B) if the Refinanced Indebtedness was originally contractually subordinated to the Obligations in right of payment (or the Liens on the Collateral securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Initial Term Loans), such Refinancing Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Refinancing

Indebtedness are subordinated to the Liens on the Collateral securing the Initial Term Loans) on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those applicable to the Refinanced Indebtedness (or Liens securing such Refinanced Indebtedness, as applicable), taken as a whole; and

(viii) in the case of Refinancing Indebtedness Incurred in respect of Indebtedness Incurred under clause (a)(i)(x) of this Section 6.01, the proceeds of such Refinancing Indebtedness shall be deposited into a restricted account for purposes of cash collateralizing or replacing letters of credit, bank guarantees and/or similar credit support arrangements in respect of insurance arrangements;

(q) Indebtedness Incurred to finance any Permitted Acquisition, Investment or other similar transaction after the Closing Date (such Indebtedness Incurred pursuant to this clause (q), “Incurred Acquisition Debt”); provided that:

(i) subject to Section 1.11, after giving effect to such Permitted Acquisition, Investment or other similar transaction on a Pro Forma Basis, no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing,

(ii) at the time of Incurrence of such Incurred Acquisition Debt and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Incurred Acquisition Debt then outstanding pursuant to this clause (q) (when aggregated with the aggregate principal amount of Refinancing Indebtedness Incurred pursuant to Section 6.01(p) in respect of such Indebtedness then outstanding) shall not, except as contemplated by Section 6.01(p), exceed an amount equal to the sum of (x) the greater of $77,500,000 and 15.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period plus (y) an additional amount such that, after giving effect to such Permitted Acquisition, Investment or other similar transaction on a Pro Forma Basis, either (A) the Total Leverage Ratio does not exceed either (x) 6.75:1.00 or (y) the Total Leverage Ratio in effect immediately prior to giving effect to the Incurrence of such Incurred Acquisition Debt and consummation of such Permitted Acquisition, Investment or other similar transaction, in each case, calculated on a Pro Forma Basis or (B) the Interest Coverage Ratio is no less than either (x) 1.75:1.00 or (y) the Interest Coverage Ratio in effect immediately prior to giving effect to the Incurrence of such Incurred Acquisition Debt and consummation of such Permitted Acquisition, Investment or other similar transaction, in each case, calculated on a Pro Forma Basis;

(iii) except with respect to customary prepayment terms in connection with customary escrow arrangements, in the case of any such Indebtedness in an aggregate initial principal amount in excess of the greater of $130,000,000 and 25.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period (other than Customary Bridge Loans), no such Indebtedness shall have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, AHYDO Catch Up Payments, change of control offers or events of default and in the case of loans, excess cash flow sweeps) that could result in prepayments or redemptions of such Indebtedness prior to the Maturity Date of any then-existing Class of Loans, and

(iv) in the case of any such Indebtedness in an aggregate initial principal amount in excess of the greater of $130,000,000 and 25.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period (other than Customary Bridge Loans), the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, currency types and denominations, MFN terms, discounts, premiums, fees and (subject to clause (q)(iv) above) prepayment or redemption terms and provisions, which, in each case, shall be determined by the Borrower and the lenders with respect to such Indebtedness), at the option of the Borrower, shall either (i) reflect market terms and conditions (taken as a whole) at the time of Incurrence or effectiveness of such

Indebtedness (as determined by the Borrower in good faith), (ii) not be materially more restrictive on the Borrower and its Restricted Subsidiaries (when taken as a whole) than those applicable to the then-existing Term Loans or (iii) be (when taken as a whole) otherwise reasonably acceptable to the Administrative Agent (except for covenants and other provisions applicable only to periods after the Latest Maturity Date) (it being understood that to the extent that any financial maintenance covenant or other term is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be materially more restrictive than the terms and conditions of this Agreement if such financial maintenance covenant or other term is also added for the benefit of all Classes of Loans); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (v) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(r) Indebtedness of the Borrower and/or any Subsidiary Guarantor in an aggregate outstanding principal amount (when aggregated with the aggregate principal amount of Refinancing Indebtedness Incurred pursuant to Section 6.01(p) in respect of such Indebtedness then outstanding) not to exceed 200% of the amount of Net Proceeds received by the Borrower after the Closing Date from (i) the issuance or sale of its common Equity Interests or (ii) any cash contribution to its capital with the Net Proceeds from the issuance and sale by any Parent Company of its Equity Interests or a contribution to the common equity of any Parent Company, in each case, (A) other than any Net Proceeds received from the sale of Equity Interests to, or contributions from, the Borrower or any of its Restricted Subsidiaries, (B) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (C) other than Cure Amounts; provided that the maturity date of such Indebtedness is not earlier than the Latest Maturity Date;

(s) Indebtedness of the Borrower and/or any Restricted Subsidiary under any Derivative Transaction that was, at the time entered into, not for speculative purposes;

(t) Indebtedness of the Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, members, partners, independent contractors and consultants of any Parent Company, the Borrower and/or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm of the Borrower and/or its subsidiaries and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Acquisition or any other Investment permitted hereby;

(u) Indebtedness of the Borrower and/or any Restricted Subsidiary; provided that, at the time of Incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to this clause (u) (when aggregated with the aggregate principal amount of Refinancing Indebtedness Incurred pursuant to Section 6.01(p) in respect of such Indebtedness then outstanding) shall not, except as contemplated by Section 6.01(p), exceed an amount equal to (i) the greater of $257,500,000 and 50.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period less (ii) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt Incurred in reliance on clause (b) of the definition of “Starter Amount” prior to such date;

(v) to the extent constituting Indebtedness, obligations arising under the Acquisition Agreement (as in effect on the Closing Date);

(w) additional Indebtedness of the Borrower and/or any Restricted Subsidiary (such Indebtedness Incurred pursuant to this clause (w), “Ratio Debt”); provided that:

(i) at the time of Incurrence of such Ratio Debt and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Ratio Debt then outstanding pursuant to this clause (w) (when aggregated with the aggregate principal amount of Refinancing Indebtedness Incurred pursuant to Section 6.01(p) in respect of such Indebtedness then outstanding) shall not, except as contemplated by Section 6.01(p), exceed an amount equal to the sum of (x) the greater of $52,500,000 and 10.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period plus (y) an additional amount such that, after giving Pro Forma Effect thereto, including the application of the proceeds thereof, (I) in the case of any such Ratio Debt secured by a Lien on the Collateral that is pari passu with the Lien securing the Secured Obligations, the First Lien Leverage Ratio does not exceed either (x) 2.80:1.00 or (y) the First Lien Leverage Ratio in effect immediately prior to giving effect to the Incurrence of such Ratio Debt, in each case, calculated on a Pro Forma Basis, (II) in the case of any such Ratio Debt secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations, (A) the Secured Leverage Ratio does not exceed either (x) 3.30:1.00 or (y) the Secured Leverage Ratio in effect immediately prior to giving effect to the Incurrence of such Ratio Debt, in each case, calculated on a Pro Forma Basis or (B) the Interest Coverage Ratio is no less than (x) 1.75:1.00 or (y) the Interest Coverage Ratio in effect immediately prior to giving effect to the Incurrence of such Ratio Debt, in each case, calculated on a Pro Forma Basis and (III) in the case of any such Ratio Debt that is not secured or is secured by assets other than the Collateral, either (A) the Total Leverage Ratio does not exceed (x) 6.75:1.00 or (y) the Total Leverage Ratio in effect immediately prior to giving effect to the Incurrence of such Ratio Debt, in each case, calculated on a Pro Forma Basis or (B) the Interest Coverage Ratio is no less than (x) 1.75:1.00 or (y) the Interest Coverage Ratio in effect immediately prior to giving effect to the Incurrence of such Ratio Debt, in each case, calculated on a Pro Forma Basis, and

(ii) in the case of any such Indebtedness in an aggregate initial principal amount in excess of the greater of $130,000,000 and 25.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period (other than Customary Bridge Loans), the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, MFN terms, discounts, currency types and denominations, premiums, fees and prepayment or redemption terms and provisions, which, in each case, shall be determined by the Borrower and the lenders with respect to such indebtedness) are, when taken as a whole, either (x) consistent with market terms and conditions at the time of the Incurrence of such Indebtedness as determined in good faith by the Borrower, (y) not materially more restrictive on the Borrower and its Restricted Subsidiaries than those applicable to the then-existing Term Loans (when taken as a whole) as reasonably determined in good faith by the Borrower or (z) otherwise reasonably acceptable to the Administrative Agent (except for covenants and other provisions applicable only to periods after the Latest Maturity Date) (it being understood that to the extent that any financial maintenance covenant or other term is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be materially more restrictive than the terms and conditions of this Agreement if such financial maintenance covenant or other term is also added for the benefit of all Classes of Loans); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (w) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(x) the Borrower and its Restricted Subsidiaries may become and remain liable for any Performance Guaranties supporting Projects; provided that (x) the terms of any such Performance Guaranty shall be in the ordinary course of business or generally consistent with past practice or industry norm and (y) in no event shall any such Performance Guaranty be secured by Collateral;

(y) Indebtedness (including in the form of Financing Leases) of the Borrower and/or any Restricted Subsidiary Incurred in connection with Sale and Lease-Back Transactions;

(z) Incremental Equivalent Debt;

(aa) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) Incurred by the Borrower and/or any Restricted Subsidiary in connection with the Transactions (or with respect to or in replacement of Target’s existing credit support arrangements) or otherwise in the ordinary course of business or otherwise consistent with past practice or industry norm in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance compensation claims;

(bb) Indebtedness of any Restricted Subsidiary that is not a Loan Party pursuant to asset-based facilities or local working capital or other similar line of credit facilities;

(cc) Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;

(dd) Indebtedness of the Borrower or any Restricted Subsidiary supported by any Letter of Credit or any other letter of credit, bank guaranty or similar instrument issued in compliance with this Section 6.01 in a principal amount not exceeding the face amount of such instrument;

(ee) unfunded pension fund and other employee benefit plan obligations and liabilities Incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm;

(ff) (i) customer deposits and advance payments (including progress premiums) received in the ordinary course of business, consistent with past practice or consistent with industry norm from customers or (ii) obligations to pay, in each case, for goods and services purchased or sold in the ordinary course of business, consistent with past practice or consistent with industry norm;

(gg) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses, charges, payments in kind and additional or contingent interest with respect to Indebtedness of the Borrower and/or any Restricted Subsidiary otherwise permitted hereunder;

(hh) Indebtedness of the Borrower and/or any Guarantor in an aggregate outstanding principal amount (when aggregated with the aggregate principal amount of Refinancing Indebtedness Incurred pursuant to Section 6.01(p) in respect of such Indebtedness then outstanding) not to exceed the amount of Restricted Payments permitted under Section 6.04(a)(ii), (a)(iii), (a)(vii) and (a)(x) at the time of such Incurrence; provided that any such Indebtedness so Incurred in lieu of such Restricted Payments shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a) by an amount equal to the principal amount of such Indebtedness; provided that the maturity date of such Indebtedness is not earlier than the Latest Maturity Date;

(ii) any Existing Target Notes (including the guarantees thereof) outstanding on the Closing Date;

(jj) Indebtedness Incurred by the Borrower or any Restricted Subsidiary for the benefit of joint ventures; provided that, at the time of Incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to this clause (jj) (when aggregated with the aggregate principal amount of Refinancing Indebtedness Incurred pursuant to Section 6.01(p) in respect of such Indebtedness then outstanding) shall not, except as contemplated by Section 6.01(p), exceed an amount equal to the greater of $77,500,000 and 15.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period;

(kk) Indebtedness to the seller of any business or assets permitted to be acquired by the Borrower or any Restricted Subsidiary hereunder; provided that, at the time of Incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to this clause (kk) (when aggregated with the aggregate principal amount of Refinancing Indebtedness Incurred pursuant to Section 6.01(p) in respect of such Indebtedness then outstanding) shall not, except as contemplated by Section 6.01(p), exceed an amount equal to the greater of $102,500,000 and 20.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period;

(ll) Obligations in respect of Disqualified Capital Stock and Preferred Stock; provided that, at the time of Incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate liquidation preference of such Disqualified Capital Stock and Preferred Stock then outstanding pursuant to this clause (ll) (when aggregated with the aggregate principal amount of Refinancing Indebtedness Incurred pursuant to Section 6.01(p) in respect of such Indebtedness then outstanding) shall not, except as contemplated by Section 6.01(p), exceed an amount equal to the greater of $52,500,000 and 10.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period;

(mm) Non-Recourse Debt of any Excluded Project Subsidiary;

(nn) the Incurrence of Non-Recourse Debt by any Restricted Subsidiary that is not an Excluded Project Subsidiary to fund Construction Capital Expenditures; provided the amount of such Non-Recourse Debt in respect of such Indebtedness then outstanding) does not exceed 80% of the cost of construction of, or the addition or improvement to the Project that is funded by such Non-Recourse Debt; and

(oo) Permitted Letters of Credit.

For the avoidance of doubt and notwithstanding anything herein to the contrary, (a) the accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness and (b) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire or similarly pay such Indebtedness, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Section 6.02 Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, Incur or assume any Lien on or with respect to any property of any kind owned by it securing Indebtedness of any Loan Party, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens created pursuant to the Loan Documents securing the Secured Obligations;

(b) Liens for Taxes (i) which are not overdue for a period of more than 60 days or not yet payable subject to penalties for nonpayment, (ii) which are being contested in accordance with Section 5.03, (iii) which are on property that the Borrower or any of its Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property or (iv) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c) Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case Incurred in the ordinary course of business, consistent with past practice or consistent with industry norm (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days or that are unfiled and no other action has been taken to enforce such Liens or those that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d) Liens Incurred or deposits made in the ordinary course of business, consistent with past practice or consistent with industry norm (i) in connection with workers’ compensation, pension, unemployment insurance, employers’ health tax and other types of social security or similar laws and regulations or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (ii) to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including those to secure health, safety and environmental obligations but exclusive of obligations for the payment of borrowed money), (iii) securing or in connection with (x) any liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty, liability or other insurance (including self-insurance) to Holdings, the Borrower, its subsidiaries or any Parent Company or otherwise supporting the payment of items set forth in the foregoing clause (i) or (y) leases or licenses of property otherwise permitted by this Agreement and use and occupancy agreements, utility services and similar transactions entered into in the ordinary course of business, consistent with past practice or consistent with industry norm and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of survey exceptions, easements, rights-of-way, restrictions, encroachments, and other similar encumbrances or minor defects or irregularities in title, in each case which would not reasonably be expected to result in a Material Adverse Effect;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens solely on any Cash advance, earnest money or escrow deposits made by the Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment or Disposition not prohibited hereunder;

(h) Liens or purported Liens evidenced by the filing of UCC financing statements, including precautionary UCC financing statements, or any similar filings made in respect of (i) Non-Financing Lease Obligations or consignment or bailee arrangements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm by the Borrower or any of its Restricted Subsidiaries and/or (ii) the sale of accounts receivable in the ordinary course of business, consistent with past practice or consistent with industry norm (to the extent otherwise permitted herein) for which a UCC financing statement is required;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building, land use or similar Requirement of Law or right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Borrower or any of its Restricted Subsidiaries to (i) control or regulate the use of any or dimensions of real property or the structure thereon that would not reasonably be expected to result in a Material Adverse Effect, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order or (ii) terminate any such lease, license, franchise, grant or permit or to require annual or other payments as a condition to the continuation thereof;

(k) Liens securing Refinancing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted Refinancing of (x) Indebtedness that is secured by Liens permitted pursuant to Section 6.01(a)(i), (i), (j), (m), (n), (p), (q), (r), (u), (w), (y), (z), (bb), (hh), (mm), (nn) or (oo) or (y) Indebtedness that is secured in reliance on Section 6.02(u) (without duplication of any amount outstanding thereunder)); provided that (i) no such Lien extends to any property or asset of the Borrower or any Restricted Subsidiary that would not have secured the Indebtedness being Refinanced (under the terms of the definitive documentation for such Indebtedness being Refinanced, including pursuant to any after-acquired property clause therein), other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien and (B) the proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) if such Liens are consensual Liens that are secured by the Collateral, then the Borrower may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) enter into an Acceptable Intercreditor Agreement providing that the Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank (I) if the Liens on the Collateral that secured the Indebtedness that was Refinanced by such Refinancing Indebtedness ranked equal in priority with the Liens on the Collateral securing the Secured Obligations, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with the Liens on the Collateral (other than cash and Cash Equivalents) securing the Secured Obligations or junior in priority to the Liens on the Collateral securing the Secured Obligations or (II) if the Liens on the Collateral that secured the Indebtedness that was Refinanced by such Refinancing Indebtedness ranked junior in priority to the Liens on the Collateral securing the Secured Obligations, junior in priority to the Liens on the Collateral securing the Secured Obligations but, in any event, shall not be required to enter into an Acceptable Intercreditor Agreement with respect to any Collateral consisting of Cash and Cash Equivalents (and, without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Acceptable Intercreditor Agreement or any amendment (or amendment and restatement) to the Collateral Documents or an Acceptable Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 6.02(k));

(l) Liens existing on the Closing Date or pursuant to agreements in existence on the Closing Date and any modification, replacement, Refinancing, renewal or extension thereof; provided that any Lien securing Indebtedness in excess of $20,000,000 individually shall only be permitted under this clause (l) if set forth on Schedule 6.02; provided, further, that (i) no such Lien extends to any property or asset of the Borrower or any Restricted Subsidiary that was not subject to the original Lien other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (B) in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in either case permitted by Section 6.01, the terms of which Indebtedness require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property and (C) the proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) any such modification, replacement, Refinancing, renewal or extension of the obligations secured or benefited by such Liens, if the same constitute Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.01(y) and customary security deposits, related contract rights and payment intangibles related thereto;

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset financed with the proceeds of such Indebtedness and replacements thereof, proceeds and products thereof, accessions thereto and improvements thereon, ancillary rights thereto and customary security deposits, related contract rights and payment intangibles and other assets related thereto (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Equity Interests and assets of the relevant newly acquired Restricted Subsidiary or Liens otherwise existing on property at the time of its acquisition or existing on the property or Equity Interests or other assets of any Person at the time such Person becomes a Restricted Subsidiary (including by the designation of an Unrestricted Subsidiary as a Restricted Subsidiary); provided that no such Lien (A) extends to or covers any other assets (other than (w) the proceeds or products thereof, accessions or additions thereto and improvements thereon, (x) with respect to such Person, any replacements of such property or assets and additions and accessions thereto, or proceeds and products thereof, (y) after-acquired property to the extent such Indebtedness requires or includes, pursuant to its terms at the time assumed, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and (z) in the case of multiple financings of equipment provided by any lender or its affiliates, other equipment financed by such lender or its affiliates, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) or (B) was created in contemplation of the applicable acquisition of the Person, assets or Equity Interests;

(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business, consistent with past practice or consistent with industry norm of the Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm and (D) commodity trading or other brokerage accounts Incurred in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens on the proceeds of any Indebtedness in favor of the holders of such Indebtedness Incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and (v) Liens consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.07, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(q) Liens on assets of Restricted Subsidiaries that are not Loan Parties (including Equity Interests owned by such Persons) securing Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties;

(r) (i) Liens securing obligations (other than obligations representing indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm of the Borrower and/or its Restricted Subsidiaries and (ii) Liens not securing indebtedness for borrowed money that are granted in the ordinary course of business, consistent with past practice or consistent with industry norm and customary in the operation of the business of the Borrower and its Restricted Subsidiaries;

(s) Liens on (i) assets of any Excluded Project Subsidiary or Capital Stock of an Excluded Project Subsidiary securing Indebtedness and/or other obligations of such Excluded Project Subsidiary or (ii) assets of any Restricted Subsidiary associated with any Project securing any Non-Recourse Debt Incurred incurred to finance the development, construction or expansion of, or addition or improvements to, such Project, in each case which Indebtedness was permitted under this Agreement to be Incurred;

(t) Liens securing Indebtedness Incurred pursuant to Section 6.01(z);

(u) other Liens on assets securing Indebtedness; provided that, at the time of Incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate amount of Indebtedness and other obligations then outstanding and secured thereby shall not, except as contemplated by Section 6.01(p), exceed an amount equal to the greater of $257,500,000 and 50.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period; provided that, if such Liens are consensual Liens that are secured by the Collateral, then the Borrower may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) enter into an Acceptable Intercreditor Agreement providing that the Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral (other than cash and Cash Equivalents) securing the Obligations but, in any event, shall not be required to enter into an Acceptable Intercreditor Agreement with respect to any Collateral consisting of Cash and Cash Equivalents. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Acceptable Intercreditor Agreement or any amendment (or amendment and restatement) to the Collateral Documents or an Acceptable Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this clause (u);

(v) (i) Liens on assets securing, or otherwise arising from, judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) (i) leases (including ground leases and leases of aircraft), licenses, subleases or sublicenses granted to others in the ordinary course of business, consistent with past practice or consistent with industry norm (and other agreements pursuant to which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies or services), which would not reasonably be expected to result in a Material Adverse Effect and (ii) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transactions and reasonable customary initial deposits and margin deposits and similar Liens attaching to pooling, commodity trading accounts or other brokerage accounts maintained in the ordinary course of business, consistent with past practice or consistent with industry norm and not for speculative purposes;

(y) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Section 6.01(d), (e), (g), (aa) or (cc);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of any asset in the ordinary course of business, consistent with past practice or consistent with industry norm or (ii) by operation of law under Article 2 of the UCC (or any similar Requirement of Law under any jurisdiction);

(aa) Liens on property or assets (other than, if granted in favor of any non-Loan Party, Liens on the Collateral ranking on an equal or senior priority basis to the Lien on the Collateral securing the Secured Obligations) securing Indebtedness of the Borrower or a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary and not prohibited to be Incurred in accordance with Section 6.01;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) (i) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s accounts payable or other obligations in respect of documentary or trade letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (ii) Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (iii) receipt of progress payments and advances from customers in the ordinary course of business, consistent with past practice or consistent with industry norm to the extent the same creates a Lien on the related inventory and proceeds thereof;

(dd) Liens securing (i) obligations of the type described in Section 6.01(f) and/or (ii) obligations of the type described in Section 6.01(s);

(ee) (i) Liens on Equity Interests of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or Indebtedness or other obligations of, such Persons, (ii) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement and (iii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff) Liens on Cash or Cash Equivalents arising in connection with the defeasance, satisfaction, discharge or redemption of Indebtedness;

(gg) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(hh) to the extent reasonably agreed by the Collateral Agent, any exception on any Title Policy or survey delivered with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof;

(ii) Liens on Receivables Assets Incurred in connection with Permitted Receivables Financings;

(jj) Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the UCC (or any comparable or successor provision) on the items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service provider arising as a matter of law or under general terms and conditions encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(kk) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business, consistent with past practice or consistent with industry norm;

(ll) Liens securing Indebtedness Incurred in reliance on Section 6.01(hh);

(mm) other Liens on assets securing Indebtedness; provided that, at the time of Incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof (without “netting” the cash proceeds of the applicable Incurrence), the aggregate amount of Indebtedness then outstanding and secured thereby shall not exceed an amount such that (I) in the case of any such Liens on the Collateral that rank equal in priority (but without regard to the control of remedies) with the Liens on the Collateral securing the Secured Obligations, the First Lien Leverage Ratio does not exceed either (x) 2.80:1.00 or (y) the First Lien Leverage Ratio in effect immediately prior to giving effect to the Incurrence of such Liens, in each case, calculated on a Pro Forma Basis, (II) in the case of any such Liens secured by the Collateral ranking junior in priority to the Liens securing the Secured Obligations, (A) the Secured Leverage Ratio does not exceed either (x) 3.30:1.00 or (y) the Secured Leverage Ratio in effect immediately prior to giving effect to the Incurrence of such Liens, in each case, calculated on a Pro Forma Basis or (B) the Interest Coverage Ratio is no less than either (x) 1.75:1.00 or (y) the Interest Coverage Ratio in effect immediately prior to giving effect to such Incurrence of such Liens, in each case, calculated on a Pro Forma Basis and (III) in the case of any such Liens on assets that do not constitute Collateral, (A) the Total Leverage Ratio does not exceed either (x) 6.75:1.00 or (y) the Total Leverage Ratio in effect immediately prior to giving effect to the Incurrence of such Liens, in each case, calculated on a Pro Forma Basis or (B) the Interest Coverage Ratio is no less than either (x) 1.75:1.00 or (y) the Interest Coverage Ratio in effect immediately prior to giving effect to such Incurrence of such Liens, in each case, calculated on a Pro Forma Basis; provided that, if such Liens are consensual Liens that are secured by the Collateral, then the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into an Acceptable Intercreditor Agreement providing that the Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral (other than cash and Cash Equivalents) securing the Obligations but, in any event, shall not be required to enter into an Acceptable Intercreditor Agreement with respect to any Collateral consisting of Cash and Cash Equivalents. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Acceptable Intercreditor Agreement or any amendment (or amendment and restatement) to the Collateral Documents or an Acceptable Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 6.02(mm);

(nn) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(oo) Liens relating to future escrow arrangements securing Indebtedness consisting of (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on Cash or Cash Equivalents set aside at the time of the Incurrence of any Indebtedness, in either case to the extent such Cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the Incurrence of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose; and

(pp) Liens granted on the Cash or Cash Equivalents on deposit in the Cash Collateral Accounts.

For purposes of this Section 6.02, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

Section 6.03 [Reserved].

Section 6.04 Restricted Payments; Restricted Debt Payments.

(a) The Borrower shall not pay or make any Restricted Payment, except that:

(i) the Borrower may make Restricted Payments to the extent necessary to permit any Parent Company or any Equityholding Vehicle, without duplication:

(A) to pay general corporate, organizational, operational, administrative, compliance and other similar costs and expenses (including, without limitation, corporate overhead, legal or similar expenses, expenses related to the maintenance of corporate or other existence and customary salary, bonus and other benefits payable to any director, officer, employee, member of management, manager, member, partner, independent contractor and/or consultant (and any Immediate Family Member thereof) of any Parent Company) and franchise, excise and similar Taxes, and similar fees and expenses, of such Parent Company or Equityholding Vehicle, in each case, to the extent attributable to the Borrower and its Restricted Subsidiaries (and Unrestricted Subsidiaries, to the extent (x) of Cash received from the applicable Unrestricted Subsidiary for payment thereof by the Borrower or any Restricted Subsidiary or (y) the applicable payment is treated by the Borrower or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is permitted under Section 6.06) and which are reasonable and customary and Incurred in the ordinary course of business, consistent with past practice or consistent with industry norm, plus any reasonable and customary indemnification claim made by any director, officer, member of management, manager, employee and/or consultant (or any Immediate Family Member thereof) of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company or Equityholding Vehicle and/or their subsidiaries (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries (and Unrestricted Subsidiaries, to the extent (x) of Cash received from the applicable Unrestricted Subsidiary for payment thereof by the Borrower or any Restricted Subsidiary or (y) the applicable payment is treated by the Borrower or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is permitted under Section 6.06));

(B) for any taxable period (or portion thereof) in which the Borrower and/or any of its subsidiaries is a member of a consolidated, combined, unitary or similar U.S. Federal, state, local and/or foreign income or similar tax group (a “Tax Group”) whose common parent is a direct or indirect parent of the Borrower, distributions to any direct or indirect parent of the Borrower to pay such U.S. Federal, state, local and/or foreign Taxes of such Tax Group that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of the Borrower and/or its applicable subsidiaries; provided that the permitted payment pursuant to this clause (B) with respect to any Taxes of any Unrestricted Subsidiary shall be limited to the amount actually paid for such purpose with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries;

(C) to pay audit and other accounting and reporting (including tax reporting) expenses of such Parent Company or Equityholding Vehicle to the extent such expenses are attributable to any Parent Company or Equityholding Vehicle and/or their subsidiaries, but excluding the portion of any such expenses, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries (and Unrestricted Subsidiaries, to the extent (x) of Cash received from the applicable Unrestricted Subsidiary for payment thereof by the Borrower or any Restricted Subsidiary or (y) the applicable payment is treated by the Borrower or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is permitted under Section 6.06);

(D) to pay any insurance premium that is payable by, or attributable to, any Parent Company or Equityholding Vehicle and/or their subsidiaries, but excluding, for the avoidance of doubt, the portion of any such premium, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Restricted Subsidiaries (and Unrestricted Subsidiaries, to the extent (x) of Cash received from the applicable Unrestricted Subsidiary for payment thereof by the Borrower or any Restricted Subsidiary or (y) the applicable payment is treated by the Borrower or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is permitted under Section 6.06);

(E) to pay (x) fees and expenses related to any debt and/or equity offering, financing transaction, divestiture, investment, acquisition and/or other non-ordinary course transaction (whether or not successful); provided that any such transaction was, in the good faith judgment of the Borrower, intended to be for the benefit of the Borrower and (y) after the consummation of a Qualifying IPO, Public Company Costs of any Parent Company;

(F) to finance any Investment permitted under Section 6.06 or Restricted Investment permitted under this Section 6.04 (provided that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company or Equityholding Vehicle shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Borrower or the relevant Restricted Subsidiary); and

(G) to pay customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, future, current or former directors, officers, members of management, managers, employees, members, partners, independent contractors or consultants (or any Immediate Family Member thereof) of any Parent Company to the extent such salary, bonuses, severance and other benefits are attributable to the ownership or operations of the Borrower and/or its Restricted Subsidiaries (and Unrestricted Subsidiaries, to the extent (x) of Cash received from the applicable Unrestricted Subsidiary for payment thereof by the Borrower or any Restricted Subsidiary or (y) the applicable payment is treated by the Borrower or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is permitted under Section 6.06), including the Borrower’s or its Restricted Subsidiaries’ proportionate share of such amounts relating to such Parent Company being a Public Company;

provided, however, that any cash received by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary that is used to make a Restricted Payment under Section 6.04(a)(i)(A), (C), (D) or (G) will be disregarded for purposes of calculating Consolidated Net Income or any amounts available under any basket or other provision of this Agreement that would otherwise be increased by the Borrower’s or such Restricted Subsidiary’s receipt of such cash;

(ii) The Borrower may pay (or make Restricted Payments to allow any Parent Company or Equityholding Vehicle to pay) to repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests (other than Disqualified Capital Stock) of the Borrower, any Parent Company or any Equityholding Vehicle held by any future, present or former employee, director, member of management, officer, manager, member, partner, independent contractor or consultant (or any Immediate Family Member thereof) of any Parent Company, the Borrower or any Restricted Subsidiary of any of the foregoing (or any options, warrants, profits interests, restricted stock units or equity appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests), in each case pursuant to any management, director, employee, consultant and/or advisor equity plan or equity option plan, equity appreciation rights plan, or any other management, director, employee, consultant and/or advisor benefit plan or agreement or any equity subscription or equityholder agreement or any employment termination agreement or any other employment agreement or equityholders’ or similar agreement:

(A) with Cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of Indebtedness issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests of any Parent Company, any Equityholding Vehicle or the Borrower held by any future, present or former employee, director, member of management, officer, manager, member, partner, independent contractor or consultant (or any Immediate Family Member of the foregoing) of any Parent Company, the Borrower or any Restricted Subsidiary of any of the foregoing), including any Equity Interests rolled over by management, directors, employees or consultants (or any Immediate Family Member of the foregoing) of the Borrower, any of its Restricted Subsidiaries, any Parent Company or any Equityholding Vehicle in connection with any corporate transaction (including the Transactions); provided that the aggregate amount of all such Restricted Payments made pursuant to this Section 6.04(a)(ii)(A) in any Fiscal Year shall not exceed the greater of $52,500,000 and 10.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period (following the consummation of a Qualifying IPO, increasing to the greater of $102,500,000 and 20.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period), which, if not used in such Fiscal Year, may be carried forward to succeeding Fiscal Years;

(B) with the proceeds of any sale or issuance of the Equity Interests of the Borrower, any Parent Company or any Equityholding Vehicle (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Borrower or any Restricted Subsidiary and are not used to build the Available Amount, are not an Available Excluded Contribution Amount and are not a Cure Amount);

(C) with the net proceeds of any key-man life insurance policy; or

(D) the amount of any Cash bonuses otherwise payable to future, present or former employees, directors, members of management, officers, managers, members, partners, independent contractors or consultants (or any Immediate Family Member of the foregoing) of the Borrower, any of its Restricted Subsidiaries, any Parent Company or any Equityholding Vehicle that are foregone in exchange for the receipt of Equity Interests of the Borrower, any Parent Company or any Equityholding Vehicle pursuant to any compensation arrangement, including any deferred compensation plan;

provided that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Immediate Family Members) of the Borrower, any of its Restricted Subsidiaries or any Parent Company in connection with a repurchase of Equity Interests of the Borrower or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(iii) the Borrower may make additional Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iii)(A); provided that the portions of the Available Amount that are attributable to clauses (a)(ii), (a)(v), (a)(vi) and (a)(viii) of the definition of “Available Amount” shall not be available for any Restricted Payment pursuant to this clause (iii)(A) unless no Event of Default under Section 7.01(a), (f) or (g) then exists and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iii)(B);

(iv) the Borrower may make Restricted Payments (A) to make Cash payments in lieu of the issuance of fractional shares or interests in connection with any share dividend, share split or share combination or any Permitted Acquisition or Investment (or other similar transaction) or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower, any Restricted Subsidiary, any Parent Company or Equityholding Vehicle and (B) consisting of (1) repurchases of Equity Interests in connection with the exercise of stock options or the vesting or settlement of other equity-based awards, including in connection with the Transactions, and (2) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officer, director, employee, member of management, manager, member, partner, independent contractor and/or consultant (or any of their respective Immediate Family Members) of the Borrower, any Restricted Subsidiary or any Parent Company in connection with repurchases described in clause (1) (for the avoidance of doubt any such payments to a Parent Company, shall only be permitted to the extent the event giving rise to such payment is attributable to the ownership of the Borrower and/or its subsidiaries);

(v) the Borrower may repurchase (or make Restricted Payments to any Parent Company or Equityholding Vehicle to enable it to repurchase) Equity Interests upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests or upon the vesting of any profits interests, restricted stock units or similar incentive interests, in each case if such Equity Interests represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Equity Interests as part of a “cashless” exercise upon such exercise or vesting, as applicable (for the avoidance of doubt any such payments to a Parent Company, shall only be permitted to the extent the event giving rise to such payment is attributable to the Borrower and/or its subsidiaries);

(vi) the Borrower may make Restricted Payments in connection with or in order to consummate the Transactions, including in respect of the Transaction Consideration and Transaction Costs and including, without limitation, (A) cash payments to holders of Equity Interests (including restricted stock units) under any management equity plan, stock option plan or any other management or employee benefit plan or agreement of the Target and otherwise as provided by the Acquisition Agreement as in effect on the Closing Date (including cash transaction bonuses) and (B) Restricted Payments (x) to direct and indirect Parent Companies of the Borrower or any Equityholding Vehicle to finance a portion of the consideration for the Closing Date Acquisition and (y) to holders of Equity Interests of the Target (immediately prior to giving effect to the Closing Date Acquisition) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the Transactions;

(vii) so long as no Event of Default under Section 7.01(a), (f) or (g) exists on the date of declaration thereof, following the consummation of a Qualifying IPO by the Borrower or a Parent Company, the Borrower may make Restricted Payments in an amount in any Fiscal Year not to exceed an amount equal to the sum of (A) 6.00% of the net Cash proceeds received by or contributed to the Borrower from such Qualifying IPO and any other public offering of the common Equity Interests of the Borrower or any Parent Company (other than to the extent increasing the Available Excluded Contribution Amount) plus (B) 7.00% of the Market Capitalization of the Person issuing Equity Interests in such Qualifying IPO;

(viii) the Borrower may make Restricted Payments to (i) redeem, repurchase, retire, defease, discharge or otherwise acquire any (A) Equity Interests (“Treasury Capital Stock”) of the Borrower and/or any Restricted Subsidiary or (B) Junior Indebtedness or Equity Interests of any Parent Company or Equityholding Vehicle, in the case of each of subclauses (A) and (B), including any accrued and unpaid dividends thereon, in exchange for, or out of the proceeds of a sale or issuance (other than to the Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Borrower, any Parent Company or any Equityholding Vehicle that is made within 120 days of such sale or issuance to the extent any such proceeds are contributed to the capital of the Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock after the Closing Date (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock (A) out of the proceeds of such sale (other than to the Borrower or a Restricted Subsidiary) of any Refunding Capital Stock or (B) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 6.04(a)(xvii), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, purchase, repurchase, defease, acquire or otherwise retire any Equity Interests of any Parent Company or Equityholding Vehicle) in an aggregate amount per Fiscal Year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(ix) to the extent constituting a Restricted Payment, the Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j), (t) and (ll)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than pursuant to Section 6.09(d) or (i));

(x) so long as no Event of Default under Section 7.01(a), (f) or (g) is continuing at the time of the declaration thereof, the Borrower may make additional Restricted Payments; provided that the aggregate amount of all such Restricted Payments made pursuant to this Section 6.04(a)(x) outstanding at the time of such Restricted Payment shall not exceed (A) the greater of $180,250,000 and 35.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period minus (B) the aggregate amount of Restricted Debt Payments made in reliance on Section 6.04(b)(iv)(B) and Investments made in reliance on Section 6.06(q)(iii);

(xi) the Borrower may make additional Restricted Payments so long as the Total Leverage Ratio, calculated on a Pro Forma Basis at the time of the declaration thereof, would not exceed 5.50:1.00;

(xii) the distribution, by dividend or otherwise, or other transfer or disposition of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (or any Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other assets), other than Unrestricted Subsidiaries the primary assets of which are Cash and Cash Equivalents;

(xiii) payments or distributions (A) to satisfy dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (B) made in connection with working capital adjustments or purchase price adjustments or (C) made in connection with the satisfaction of indemnity and other similar obligations, in each case pursuant to or in connection with any Acquisition, other Investment, Disposition or consolidation, amalgamation, merger or transfer of assets that complies with Section 6.07;

(xiv) the Borrower may make Restricted Payments constituting fixed dividend payments in respect of Disqualified Capital Stock Incurred in compliance with Section 6.01 and such Restricted Payments are included in the calculation of Consolidated Interest Expense;

(xv) the distribution, by dividend or otherwise, or other transfer or disposition of Equity Interests of the UK&I Assets and/or any Restricted Payments made with the Net Proceeds of the Specified Asset Sale so long as (i) in the case of any Specified Asset Sale consummated prior to the first anniversary of the Closing Date, the Total Leverage Ratio would not exceed 5.75:1.00 and (ii) in the case of any Specified Asset Sale after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, the Total Leverage Ratio would not exceed 5.50:1.00, in each case on a Pro Forma Basis at the time of the declaration thereof.

(xvi) each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Person based on their relative ownership interests of the relevant class of Equity Interests (or only to the Borrower or a Restricted Subsidiary and not to such other owner of Equity Interests);

(xvii) the Borrower may make Restricted Payments consisting of (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued by the Borrower after the Closing Date, (B) the declaration and payment of dividends to a Parent Company or Equityholding Vehicle, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) of such Parent Company or Equityholding Vehicle issued after the Closing Date (provided that the amount of dividends paid pursuant to this sub-clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock) or (C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 6.04(a)(viii) of this paragraph; provided, however, that, in the case of each of sub-clause (A) and sub-clause (C) of this clause (xvii), at the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a Pro Forma Basis, the Borrower would have had a Fixed Charge Coverage Ratio of at least 1.75:1.00;

(xviii) [reserved];

(xix) distributions or payments of Receivables Fees and purchases of Receivables Assets in connection with any Permitted Receivables Financing or any Receivables Repurchase Obligation in connection therewith;

(xx) (A) payments made to optionholders or holders of restricted stock units, phantom equity or profits interests of the Borrower, any Parent Company or any Equityholding Vehicle in connection with, or as a result of, any distribution made to stockholders of the Borrower, Parent Company or Equityholding Vehicle (to the extent such distribution is otherwise permitted hereunder), which payments are being made to compensate such optionholders or holders of restricted stock units, phantom equity or profits interests as though they were stockholders at the time of, and entitled to share in, such distribution (it being understood that no such payment may be made to an optionholder or holder of restricted stock units, phantom equity or profits interests pursuant to this clause (xx) to the extent such payment would not have been permitted to be made to such optionholder or holder of restricted stock units, phantom equity or profits interests if it were a stockholder pursuant to the provisions of this Section 6.04(a)) and (B) Restricted Payments to pay for the redemption, purchase, repurchase, defeasance or other acquisition or retirement of Equity Interests of the Borrower, any Parent Company or any Equityholding Vehicle, in each case for nominal value, from a former investor of an acquired business or a present or former employee, director, officer, manager, member, partner, independent contractor or consultant (or any Immediate Family Member of the foregoing) of an acquired business, which Equity Interests was issued as part of an earn-out or similar arrangement in the acquisition of such business, and which repurchase relates to the failure of such earn-out to fully vest, and

(xxi) the Borrower may make Restricted Payments within 60 days after the date of declaration thereof if, at such date of declaration, such payment would have been permitted by any of the foregoing clauses of this Section 6.04(a) (and any Restricted Payment made in reliance on this clause (xxi) shall also be deemed to have been made under the applicable foregoing clause of this Section 6.04(a), except for the purpose of testing the permissibility of such Restricted Payment on the date it is actually made).

(b) The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any payment in Cash on or in respect of principal of or interest on any Junior Indebtedness, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Indebtedness more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii) as part of an AHYDO Catch Up Payment;

(iii) payments of regularly scheduled interest as and when due;

(iv) so long as, at the time of delivery of an irrevocable notice with respect thereto, no Event of Default under Section 7.01(a), (f) or (g) exists or would result therefrom, additional Restricted Debt Payments in an aggregate amount outstanding at the time of such Restricted Debt Payment not to exceed:

(A) (1) the greater of $180,250,000 and 35.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period minus (2) the amount of Investments made in reliance on Section 6.06(q)(ii); plus

(B) (1) the greater of $180,250,000 and 35.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period minus (2) the aggregate amount of Restricted Payments made in reliance on Section 6.04(a)(x) and Investments made in reliance on Section 6.06(q)(iii);

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Borrower and/or any capital contribution in respect of Qualified Capital Stock of the Borrower or any Restricted Subsidiary (in each case, other than to the Borrower or any Restricted Subsidiary), (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Junior Indebtedness into Qualified Capital Stock of the Borrower and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Junior Indebtedness that is permitted under Section 6.01;

(vi) Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi)(A); provided that the portions of the Available Amount that are attributable to clause (a)(ii), (a)(v), (a)(vi) and (a)(viii) of the definition of “Available Amount” shall not be available for any Restricted Debt Payment pursuant to this clause (vi)(A) unless no Event of Default under Section 7.01(a), (f) or (g) then exists and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (vi)(B);

(vii) additional Restricted Debt Payments; provided that at the time of such payment (or, if applicable, the time of delivery of an irrevocable notice with respect thereto), the Total Leverage Ratio, calculated on a Pro Forma Basis would not exceed 5.50:1.00;

(viii) Restricted Debt Payments with respect to Junior Indebtedness assumed pursuant to Section 6.01(n) (other than such Junior Indebtedness Incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Borrower or a Restricted Subsidiary or (y) otherwise in connection with or in contemplation of such acquisition), so long as such Restricted Debt Payment is made or deposited with a trustee or other similar representative of the holders of such Junior Indebtedness contemporaneously with, or substantially simultaneously with, the closing of the transaction under which such Junior Indebtedness is assumed;

(ix) Restricted Debt Payments in an aggregate principal amount not to exceed the amount of Restricted Payments permitted under Section 6.04(a)(ii), (a)(iii), (a)(vii) and (a)(x), at the time such Restricted Debt Payments are made; provided that any such Restricted Debt Payments made as provided above in lieu of such Restricted Payments shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(x) any mandatory redemption, repurchase, retirement, termination or cancellation of Disqualified Capital Stock (to the extent treated as Indebtedness outstanding and/or Incurred in compliance with Section 6.01); and

(xi) Restricted Debt Payments made within 60 days after the date of giving an irrevocable notice in respect thereof if, at such notice is given, such payment would have been permitted by any of the foregoing clauses of this Section 6.04(b) (and any Restricted Debt Payment made in reliance on this clause (xi) shall also be deemed to have been made under the applicable foregoing clause of this Section 6.04(b), except for the purpose of testing the permissibility of such Restricted Debt Payment on the date it is actually made).

Section 6.05 Burdensome Agreements. Except as provided herein or in any other Loan Document, the Senior Notes Indenture, the indentures with respect to the Existing Target Notes and/or in any agreement with respect to any Refinancing, renewal or replacement of such Indebtedness that is permitted by Section 6.01, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries (other than Excluded Project Subsidiaries) to, enter into or cause to exist any agreement restricting the ability of (x) any Restricted Subsidiary (other than any Excluded Project Subsidiary) of the Borrower that is not a Loan Party to pay dividends or other distributions to the Borrower or any Loan Party, (y) any Restricted Subsidiary (other than any Excluded Project Subsidiary) of the Borrower that is not a Loan Party to make cash loans or advances to the Borrower or any Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations, except restrictions:

(a) set forth in any agreement evidencing or governing (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness, (iii) Indebtedness permitted pursuant to clauses (m), (p) (as it relates to Indebtedness in respect of clauses (a), (m), (q), (r), (u), (w), (y) and/or (bb) of Section 6.01), (q), (r), (u), (w), (y), (aa) and/or (bb) of Section 6.01 and (iv) any Permitted Receivables Financing solely with respect to the assets subject to such Permitted Receivables Financing;

(b) arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Equity Interests not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Equity Interests of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Equity Interests of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(f) set forth in provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h) on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i) set forth in (i) documents that exist on the Closing Date and are listed on Schedule 6.05 or (ii) the Senior Notes Indenture and the related guarantees and related documentation and related Derivative Transactions or (iii) the Existing Target Notes documentation and the related guarantees and related Derivative Transactions;

(j) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred after the Closing Date if the relevant restrictions, taken as a whole (as determined in good faith by the Borrower) (i) are not materially less favorable to the Lenders than the restrictions contained in this Agreement, (ii) generally represent market terms at the time of Incurrence of the relevant Indebtedness, taken as a whole (as determined in good faith by the Borrower) or (iii) would not, in the good faith determination of the Borrower at the time such Indebtedness is Incurred, materially impair the Borrower’s ability to make payments under this Agreement when due;

(k) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l) arising in any Hedge Agreement and/or any agreement relating to Banking Services;

(m) relating to any asset (or all of the assets) of and/or the Equity Interests of the Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Equity Interests of the relevant Person that is permitted or not restricted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto;

(o) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business, consistent with past practice or consistent with industry norm; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreements, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(p) any encumbrance or restrictions with respect to a subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such subsidiary is a party to or entered into before the date on which such subsidiary became or is redesignated as a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming or being redesignated as a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any Restricted Subsidiary other than the assets and property of such subsidiary and its subsidiaries; and/or

(q) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or Refinancing of any contract, instrument or obligation referred to in clauses (a) through (p) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or Refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or Refinancing.

Section 6.06 Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except (each of the following exceptions, the “Permitted Investments”):

(a) Cash or Investments that were Cash Equivalents or Investment Grade Securities at the time made (and, in the case of Excluded Project Subsidiaries, Cash Equivalents or other liquid investments permitted under any Debt Facility to which it is a party) and, to the extent made in connection therewith, Investments permitted or imposed under the terms of any cash collateral or debt service reserve agreement permitted hereunder;

(b) (i) Investments existing on the Closing Date in the Borrower or in any Restricted Subsidiary or (ii) Investments made after the Closing Date among the Borrower and/or one or more Restricted Subsidiaries (including, in each case, guarantees of obligations of Restricted Subsidiaries);

(c) Investments (i) constituting deposits, prepayments, trade credit (including the creation of receivables) and/or other credits to suppliers or lessors, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, lessors, licensors and licensees, in each case, in the ordinary course of business, consistent with past practice or consistent with industry norm or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;

(d) Investments in joint ventures and Unrestricted Subsidiaries (with respect to each such Investment, as valued at the Fair Market Value of such Investment at the time such Investment is made or, at the option of the Borrower, committed to be made); provided that the amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 6.06(d) outstanding at the time of such Investment, after giving Pro Forma Effect to such Investment, to exceed the greater of $180,250,000 and 35.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period; provided, however, that if any Investment pursuant to this clause (d) is made in any Person that is an Unrestricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (d);

(e) Permitted Acquisitions;

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, replacement, renewal or extension increases the amount of such Investment except by the terms thereof in effect on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or as otherwise permitted by this Section 6.06;

(g) Investments (including earn-outs) received in lieu of Cash in connection with any Disposition permitted by Section 6.07;

(h) loans or advances to, or guarantees of Indebtedness of, present or former employees, directors, members of management, officers, managers, members, partners, consultants or independent contractors (or any Immediate Family Member of the foregoing) of any Parent Company, the Borrower, its subsidiaries and/or any joint venture; provided that, after giving Pro Forma Effect to the making of any such loan, advance or guarantee, the aggregate outstanding principal amount of all loans, advances and guarantees made in reliance on this Section 6.06(h) (measured as of the date such Investment is made or, at the option of the Borrower, committed to be made) shall not exceed the greater of $25,00,000 and 5.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period;

(i) Investments (i) made in the ordinary course of business, consistent with past practice or consistent with industry norm in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business, consistent with past practice or consistent with industry norm or (ii) consisting of extensions of credit in the nature of accounts receivable, performance guarantees or Contingent Obligations or notes receivable arising from the grant of trade credit in the ordinary course of business, consistent with past practice or consistent with industry norm;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01, Permitted Liens, Restricted Payments (other than Restricted Investments) permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a), Section 6.07(b), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k) Investments in the ordinary course of business, consistent with past practice or consistent with industry norm consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l) Investments (including debt obligations and Equity Interests) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, consistent with past practice or consistent with industry norm, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation (including deferred compensation) to present or former employees, directors, members of management, officers, managers, members, partners, independent contractors or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries)), the Borrower and/or any subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm;

(n) Investments to the extent that payment therefor is made solely with Equity Interests of any Parent Company or Equityholding Vehicle or Qualified Capital Stock of the Borrower;

(o) (i) Investments of any Restricted Subsidiary that is acquired after the Closing Date, or of any Person merged into or consolidated or amalgamated with, the Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06;

(p) Investments made as part of, or in connection with, the Transactions;

(q) Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount outstanding at the time such Investment is made (with respect to each such Investment, as valued at the Fair Market Value of such Investment at the time such Investment is made or, at the option of the Borrower, committed to be made) not to exceed:

(i) (A) the greater of $231,750,000 and 45.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period, plus

(ii) (A) the greater of $180,250,000 and 35.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period minus (B) the amount of Restricted Debt Payments made in reliance on Section 6.04(b)(iv)(A), plus

(iii) (A) the greater of $180,250,000 and 35.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period minus (B) the aggregate amount of Restricted Payments made in reliance on Section 6.04(a)(x) and Restricted Debt Payments made in reliance on Section 6.04(b)(iv)(B); plus

(iv) in the event that (A) the Borrower or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, at the election of the Borrower, an amount equal to 100.0% of the Fair Market Value of such Investment as of the date on which such Person becomes a Restricted Subsidiary; provided that if the Borrower elects to apply the Fair Market Value of any such Investment (other than any Investment made pursuant to clause (q)(i) or (ii)) in the manner described above in order to increase availability under this clause (q), then such Fair Market Value, and such Person becoming a Restricted Subsidiary, shall not increase the Available Amount or reduce the amount of outstanding Investments under the provision pursuant to which such Investment was initially made;

(r) Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (r)(i) and/or (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (r)(ii);

(s) to the extent constituting Investments, (i) Guarantees of leases (other than Financing Leases) or of other obligations not constituting Indebtedness of the Borrower and/or its Restricted Subsidiaries and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business, consistent with past practice or consistent with industry norm;

(t) Investments in any Parent Company or Equityholding Vehicle in amounts and for purposes for which Restricted Payments to such Parent Company or Equityholding Vehicle are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u) Investments by the Borrower or any of its Restricted Subsidiaries (directly or indirectly) in any Partnership Project in an aggregate amount outstanding at the time such Investment is made (with respect to each such Investment, as valued at the Fair Market Value of such Investment at the time such Investment is made, or at the option of the Borrower, committed to be made) in an amount not to exceed the greater of $200,000,000 and 4.0% of Consolidated Total Assets for the most recently ended Test Period;.

(v) Investments in subsidiaries of the Borrower in connection with internal reorganizations and/or any Tax Restructuring; provided that, after giving effect to any such reorganization, restructuring or activity, neither the Guarantees under the Loan Guaranty, taken as a whole, nor the security interest of the Collateral Agent in (or the value of) the Collateral, taken as a whole, is materially impaired;

(w) Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 6.01(s);

(x) Investments consisting of the licensing of intellectual property or other works of authorship for the purpose of joint marketing arrangements with other Persons;

(y) repurchases of the Existing Target Notes and the Senior Notes;

(z) (i) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law and (ii) Investments of assets relating to any non-qualified deferred payment plan or similar employee compensation plan in the ordinary course of business, consistent with past practice or consistent with industry norm;

(aa) Investments in Holdings, the Borrower, any subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities and/or customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements, in each case, entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(bb) additional Investments so long as, after giving effect thereto on a Pro Forma Basis, the Total Leverage Ratio does not exceed (A) 6.00:1.00 or (B) the Total Leverage Ratio in effect immediately prior to giving effect to the Incurrence of such Investments, in each case, calculated on a Pro Forma Basis;

(cc) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd) Investments in Similar Businesses (with respect to each such Investment, as valued at the Fair Market Value of such Investment at the time such Investment is made or, at the option of the Borrower, committed to be made); provided that the amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 6.06(dd) and outstanding at the time of such Investment, after giving Pro Forma Effect to such Investment, to exceed the greater of $102,500,000 and 20.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period; provided, however, that if any Investment pursuant to this clause (dd) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (dd) for so long as such Person continues to be a Restricted Subsidiary;

(ee) Investments in Receivables Subsidiaries or any other Person that holds an Investment in a Receivables Subsidiary, or any Investment by a Receivables Subsidiary in any other Person required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and Cash Equivalents to Receivables Subsidiaries to finance the purchase of assets from the Borrower or any Restricted Subsidiary or to otherwise fund required reserves and other accounts permitted or required by the arrangements governing the Permitted Receivables Financing and any other related Indebtedness);

(ff) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust (or any Immediate Family Member of the foregoing) subject to claims of creditors in the case of a bankruptcy of the Borrower or any Restricted Subsidiary;

(gg) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights or the contribution of IP Rights pursuant to joint marketing arrangements, in each case in the ordinary course of business, consistent with past practice or consistent with industry norm;

(hh) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures Incurred in the ordinary course of business, consistent with past practice or consistent with industry norm or in connection with cash management operations of the Borrower and its subsidiaries;

(ii) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a casualty event;

(jj) Investments to the extent required by applicable rules under the Exchange Act or by any Governmental Authority, including any Investment made in order to avoid early warning or notice requirements under such rules or requirements;

(kk) the Borrower and the Restricted Subsidiaries may undertake or consummate any IPO Reorganization Transaction and any transactions related thereto or contemplated thereby;

(ll) Investments in any Excluded Project Subsidiary; provided that such Investments are made in cash; and

(mm) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.09 (except transactions permitted by clause (d)(i) by reference to Section 6.04 or this Section 6.06, clause (o) and clause (s) of Section 6.09).

Section 6.07 Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of any assets having a Fair Market Value (at the time of the relevant Disposition) in excess of the greater of $52,500,000 and 10.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period, except:

(a) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into any other Restricted Subsidiary, and the Borrower may be merged, consolidated or amalgamated with or into any other Person (including any Restricted Subsidiary); provided that (i) the Borrower shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (w) the Successor Borrower shall be an entity organized or existing under the laws of the US, any state thereof or the District of Columbia, (x) the Successor Borrower shall expressly assume the Obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent, (y) the Administrative Agent shall have a security interest in the Collateral for the benefit of the Secured Parties pursuant to the Collateral Documents that is perfected to at least the same extent as in effect immediately prior to such merger, consolidation or amalgamation and all actions reasonably requested by the Administrative Agent to maintain such perfected status have been or will promptly be taken (subject to the terms of the applicable

Loan Documents), and (z) except as the Administrative Agent may otherwise agree, each Loan Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (w) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents;

(b) Dispositions (including of Equity Interests issued by any Restricted Subsidiary) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower or such Restricted Subsidiary, is not materially disadvantageous to the Lenders, and the Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary, (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than Section 6.07(a) or (b) or this Section 6.07(c)) or (B) any Investment permitted under Section 6.06; and (iii) the conversion of the Borrower or any Restricted Subsidiary into another form of entity (and solely with respect to the Borrower, organized in the US, any state thereof or the District of Columbia), so long as such conversion does not adversely affect the Guarantees under the Loan Guaranty or the Collateral, taken as a whole;

(d) (i) Dispositions of inventory or other assets (including the Disposition of optical fiber) in the ordinary course of business, consistent with past practice or consistent with industry norm (including on an intercompany basis among the Borrower and its Restricted Subsidiaries), (ii) the conversion of accounts receivable for notes receivable or other Dispositions of accounts receivable in connection with the collection or compromise thereof and (iii) the leasing, assignment, subleasing, licensing or sublicensing of any real or personal property (including the provision of Software under an open source license) in the ordinary course of business, consistent with past practice or consistent with industry norm;

(e) Dispositions of surplus, obsolete, damaged, used or worn out property or other property (including IP Rights) that, in the reasonable judgment of the Borrower, is (i) no longer used or useful in its business (or in the business of any Restricted Subsidiary) or (ii) otherwise economically impracticable to maintain;

(f) Dispositions of Cash, Cash Equivalents, and/or Investment Grade Assets and/or other assets that were Cash Equivalents or Investment Grade Assets when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (i) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), (ii) Permitted Liens or (iii) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix));

(h) (i) Dispositions (including Sale and Lease-Back Transactions) for Fair Market Value; provided that with respect to any such Disposition with a purchase price in excess of the greater of $77,500,000 and 15.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period, either (A) at least 75% of the consideration for all Dispositions consummated pursuant to this Section 6.07(h) since the Closing Date shall consist of Cash or Cash Equivalents or (B) at least 50% of the consideration for all Dispositions consummated pursuant to this Section 6.07(h) since the Closing Date shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% or 50% Cash consideration requirement, as applicable (w) the greater of the principal amount and carrying value of any liabilities (as reflected on the most recent balance sheet of the Borrower (or a

Parent Company) provided hereunder or in the footnotes thereto), or if Incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Borrower (or Parent Company) or in the footnotes thereto if such Incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Disposition) pursuant to a written agreement which releases the Borrower or such Restricted Subsidiary from such liabilities, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted or reasonably expected by the Borrower acting in good faith to be converted by the Borrower or such Restricted Subsidiary into Cash or Cash Equivalents or by their terms are required to be satisfied for Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of the greater of $102,500,000 and 20.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, in each case, shall be deemed to be Cash; provided, further, that the Net Proceeds of such Disposition shall be applied and/or (in the case of clause (A) above) reinvested as (and to the extent) required by Section 2.11(b)(ii) and (ii) the Specified Asset Sale;

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell and/or put/call arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k) Dispositions of (i) accounts receivable, or participations therein, and related assets in the ordinary course of business, consistent with past practice or consistent with industry norm (including any discount and/or forgiveness thereof and sales to factors or similar third parties) or in connection with the collection or compromise thereof and (ii) Receivables Assets, participations therein or the Equity Interests in a subsidiary, all or substantially all of the assets of which are receivables, or participations therein, and related assets pursuant to any Permitted Receivables Financing;

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of Software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and its Restricted Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product or business line;

(m) (i) any termination of any lease, assignment, sublease, license or sublicense in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business, consistent with past practice or consistent with industry norm or otherwise if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders;

(n) Dispositions of property subject to foreclosure, casualty, eminent domain, expropriation, forced dispositions or condemnation proceedings (including in lieu thereof or any similar proceeding), and transfers of any property that have been subject to a casualty event to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed (or otherwise in connection with the closing or sale of any facility);

(p) to the extent otherwise restricted by this Section 6.07, the consummation of the Transactions (including the Target Merger);

(q) Dispositions of non-core assets (including Equity Interests) and sales of Real Estate Assets acquired in a transaction on or after the Closing Date which the Borrower determines in good faith will not be used or useful for the continued operation of the Borrower or any of its Restricted Subsidiaries or any of their respective businesses;

(r) exchanges or swaps, including, without limitation, transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Borrower) for like assets; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the assets received do not constitute Excluded Assets, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped;

(s) Dispositions of assets that do not constitute Collateral for Fair Market Value;

(t) (i) licensing, sub-licensing and cross-licensing arrangements involving any technology, intellectual property, other IP Rights or other general intangibles of the Borrower or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm or that is immaterial and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuance or registration, or applications for issuance or registration, of IP Rights, which, in the reasonable business judgment of the Borrower, are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or are no longer economically practicable or commercially reasonable to maintain;

(u) terminations or unwinds of Derivative Transactions and Banking Services;

(v) any Disposition of Equity Interests of, or sale of Indebtedness or other Securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business, consistent with past practice or consistent with industry norm of the Borrower and/or its subsidiaries in connection with relocation activities for directors, officers, employees, members of management, managers, partners or consultants of any Parent Company, the Borrower and/or any Restricted Subsidiary;

(x) Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law (including, without limitation, the Dispositions of any assets (including Equity Interests) made to obtain the approval of any applicable antitrust authority in connection with any acquisition);

(y) any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in the US, any state thereof or the District of Columbia and/or (ii) any Foreign Subsidiary in the US or any other jurisdiction;

(z) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa) other Dispositions of property or assets, or issuance or sale of Equity Interests of any Restricted Subsidiary, with an aggregate Fair Market Value per Fiscal Year of the Borrower not exceeding (at the time of the relevant Disposition) the greater of $77,500,000 and 15.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period which amount, if not used in such Fiscal Year, may be carried forward to succeeding Fiscal Years;

(bb) Dispositions contemplated on the Closing Date and described on Schedule 6.07 hereto;

(cc) the Borrower and the Restricted Subsidiaries may undertake or consummate any IPO Reorganization Transactions and any transaction related thereto or contemplated thereby and any Tax Restructuring;

(dd) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including asset securitizations permitted hereby;

(ee) any Disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale of acquisition;

(ff) any sale of property or assets, if the acquisition of such property or assets was financed with net cash proceeds received by the Borrower from the transactions set forth in the definition of “Available Excluded Contribution Amount” and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 6.04(a)(iii)(B);

(gg) any Disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Borrower or any Restricted Subsidiaries to such Person;

(hh) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(ii) the Specified Asset Sale; and

(jj) any sale, conveyance, transfer or other disposition to effect the formation of any subsidiary that has been formed upon the consummation of a Division; provided that any Disposition or other allocation of assets (including any equity interests of such subsidiary) in connection therewith is otherwise not prohibited hereunder.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Borrower (including, without limitation, any full or partial release or subordination of any Lien granted pursuant to the terms of this Agreement) in order to effect the foregoing in accordance with Article VIII hereof.

Section 6.08 [Reserved].

Section 6.09 Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) in excess of (at the time of the relevant transaction) the greater of $77,500,000 and 15.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period with any of their respective Affiliates on terms (taken as a whole) that are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be (as reasonably determined by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate or, if in the good faith judgment of the Borrower, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Borrower or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among any Parent Company, the Borrower, one or more Restricted Subsidiaries (including Excluded Project Subsidiaries and Development Subsidiaries) and/or one or more joint ventures with respect to which the Borrower or any of its Restricted Subsidiaries holds Equity Interests (or any entity that becomes a Restricted Subsidiary or a joint venture, as applicable, as a result of such transaction) to the extent not prohibited by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or any Parent Company (but, excluding for the avoidance of doubt, the portion of any such arrangements, if any, attributable to the ownership of operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries);

(c) (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors or those of any Parent Company or any Equityholding Vehicle (but, excluding for the avoidance of doubt, the portion of any such arrangements, if any, attributable to the ownership of operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors, (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any supplemental executive retirement benefit plan, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors or any employment contract or arrangement and (iv) any transaction with an Immediate Family Member or Equityholding Vehicle of a current or former officer, director, member of management, manager, employee, member, partner, consultant or independent contractor of the Borrower, any of its Restricted Subsidiaries or any Parent Company in connection with any agreement, arrangement or transaction described in the foregoing clauses (i) through (iii);

(d) (i) transactions permitted by Section 6.04 (other than Section 6.04(a)(ix)) or Section 6.06 (other than Section 6.06(ll)) and (ii) issuances of Equity Interests and issuances and Incurrences of Indebtedness not restricted by this Agreement;

(e) transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous, in any material respect, to the Lenders than the relevant transaction in existence on the Closing Date;

(f) (i) so long as no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) then exists or would result therefrom, the payment of management, monitoring, consulting, advisory, subsequent transaction, exit and similar fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public offering) to Investors in an aggregate amount not to exceed the greater of $10,000,000 and 2.0% of Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period per Fiscal Year and (ii) the payment of all indemnification obligations and expenses owed to any Investor and any of their respective directors, officers, members of management, managers, employees, members, partners, independent contractors and consultants (or any Immediate Family Member of the foregoing) in connection with such management, monitoring, consulting, advisory or similar services provided by them, in each case of clauses (i) and (ii), whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions, including the payment of the Transaction Consideration and Transaction Costs and other payments required under the Acquisition Agreement as in effect on the Closing Date;

(h) compensation to Affiliates in connection with financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, including, without limitation, in connection with any acquisition or divestitures, which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Borrower (or any Parent Company of the Borrower) in good faith;

(i) Guarantees permitted by Section 6.01 or Section 6.06;

(j) (x) the continuation or replacement of any guarantees, letters of credit, performance bonds or equivalent given, granted, issued or procured by Post-Merger Borrower or any of its Affiliates to, in favor of, on behalf of, or for the benefit of any Covanta UK&I Entity, including the Specified UK&I Guarantees; and (y) any Covanta UK&I Entity indemnifying or holding-harmless Post-Merger Borrower or any of its Affiliates in respect of any liability incurred or which may be incurred in the future by Post-Merger Borrower or any of its Affiliates in connection with the continuation after the consummation of any Disposition of the UK&I Assets of any obligation referred to in paragraph (x) above;

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers, employees, members of management, managers, members, partners, consultants and independent contractors (or any Immediate Family Member of the foregoing) of the Borrower, any of its Restricted Subsidiaries and/or any Parent Company, including in connection with the Transactions;

(l) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, consistent with past practice or consistent with industry norm, which are (i) fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the Board of Directors of the Borrower or the senior management thereof (or, in each case, of any Parent Company of the Borrower) or (ii) on terms, taken as a whole, that are not materially less favorable to the Borrower and/or its applicable Restricted Subsidiary as might reasonably have been obtained at such time from a Person other than an Affiliate;

(m) (i) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, the Acquisition Agreement, any equityholders agreement, investor rights agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Company) is a party as of the Closing Date or entered into in connection with the Transactions and any similar agreements which it (or any Parent Company) may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries (or such Parent Company) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (m) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors or the senior management of the Borrower (or any Parent Company of the Borrower) to the Borrower when taken as a whole as compared to the applicable agreement as in effect on the Closing Date or entered into in connection with the Transactions and (ii) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equityholders of the Borrower, any Parent Company thereof or any Equityholding Vehicle pursuant to any equityholders agreement, investor rights agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto);

(n) (i) any purchase by any Parent Company of the Equity Interests of (or contribution to the equity capital of) the Borrower and (ii) any intercompany loan made by Holdings to the Borrower or any Restricted Subsidiary not prohibited by Section 6.01;

(o) any transaction in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(p) transactions in connection with any Permitted Receivables Financing;

(q) (i) Affiliate purchases of the Loans or Commitments to the extent permitted hereunder and of the Senior Notes to the extent permitted under the Senior Notes Indenture, the holding of such Loans, Commitments and Senior Notes and the payments and other related transactions in respect thereof (including any payment of out-of-pocket expenses Incurred by such Affiliate in connection therewith), (ii) other investments by Permitted Holders in securities or loans of the Borrower or any of its Restricted Subsidiaries (and any payment of out-of-pocket expenses Incurred by such Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same terms or on terms that are more favorable to the Borrower, and (iii) payments to Permitted Holders in respect of securities or loans of the Borrower or any of its Restricted Subsidiaries contemplated in the foregoing subclause (ii) or that were acquired from Persons other than the Borrower and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(r) transactions undertaken pursuant to a shared services agreement or pursuant to a membership in a purchasing consortium;

(s) payment to any Permitted Holder of out of pocket expenses Incurred by such Permitted Holder in connection with any direct or indirect Investment in the Borrower and its subsidiaries;

(t) the issuance or transfer of (i) Equity Interests (other than Disqualified Capital Stock) of the Borrower and the granting and performing of customary registration rights and (ii) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(u) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower arising solely because the Borrower or any Restricted Subsidiary owns any Equity Interests in, or controls, such Person;

(v) any lease entered into between the Borrower or any Restricted Subsidiary, on the one hand, and any Affiliate of the Borrower, on the other hand, which is approved by the Board of Directors of the Borrower (or any Parent Company of the Borrower) or is entered into in the ordinary course of business;

(w) intellectual property licenses entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(x) transactions between the Borrower or any Restricted Subsidiary and any other Person that would constitute an Affiliate solely because a director of such other Person is also a director of the Borrower or any Parent Company; provided, however, that such director abstains from voting as a director of the Borrower or such Parent Company, as the case may be, on any matter including such other Person;

(y) pledges of Equity Interests of Unrestricted Subsidiaries;

(z) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Subsidiary not in violation of Section 6.07 that the Board of Directors of the Borrower determines is either fair to the Borrower or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(aa) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in anticipation of such Unrestricted Subsidiary becoming or being redesignated as a Restricted Subsidiary;

(bb) payments by the Borrower and any Parent Company and their respective subsidiaries pursuant to tax sharing agreements among the Borrower and any Parent Company and their respective subsidiaries on customary terms; provided that such payments shall not exceed the excess (if any) of the amount of taxes that the Borrower and their respective subsidiaries would have paid on a stand-alone basis over the amount of such taxes actually paid by the Borrower and their respective subsidiaries directly to Governmental Authorities;

(cc) payments to and from, and transactions with, any joint ventures or Unrestricted Subsidiary entered into in the ordinary course of business, consistent with past practice or consistent with industry norm (including, without limitation, any cash management activities related thereto); and

(dd) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Borrower and its subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement

Section 6.10 Amendments of or Waivers with Respect to Junior Indebtedness. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Junior Indebtedness (or the documentation governing any Junior Indebtedness) (a) if the effect of such amendment or modification, together with all other amendments or modifications made thereto, taken as a whole, is materially adverse to the interests of the Lenders (in their capacities as such) or (b) to add any financial maintenance covenant unless the Borrower has provided written notice thereof to the Administrative Agent and has offered to make (and, at the request of the Administrative Agent, has made) a corresponding addition for the benefit of all Classes of Loans remaining outstanding (subject to customary “cushions” in favor of the Loans); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit the Incurrence of any Refinancing Indebtedness or any other replacement or refinancing of any Junior Indebtedness, in each case, that is permitted under the Loan Documents in respect thereof.

Section 6.11 Permitted Activities of Holdings. Holdings shall not:

(a) Incur any third party Indebtedness for borrowed money other than Guarantees of Indebtedness or other obligations of the Borrower and/or any Restricted Subsidiary, which Indebtedness or other obligations are otherwise permitted or not prohibited hereunder;

(b) create any Lien on any asset now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents and to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Liens on the Collateral that are secured on an equal priority (but without regard to control of remedies) or junior priority basis with the Liens on the Collateral securing the Secured Obligations, so long as such Liens secure Guarantees permitted under clause (a) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02 (other than in respect of indebtedness for borrowed money);

(c) consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, subject to Sections 6.11(a) and (b) and so long as no Change of Control would result therefrom, (A) Holdings may consolidate or amalgamate with, or merge with or into, any other Person so long as such consolidation, amalgamation or merger does not result in Holdings becoming a subsidiary of the Borrower and (i) Holdings is the continuing or surviving Person or (ii) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings (w) the successor Person (such successor Person, “Successor Holdings”) expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent, (x) Successor Holdings shall be an entity organized or existing under the laws of the US, any state thereof or the District of Columbia, (y) the Administrative Agent shall have a security interest in the Collateral for the benefit of the Secured Parties pursuant to the Collateral Documents that is perfected to at least the same extent as in effect immediately prior to such merger, consolidation or amalgamation and all actions reasonably requested by the Administrative Agent to maintain such perfected status have been or will promptly be taken (subject to the terms of the applicable Loan Documents), and (z) the Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clause (w) of this clause (A)(ii) and (B) Holdings may otherwise convey, sell or otherwise transfer all or substantially all of its assets to any other Person organized or existing under the laws of the US, any state thereof or the District of Columbia (other than any subsidiary of the Borrower) so long as (y) the Person acquiring such assets expressly assumes all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (z) the Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clause (y) set forth in this clause

(B); provided, further, that (1) if the conditions set forth in the preceding proviso are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and (2) it is understood and agreed that Holdings may convert into another form of entity organized or existing under the laws of the US, any state thereof or the District of Columbia so long as such conversion does not adversely affect the value of the Guarantees under the Loan Guaranty or the Collateral.

Section 6.12 Financial Covenant.

(a) First Lien Leverage Ratio. If, on the last day of any Test Period, the Revolving Facility Test Condition is then applicable (it being understood and agreed that this Section 6.12(a) shall not apply until the last day of the Test Period ending June 30, 2022), the Borrower shall not permit the First Lien Leverage Ratio to be greater than 5.00:1.00 as of the last day of such Test Period.

(b) Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article VII), upon (or in anticipation of) the Borrower’s failure to comply with Section 6.12(a) for any Fiscal Quarter, Holdings shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 10 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue common Equity Interests or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) for Cash or otherwise receive Cash contributions in respect of common Equity Interests which Cash shall subsequently be contributed to the Borrower (the “Cure Amount”), and thereupon the Borrower’s compliance with Section 6.12(a) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Adjusted EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”) solely for the purpose of determining compliance with Section 6.12(a) as of the end of such Fiscal Quarter and for the following three Fiscal Quarters to occur. If, after giving effect to the foregoing recalculation, the requirements of Section 6.12(a) would be satisfied, then the requirements of Section 6.12(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of Section 6.12(a) that had occurred (or would have occurred) shall be deemed cured for all purposes under this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (which may be, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of causing compliance with Section 6.12(a), (iv) upon the Administrative Agent’s receipt of a written notice from the Borrower that the Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day following the date on which financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Revolving Credit Commitments, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents solely on the basis of the relevant failure to comply with Section 6.12(a), (v) there shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.12(a) for the Fiscal Quarter in respect of which the Cure Right was exercised, except to the extent that such Cure Amount is actually applied to prepay Term Loans, (vi) during any Test Period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, the pro forma adjustment to Consolidated Adjusted EBITDA arising therefrom shall be disregarded for purposes of determining (x) whether any financial ratio-based condition to the availability of any carve-out set forth in Article VI of this Agreement has been satisfied or the size of any basket with respect to the covenants set forth in this Agreement or (y) the Required Excess Cash Flow Percentage,

Applicable Rate or the Commitment Fee Rate, (vii) no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit from and after such time as the Administrative Agent has received the Notice of Intent to Cure unless and until the Cure Amount is actually received and (viii) the proceeds of any Cure Amount made during the Fiscal Quarter in respect of which the Cure Right was exercised shall not have previously been applied in reliance on the Available Amount or as an Available Excluded Contribution Amount.

Article VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) occurs:

(a) Failure To Make Payments When Due. Failure by any Loan Party to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) any interest on any Loan within five Business Days after the date due; or (iii) any fee or any other amount due hereunder within 10 Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure by Holdings, the Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) failure by Holdings, the Borrower or any of its Restricted Subsidiaries to comply with any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, (x) with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement and (y) secured Indebtedness that becomes due solely as a result of the sale, transfer or other Disposition of the property or assets securing such Indebtedness if the sale, transfer or other Disposition is not prohibited hereunder), in each case beyond the grace period, if any, provided therefor, if the effect of such failure is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that the foregoing shall apply only to the extent any failure described under clauses (i) or (ii) above is continuing, is unremedied or has not been waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article VII; provided, further that this clause (b) shall not apply to Non-Recourse Debt of the Borrower or any of its Restricted Subsidiaries (except to the extent that the Borrower or any of its Restricted Subsidiaries that are not parties to such Non-Recourse Debt are directly liable for such Indebtedness (including pursuant to a Guarantee, but excluding any Performance Guaranty), which individually or in the aggregate, exceeds the Threshold Amount); or

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e), Section 5.02 (as it applies to the preservation of the existence of the Borrower) or Article VI; provided that, notwithstanding this clause (c), no breach or failure to comply with the terms of Section 6.12(a) will constitute an Event of Default with respect to any Term Loan unless and until the Required Revolving Lenders have accelerated the Revolving Loans, terminated the commitments under the Revolving Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility; it being understood and agreed that (i) any breach or failure to comply with the terms of Section 6.12(a) is subject to cure as provided therein, and (ii) until the 10th Business Day after the day on which financial statements are required to be delivered under Section 5.01(a) or (b), as applicable, for any Fiscal Quarter or Fiscal Year in which the Borrower fails to comply with the terms of Section 6.12(a), if a Cure Right is then available, no Event of Default may arise under Section 6.12(a) until the 10th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter or Fiscal Year under Section 5.01(a) or (b), as applicable, and then only to the extent the Cure Amount has not been received on or prior to such date; provided, that no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit during such 10-Business Day period unless and until a Cure Amount in respect of the relevant breach is actually received; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document (including, for the avoidance of doubt, any Perfection Certificate) or in any certificate required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect as of the date made or deemed made and such incorrect representation or warranty, if curable (including by a restatement of any relevant financial statements), shall remain incorrect for a period of 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; provided that, for the avoidance of doubt, that this Section 7.01(d) shall be limited on the Closing Date to the Specified Representations and the Specified Acquisition Agreement Representations; or

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article VII, which default has not been remedied or waived within 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, the Borrower or any Significant Subsidiary in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, provincial, territorial, state or local Requirement of Law; or (ii) the commencement of an involuntary case against Holdings, the Borrower or any Significant Subsidiary under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian, monitor or other officer having similar powers over Holdings, the Borrower or any Significant Subsidiary, or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, the Borrower or any Significant Subsidiary for all or a substantial part of its property, in any such case which remains undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against Holdings, the Borrower or any Significant Subsidiary of an order for relief, the commencement by Holdings, the Borrower or any Significant Subsidiary of a voluntary case under any Debtor Relief Law, or the consent by Holdings, the Borrower or any Significant Subsidiary to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by Holdings the Borrower or any Significant Subsidiary to the appointment of or taking possession by a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian, monitor or other like official for or in respect of itself or all or a substantial part of its property; or (ii) the making by Holdings, the Borrower or any Significant Subsidiary of a general assignment for the benefit of creditors; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process enforceable against Holdings, the Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not (i) adequately covered by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage or (ii) otherwise indemnified by a creditworthy indemnitor), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events or there is or arises an Unfunded Pension Liability (taking into account only Pension Plans with positive Unfunded Pension Liability), which individually or in the aggregate result in liability of Holdings, the Borrower or any of its Restricted Subsidiaries in an aggregate amount which (after giving effect to any related escrow or indemnification or similar arrangement that is reasonably expected to be available to the Borrower and its Restricted Subsidiaries) would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Guarantee under the Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or is declared to be null and void by the Borrower or any Loan Guarantor or any Loan Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared null and void by any Loan Party or any Lien on Collateral created under any Collateral Document ceases to be valid and perfected with the priority required by the Collateral Documents with respect to a material portion of the Collateral (other than solely by reason of (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC (or equivalent) continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or (iii) any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guaranty) or denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or discharge in accordance with its terms), including with respect to future advances by the Lenders, under any Loan Document to which it is a party;

then, and in every such event (other than (x) an event with respect to the Borrower described in clause (f) or (g) of this Article VII or (y) any Event of Default arising from a failure to comply with Section 6.12(a)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon such Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower deposit in one or more LC Collateral Accounts an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant LC Obligations) to Cash collateralize the then outstanding LC Exposure with respect to the Borrower (minus the amount then on deposit in the LC Collateral Accounts); provided that

(A) upon the occurrence of an event with respect to the Borrower described in clause (f) or (g) of this Article VII, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to Cash collateralize the outstanding LC Obligations as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default arising from a failure to comply with Section 6.12(a), (X) upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Borrower, (1) terminate the Revolving Credit Commitments, and thereupon such Revolving Credit Commitments shall terminate immediately, (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (3) require that the Borrower deposit in one or more LC Collateral Accounts an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant LC Obligations) to Cash collateralize the then outstanding LC Exposure with respect to the Borrower (minus the amount then on deposit in the LC Collateral Accounts) and (Y) at any time after the Required Revolving Lenders have terminated the commitments under the Revolving Facility and declared the Revolving Loans then outstanding to be due and payable, in each case in accordance with the foregoing clause (B)(X), the Administrative Agent may, and at the written request of the Required Lenders shall, by notice to the Borrower, declare the Loans of the Borrower then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC or equivalent Requirement of Law, as applicable.

Article VIII

THE ADMINISTRATIVE AGENT

Section 8.01 General. Each of the Lenders and the Issuing Banks hereby appoints (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation or Designated Secured Commodity Hedge Agreement Obligations and/or by entering into documentation with respect to any Banking Services Obligation or Permitted Letter of Credit Obligations, each of the other Secured Parties hereby appoints and shall be deemed to appoint) Barclays (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf hereunder and under any other Loan Document, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duty, regardless of whether any Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers (1) that are expressly contemplated hereby or by the other Loan Documents and (2) that the Administrative Agent is required to exercise as directed in writing by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, and (c) except as expressly set forth herein or in any other Loan Document, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with this Agreement or any other Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in this Agreement or any other Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to this Agreement or any other Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in this Agreement or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vii) any property, book or record of any Loan Party or any Affiliate thereof or (viii) compliance by Affiliated Lenders with any term hereof relating to Affiliated Lenders.

Each party hereto hereby agrees that neither the Administrative Agent nor the Sustainability Structuring Agents shall have any responsibility for (or liability in respect of) auditing or otherwise evaluating any calculation by the Borrower of any Sustainability Adjustment Amount (or any of the data or computations that are part of or related to any such calculation) set forth in the Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).

Each Lender and each Issuing Bank also acknowledges and agrees that none of the Administrative Agent, any Arranger or any Sustainability Structuring Agent acting in such capacities have made any assurances as to (i) whether the Initial Term Facility meets such Lender’s or Issuing Bank’s criteria or expectations with regard to environmental impact and sustainability performance, (ii) whether any characteristics of the Initial Term Facility, including the characteristics of the relevant key performance indicators to which the Borrower will link a potential margin step-up, including their environmental and sustainability criteria, meet any industry standards for sustainability-linked credit facilities and (b) each Lender and Issuing Bank has performed its own independent investigation and analysis of the Initial Term Facility and whether the Initial Term Facility meets its own criteria or expectations with regard to environmental impact and/or sustainability performance.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable Requirements of Law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law or any other similar Disposition of Collateral (an “Insolvency Disposition”). Notwithstanding the foregoing, any Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code or any other applicable Debtor Relief Law.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Administrative Agent and each Secured Party agree that (i) no Secured Party (other than the Administrative Agent, the Collateral Agent and any of their appointed sub-agents, in each case on behalf of the Secured Parties) shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood and agreed that all powers, rights and remedies in respect thereof may be exercised solely by the Administrative Agent, the Collateral Agent and any of their appointed sub-agents on behalf of the Secured Parties in accordance with the terms hereof, and (ii) in the event of a foreclosure by the Administrative Agent, the Collateral Agent or any of their appointed sub-agents on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to an Insolvency Disposition), (A) the Administrative Agent, the Collateral Agent or any of their appointed sub-agents, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent, the Collateral Agent or such sub-agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation, Banking Services Obligation, Designated Secured Commodity Hedge Agreement Obligations or Permitted Letter of Credit Obligation in its respective capacity as such shall have any rights in connection with the management or release of any guarantees or Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders and Issuing Bank hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation or Designated Secured Commodity Hedge Agreement Obligations (subject, in the case of a Designated Commodity Hedge Counterparty party to a Designated Secured Commodity Hedge Agreement, to the terms of the Equal Priority Intercreditor Agreement to which it is a party) and/or by entering into documentation with respect to any Banking Services Obligation or Permitted Letter of Credit Obligations, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable Requirements of Law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clause (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clause (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to any contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clause (b), (c) or (d) of the third preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such Acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not Incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not Incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving ten days’ written notice to the Lenders, the Issuing Banks and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, in either case, other than as a result of a good faith dispute over whether a Loan, Letter of Credit or participation in a Letter of Credit is required to be made or funded under clause (a), (b) or (c) of the definition of “Defaulting Lender”, either the Required Lenders or the Borrower may, upon ten days’ written notice, remove the Administrative Agent. Upon receipt of any such written notice of resignation or delivery of any such written notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the US having combined capital and surplus in excess of $1,000,000,000; provided that during the existence of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Section 7.01(f) or (g), no consent of the Borrower shall be required. If no successor has been appointed as provided above and has accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under any other Loan Document (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Liens on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the

Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article VIII. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring (or retired) or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof) and under each other Loan Document. The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution may be appointed as a successor Administrative Agent.

Notwithstanding anything to the contrary contained herein, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement related to Disqualified Institutions or Disqualified Persons.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arrangers and the Sustainability Structuring Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement in their respective capacities as such.

Each Secured Party irrevocably authorizes and instructs the Collateral Agent to, and the Collateral Agent shall upon reasonable request of the Borrower:

(a) subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is created, Incurred or assumed pursuant to Sections 6.02(c), 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(i), 6.02(j), 6.02(l), 6.02(m) (with respect to any assets subject to such Sale and Lease-Back Transaction), 6.02(n), 6.02(o) (other than any Lien on the Equity Interests of any Subsidiary Guarantor), 6.02(p), 6.02(r), 6.02(u) (to the extent the relevant Lien is of the type to which the Lien of the Collateral Agent is otherwise required or, if requested by the Borrower, permitted to be subordinated under this clause (a) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (a)), 6.02(w), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc),

6.02(dd) (in the case of clause (ii), to the extent the relevant Lien covers cash collateral posted to secure the relevant obligation), 6.02(ee), 6.02(ff), 6.02(gg), 6.02(hh) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)), 6.02(ii), 6.02(jj), 6.02(kk), and/or 6.02(oo), provided that the subordination of any Lien on any property granted to or held by the Collateral Agent shall only be required to the extent that the Lien of the Collateral Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien;

(b) enter into subordination, intercreditor and/or similar agreements contemplated hereunder with respect to Indebtedness permitted to be Incurred under this Agreement (including any Acceptable Intercreditor Agreement and/or any amendment thereof) that is (i) required or, if requested by the Borrower, permitted to be subordinated to the Obligations hereunder, (ii) secured by Permitted Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust agreement or similar agreement and/or (iii) contemplates the entry into collateral allocation and/or loss sharing arrangements; and

(c) release any Lien on any property granted to or held by the Collateral Agent under any Loan Document if approved, authorized or ratified by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02).

Upon the request of the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release, share or subordinate its interest in particular types or items of property, or to release (or provide evidence of release of) any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article VIII and Section 9.13. In each case specified in this Article VIII and Section 9.13, the Collateral Agent will (and each Lender, and each Issuing Bank hereby authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate and/or share its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article VIII and Section 9.13; provided, that upon the request of the Collateral Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

The Administrative Agent is authorized to enter into any Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust, collateral allocation, loss sharing or similar agreement contemplated hereby with respect to any Indebtedness (i) that is required or permitted to be subordinated hereunder and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination or collateral trust or similar agreement (any such other intercreditor, subordination or collateral trust or similar agreement, an “Additional Agreement”), and the Secured Parties party hereto acknowledge that each Acceptable Intercreditor Agreement and each other Additional Agreement is binding upon them. Each Secured Party party hereto hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of any Acceptable Intercreditor Agreement or any Additional Agreement and (b) authorizes and instructs the Administrative Agent to enter into any Acceptable Intercreditor Agreement and/or any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Acceptable Intercreditor Agreement and/or any Additional Agreement. Without limiting the foregoing, the Administrative Agent is authorized to enter into an Equal Priority Intercreditor Agreement with a Designated Commodity Hedge Counterparty.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower or any of its Restricted Subsidiaries in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders and as if all tranches of Loans and Commitments were combined into one Class) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or Incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equal to any applicable withholding Tax. If the IRS or any other governmental authority asserts a claim that the Administrative Agent did not properly withhold Tax from any amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent fully, within 10 days after demand therefor, for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) Incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the Administrative Agent under this paragraph. For the avoidance of doubt, the term “Lender” shall, for purposes of this paragraph, include any Issuing Bank.

Any supplement to this agreement effecting any subsidiary of the Borrower becoming an Additional Borrower may include “parallel debt” provisions or similar customary provisions for credit facilities of borrowers organized in the jurisdiction of organization of such Additional Borrower.

Section 8.02 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant (A) as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender and (B) as to which the Borrower has provided its written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Borrower shall be deemed to have consented to such representation, warranty or covenant unless it has objected thereto by written notice to the Administrative Agent, which notice shall specify the prohibited transaction exemption that the Administrative Agent and such Lender have agreed that such Lender will be relying on, within three Business Days after receipt of written notice thereof.

(b) In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.03 Erroneous Payments.

(a) Each Lender and each L/C Issuer (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender or L/C Issuer (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Section shall be conclusive, absent manifest error.

(b) Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c) Any Payment required to be returned by a Payment Recipient under this Section shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount under the Loan Documents and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such erroneous Payment.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party nor any of their respective Affiliates (other than such Affiliates that are Affiliated Lenders or Debt Fund Affiliates, in each case, that are Payment Recipients) shall have any obligations or liabilities directly or indirectly arising out of this Section 8.03 in respect of any erroneous Payment).

Article IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)	if to any Loan Party, to such Loan Party in the care of the Borrower at:

Covanta Holding Corporation

445 South Street

Morristown, NJ 07960

Attention: James E. Reilly

Fax: (862) 345-5020

Email: jreilly@covanta.com

with a copy (which shall not constitute notice) to:

EQT Partners, Inc.,

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

Attention: Juan Diego Vargas

Email: jd.vargas@eqtpartners.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY10022

Attention: Ashley Gregory

Email: gregorya@kirkland.com

(ii)	if to the Administrative Agent:

Barclays Bank PLC

400 Jefferson Park

New Jersey, Whippany 07981

Attention: Jennifer Lim

Telephone: (201) 499-4547

Email: 12145455230@tls.ldsprod.com / jennifer.lim@barclays.com

(iii)	if to the Collateral Agent:

Barclays Bank PLC

745 Seventh Ave

New York, NY 10019

Attention: May Huang

Telephone: (212) 526-0787

Email: may.huang@barclays.com / ltmny@barclays.com

(iv)	if to Barclays Bank PLC, as Issuing Bank:

Barclays Bank PLC

745 Seventh Ave

New York, NY 10019

Attention: Letter of Credit Department and BDM LC Support Team

Telephone: (212) 320-7534

Email: XraLetterofCredit@barclays.com / xraBDMLCSUPPORT@barclays.com

(v) if to any other Issuing Bank, such address as may be specified in the documentation pursuant to which such Issuing Bank is appointed in its capacity as such.

(vi) if to any Lender, to it at its address or facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, each Issuing Bank and each Lender.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and each Issuing Bank materials and/or information provided by, or on behalf of, Holdings or the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Syndtrack or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that only wish to receive information and documentation that (x) is of a type that would be publicly available if Holdings and its subsidiaries were public reporting companies, (y) is not material with respect to Holdings, its subsidiaries and/or their respective securities for purposes of U.S. Federal securities laws or (z) is publicly available (collectively, “Public Lender Information”) (each, a “Public Lender”)). Each of Holdings and the Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and, if such identification is made, (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 9.13), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (it being understood that Holdings and the Borrower shall not be under any obligation to mark any particular Borrower Materials “PUBLIC”). Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains Private Lender Information (provided that the Borrower has been notified of the proposed distribution within a reasonable time period prior thereto): (1) the Loan Documents, (2) any notification of changes in the terms of the Credit Facilities and (3) all information delivered pursuant to Section 5.01 (other than information delivered pursuant to Section 5.01(g) or (k)). “Private Lender Information” means any information that is not Public Lender Information. Unless expressly identified as Public Lender Information, the Administrative Agent, the Arrangers and the Sustainability Structuring Agents agree not to make any such Borrower Materials available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to information, documents and other materials that Holdings or the Borrower is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”) that are not made available through the “Public Side Information” portion of the Platform and that may contain Private Lender Information.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A), (B), (C), (D) and (E) of this Section 9.02(b) and Sections 9.02(c) and (d) below, and except as otherwise expressly set forth in this Agreement, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders or any other group of Lenders) shall be required for any waiver, amendment or modification that:

(1) increases the Commitment of such Lender; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduces the principal amount of any Loan owed to such Lender or reduces any amount due to such Lender on any Loan Installment Date; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Loans or other amounts shall constitute a reduction in the principal amount or any other amount due to any Lender;

(3) (x) extends the scheduled final maturity of any Loan or (y) postpones any date when scheduled payments or repayments of principal of any Loan are required to be made or postpones any Interest Payment Date with respect to any Loan held by such Lender or postpones the date of any payment of any fee or premium payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Loans shall constitute such an extension or postponement;

(4) reduces the rate of interest (other than to waive any Default or Event of Default, any requirement of Section 2.22(a)(v) or any obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.13(d), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender; it being understood that (x) no change in the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest, fee or premium due hereunder (including any component definition thereof) or (y) the definitions of Sustainability Metric, Sustainability Performance Targets, Sustainably Processed Waste, Sustainably Processed Waste Applicable Rate Adjustment Amount, Sustainably Processed Waste Target, Sustainability Rate Adjustment, Waste Recycled or Reused, Waste Recycled/Reused Applicable Rate Adjustment Amount, Waste/Recycled Reused Target or any other metric or measurement used in the calculation of Sections 2.13(g) or (h) or in the calculation of any other interest, fee or premium due hereunder (including any component definition thereof) shall, in any such cases, constitute a reduction in any rate of interest or fee hereunder;

(5) extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; or

(6) waives, amends or modifies the provisions of (x) Section 2.18(c) in a manner that alters the requirement for Lenders to purchase participations due to receipt of payments in respect of principal and interest or (y) Section 2.18(b), in each case in a manner that alters the pro rata sharing of payments or the order in which payments are applied to repay the Secured Obligations, in each case except in connection with any transaction permitted under Sections 2.21, 2.22, 2.23, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02;

(B) no such agreement shall:

(1) change (x) any of the provisions of Section 9.02(a) or Section 9.02(b) or reduce the percentage set forth in the definition of “Required Lenders” required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender, or (y) reduce the percentage set forth in the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article VIII), without the prior written consent of each Lender; or

(3) release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article VIII), without the prior written consent of each Lender;

(C) solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may (x) waive, amend or modify Section 6.12 (or the definition of “First Lien Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.12) (other than, in the case of Section 6.12(a), for purposes of determining compliance with such Section as a condition to taking any action under this Agreement), (y) waive, amend or modify any condition precedent set forth in Section 4.02 as it pertains to any Revolving Loan or Letter of Credit and/or (z) waive any Default or Event of Default resulting from any failure to satisfy any condition precedent set forth in Section 4.02 as it pertains to any Revolving Loan or Letter of Credit;

(D) solely with the consent of each Issuing Bank and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit; and

(E) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

(c) Notwithstanding the foregoing, this Agreement may be amended:

(i) with the written consent of the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the Refinancing of all or any portion of the outstanding Term Loans under any Class (any such loans being Refinanced, the “Replaced Term Loans”) or all or any portion of the outstanding Revolving Loans under any Revolving Facility (any such loans being Refinanced, the “Replaced Revolving Loans”) (it being understood that Revolving Credit Commitments in an amount equal to the aggregate principal amount of any such Replaced Revolving Loans shall be canceled and terminated upon the funding thereof) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A) the aggregate principal amount (or accreted value, if applicable) of any Class of Replacement Term Loans shall not exceed the aggregate principal amount (or accreted value, if applicable) of the relevant Replaced Term Loans or Replaced Revolving Loans (plus (1) any additional amount permitted to be Incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 and plus (2) the amount of accrued interest and premium thereon, underwriting discounts and other amounts paid and fees (including upfront fees, closing payments, original issue discount, initial yield payments and similar fees), commissions and expenses associated therewith),

(B) except with respect to customary prepayment terms in connection with customary escrow arrangements, any Class of Replacement Term Loans must have (1) a final maturity date that is no earlier than the earlier of (x) the final maturity date of the applicable Replaced Term Loans or Replaced Revolving Loans and (y) the Latest Maturity Date in effect immediately after the Incurrence of such Replacement Term Loans and (2) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the applicable Replaced Term Loans at the time of the relevant Refinancing; provided that Replacement Term Loans (I) constituting Customary Bridge Loans, (II) Incurred in the form of “term A loans” (as determined by the Borrower in good faith) provided by bona fide banks, (III) Incurred in connection with other Indebtedness the primary purposes of which is to finance a Permitted Acquisition, Investment or other similar transaction and/or (IV) at the option of the Borrower, in an aggregate principal amount up to the available Maturity/Weighted Average Life Excluded Amount, in each case may be Incurred without regard to this clause (B),

(C) any Class of Replacement Term Loans may be equal or junior in right of payment to any then-existing Class of Term Loans, and any Class of Replacement Term Loans may be secured by Liens on the Collateral and such Liens shall rank equal in priority with (but without regard to control of remedies) or junior in priority to the Liens on the Collateral securing any then-existing Class of Term Loans or may be unsecured; provided that (x) any Class of Replacement Term Loans that is pari passu with any then-existing Class of Term Loan shall be subject to an Equal Priority Intercreditor Agreement and (y) any Class of Replacement Term Loans that is secured by Liens on the Collateral that are junior in priority to the Liens on the Collateral securing any then-existing Class of Term Loans shall be subject to a Junior Priority Intercreditor Agreement,

(D) any Class of Replacement Term Loans that is secured may not be secured by any asset other than the Collateral,

(E) any Class of Replacement Term Loans that is guaranteed may not be guaranteed by any Person that is not a Loan Party,

(F) any Class of Replacement Term Loans that is equal in priority with the Initial Term Loans in right of payment and security may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory prepayment in respect of the Initial Term Loans (and any Additional Term Loans then subject to ratable repayment requirements), in each case as agreed by the Borrower and the Lenders providing the relevant Class of Replacement Term Loans; provided that any mandatory prepayments of any Class of Replacement Term Loans under Section 2.11(b)(iii) arising by virtue of a Refinancing of all or a portion of such Class may be on a greater than pro rata basis,

(G) any Class of Replacement Term Loans shall have a maturity date (subject to clause (B)), an amortization schedule (subject to clause (B)), and interest rates (including through fixed interest rates), pricing, interest margins, rate floors, MFN terms, upfront fees, funding discounts, original issue discounts, currency types and denominations and prepayment terms, MFN terms and premiums as determined by the Borrower and the Lenders providing such Class of Replacement Term Loans, and

(H) except as otherwise permitted in this Section 9.02(c)(i) (including with respect to maturity, amortization, pricing, currency types and denominations, interest rate margins, rate floors, MFN terms, discounts, premiums, fees and prepayment or redemption terms and provisions, in each case, which shall each be determined by the Borrower and the Lenders providing such Class of Replacement Term Loans), the terms of any Class of Replacement Term Loans (other than any terms which are applicable only after the Latest Term Loan Maturity Date) must, at the option of the Borrower, either (x) reflect market terms and conditions (taken as a whole) at the time of Incurrence of such Class of Replacement Term Loans (as determined by the Borrower in good faith), (y) be not materially more restrictive on the Borrower and its Restricted Subsidiaries (when taken as a whole) than those applicable to any then-existing Term Loans (when taken as a whole) or (z) be otherwise reasonably acceptable to the Administrative Agent (it being understood that to the extent that any financial maintenance covenant or other term is added for the benefit of any such Class of Replacement Term Loans, the terms and conditions of such Class of Replacement Term Loans will be deemed not to be more restrictive than the terms and conditions applicable to any then-existing Term Loans if such financial maintenance covenant or other term is also added for the benefit of all Classes of Loans remaining outstanding);

(ii) with the written consent of the Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the Refinancing of all or any portion of any Revolving Credit Commitment of any Class (any such Revolving Credit Commitment being Refinanced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate maximum amount of commitments in respect of any Replacement Revolving Facility shall not exceed the aggregate maximum amount of commitments in respect of the relevant Replaced Revolving Facility (plus (1) any additional amount permitted to be Incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 and plus (2) the amount of accrued interest and premium thereon and fees (including upfront fees, closing payments, original issue discount, initial yield payments and similar fees), commissions and expenses associated therewith),

(B) no Replacement Revolving Facility may have a final maturity date (or require mandatory commitment reductions) prior to the earlier of (x) the final maturity date of the applicable Replaced Revolving Facility and (y) the Latest Revolving Credit Maturity Date in effect immediately prior to the effectiveness of such Replacement Revolving Facility,

(C) any Replacement Revolving Facility may be equal or junior in right of payment to any then-existing Revolving Credit Commitment, and any Replacement Revolving Facility may be secured by Liens on the Collateral and such Liens shall rank equal in priority with (but without regard to control of remedies) or junior in priority to the Liens on the Collateral securing any then-existing Revolving Credit Commitment or may be unsecured; provided that (x) any Replacement Revolving Facility that is pari passu with or junior to the Revolving Credit Commitment shall be subject to an Equal Priority Intercreditor Agreement and (y) any Replacement Revolving Facility that is secured by Liens on the Collateral that are junior in priority to the Liens on the Collateral securing any then-existing Revolving Credit Commitment shall be subject to a Junior Priority Intercreditor Agreement,

(D) any Replacement Revolving Facility that is secured may not be secured by any assets other than the Collateral,

(E) any Replacement Revolving Facility that is guaranteed may not be guaranteed by any Person that is not a Loan Party,

(F) any Replacement Revolving Facility shall have prepayment terms as determined by the Borrower and the Lenders providing such Replacement Revolving Facility,

(G) any Replacement Revolving Facility shall have a maturity date (subject to clause (B)) and interest rates (including through fixed interest rates), pricing, interest margins, rate floors, MFN terms, upfront fees, funding discounts, currency types and denominations and prepayment terms and premiums as determined by the Borrower and the Lenders providing such Replacement Revolving Facility,

(H) except as otherwise permitted in this Section 9.02(c)(ii) (including with respect to maturity, pricing, currency types and denominations, interest rate margins, rate floors, MFN terms, discounts, premiums, fees and prepayment terms and provisions, in each case, which shall each be determined by the Borrower and the Lenders providing such Replacement Revolving Facility), the terms of any Replacement Revolving Facility (other than any terms which are applicable only after the Latest Revolving Credit Maturity Date) must, at the option of the Borrower, either (x) reflect market terms and conditions (taken as a whole) at the time of Incurrence of such Replacement Revolving Facility (as determined by the Borrower in good faith), (y) be not materially more restrictive on the Borrower and its Restricted Subsidiaries (when taken as a whole) than those applicable to any then-existing Revolving Facility (when taken as a whole) or (z) be otherwise reasonably acceptable to the Administrative Agent (it being understood that to the extent that any financial maintenance covenant or other term is added for the benefit of any such Replacement Revolving Facility, the terms and conditions of such Replacement Revolving Facility will be deemed not to be more restrictive than the terms and conditions applicable to any then-existing Revolving Facility if such financial maintenance covenant or other term is also added for the benefit of all Classes of Loans remaining outstanding), and

(I) the commitments in respect of the relevant Replaced Revolving Facility shall be terminated, and all loans outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case on the date any Replacement Revolving Facility is implemented;

provided, further, that, in respect of each of subclauses (i) and (ii) of this clause (c), any Non-Debt Fund Affiliate and Debt Fund Affiliate shall (x) be permitted without the consent of the Administrative Agent to provide any Class of Replacement Term Loans, it being understood that in connection therewith, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Person under Section 9.05 and (y) any Debt Fund Affiliate (but not any Non-Debt Fund Affiliate) may provide any Replacement Revolving Facility.

Each party hereto hereby agrees that this Agreement may be amended by the Borrower, the Administrative Agent and the lenders providing the relevant Class of Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Class of Replacement Term Loans or Replacement Revolving Facility, as applicable, Incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Class of Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Class of Replacement Term Loans or Replacement Revolving Facility.

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and the Administrative Agent may, without the input or consent of any Lender, (x) amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or upon the advice of counsel, (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents or (C) give effect to the appointment of an Additional Borrower in accordance with the terms of this Agreement, and any appointment of a Borrower representative for all Borrowers and (y) amend, supplement or modify any intercreditor agreement or collateral security agreement and/or related document (if any) in connection with the designation of a Designated Secured Commodity Hedge Agreement after the Closing Date,

(ii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to (1) effect the provisions of Sections 2.22, 2.23, 5.12, 5.15 and/or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (2) to add terms (including, without limitation, representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder, that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent,

(iii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect, error, mistake or inconsistency (including, without limitation, amendments, supplements or waivers to any of the Collateral Documents, guarantees, intercreditor agreements or related documents executed by any Loan Party or any other subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Collateral Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents), so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment,

(iv) the Administrative Agent and the Borrower may enter into any Acceptable Intercreditor Agreement and amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement as provided therein,

(v) the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Commitments or Incurrences of Additional Loans pursuant to Sections 2.22, 2.23 and/or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans,

(vi) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b) and except that the Commitment and any Additional Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be disregarded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)),

(vii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, and

(viii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by the Borrower, the Administrative Agent and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(e) Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (alone or together with its Affiliates (but subject to clause (vi) below) (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Lender as of the Closing Date)) that, as a result of its (or its Affiliates’ (but subject to clause (vi) below)) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination:

(i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars,

(ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination,

(iii) derivative contracts in respect of an index that includes any Loan Party or any instrument issued or guaranteed by any of the Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Loan Parties and any instrument issued or guaranteed by any of the Loan Parties, collectively, shall represent less than 5% of the components of such index,

(iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions,

(v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender or its Affiliates protection in respect of the Loans or the Commitments, or as to the credit quality of any Loan Party other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Loan Parties and any instrument issued or guaranteed by any of the Loan Parties, collectively, shall represent less than 5% of the components of such index, and

(vi) in connection with any such amendment, waiver, action or direction each Lender shall either (A) reasonably inquire as to whether its Ethically Screened Affiliates have any interest in the Loans and/or Commitments and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract, and such Ethically Screened Affiliates’ interests therein shall only be included in determining whether such Lender (alone or together with its Affiliates) is a Net Short Lender to the extent determined from such reasonable inquiry or (B) provide a certification or deemed certification to the Administrative Agent and the Borrower that such Lender is not coordinating or acting in concert with any of its Affiliates (other than any Affiliates designated in writing by such Lender whose interests in the Loans and/or Commitments and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall be included in determining whether such Lender is a Net Short Lender (each, a “Designated Affiliate”)) with respect to its interest in the Loans and/or Commitments and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract, in which case the interests of the Affiliates (other than any Designated Affiliates) of such Lender in the Loans and/or Commitments and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall not be included in determining whether such Lender is a Net Short Lender.

In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Administrative Agent shall be entitled to conclusively rely on each such representation and deemed representation and shall have no duty to (x) inquire as to or investigate the accuracy of any such representation or deemed representation, (y) verify any statements in any officer’s certificates delivered to it or (z) otherwise make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions).

(f) Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender party hereto from time to time that has entered into a participation or other fronting or similar economic arrangement with the Sponsor or any of its Affiliates (collectively, the “Specified Parties”) with respect to any Term Loans held by it or Commitments with respect thereto (collectively, the “Specified Loans”) may elect to allocate the Specified Loans as having consented (or not consented) to any such waivers, amendments or other actions or determinations in a manner that is different from the consent (or lack thereof) by such Specified Parties in respect of its remaining Term Loans.

Section 9.03 Expenses; Indemnity.

(a) The Borrower shall pay (i) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses Incurred by each Arranger, each Sustainability Structuring Agent, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented fees, disbursements and other charges of that certain firm of counsel to the Administrative Agent, the Arrangers and the Sustainability Structuring Agents that was identified as such in the definitive commitment letter for the initial Credit Facilities hereunder and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons (which may include a single firm of local counsel acting in multiple jurisdictions) and such other counsel retained with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed)), in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower and except as otherwise provided in a separate writing between the Borrower, the relevant Arranger, the relevant Sustainability Structuring Agent and/or the Administrative Agent) and (ii) all reasonable and documented out-of-pocket expenses Incurred by the Administrative Agent, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented fees, disbursements and other charges of one firm of counsel and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole (which may include a single firm of local counsel acting in multiple jurisdictions) and such other counsel retained with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed)) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with reasonably detailed backup documentation supporting the relevant reimbursement request.

(b) The Borrower shall indemnify each Arranger, each Sustainability Structuring Agent, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel and, if necessary, of one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel to each similarly situated group of affected Persons, taken as a whole, and, if reasonably necessary, one additional local counsel to each similarly situated group of affected Persons, taken as a whole, in each relevant jurisdiction) Incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any claim, litigation, investigation or proceeding (including any inquiry or investigation of the foregoing), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates) relating to (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use or the proposed use of the proceeds of the Loans or any Letter of Credit and/or (iii) any actual or alleged Release, threatened Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Borrower, any of its Restricted Subsidiaries or any other Loan Party or any other Environmental Liability to the extent related to the Borrower, any of its Restricted Subsidiaries or any other Loan Party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, or to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, any Sustainability Structuring Agent, any Issuing Bank or any Arranger, acting in its capacity as the Administrative Agent, a Sustainability Structuring Agent, an Issuing Bank or an Arranger) that does not arise out of any act or omission of the Sponsor, Holdings, the Borrower or any of their respective subsidiaries. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with reasonably detailed backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), but if any proceeding is settled with the written consent of the Borrower, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability of the relevant Indemnitee.

Section 9.04 Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages are included in any claim by a third party unaffiliated with any of parties hereto that would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except in a transaction permitted under Section 6.07(a), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (c) of this Section 9.05, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, each of the Sustainability Structuring Agents, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Additional Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c) at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed); provided, that (x) the Borrower shall be deemed to have consented to any assignment of Term Loans unless it has objected thereto by written notice to the Administrative Agent within 15 Business Days after receipt of written notice thereof and (y) the consent of the Borrower shall not be required for any assignment (1) of Term Loans or Term Commitments to any Term Lender, any Affiliate of any Term Lender or an Approved Fund, (2) of Term Loans or Term Commitments to Sponsor, any Affiliate of the Sponsor or Holdings or any of its subsidiaries or (3) at any time when an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) (with respect to the Borrower) exists;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for any assignment (1) to another Lender, any Affiliate of a Lender or any Approved Fund or (2) to Sponsor, any Affiliate of the Sponsor or Holdings or any of its subsidiaries in accordance with the terms of this Agreement; and

(C) in the case of any Revolving Credit Commitment, each Issuing Bank, not to be unreasonably withheld or delayed.

Notwithstanding the foregoing, no consents shall be required for assignments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC.

(ii) Assignments (other than, for the avoidance of doubt, any assignment of a Non-Consenting Lender’s Loans and/or Commitments pursuant to Section 2.19(b)) shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative

Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000 (or, with respect to any assignment of Alternate Currency Loans, the Dollar Equivalent thereof), in the case of Term Loans and Term Commitments and (y) $5,000,000 (or, with respect to any assignment of Alternate Currency Revolving Loans, the Dollar Equivalent thereof), in the case of Revolving Loans and Revolving Credit Commitments, unless the Borrower and the Administrative Agent otherwise consent;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS form required under Section 2.17;

(E) assignments of all or any portion of the Revolving Credit Commitment of a Lender that is also an Issuing Bank may be made; provided that, unless the Borrower otherwise agrees, (1) the assignee (or any Lender with a Revolving Credit Commitment who agrees to act in such capacity) shall be or become an Issuing Bank and assume a ratable portion of such assignor’s LC Commitment and its rights and obligations in its capacity as Issuing Bank or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to, and obligations to make or issue, Letters of Credit hereunder in which case the LC Exposure of such assignor may exceed such assignor’s Revolving Credit Commitment for purposes of Section 2.05(b) by an amount not to exceed the difference between the assignor’s Revolving Credit Commitment prior to such assignment and the assignor’s Revolving Credit Commitment following such assignment; and

(F) any assignment of (1) an Initial Term B Loan by any Lender shall require a ratable assignment of such Lender’s Initial Term C Loan and (2) an Initial Term C Loan by any Lender shall require a ratable assignment of such Lender’s Initial Term B Loan, in each case, based upon the Initial Term B Loan Applicable Percentage and Initial Term C Loan Applicable Percentage of such Lender, as the case may be.

(iii) Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice. The parties intend that all Loans will be at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulation (or any other relevant or successor provisions of the Code or of such Treasury Regulation).

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in paragraph (b) of this Section 9.05.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (C) the assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption and, to the extent that such assignee has received, upon its request, a notification of whether or not it is on the list of Disqualified Institutions most recently provided to the Administrative Agent in accordance with the definition thereof, that it is not a Disqualified Institution or an Affiliate of a Disqualified Institution, (D) the assignee confirms that it has received a copy of this Agreement and any Acceptable Intercreditor Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such

Assignment and Assumption, (E) the assignee will independently and without reliance upon the Administrative Agent, the Arrangers, the Sustainability Structuring Agents, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (F) if the assignee is a Foreign Lender, attached to such Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of this Agreement, duly completed and executed by the assignee, (G) if the assignee is not already a Lender under this Agreement, attached to the Assignment and Assumption is a customary administrative questionnaire in the form provided by the Administrative Agent, (H) the assignee has attached to such Assignment and Assumption any tax documentation (including without limitation the IRS forms, any FATCA documentation, and, if applicable, a U.S. Tax Compliance Certificate) required to be delivered by it pursuant to the terms of this Agreement, duly completed and executed by it, (I) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to or conferred upon the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto and (J) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any other Lender, sell participations to any bank, investor or other entity (other than to any Disqualified Institution (provided that the list of Disqualified Institutions (other than any “reasonably identifiable affiliate” (on the basis of such Affiliate’s name) included in the definition of “Disqualified Institution”) is made available to any Lender who specifically requests a copy thereof), any natural Person or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in the first proviso of the last paragraph set forth in Section 9.05(g), as if the limitation applied to such participations), the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest or (y) any of clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(d) is delivered solely to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(b), to the Borrower and the Administrative Agent). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.

(iii) Any participation of (1) an Initial Term B Loan by any Lender shall require a ratable participation of such Lender’s Initial Term C Loan and (2) an Initial Term C Loan by any Lender shall require a ratable participation of such Lender’s Initial Term B Loan, in each case, based upon the Initial Term B Loan Applicable Percentage and Initial Term C Loan Applicable Percentage of such Lender, as the case may be.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and its respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) (i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution (provided that the list of Disqualified Institutions (other than any “reasonably identifiable affiliate” (on the basis of such Affiliate’s name) included in the definition of “Disqualified Institution”) is made available to any Lender who specifically requests a copy thereof) or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(ii) No Lender may at any time enter into a total return swap, total rate of return swap, credit default swap or other derivative instrument under which any Secured Obligation is a reference obligation with any counterparty that is a Disqualified Institution.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to the Borrower all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement to any Disqualified Institution. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document than the Granting Lender would have been entitled to receive, except to the extent an entitlement to receive a greater payment results from a Change in Law that occurs after the grant to the SPC, unless the grant to such SPC is made with the prior written consent of the Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the US or any State thereof; provided that (x) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (y) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (1) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f) If any assignment or participation under this Section 9.05 is made to any Disqualified Institution (other than any Bona Fide Debt Fund) without the Borrower’s prior written consent (any such person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and cause the Borrower to repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Term Loans held by such Disqualified Person, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (C), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans and participations in Letters of Credit, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Borrower, (II) in the case of clauses (A) and (B), the Borrower shall be liable to the relevant Disqualified Person under Section 2.16 if any Eurocurrency Rate Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto and (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee shall be required with any assignment pursuant to this paragraph, (y) no Assignment and Assumption shall be required to be executed and delivered by the assignor in connection with such assignment and (z) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (1) contributed to Holdings, the Borrower or any of their respective subsidiaries and retired and cancelled immediately upon such contribution or (2) automatically cancelled). Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender on a non-pro rata basis (A) through Dutch Auction open to all Lenders holding the Term Loans of the relevant Class on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i) any Term Loans acquired by Holdings, the Borrower or any of their respective Restricted Subsidiaries shall be retired and cancelled immediately upon the acquisition thereof and upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii) any Term Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Borrower or any of their respective subsidiaries (it being understood that any Term Loans so contributed shall be retired and cancelled promptly upon such contribution and upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Initial Term Loans so contributed and canceled);

(iii) the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv) after giving effect to the relevant assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 30% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever Incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loan held by Affiliated Lenders directly or indirectly by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender)); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellation thereof), the assignment of the relevant excess amount shall be null and void;

(v) in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Borrower or any of their respective Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans to fund such assignment, (B) no Default or Event of Default exists at the time of acceptance of bids for the Dutch Auction or the entry into a binding agreement with respect to the relevant open market purchase, as applicable, (C) such offer shall have been made to all Term Lenders with respect to the Class of Term Loans subject to such Dutch Auction, and (D) the assigning Lenders waive any rights to bring actions against the Administrative Agent; and

(vi) by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote; provided that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender;

(B) such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) solely among the Administrative Agent and any Lender or solely among Lenders and, in each case, to which the Loan Parties and their representatives are not invited, or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article II); and

(C) such Affiliated Lender waives any rights to bring any action in connection with such acquired Term Loans against the Administrative Agent in its capacity as such or to challenge the Administrative Agent’s attorney-client privilege;

(vii) no Affiliated Lender shall be required to represent or warrant that, as of the date of any such purchase or assignment, it is not in possession of material non-public information with respect to Holdings, the Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g); and

(viii) in any proceeding under any Debtor Relief Law, the interest of any Affiliated Lender in any Term Loan will be deemed to be voted in the same proportion as the vote of Lenders that are not Affiliated Lenders on the relevant matter and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (i) deemed not to be in good faith and (ii) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that each Affiliated Lender will be entitled to vote its interest in any Term Loan for any plan of reorganization or other arrangement with respect to which the relevant vote being sought proposes to treat the interest of such Affiliated Lender in such Term Loan in a manner that is less favorable to such Affiliated Lender than the proposed treatment of Term Loans held by other Term Lenders.

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans and/or Term Commitments to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Term Loans and/or Term Commitments (x) on a non-pro rata basis through Dutch Auctions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (viii) of this clause (g); provided that the Term Loans and Term Commitments held by all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document; it being understood and agreed that the portion of the Term Loan and/or Term Commitments held by Debt Fund Affiliates that accounts for more than 49.9% of the relevant Required Lender action shall be deemed to be not outstanding for all such purposes. Any Term Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Borrower or any of their respective subsidiaries for purposes of cancelling such Indebtedness (it being understood that any Term Loans so contributed shall be retired and cancelled immediately upon thereof and upon any such cancellation, the aggregate outstanding principal amount of the relevant Class of Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of any applicable Term Loans so contributed and canceled). The Administrative Agent (x) shall not be required to serve as auction agent for, or have any other obligations to participate in (other than mechanical administrative duties), or facilitate any, Dutch Auction unless it is reasonably satisfied with the terms and restrictions of such Dutch Auction and (y) shall not have any obligation to participate in, arrange, sell or otherwise facilitate, and will have no liability in connection with, any open market purchases by Holdings, the Borrower or any of their respective Restricted Subsidiaries.

(h) Any request for consent of the Borrower pursuant to Section 9.05(b)(i)(A) and related communications shall be delivered by the Administrative Agent simultaneously to (A) any recipient that is an employee of Holdings or the Borrower, as designated in writing to the Administrative Agent by the Borrower from time to time (if any) and (B) the chief financial officer of Holdings or the Borrower or any other Responsible Officer designated by the Borrower in writing to the Administrative Agent from time to time; provided that any request for consent of the Borrower pursuant to Section 9.05(b)(i)(A) and related communications with respect to the Revolving Credit Commitment and Revolving Loans shall also be delivered by the Administrative Agent to (in addition to the Persons set forth in clauses (A) and (B) above) and prior to the occurrence of a Change of Control, an employee of the Sponsor (if any) designated in writing to the Administrative Agent by the Borrower or the Sponsor from time to time.

Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof, but in each case, subject to the limitations set forth in this Agreement; provided that the provisions of Section 9.13 shall terminate on the second anniversary of the occurrence of the Termination Date or the termination of this Agreement, as applicable.

Section 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent or Issuing Banks constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto as of the date hereof, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement.

Section 9.08 Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Right of Setoff. At any time when an Event of Default exists, the Administrative Agent, and upon the written consent of the Administrative Agent, each Lender and each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of any Loan Party against any and all of the Secured Obligations then due and owing held by the Administrative Agent, such Issuing Bank, such Lender or their respective Affiliates, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank, the Administrative Agent and each of their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank, the Administrative Agent or their respective Affiliates may have.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT (I) THE INTERPRETATION OF THE DEFINITION OF “CLOSING DATE MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A CLOSING DATE MATERIAL ADVERSE EFFECT HAS OCCURRED), (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE BORROWER (OR ITS APPLICABLE AFFILIATE) HAS THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE CLOSING DATE ACQUISITION AND (III) THE DETERMINATION OF WHETHER THE CLOSING DATE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT; PROVIDED THAT WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE ACQUISITION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY WHICH DOES NOT INVOLVE ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE SUSTAINABILITY STRUCTURING AGENTS, THE ISSUING BANKS, THE LENDERS OR ANY INDEMNIFIED PERSON, THIS SENTENCE SHALL NOT OVERRIDE ANY JURISDICTION PROVISION IN THE ACQUISITION AGREEMENT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ENFORCEMENT ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, INCLUDING ANY SUCH ACTION OR PROCEEDING IN CONNECTION WITH THE EXERCISE OF REMEDIES WITH RESPECT TO COLLATERAL, AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality. Each of the Administrative Agent, each Lender, each Issuing Bank, each Sustainability Structuring Agent and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and its and their respective limited partners, lenders, investors, managed accounts and rating agencies and to the respective directors, officers, managers, members, accountants, agents, employees, independent auditors, or other experts and advisors of it or any of the foregoing, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby or in connection with the administration, evaluation or monitoring of the Commitments and/or Loans of the relevant Person hereunder and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and its and their respective Representatives’ compliance with this paragraph with respect to any information provided to the applicable Representative by the relevant disclosing Person; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Arranger, any Sustainability Structuring Agent, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, any Sustainability Structuring Agent, or any Lender that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to the defense of any legal, judicial or administrative proceeding, in any such legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall, (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body and including the National Insurance Commissioners Association) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent, including as set forth in the Information Memorandum) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof (with the disclosing party, to the extent such recipient’s compliance is within its control, being responsible for such compliance), to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05 and (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap, total return swap or total rate of return swap) or similar derivative product to which any Loan Party is a party, (f) with the prior written consent of the Borrower and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section or a similar obligation of confidentiality by such Person, its Affiliates or their respective Representatives. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrower and/or any of their respective subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender, any Sustainability Structuring Agent or any Arranger, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings, the Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, Sustainability Structuring Agent, Issuing Bank, or Lender on a non-confidential basis prior to disclosure by Holdings, the Borrower or any of their respective subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to a Person that is a Disqualified Institution at the time of disclosure.

Section 9.14 No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, the Sustainability Structuring Agents, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Non-Fiduciaries”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective Affiliates. Each Loan

Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Non-Fiduciary, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Non-Fiduciaries, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Non-Fiduciary, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Non-Fiduciary has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Non-Fiduciary, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.15 Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16 Anti-Money Laundering Legislation.

(a) Each Lender that is subject to the requirements of the USA PATRIOT Act or any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Requirement of Law (collectively, “AML Legislation”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the AML Legislation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent to identify such Loan Party in accordance with the such AML Legislation. The Borrower shall promptly provide and cause its subsidiaries that are Loan Parties to provide such information as may be reasonably requested by any Lender or the Administrative Agent (for itself and not on behalf of any Lender), or any prospective assignee of any Lender or the Administrative Agent, in order to comply with such AML Legislation, whether now or hereafter in existence. This notice is given in accordance with the requirements of the AML Legislation and is effective as to the Lenders and the Administrative Agent.

(b) If, upon the written request of any Lender, the Administrative Agent has ascertained the identity of the Borrower or any other Loan Party or any authorized signatory of such Person for the purposes of applicable AML Legislation on such Lender’s behalf, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c) Notwithstanding anything to the contrary in this Section 9.16, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrower or any other Loan Party or any authorized signatory of such Person, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any such person or any such authorized signatory in doing so.

Section 9.17 Disclosure of Agent Conflicts. Each Loan Party, each Issuing Bank and each Lender hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18 Appointment for Perfection; Release of Liens and Guarantees.

(a) Each Lender hereby appoints the Administrative Agent, the Collateral Agent, each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Collateral Agent, the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Collateral Agent) obtains possession of any Collateral, such Lender or Issuing Bank shall notify the Collateral Agent thereof and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(b) The Liens granted to or held by the Collateral Agent on any property constituting Collateral pursuant to any Loan Document (x) shall be automatically released (i) in full, upon the occurrence of the Termination Date, (ii) upon the sale, transfer or other Disposition (including by means of a Restricted Payment) of such Collateral (including as part of or in connection with any other sale, transfer or other Disposition permitted hereunder) to any Person other than another Loan Party, in each case to the extent such sale, transfer or other Disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) upon such property becoming an Excluded Asset, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Guarantee under the Loan Guaranty otherwise in accordance with the Loan Documents and (v) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, (y) shall be released by the Collateral Agent as expressly set forth in Article VIII in connection with the approval, authorization or ratification in writing by the Required Lenders approving such release (or the release of a Subsidiary Guarantor owning such property from its Guarantee under the Loan Guaranty) in accordance with Section 9.02 and (z) shall be subordinated by the Collateral Agent in accordance with clause (a) of the subordination paragraph set forth in Section 8.01.

(c) Any Subsidiary Guarantor shall be automatically released from all its obligations under the Loan Documents (including its Guarantee under the Loan Guaranty) (i) in the case of any Subsidiary Guarantor, upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary or, upon written request by a Responsible Officer of the Borrower, otherwise becomes an Excluded Subsidiary (including in connection with any designation of such Subsidiary Guarantor as an Unrestricted Subsidiary or upon the effectiveness of any approval, authorization or ratification in writing by the Required Lenders approving such release in accordance with Section 9.02) and/or (ii) upon the occurrence of the Termination Date.

(d) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section, all without the further consent or joinder of any Lender.

Section 9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender or Issuing Bank.

Section 9.20 Intercreditor Agreements. REFERENCE IS MADE TO EACH ACCEPTABLE INTERCREDITOR AGREEMENT (IF ANY) ENTERED INTO BY THE ADMINISTRATIVE AGENT. EACH LENDER AND ISSUING BANK HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF ANY ACCEPTABLE INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO ANY ACCEPTABLE INTERCREDITOR AGREEMENT IN THE CAPACITY OTHERWISE PERMITTED HEREUNDER AND ON BEHALF OF SUCH LENDER OR ISSUING BANK. THE PROVISIONS OF THIS SECTION 9.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF ANY ACCEPTABLE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO SUCH ACCEPTABLE INTERCREDITOR AGREEMENT TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER AND ISSUING BANK IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF SUCH ACCEPTABLE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER OR ISSUING BANK AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN ANY ACCEPTABLE INTERCREDITOR AGREEMENT.

Section 9.21 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Acceptable Intercreditor Agreement entered into by the Administrative Agent and any Loan Document, the terms of such Acceptable Intercreditor Agreement shall govern and control.

Section 9.22 Effectiveness of the Target Merger. The Target and its subsidiaries shall have no rights or obligations hereunder or under the other Loan Documents prior to the effective time of the Target Merger and any representations and warranties of the Target and its subsidiaries hereunder or under the other Loan Documents shall not become effective until such time. Upon consummation of the Target Merger, the Target shall succeed to all the rights and obligations of Merger Sub under this Agreement and the other Loan Documents to which it is a party and all representations and warranties of the Target shall become effective as of the date hereof, without any further action by any Person.

Section 9.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.24 Judgment Currency.

(a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in the respective Available Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Loan Documents. If for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange for this Section 9.24, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 9.25 Acknowledgment Regarding Any Support QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COVERT INTERMEDIATE, INC., as Holdings

By:	/s/ Nathalie Brabers
Name: Nathalie Brabers
Title: President

By:	/s/ Ivana Milos
Name: Ivana Milos
Title: Secretary

COVERT MERGECO, INC., prior to giving effect to the Target Merger, as the Borrower

By:	/s/ Nathalie Brabers
Name: Nathalie Brabers
Title: President

By:	/s/ Ivana Milos
Name: Ivana Milos
Title: Secretary

COVANTA HOLDING CORPORATION, after giving effect to the Target Merger, as the Borrower

By:	/s/ Bradford J. Helgeson
Name: Bradford J. Helgeson
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Revolving Lender, Issuing Bank and Administrative Agent

By:	/s/ Kevin Crealese
Name: Kevin Crealese
Title: Managing Director

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Revolving Lender and Issuing Bank

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Revolving Lender and Issuing Bank

By:	/s/ Tyrone Nicholson
Name: Tyrone Nicholson
Title: Manager

[Signature Page to Credit Agreement]

BNP PARIBAS, as Revolving Lender and Issuing Bank

By:	/s/ James McHale
Name: James McHale
Title: Managing Director, Leveraged Finance

By:	/s/ Aadil Zuberri
Name: Aadil Zuberri
Title: Managing Director, Leveraged Finance

[Signature Page to Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Revolving Lender and Issuing Bank

By:	/s/ Paul Brown
Name: Paul Brown
Title: Managing Director

By:	/s/ Amin Issa
Name: Amin Issa
Title: Managing Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as Revolving Lender and Issuing Bank

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as Revolving Lender and Issuing Bank

By:	/s/ Stephen Pedone
Name: Stephen Pedone
Title: Managing Director

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Revolving Lender and Issuing Bank

By:	/s/ Michael Braganza
Name: Michael Braganza
Title: Vice President

[Signature Page to Credit Agreement]

STIFEL BANK & TRUST, as Revolving Lender and Issuing Bank

By:	/s/ James C. Binz
Name: James C. Binz
Title: Executive Vice President

[Signature Page to Credit Agreement]

MUFG UNION BANK, as Revolving Lender and Issuing Bank

By:	/s/ Lauren Lavin
Name: Lauren Lavin
Title:Vice President

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Revolving Lender and Issuing Bank

By:	/s/ Anthony Brown
Name: Anthony Brown
Title: Director

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A., as Revolving Lender and Issuing Bank

By:	/s/ David M. Henderson
Name: David M. Henderson
Title: Managing Director

[Signature Page to Credit Agreement]